Form 10-K, Exhibit 13
period 1999-12-31
IBT BANCORP INC
filed 2000-03-22
CIK 801122

EXHIBIT 13

                                                                    Selected Financial Information
                                                                    IBT Bancorp, Inc. & Subsidiary
                                                                At or for the Years Ended December 31,
                                                    -------------------------------------------------------------
                                                     1999        1998        1997        1996           1995
                                                     ----        ----        ----        ----           ----
(Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Assets .........................................   $445,721    $412,366    $366,457    $331,416       $299,435
Cash and cash equivalents ......................     19,264      43,396      27,700      24,853         20,202
Securities available for sale ..................    149,099     118,778     107,801      95,343         86,045
Securities held to maturity ....................       --         2,569       5,855       7,955          8,075
Loans receivable (net) .........................    260,502     238,304     216,487     194,677        176,998
Deposits .......................................    368,680     356,383     324,317     292,699        268,654
Repurchase agreements ..........................      6,457        --          --          --             --
Federal funds purchased ........................      7,000        --          --          --             --
FHLB advances ..................................     22,000      14,000       4,000       4,000           --
Shareholders' equity ...........................     37,905      38,201      34,302      30,090         26,827
Selected Results of Operations:
  Interest income ..............................    $29,442     $27,528     $25,290     $22,695        $20,995
  Net interest income ..........................     15,799      14,942      13,773      12,505         11,482
  Provision for loans losses ...................        300         300         300         410            380
  Net interest income after provision for loan
      losses ...................................     15,499      14,642      13,473      12,095         11,102
  Other income .................................      3,052       2,333       1,792       1,471          1,276
  Other expense ................................      9,233       8,438       7,683       7,076          6,925
  Net income ...................................      6,336       5,801       5,193       4,458          3,751
Per Share Data:
  Net income
      Basic ....................................   $   2.10    $   1.92    $   1.72    $   1.47    $      1.24
      Diluted ..................................       2.10        1.92        1.72        1.47           1.24
  Cash dividends declared ......................        .80         .64         .51         .42            .35
Selected Ratios:
  Return on average assets .....................       1.42%       1.47%       1.45%       1.37%          1.27%
  Return on average equity .....................      16.69       15.29       15.57       15.47          14.18
  Ratio of average equity to average assets ....       8.53        9.60        9.30        8.86           8.92
  Dividend payout ..............................      38.10       33.33       29.65       28.57          28.23


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, year 2000 issues and general economic conditions. IBT Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

IBT Bancorp, Inc. ("IBT Bancorp") is a bank holding company headquartered in Irwin, Pennsylvania, which provides a full range of deposits, commercial and retail banking services, and trust services through its wholly owned banking subsidiary, Irwin Bank & Trust Co. (collectively, the "Company").

During the second quarter of 2000, IBT Bancorp and a third party plan to form Irwin Bank Financial Services, LLC , which will offer insurance and investment services to customers and the general public.

Financial Condition

At December 31, 1999, total assets increased $33.3 million, or 8.1%, to $445.7 million from $412.4 million at December 31, 1998. Of this increase, securities available for sale increased $31.6 million, net loans receivable increased $22.2 million and cash and due from banks increased $8.4 million. Such increases were primarily offset by a $25.4 million decrease in federal funds sold and a $7.1 million decrease in interest bearing deposits in banks.

In connection with a reassessment of the Company's asset/liability management strategy, the Company did not maintain a portfolio of securities held to maturity at December 31, 1999. Federal funds sold of $25.4 million and $10.0 million of long term debt (which consisted of Federal Home Loan Bank advances) were used to take advantage of the lower interest rate environment by funding purchases of securities available for sale. At December 31, 1999, securities available for sale totaled $149.1 million as compared to $117.5 million at December 31, 1998.

The growth in interest bearing deposits of $13.4 million and the decrease of $7.1 million of interest -bearing deposits in banks were used primarily to fund the growth in the loan portfolio. The increase in the loan portfolio was primarily due to the growth of the fixed rate one- to four- family mortgage loan and installment loan portfolios of $6.8 million and $9.6 million, respectively. The Company's loan portfolio continues to grow due to the Company's offering of competitive market interest rates.

Interest-bearing deposits increased $13.4 million to $311.6 at December 31, 1999 from $298.2 million at December 31, 1998. The most significant areas of increase were in the Certificate of Deposit and IBMA Gold accounts which reached $168.9 million and $38.3 million at December 31, 1999, respectively, an increase of $10.3 million and $6.6 million from $158.6 million and $31.7million at December 31, 1998, respectively. Customers continue to be attracted to these products due to the competitive rates being offered.

At December 31, 1999, federal funds purchased totaled $7.0 million. Such advances were borrowed on an over-night basis and deposited into cash and cash due from banks to meet potential year 2000 liquidity requirements.

Non-interest bearing deposits decreased $1.1 million to $57.1 million at December 31, 1999 from $58.2 million at December 31, 1998. Such decreases reflect additions to non-interest bearing deposits of $5.4 million offset by $6.5 million in investments in repurchase products. During 1999, the Company began to offer its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned based on the current market rate. At December 31, 1999, the amount of repurchase agreements was $6.5 million. See Note 6 to the consolidated financial statements.

At December 31, 1999, total stockholders' equity decreased $300,000 to $37.9 million from $38.2 million at December 31, 1998. The decrease was primarily due to a $4.1 million loss in accumulated other comprehensive income and dividends paid of $2.4 million, offset by net income of $6.3 million for the period.
Additionally, on November 18, 1999, the Board of Directors approved a stock repurchase plan. The Company repurchased approximately 2,600 shares of stock at an average cost of approximately $33 a share. During fiscal 2000, based on the availability, the Company plans to repurchase up to 148,000 of its shares.

Accumulated other comprehensive income decreased as a result of changes in the net unrealized (loss) on the available for sale securities due to fluctuations in interest rates. Pursuant to generally accepted accounting principles, securities available for sale are recorded at current market value and net unrealized gains or losses on such securities are excluded from current earnings and reported net of income taxes, as part of comprehensive income, until realized. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. The majority of the accumulated unrealized loss resulted from the Company's investment in U.S. government agencies and mortgage backed securities. The decrease in market value of the investment securities available for sale is considered temporary in nature and will not affect the Company's net income until the securities are sold. The Company plans to hold these securities until maturity or until the market values of these securities increase.

Analysis of Net Interest Income

The Company's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on assets, primarily loans and investments, and the interest expense on liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Results of Operations

Net income increased approximately $535,000, or 9.2%, to $6.3 million for the year ended December 31, 1999 from $5.8 million for the year ended December 31, 1998. At December 31, 1998, net income increased approximately $600,000 or 11.5%, to $5.8 million from $5.2 million for the year ended December 31, 1997. The increase in net income for 1999 and 1998 was primarily attributable to the increases in the average balances of interest earning assets of $49.4 million and $33.9 million, respectively.

Net Interest Income: Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loan and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

Net interest income increased $900,000, or 6.0%,to $15.8 million for1999 compared to $14.9 million for 1998. The increase was primarily due to the increase in average loans of $24.6 million and average investment securities available for sale of $30.4 million coupled with a 27 basis point decrease in average cost of funds to 4.15% for 1999 from 4.42% for 1998. The increase in average loans and average investment securities available for sale were partially funded by the increase in average interest bearing liabilities of $43.7 million. Offsetting the increase in net interest income was a 46 basis point decline in the yield on average interest earning assets to 7.22% for 1999 from 7.68% for 1998. The yield on average interest-earning assets declined for 1999 due to a decrease in yields on loans receivable to 7.84% for 1999 from 8.38% for 1998, which was the result of loans refinancing at lower rates.

Net interest income increased $1.1 million, or 8.0%, to $14.9 million for 1998 compared to $13.8 million for 1997. The increase was primarily due to the increase for average loans of $21.6 million and the increase in average investment securities available for sale of $12.8 million. Partially offsetting the increase in net interest income was a 12 basis point decline in the yield on average interest earning assets to 7.68% for 1998 from 7.80% for 1997. The yield on average interest-earning assets declined for 1998 primarily due to a 27 basis point decrease in yields on average investment securities available for sale to 6.67% for 1998 from 6.94% for 1997, which was the result of lower rates of interest and dividends.

The following table sets forth certain information relating to the Company's average balance sheet and, reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                                            Year Ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                       1999                          1998                        1997
                                             ----------------------------- --------------------------- -----------------------------
                                             Average             Average   Average           Average   Average             Average
                                             Balance   Interest Yield/Cost Balance Interest Yield/Cost Balance  Interest  Yield/Cost
                                             -------   -------- ---------- ------- -------- ---------- -------- --------  ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1)......................  $251,574  $19,711    7.84%  $226,984 $19,019    8.38% $205,399    $17,420     8.48%
   Investment securities available for
     sale(2)................................   144,544    9,195    6.36    114,078   7,606    6.67   101,301      7,035     6.94
   Investment securities held to maturity...     1,208       36    2.98      3,228     143    4.43     7,443        293     3.94
   Other interest-earning assets(3).........    10,319      500    4.85     13,956     760    5.45    10,237        542     5.29
                                               -------   ------             ------  ------           -------     ------
     Total interest earning assets..........   407,645   29,442    7.22    358,246  27,528    7.68   324,380     25,290     7.80

Non-interest earning assets.................    18,655                      19,033                    18,140
                                               -------                     -------                   -------
     Total assets...........................  $426,300                    $377,279                  $342,520
                                              ========                     =======                   =======

Interest-bearing liabilities:
  Money market accounts.....................   $56,731    2,069    3.65   $ 47,023   1,864    3.96  $ 40,347      1,521     3.77
  Certificates of deposit...................   162,668    8,418    5.17    149,598   8,322    5.56   140,039      7,851     5.61
  Other liabilities.........................   109,061    3,157    2.89     88,180   2,400    2.72    81,233      2,145     2.64
                                               -------   ------            -------  ------           -------  --  -----
     Total interest-bearing liabilities.....   328,460   13,644   4.15%    284,801  12,586   4.42%   261,619     11,517    4.40%
                                                         ------                     ------                       ------

Non-interest-bearing liabilities............    59,530                      56,150                    48,982
                                                ------                     -------                   -------
     Total liabilities......................   387,990                     340,951                   310,601
Retained earnings(4)........................    38,310                      36,328                    31,919
                                                ------                     -------                   -------
     Total liabilities and stockholders'
       equity...............................  $426,300                    $377,279                  $342,520
                                              ========                     =======                   =======
Net interest income.........................            $15,798                    $14,942                      $13,773
                                                         ======                     ======                       ======
Interest rate spread(5).....................                       3.07%                      3.26%                         3.40%
Net yield on interest-earning assets(6).....                       3.88%                      4.17%                         4.25%
Ratio of average interest-earning assets
   to average interest-bearing liabilities..                     124.11%                    125.79%                       123.99%

--------------
(1) Average balances include non-accrual loans, and are net of deferred loans fees.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Includes federal funds sold.
(4) Includes capital stock, surplus and unrealized holding (losses) gains on available for sale securities.
(5) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net yield on interest-earning assets represents net interest income as a percentage of average interest earning assets.

The following table shows the effect of changes in volumes and rates on interest income and interest expense. The changes in interest income and interest expense attributable to changes in both volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate. Tax exempt income was not recalculated on a tax equivalent basis due to the immateriality of the change to the table resulting from a recalculation.

                                                     Year Ended                       Year Ended
                                                     December 31,                     December 31,
                                          -------------------------------   -------------------------------
                                                   199 vs. 1998                      1998 vs. 1997
                                          -------------------------------   -------------------------------
                                                  Increase (Decrease)              Increase (Decrease)
                                                      Due to                            Due to
                                                      ------                            ------
                                           Volume      Rate       Net        Volume      Rate       Net
                                          ---------  ---------   -------    -------    --------   --------
                                                                     (In Thousands)
Interest income:
  Loans receivable .....................   $ 2,060    $(1,368)   $   692    $ 1,831    $  (232)   $ 1,599
  Investment securities available for
     sale ..............................     2,031       (442)     1,589        887       (316)       571
  Investment securities held to maturity       (89)       (18)      (107)      (166)        16       (150)
  Other interest earning assets ........      (198)       (62)      (260)       197         21        218
                                           -------    -------    -------    -------    -------    -------
     Total interest-earning assets .....     3,804     (1,890)     1,914      2,749       (511)     2,238
                                           -------    -------    -------    -------    -------    -------

Interest expense:
  Money market accounts ................       385       (180)       205        252         91        343
  Certificates of deposit ..............       727       (631)        96        536        (65)       471
  Other liabilities ....................       568        189        757        183         72        255
                                           -------    -------    -------    -------    -------    -------
     Total interest-bearing liabilities      1,680       (622)     1,058        971         98      1,069
                                           -------    -------    -------    -------    -------    -------

Net change in interest income ..........   $ 2,124    $(1,268)   $   856    $ 1,778    $  (609)   $ 1,169
                                           =======    =======    =======    =======    =======    =======


Provision for Loan Losses: The Company recorded a provision for loan losses of $300,000 for 1999, 1998, and 1997. The evaluation for determining the provision includes evaluations of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other information available at such times.

The Company will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued success of changing the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one- to-four family loans) to higher yielding loans (i.e., equity loans, multifamily (five or more units) buildings, and commercial (non-residential mortgages). Although the Company maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

Other Income: Total other income increased approximately $800,000, or 34.8%, to $3.1 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. This increase was primarily the result of overdraft service charges on deposit accounts, a larger deposit base, and ATM surcharges assessed on non-customers of Irwin Bank. The Company began to assess ATM surcharges in January 1999. Service fees and loan fees increased $400,000 to $1.8 million for 1999 from $1.4 million for 1998. Other income increased $300,000 to $1.2 million for 1999 from $900,000 for 1998.

For the year ended December 31, 1998, total other income increased approximately $500,000, or 27.8%, to $2.3 million from $1.8 million for the year ended December 31, 1997. This increase was primarily the result of overdraft service charges on deposit accounts, a larger deposit base, gains on sales of loans, and net investment security gains. Loan fees and service charges increased approximately $300,000 to $1.4 million for 1998 from $1.1 million for 1997. Net security gains (losses) increased $65,000 to $40,000 for 1998 from ($25,000) for 1997. Other income increased $162,000 to $863,000 for 1998 from $701,000 for
1997, primarily due to the recognition of $48,000 in gains on sale of loans originated for sale.

Other Expenses: Total other expenses increased approximately $800,000, or 9.5%, to $9.2 million for 1999 from $8.4 million for 1998. This increase was the result of pension and other employee benefits increasing $176,000 to $995,000 for 1999 from $819,000 for 1998. During 1999, pension expense increased due to the Company's change in accrual assumptions regarding the funding of the plan. ATM expense increased $49,000 to $348,000 for 1999 from $299,000 for 1998 due to the increase of seven additional automated teller machines during fiscal 1998. Other expenses increased $500,000 to $2.8 million for 1999 from $2.3 million for 1998, primarily as a result of normal costs in running a public company. It should be noted that salaries remained relatively unchanged in 1999 as compared to1998, primarily due to the retirement on January 1, 1999 of two key officers of the Company.

Total other expenses increased approximately $700,000, or 9.1%, to $8.4 million for 1998 from $7.7 million for 1997. This increase was mainly due to an increase in compensation and employee benefits of $355,000 to $4.4 million for 1998 from $4.0 million for 1997, as a result of an increase in the staff of the Company. Data processing fees and ATM expenses increased $52,000 and $32,000 to $505,000 and $299,000, respectively for 1998 from $453,000 and $267,000, respectively for 1997. These increases for 1998 were mainly due to the addition of three new supermarket branch locations and seven additional automated teller machines.

Year 2000

The Company relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. The Company has operated and evaluated its computer operating systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. The Company will continue to monitor its information systems to assess whether its systems are at risk of misinterpreting any future dates and will develop, if needed, appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problem experienced by its vendors or its customers.

However, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem. The Company will continue to monitor its significant vendors of goods and services and customers with respect to any Year 2000 problems they may encounter, as those issues may effect the Company's ability to continue operations, or might adversely affect its financial position, results of operations and cash flows. At this time, the Company does not believe that these potential problems will materially impact the ability to continue its operations or effect its financial statements. Any delays, mistakes, or failures could have a significant impact on the Company's financial condition and profitability.

Liquidity And Capital Resources

The Company's primary sources of funds includes savings, deposits, loan repayments and prepayments, cash flow from operations and borrowing from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan origination and purchases, repay maturing borrowings, purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 1999, the Company had commitments to extend credit of $51.9 million.

The Company's liquid assets consist of cash and cash equivalents, which include investments in short-term investments. The level of these assets are dependent on the Company's operating financing and investment activities during any given period. At December 31, 1999, cash and cash equivalents total $19.2 million.

Net cash from operating activities for 1999 totaled $6.4 million, as compared to $5.7 million for 1998 and $6.1 million for 1997.

Net cash used by investing activities for 1999 totaled $61.8 million, as compared to cash used of $30.1 million for 1998 and $32.3 million for 1997. The increase of $31.7 million for 1999 was mainly attributed to net increases in purchases of available for sale securities. Net cash used to purchase available for sale securities for 1999 totaled $32.5 million. The decrease of $2.2 million for 1998 was mainly attributed to a net decrease in purchases of investment securities available for sale. Net cash used to purchase investment securities totaled $7.4 million for 1998 compared to cash used of $9.4 million for 1997.

Net cash from financing activities for the year ended December 31, 1999 totaled $31.2 million, as compared to cash from financing activities of $40.1 million for 1998 and $29.1 million for 1997. The $8.8 million decrease in cash from financing activities for 1999 was a result of a $19.8 million decrease in deposits and repayment of $2.0 million in long term debt. Offsetting such decrease was the introduction of securities sold under agreements to repurchase totaling $6.5 million and federal funds purchased which totaled $7.0 million for the year ended December 31, 1999. The $11.0 million increase in cash from financing activities for 1998 was a result of net increases in deposits of $1.5 million and long term Federal Home Loan Bank advances of $10.0 million for 1998.

Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements, and performance objectives, and mange the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability  of its  operations  to changes in interest  rates.  The Company's
Board of Directors reviews the interest rate risk position monthly. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and the Company's exposure limits.

The Company utilizes the following strategies to manage interest rate risk:

     o when market conditions permit, to originate and hold in its portfolio adjustable rate loans;

     o   sell  fixed rate  mortgage  loans  that  conform  to  Federal  National
         Mortgage Association guidelines when sales can be achieved on terms favorable to the Company;

     o lengthen the maturities of its liabilities when deemed cost effective through the utilization of Federal Home Loan Bank advances;

     o   purchase   mortgage-backed   securities  for  the  available  for  sale
         securities portfolio with cash flows that can be reinvested in higher earning instruments when interest rates rise; and

     o generally, maintain securities in the available for sale portfolio that are short term to offset the risk of long term fixed rate mortgage loans in a rising rate environment.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 1999. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does  not  participate  in  hedging  programs,  interest  rate  swaps  or  other
activities   involving  the  use  of  off-balance  sheet  derivative   financial
instruments,  but  may do so in the  future  to  mitigate  interest  rate  risk.
 .Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principal. For interest earning assets, no prepayments are assumed. For interest bearing liabilities, negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

Expected Maturity/Principal Repayment at December 31,

                                                                                      Total        Book      Fair
                                 2000       2001       2002       2003       2004   Thereafter     Fair      Value
                               --------   --------   --------   --------   -------- ----------   --------   --------
                                                                 (Dollars in thousands)
Interest-earning assets
Mortgage loans .............   $ 12,121   $  6,479   $  6,505   $  6,339   $  6,624   $ 92,280   $130,348   $129,163
Home equity loans,
  second mortgage
  loans, student loans,
  credit cards, other
  loans ....................     21,246     11,689     10,427      8,941      6,557     20,166     79,026     80,225
Commercial loans,
  municipal loans ..........     22,607      3,963      3,346      2,530      1,953     19,242     53,641     51,011
Investment securities
  available for sale .......      1,398     12,044     14,143      8,098     10,111    108,121    153,915    149,099

Interest-bearing liabilities
NOW and other
  transaction accounts .....     30,963         --         --         --         --         --     30,963     30,974
Money market and
  other savings
  accounts .................    111,688         --         --         --         --         --    111,688    111,860
Certificates of
  deposits .................    114,991     20,001     11,114     13,475      4,305      5,045    168,931    169,312
Federal home loan
  bank of Pittsburgh
  advances .................         --      2,000         --         --     10,000     10,000     22,000     20,186


EDWARDS   Certified Public Accountants                A Professional Corporation
LEAP &    ----------------------------------------------------------------------
SAUER     500 Warner Centre, 332 Fifth Avenue, Pittsburgh, PA 15222
          Phone: 412-281-9211 Fax: 412-281-2407

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
IBT Bancorp, Inc.
Irwin, Pennsylvania


       We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp), and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended Decmeber 31, 1999. These consolidated financial statements are the responsibliity of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.




/s/Edwards, Leap & Sauer

Pittsburgh, Pennsylvania
February 1, 2000

                          CONSOLIDATED BALANCE SHEETS

                        IBT BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                                                             December 31,
                                                                                   ------------------------------
                                                                                       1999             1998
                                                                                   -------------    -------------
 ASSETS
      Cash and due from banks ..................................................   $  19,171,977    $  10,767,316
      Interest-bearing deposits in banks .......................................          92,590        7,196,998
      Federal funds sold .......................................................            --         25,432,000
      Certificates of deposit ..................................................       3,000,000             --
      Securities available for sale ............................................     149,098,906      117,469,947
      Securities held to maturity (Market value of
           $2,554,545 at December 31, 1998) ....................................            --          2,569,215
      Federal Home Loan Bank stock, at cost ....................................       1,964,300        1,308,100
      Loans, net ...............................................................     260,502,270      238,304,491
      Premises and equipment, net ..............................................       4,728,702        4,879,133
      Other assets .............................................................       7,162,670        4,438,743
                                                                                   -------------    -------------

Total Assets ...................................................................   $ 445,721,415    $ 412,365,943
                                                                                   =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Deposits
           Non-interest bearing ................................................   $  57,097,999    $  58,208,466
           Interest-bearing ....................................................     311,582,486      298,174,672
                                                                                   -------------    -------------

           Total deposits ......................................................     368,680,485      356,383,138

      Repurchase agreements ....................................................       6,456,597             --
      Federal funds purchased ..................................................       7,000,000             --
      Accrued interest and other liabilities ...................................       3,679,053        3,781,876
      Long-term debt ...........................................................      22,000,000       14,000,000
                                                                                   -------------    -------------

      Total liabilities ........................................................     407,816,135      374,165,014

Stockholders' Equity
      Capital stock, par value $1.25,  50,000,000 shares  authorized, shares issued, 3,021,174 and 3,023,799 shares outstanding at December
           31, 1999 and December 31, 1998, respectively ........................       3,779,749        3,779,749
      Surplus ..................................................................       2,073,102        2,073,102
      Retained earnings ........................................................      35,318,637       31,401,922
      Accumulated other comprehensive income ...................................      (3,178,596)         946,156
                                                                                   -------------    -------------
                                                                                      37,992,892       38,200,929
      Less:  Treasury stock, at cost ...........................................         (87,612)            --
                                                                                   -------------    -------------
      Total stockholders' equity ...............................................      37,905,280       38,200,929
                                                                                   -------------    -------------

Total Liabilities and Stockholders' Equity .....................................   $ 445,721,415    $ 412,365,943
                                                                                   =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME

                        IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                          Years ended December 31,
                                                 ------------------------------------------
                                                      1999           1998           1997
                                                 ------------   ------------   ------------
Interest Income
        Loans ................................   $ 19,711,127   $ 19,019,181   $ 17,419,848
        Investment securities ................      9,231,496      7,748,537      7,328,166
        Federal funds sold ...................        499,811        760,495        541,950
                                                 ------------   ------------   ------------

        Total interest income ................     29,442,434     27,528,213     25,289,964

Interest Expense
        Deposits .............................     12,473,855     12,174,469     11,270,826
        Long-term debt .......................        974,405        411,647        246,440
        Repurchase agreements ................        195,328           --             --
                                                 ------------   ------------   ------------

        Total interest expense ...............     13,643,588     12,586,116     11,517,266
                                                 ------------   ------------   ------------

Net Interest Income ..........................     15,798,846     14,942,097     13,772,698

Provision for Loan Losses ....................        300,000        300,000        300,000
                                                 ------------   ------------   ------------

Net Interest Income after Provision ..........     15,498,846     14,642,097     13,472,698
for Loan Losses

Other Income (Losses)
        Service fees .........................      1,786,055      1,430,426      1,116,493
        Net investment security gains (losses)         23,507         40,411        (24,890)
        Other income .........................      1,242,698        862,674        701,154
                                                 ------------   ------------   ------------

        Total other income ...................      3,052,260      2,333,511      1,792,757

Other Expenses
        Salaries .............................      3,566,947      3,573,257      3,249,465
        Pension and other employee benefits ..        994,960        818,669        787,345
        Occupancy expense ....................        949,662        903,112        847,073
        Data processing expense ..............        535,108        505,484        452,899
        ATM expense ..........................        348,414        298,843        267,071
        FDIC insurance .......................         40,332         38,206         35,988
        Other expenses .......................      2,797,538      2,300,531      2,043,339
                                                 ------------   ------------   ------------

        Total other expenses .................      9,232,961      8,438,102      7,683,180
                                                 ------------   ------------   ------------

Income Before Income Taxes ...................      9,318,145      8,537,506      7,582,275

Provision for Income Taxes ...................      2,982,391      2,736,576      2,388,759
                                                 ------------   ------------   ------------

Net income ...................................   $  6,335,754   $  5,800,930   $  5,193,516
                                                 ============   ============   ============

Net Income per Share of Capital Stock ........   $       2.10   $       1.92   $       1.72
                                                 ============   ============   ============

              The accompanying notes are an integral part of these
                       consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

  Years Ended December 31, 1999, 1998 and 1997

                                                                                     Accumulated
                                                                                        Other
                                 Capital                             Retained       Comprehensive      Treasury
                                  Stock            Surplus           Earnings           Income          Stock              Total
                              ---------------  ----------------   ----------------  ----------------   ---------   ----------------
Balance at
December 31, 1996............ $    1,200,000   $     2,400,000    $    26,134,707   $       355,093    $       -    $    30,089,800

Comprehensive Income
    Net income...............                                           5,193,516                                         5,193,516
    Other comprehensive
      income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax of
        $285,672.............                                                               554,542                         554,542
                                                                                                                    ----------------

          Total Comprehensive
          Income.............                                                                                             5,748,058

Cash dividends...............                                          (1,536,000)                                       (1,536,000)
                              ---------------  ----------------   ----------------  ----------------     --------   ----------------
Balance at
December 31, 1997............ $    1,200,000   $     2,400,000    $    29,792,223   $       909,635            -    $    34,301,858

Comprehensive Income
    Net income...............                                           5,800,930                                         5,800,930
    Other comprehensive
      income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax of
        $43,853..............                                                                85,127                          85,127

      Less: reclassification
        adjustment, net of
        deferred income
        tax benefit of
        $25,039..............                                                               (48,606)                        (48,606)
                                                                                                                      --------------
                                                                                                                             36,521
                                                                                                                      --------------
          Total Comprehensive
          Income.............                                                                                             5,837,451

Cash dividends...............                                          (1,938,380)                                       (1,938,380)
5% stock dividend............         59,916         2,192,935         (2,252,851)

Three-for-one stock split....      2,519,833        (2,519,833)
                                -------------  ----------------   ----------------  ----------------     --------   ----------------
Balance at
December 31, 1998............ $    3,779,749   $     2,073,102    $    31,401,922   $       946,156    $       -    $    38,200,929

              The accompanying notes are an integral part of these
                       consolidated financial statements

                        IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                       Years Ended December 31, 1999, 1998 and 1997
                          ----------------------------------------------------------------------------------------------------------
                                                                                     Accumulated
                                                                                        Other
                               Capital                              Retained        Comprehensive       Treasury
                                Stock            Surplus            Earnings             Income          Stock           Total
                           ----------------- -----------------  ------------------  ----------------- ------------  ---------------
Balance at
December 31, 1998..........$      3,779,749  $      2,073,102   $      31,401,922   $        946,156  $         -   $   38,200,929

Comprehensive Income
    Net income.............                                             6,335,754                                        6,335,754
    Other comprehensive
      income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income benefit of
        $2,034,128.........                                                               (3,948,601)                   (3,948,601)

      Less: reclassification
        adjustment, net of
        deferred income
        tax benefit of
        $90,744............                                                                 (176,151)                     (176,151)
                                                                                                                      -------------
                                                                                                                        (4,124,752)
                                                                                                                      -------------
        Total Comprehensive
          Income...........                                                                                              2,211,002

Cash dividends.............                                            (2,419,039)                                      (2,419,039)

Purchase of Treasury Stock.                                                                               (87,612)         (87,612)
                           ----------------- -----------------  ------------------  ----------------- ------------  ---------------

Balance at
December 31, 1999..........$      3,779,749  $      2,073,102   $      35,318,637   $     (3,178,596) $   (87,612)  $   37,905,280
                           ================= =================  ==================  ================= ============  ===============

              The accompanying notes are an integral part of these
                       consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                             Years ended December 31,
                                                                  --------------------------------------------
                                                                      1999            1998            1997
                                                                  ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income ..............................................   $  6,335,754    $  5,800,930    $  5,193,516
      Adjustments to reconcile net cash
      from operating activities:
      Depreciation ............................................        499,068         482,000         422,349
      Net amortization/accretion of
      premiums and discounts ..................................         20,934             971          21,528
      Net investment security (gains) losses ..................        (23,507)        (40,411)         24,890
      Provision for loan losses ...............................        300,000         300,000         300,000
      Increase (decrease) in cash due to
      changes in assets and liabilities:
      Other assets ............................................       (599,055)       (770,061)       (117,583)
      Accrued interest and other liabilities ..................       (102,823)        (56,069)        227,984
                                                                  ------------    ------------    ------------

Net Cash From Operating Activities ............................      6,430,371       5,717,360       6,072,684

CASH FLOWS FROM INVESTING ACTIVITIES
      Net change in certificate of deposit ....................     (3,000,000)           --              --
      Proceeds from sales of securities available for sale ....      7,579,149       2,166,459       5,542,274
      Proceeds from maturities of securities held to maturity .      2,569,215       3,285,760       2,099,919
      Proceeds from maturities of securities available for sale     50,293,783      48,173,553      32,334,987
      Purchase of securities available for sale ...............    (95,748,942)    (61,085,311)    (49,392,205)
      Net loans made to customers .............................    (22,497,779)    (22,117,884)    (22,109,893)
      Purchases of premises and equipment .....................       (348,637)       (433,875)       (633,603)
      Purchase of Federal Home Loan Bank stock ................       (656,200)       (137,400)       (149,000)
                                                                  ------------    ------------    ------------

Net Cash Used By Investing Activities .........................    (61,809,411)    (30,148,698)    (32,307,521)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits ................................     12,297,347      32,065,713      30,617,935
      Net increase in securities sold
      under agreements to repurchase ..........................      6,456,597            --              --
      Federal funds purchased .................................      7,000,000            --              --
      Dividends ...............................................     (2,419,039)     (1,938,380)     (1,536,000)
      Proceeds from long-term debt ............................     10,000,000      10,000,000            --
      Repayment of long-term debt .............................     (2,000,000)           --              --
      Purchase of treasury stock ..............................        (87,612)           --              --
                                                                  ------------    ------------    ------------

Net Cash From Financing Activities ............................     31,247,293      40,127,333      29,081,935
                                                                  ------------    ------------    ------------

Net Change in Cash and Cash Equivalents .......................    (24,131,747)     15,695,995       2,847,098

Cash and Cash Equivalents at Beginning
of Year .......................................................     43,396,314      27,700,319      24,853,221
                                                                  ------------    ------------    ------------

Cash and Cash Equivalents at End of Year ......................   $ 19,264,567    $ 43,396,314    $ 27,700,319
                                                                  ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements

                        IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                               Years Ended December 31,
                                                     -------------------------------------------
                                                         1999           1998             1997
                                                     ------------   ------------   -------------

SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest ..............................   $ 13,736,652    $ 12,629,351    $ 11,145,980

           Income taxes ..........................   $  2,987,643    $  2,716,954    $  2,281,582


NON CASH TRANSACTIONS

       Recorded unrealized (losses) gains
           on securities available for sale
           at December 31.........................   $ (4,816,056)   $  1,433,568    $  1,378,233

       Deferred income (benefit) taxes on recorded
           unrealized (losses) gains on securities
           available for sale at December 31 .....   $ (1,637,460)   $    487,412    $    468,598

       Loans transferred to foreclosed real estate
           during the year .......................   $    211,410    $    178,548    $      7,200

       Capital stock distributed as dividend

           Capital stock .........................   $       --      $     59,916    $       --
           Surplus ...............................   $       --      $  2,192,935    $       --

       Three-for-one stock split in the form of a stock dividend

           Capital stock .........................   $       --      $  2,519,833    $       --
           Surplus ...............................   $       --      $ (2,519,833)   $       --

              The accompanying notes are an integral part of these
                       consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank and Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five branch offices, a loan center, four supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans, installment loans and commercial loans.

Principles of Consolidation: The consolidated financial statements include the accounts of the Bancorp and the Bank. All significant intercompany accounts have been eliminated in the consolidation. IBT Bancorp, Inc. transacts no other material business.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Investment Securities: All investments in debt and equity securities are to be classified into three categories. Securities which management has positive intent and ability to hold until maturity are classified as held to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount computed on a level yield basis. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available for sale securities. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available for sale securities are excluded from earnings and reported net of income taxes as a separate component of stockholders' equity until realized. At this time, management has no intention of establishing a trading securities classification.

Interest and dividends on securities are reported as interest income. Gains and losses realized on sales of securities represent the differences between net proceeds and carrying values determined by the specific identification method.

Loans and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on certain loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans generally are determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are placed on nonaccrual status when they are 90 days past due, unless they are adequately collateralized and in the process of collection.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Costs for maintenance and repairs are expensed currently. Cost of major additions or improvements are capitalized.

Other Real Estate Owned (OREO): Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which a borrower, with little or no equity in the collateral, effectively abandons control of the property or has no economic interest to continue involvement in the property. The borrower's ability to rebuild equity based on current financial conditions also is considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to OREO and recorded at the lower of cost or fair value less estimated costs to sell. Costs to maintain the assets, subsequent write-downs to reflect declines in the fair value of the property and subsequent gains and losses attributable to their disposal are included in other income and expenses.

Income Taxes: The Bancorp uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Bancorp files consolidated Federal income tax returns with its subsidiary.

Earnings per Share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding, giving retroactive effect of the stock dividend and stock split, described in Note 17, was $3,023,770, $3,023,799 and $3,023,799 for the years ended December 31, 1999, 1998, and 1997, respectively.

Cash Equivalents: For purposes of the Statements of Cash Flows, the Bancorp considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Bancorp considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, except certificates of deposit with maturities of more than three months, and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassification of Prior Year's Statements: - Certain previously reported items have been reclassified to conform to the current year's classifications. The reclassifications have no effect on total assets, total liabilities and stockholders' equity, or net income.

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                                               December 31, 1999
                                           -----------------------------------------------------------------------------------------
                                                                          Gross                 Gross
                                                Amortized              Unrealized             Unrealized               Market
                                                   Cost                   Gains                 Losses                  Value
                                           ---------------------   --------------------   -------------------   --------------------
Obligations of
      U.S. Government Agencies             $         93,081,432    $                 -    $       (2,337,153)   $        90,744,279
Obligations of State and
      political sub-divisions                        10,855,620                  3,791              (323,614)            10,535,797
Mortgage-backed securities                           49,245,605                      -            (2,240,851)            47,004,754
Other securities                                        577,895                  5,713                     -                583,608
Equity securities                                       154,410                 76,058                     -                230,468
                                           ---------------------   --------------------   -------------------   --------------------
                                           $        153,914,962    $            85,562    $       (4,901,618)   $       149,098,906
                                           =====================   ====================   ===================   ====================

                                                                               December 31, 1998
                                           -----------------------------------------------------------------------------------------
                                                                          Gross                 Gross
                                                Amortized              Unrealized             Unrealized               Market
                                                   Cost                   Gains                 Losses                  Value
                                           ---------------------   --------------------   -------------------   --------------------
U.S. Treasury securities                   $          5,516,405    $            99,700    $                -    $         5,616,105
Obligations of
      U.S. Government Agencies                       68,446,065              1,130,425               (36,510)            69,539,980
Obligations of State and
      political sub-divisions                         8,026,140                233,928               (59,756)             8,200,312
Mortgage-backed securities                           33,255,689                148,555              (177,050)            33,227,194
Other securities                                        637,670                      7                     -                637,677
Equity securities                                       154,410                 94,269                     -                248,679
                                           ---------------------   --------------------   -------------------   --------------------
                                           $        116,036,379    $         1,706,884    $         (273,316)   $       117,469,947
                                           =====================   ====================   ===================   ====================

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Investment securities held to maturity consist of the following at December 31, 1998. All of these securities matured during 1999.


                                                                               December 31, 1998
                                                ------------------------------------------------------------------------------------
                                                                           Gross                 Gross
                                                    Amortized            Unrealized           Unrealized              Market
                                                       Cost                Gains                Losses                 Value
                                                -------------------  -------------------   ------------------   --------------------
Obligations of
      U.S. Government Agencies                  $        2,500,000   $                -    $         (14,375)   $         2,485,625
Mortgage-backed securities                                  69,215                    -                 (295)                68,920
                                                -------------------  -------------------   ------------------   --------------------
                                                $        2,569,215   $                -    $         (14,670)   $         2,554,545
                                                ===================  ===================   ==================   ====================

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                                                          Years Ended December 31,
                                                                        ------------------------------------------------------------
                                                                             1999                 1998                  1997
                                                                        -------------------  -------------------  ------------------
Gross realized gains:
U.S. Treasury securities..................................           $           21,143    $               -    $                 -
Obligations of U.S. Government Agencies...................                        9,790               58,191                  8,108
Obligations of state and political sub-divisions..........                            -                3,121                      -
Mortgage-backed securities................................                       22,261                    -                      -
                                                                     -------------------   ------------------   --------------------
                                                                     $           53,194    $          61,312    $             8,108
                                                                     ===================   ==================   ====================

Gross realized losses:
Obligations of U.S. Government Agencies...................           $           29,687    $               -    $                 -
Mortgage-backed securities................................                            -               20,901                 32,998
                                                                     -------------------   ------------------   --------------------
                                                                     $           29,687    $          20,901    $            32,998
                                                                     ===================   ==================   ====================

The amortized cost and estimated market value of the investment securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of the investment securities available for sale at December 31, 1999 are as follows:

                                                                                       Amortized                  Market
                                                                                         Cost                      Value
                                                                                 ----------------------   ------------------------

Due in one year or less..............................................            $           1,398,360    $             1,393,322
Due after one year through five years................................                       44,396,393                 43,639,538
Due after five years through ten years...............................                       39,721,291                 38,791,345
Due after ten years, includes equity securities......................                       68,398,918                 65,274,701
                                                                                 ----------------------   ------------------------
                                                                                 $         153,914,962    $           149,098,906
                                                                                 ======================   ========================

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 1999 and 1998, the Bank held $1,964,300 and $1,308,100, respectively, of FHLB stock.


NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                                                                                    December 31,
                                                                                   -----------------------------------------------
                                                                                          1999                      1998
                                                                                   --------------------     ----------------------
Mortgage.............................................................            $         130,347,599    $           123,494,185
Home equity credit...................................................                        8,885,737                  8,588,588
Installment..........................................................                       61,983,558                 52,418,443
Commercial...........................................................                       47,293,848                 45,232,281
PHEAA................................................................                        6,166,194                  5,043,415
Municipal............................................................                        6,346,773                  3,615,536
Credit cards.........................................................                        1,780,360                  1,807,547
Other................................................................                          210,097                    476,655
                                                                                 ----------------------   ------------------------
                                                                                           263,014,166                240,676,650
Less:
      Unearned discount                                                                              -                         46
      Allowance for loan losses......................................                        2,365,874                  2,228,214
      Deferred loan fees.............................................                          146,022                    143,899
                                                                                 ----------------------   ------------------------
                                                                                 $         260,502,270    $           238,304,491
                                                                                 ======================   ========================

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 3 -- LOANS (CONTINUED)

At December 31, 1999 and 1998, the total recorded investment in impaired loans amounted to approximately $150,000 and $13,000, respectively. The allowance for loan losses related to impaired loans amounted to approximately $22,500 and $2,000 at December 31, 1999 and 1998, respectively.

Changes in the allowance for loan losses were as follows:

                                                                         Years Ended December 31,
                                                                  ----------------------------------------------------------
                                                                  1999                  1998                1997
                                                                  -------------------   -----------------   ----------------

Balance, beginning of year................................        $        2,228,214    $      2,340,283    $     2,239,598
Provision charged to operations...........................                   300,000             300,000            300,000
Loans charged off.........................................                  (175,436)           (526,117)          (207,270)
Recoveries................................................                    13,096             114,048              7,955
                                                                  -------------------   -----------------   ----------------
Balance, end of year......................................        $        2,365,874    $      2,228,214    $     2,340,283
                                                                  ===================   =================   ================


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                                                                  December 31,
                                                                  ---------------------------------------
                                                                          1999                  1998
                                                                  -------------------   -----------------


      Land.............................................           $          450,466    $        450,466
      Buildings and improvements.......................                    4,814,040           4,814,040
      Furniture and equipment..........................                    4,320,561           3,971,924
                                                                  -------------------   -----------------
                                                                           9,585,067           9,236,430
      Less:  Accumulated depreciation                                      4,856,365           4,357,297
                                                                  -------------------   -----------------
                                                                  $        4,728,702    $      4,879,133
                                                                  ===================   =================


     Depreciation  expense was $ 499,068 in 1999,  $482,000 in 1998 and $422,349
     in 1997.

     Seven of the Bank's branch office buildings and/or land are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 4 -- PREMISES AND EQUIPMENT (CONTINUED)

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                              2000                          $    138,700
                              2001                               140,238
                              2002                               120,150
                              2003                               103,105
                              2004 and thereafter                723,081
                                                            -------------
                                                            $  1,225,274
                                                            =============

Rental expense under these operating leases was $130,780, $100,700 and $83,650 for the years ended December 31, 1999 , 1998, and 1997, respectively.

NOTE 5 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 1999 are summarized as follows:


                              2000                          $  114,990,595
                              2001                              20,334,043
                              2002                              11,113,817
                              2003                              13,475,158
                              2004 and thereafter                9,042,123
                                                            ---------------
                                                            $  168,955,736
                                                            ===============

The Bank held related party deposits of approximately $4,541,000 and $3,134,000 at December 31, 1999 and 1998, respectively.

The  Bank  held  time  deposits  that  exceeded   $100,000  of  $34,132,826  and
$23,584,545 at December 31, 1999 and 1998, respectively.

NOTE 6 -- REPURCHASE AGREEMENT

During 1999, the Bank began offering its corporate customers an investments product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. At December 31, 1999, the amount of repurchase agreements was $6,456,597.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 7 -- PLEDGED ASSETS

At December 31, 1999 and 1998,  assets carried at $43,250,000  and  $42,000,000, respectively, were pledged to qualify for fiduciary powers, to secure public monies as required by law, for repurchase agreements, and for other purposes.


NOTE 8 -- INCOME TAXES

The provision for income taxes consists of:

                                                                                          Years Ended December 31,
                                                                      --------------------------------------------------------------
                                                                              1999                  1998                  1997
                                                                      -------------------   -------------------   ------------------

      Currently payable...............................                $        3,012,368    $        2,618,602    $      2,388,935
      Deferred tax (benefit)..........................                           (29,977)              117,974                (176)
                                                                      -------------------     -----------------   ------------------
      Total...........................................                $        2,982,391    $        2,736,576    $      2,388,759
                                                                      ===================   ===================   ==================

The significant components of temporary differences for 1999, 1998 and 1997 are as follows:

                                                                                          Years Ended December 31,
                                                                      --------------------------------------------------------------
                                                                               1999                  1998                  1997
                                                                      -------------------   -------------------   ------------------
      Provision for loan losses.......................                $          (46,906)   $           38,201    $        (34,233)
      Depreciation....................................                            (5,387)               10,559              20,576
      Valuation allowance.............................                               553                   550               8,621
      Pension.........................................                            38,301                67,732              (3,461)
      Deferred loan fees..............................                              (722)               10,222              13,346
      Other...........................................                           (15,816)               (9,290)             (5,025)
                                                                      -------------------   -------------------   ------------------
      Total...........................................                $          (29,977)   $          117,974    $           (176)
                                                                      ===================   ===================   ==================

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                                                                          Years Ended December 31,
                                                                      --------------------------------------------------------------
                                                                                             % of Pretax Income
                                                                      --------------------------------------------------------------
                                                                              1999                  1998                 1997
                                                                      ----------------------  --------------------  ----------------

      Provision at statutory rate......................                             34.0 %                34.0 %              34.0 %
      Effect of tax free income........................                             (2.0)                 (2.0)               (2.7)
      Other............................................                                -                    .1                  .2
                                                                      ----------------------  --------------------  ----------------
      Effective tax rate...............................                             32.0 %                32.1 %              31.5 %
                                                                      ======================  ====================  ================

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 8 -- INCOME TAXES (CONTINUED)

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31,1999 and 1998 are as follows:

                                                             1999                                          1998
                                            -------------------------------------------   --------------------------------------
                                                          Deferred Tax                                 Deferred Tax
                                            -------------------------------------------   --------------------------------------
                                                    Assets             Liabilities             Assets            Liabilities
                                            -------------------   ---------------------   ------------------   -----------------
Provision for loan losses..............     $          600,205    $                  -    $         553,299    $              -
Depreciation...........................                      -                 169,192                    -             174,579
Pension expense........................                      -                  36,339                1,962                   -
Other..................................                168,216                       -              152,231                   -
SFAS 115...............................              1,637,460                       -                    -             487,412
                                            -------------------   ---------------------   ------------------   -----------------
                                            $        2,405,881    $            205,531    $         707,492    $      661,991
                                            ===================   =====================   ==================   =================


NOTE 9 -- LONG-TERM DEBT

At December 31, 1999, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

         Amount               Interest Rate                     Maturity Date
      -------------------    ---------------------------------- ----------------

       $     2,000,000        5.88% Fixed                       March 13, 2001
            10,000,000        5.86% Fixed w/Strike Rate         July 22, 2004
             5,000,000        5.63% Fixed to Float              July 21, 2008
             5,000,000        4.86% Fixed to Float              October 23, 2008
      -------------------
       $    22,000,000
      ===================

Interest only is payable until maturity on all long-term debt. Collateral for all debt includes all qualifying mortgages.

As of December 31, 1998, the Bank has a line of credit with FHLB of approximately $11,671,000. During 1999 the FHLB discontinued offering lines of credit. In addition, the Bank has maximum borrowing capacity with FHLB of approximately $136,547,000 and $131,856,000 at December 31, 1999 and 1998,
respectively.

NOTE 10 -- EMPLOYEE BENEFIT PLANS
The Bank maintained one non-contributory defined benefit pension plan for its employees prior to 1995 (Plan #1). In 1995, various plan assumptions were changed which resulted in a reduction in benefits for older and long-standing employees. To compensate for this, a supplemental non-qualified plan was installed for those employees so affected (Plan #2). The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes for Plan #1. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets for the plans were primarily invested in U.S. Government obligations, corporate obligations and equity securities whose valuations are subject to fluctuations of the securities' market.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

The following is a summary of the plans as of December 31, 1999 and 1998:

                                                                       1999             1998
                                                                    ------------   ------------
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year .........................   $ 2,279,047    $ 1,986,373
Service cost ....................................................       180,192        160,189
Interest cost ...................................................       158,453        137,966
Actuarial loss due to settlement ................................       128,760           --
Benefits paid ...................................................       (19,100)       (18,667)
Plan settlement .................................................      (840,928)          --
Other - net .....................................................      (120,733)        13,186
                                                                    -----------    -----------
      Benefit obligation at end of year .........................   $ 1,765,691    $ 2,279,047
                                                                    ===========    ===========

Change in Fair Value of Plan Assets:
Plan assets at estimated
      fair value at beginning of year ...........................   $ 2,510,141    $ 2,207,486
Actual return on plan assets ....................................       177,449        177,907
Plan settlement .................................................      (840,928)          --
Benefits paid ...................................................       (19,100)       (18,667)
Employer contributions ..........................................       188,679        143,415
                                                                    -----------    -----------
      Fair value of plan assets at end of year ..................   $ 2,016,241    $ 2,510,141
                                                                    ===========    ===========

Funded status ...................................................   $   250,550    $   231,094
Unrecognized net loss from actuarial experience .................       149,953        134,196
Unrecognized prior service cost .................................      (256,748)      (275,010)
Unamortized net asset existing at date of adoption of SFAS No. 87       (73,879)       (80,912)
Settlement ......................................................       (17,717)          --
                                                                    -----------    -----------

      Prepaid (accrued) pension cost ............................   $    52,159    $     9,368
                                                                    ===========    ===========

Net pension expense included the following components:

                                                                             Years Ended December 31,
                                                                      -------------------------------------------------------------
                                                                              1999                 1998                 1997
                                                                      ------------------   ------------------   -------------------

Service cost - benefits earned during the period..........            $         180,192    $         160,189    $          134,087
Interest cost on projected benefit obligation.............                      158,453              137,966               115,502
Actual return on plan assets..............................                     (177,449)            (177,907)             (244,191)
Net amortization and deferral.............................                      (33,025)              (6,042)               81,491
                                                                      ------------------   ------------------   -------------------

Net periodic pension cost.................................            $         128,171    $         114,206    $           86,889
                                                                      ==================   ==================   ===================

The projected benefit obligation was determined using an assumed discount rate of 7.0% for 1999 and 1998 and an expected rate of increase in compensation using a graded scale which ranges from 3.5% to 5.5% for Plan #1, and 3.5% for Plan #2. The assumed rate of return on the plans' investment earnings was 7.0 % for 1999 and 1998.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance, the premiums of which have been paid for by the Bank. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $447,836 and $402,945 at December 31, 1999 and 1998, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 1999, 1998 and 1997 amounted to $42,228, $42,753 and $37,677, respectively.


NOTE 11 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $51,851,000 and $41,445,000, as of December 31, 1999 and 1998,
respectively, and approximate fair value.

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. The terms are typically for a one year period, with an annual renewal option subject to prior approval by management.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

The Bancorp and Bank are involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Bancorp and Bank's financial position.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 12 -- RELATED-PARTY TRANSACTIONS

At December 31, 1999 and 1998, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $5,651,000 and $6,950,000, respectively. During 1999, new loans to such related parties were approximately $1,986,000 and repayments approximated $3,285,000.


NOTE 13 --  CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 1999 and 1998, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institution's records, were approximately $3,627,000 and $33,077,000 at December 31, 1999 and 1998, respectively.


NOTE 14 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents: The carrying amount is a reasonable estimate of fair value.

Certificates of deposit: The carrying amounts of these short term investments approximate their fair value.

Investment securities: The fair value of securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Federal Home Loan Bank stock: The carrying value of the FHLB stock is a reasonable estimate of fair value due to restrictions on the securities.

Loans receivable: For certain homogeneous categories of loans, fair value is estimated using the quoted market prices for securities backed by similar loans adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 14 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Deposit liabilities: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Short term borrowings: The carrying amounts of federal funds purchased and borrowings under repurchase agreements are short term borrowings and approximate their fair values.

Long term debt: The fair value of long term debt (FHLB advances) was determined using a discounted cash flow analysis based on current FHLB advance rates for advances with similar maturities.

The estimated fair value of the Bancorp's financial instruments as of December 31, 1999 are as follows:

                                                      Carrying                   Fair
                                                       Amount                   Value
                                                ---------------------    ---------------------
Financial Assets:
      Cash and cash equivalents............     $         19,264,567     $         19,264,567

      Certificates of deposit..............     $          3,000,000     $          3,000,000

      Investment securities................     $        149,098,906     $        149,098,906

      Federal Home Loan Bank Stock.........     $          1,964,300     $          1,964,300

      Loans receivable.....................     $        260,502,270     $        260,399,319

Financial liabilities:
      Deposits.............................     $        368,680,485     $        369,243,833

      Short term borrowings................     $         13,456,597     $         13,456,597

      Long term debt.......................     $         22,000,000     $         20,186,433

The market values of investments, which are based upon quoted market prices are contained in Note 2.

NOTE 15 -- REGULATORY MATTERS

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Bancorp. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 15 -- REGULATORY MATTERS (CONTINUED)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 1999 and 1998, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:


                                                  December 31,              Minimum             Well
                                       -----------------------------        Capital          Capitalized
                                           1999            1998           Requirements       Requirements
                                       -------------   -------------   -----------------   -------------------

Risk-based capital ratio                   16.5%           16.4%           8.0%               10.0% or higher
Leverage capital ratio                      9.0%            9.2%           3.0% to 4.0%        5.0% or higher
Tier 1 risk-based capital  ratio           15.6%           15.4%           4.0%                6.0% or higher

Included in cash and due from banks are required federal reserves of $5,033,000 and $4,403,000 at December 31, 1999 and 1998, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.

NOTE 16 -- RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of this Statement, the transfer of any held to maturity security into either the available for sale or trading category and the transfer of any available for sale security into the trading category. Transfers from the held to maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, as amended by FASB No. 137, and is not expected to have any impact on the Bank. The Bank does not intend to adopt SFAS No. 133 earlier than required.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 17 -- CAPITAL STOCK

In January 1998, the Bancorp declared a 5% stock dividend to stockholders of record at January 15, 1998, payable February 2, 1998. Fractional shares were paid for in cash, totaling $3,149. The Bancorp issued 47,933 shares of capital stock in conjunction with this dividend. In addition, on December 28, 1998, the Bancorp declared a three-for-one stock split on the Bancorp's capital stock, which was effected in the form of a 200 percent stock dividend.

Two additional shares were issued for each share of capital stock held by shareholders of record as of the close of business on January 6, 1999. New shares were distributed on January 29, 1999. Capital stock and surplus as of December 31, 1998 have been restated to reflect this split. Par value will remain unchanged at $1.25. The number of shares issued at December 31, 1998, after giving effect to the split was 3,023,799 (1,007,933 shares issued before the split). The effect of the stock split has been retroactively reflected as of December 31, 1998 in the consolidated balance sheet and statement of changes in stockholders' equity, but prior periods were not restated in those statements. All references to the number of shares and per share amounts elsewhere in the consolidated financial statements and related footnotes have been restated as appropriate to reflect the effect of the split for all periods presented.

NOTE 18 -- TREASURY STOCK

In December 1999, the Bancorp repurchased 2,625 shares of its stock for $87,612 and is being held as treasury stock at December 31, 1999.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 19 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                          Quarters ended 1999
                        --------------------------------------------------------
                           March 31          June 30    September 30    December 31
                        ------------      -----------  --------------   ------------
Interest income           $7,020,239       $7,090,176       $7,538,273       $7,793,746
Interest expense           3,228,619        3,189,554        3,547,337        3,678,078
                          ----------       ----------       ----------       ----------
Net interest income        3,791,620        3,900,622        3,990,936        4,115,668
Provision for loan
losses                        45,000           45,000          105,000          105,000
Non-interest income          661,019          740,595          806,822          843,824
Non-interest expense       2,099,755        2,257,533        2,329,841        2,545,832
                          ----------       ----------       ----------       ----------
Income before income
taxes                      2,307,884        2,338,684        2,362,917        2,308,660
Income tax expense           741,114          747,492          760,121          733,664
                          ----------       ----------       ----------       ----------

Net income                $1,566,770       $1,591,192       $1,602,796       $1,574,996
                          ==========       ==========       ==========       ==========

Net income per Share of
Capital Stock             $     0.52       $     0.52       $     0.53       $     0.53
                          ==========       ==========       ==========       ==========

Weighted average shares
outstanding:
Basic                      3,023,799        3,023,799        3,023,799        3,023,684
                          ==========       ==========       ==========       ==========

                                                Quarters ended 1998
                            -----------------------------------------------------------
                              March 31       June 30       September 30    December 31
                            -----------    ------------    -------------   ------------

Interest income             $6,692,189      $6,837,205      $6,905,949      $7,092,870
Interest expense             3,048,949       3,089,614       3,149,389       3,298,164
                            ----------      ----------      ----------      ----------
Net interest income          3,643,240       3,747,591       3,756,560       3,794,706
Provision for loan losses      105,000         105,000          75,000          15,000
Non-interest income            503,300         567,213         609,828         653,170
Non-interest expense         2,048,583       1,989,057       2,149,467       2,250,995
                            ----------      ----------      ----------      ----------
Income before income
taxes                        1,992,957       2,220,748       2,141,921       2,181,881
Income tax expense             617,516         718,261         694,622         706,177
                            ----------      ----------      ----------      ----------

Net income                  $1,375,441      $1,502,487      $1,447,299      $1,475,704
                            ==========      ==========      ==========      ==========

Net income per Share of
Capital Stock               $     0.45      $     0.50      $     0.48      $     0.49
                            ==========      ==========      ==========      ==========

Weighted average shares
outstanding:
Basic                        3,023,799       3,023,799       3,023,799       3,023,799
                            ==========      ==========      ==========      ==========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 20 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 is as follows:

BALANCE SHEETS
                                                        December 31,
                                                  -------------------------
                                                     1999          1998
                                                  -----------   -----------
ASSETS
     Cash in bank................................ $       770   $       629
     Investment in subsidiary....................  36,975,372    37,184,369
     Securities available for sale...............     733,363       826,348
     Other assets................................     221,634       221,634
                                                  -----------   -----------
     Total Assets................................ $37,931,139   $38,232,980
                                                  ===========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities................................. $    25,859   $    32,051

     Stockholders' Equity........................  37,905,280    38,200,929
                                                  -----------   -----------
     Total Liabilities and Stockholders' Equity.. $37,931,139   $38,232,980
                                                  ===========   ===========

STATEMENTS OF INCOME

                                                                 Years Ended December 31,
                                                           ------------------------------------
                                                              1999         1998         1997
                                                           ----------   ----------   ----------
Income
      Dividends from subsidiary...................         $2,500,000   $2,100,000   $1,700,000
      Other dividends.............................             33,586       32,157       25,062

Expenses
      Professional fees...........................             84,781       20,979       13,668
      Miscellaneous...............................             16,786       14,729       11,060
                                                           ----------   ----------   ----------

Income Before Income Taxes
      and Equity in Undistributed.................
      Earnings of Subsidiary......................          2,432,019    2,096,449    1,700,334

Equity in Undistributed
      Earnings of Subsidiary......................          3,903,735    3,704,481    3,493,182
                                                           ----------   ----------   ----------
Net Income........................................         $6,335,754   $5,800,930   $5,193,516
                                                           ==========   ==========   ==========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

NOTE 19 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)


STATEMENTS OF CASH FLOWS

                                                               Years Ended December 31,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income....................................  $ 6,335,754    $ 5,800,930    $ 5,193,516
      Adjustments to reconcile net income to
         net cash provided by operating activities:
             Decrease in cash due to changes
                in assets and liabilities:
                  Equity in undistributed earnings
                    of subsidiary...................   (3,903,735)    (3,704,481)    (3,493,182)
                  Other assets......................         --             --          (28,822)
                                                      -----------    -----------    -----------

Net Cash From Operating Activities..................    2,432,019      2,096,449      1,671,512

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from sale of securities available
         for sale...................................       74,773           --             --
      Purchase of securities available for sale.....         --         (158,861)      (135,663)
      Dividends paid................................   (2,419,039)    (1,938,380)    (1,536,000)
      Purchase of Treasury Stock....................      (87,612)          --             --
                                                      -----------    -----------    -----------

Net Cash Used by Financing Activities...............   (2,431,878)    (2,097,241)    (1,671,663)
                                                      -----------    -----------    -----------

Net Change in Cash and Cash Equivalents.............          141           (792)          (151)

Cash and Cash Equivalents at Beginning
      of Year.......................................          629          1,421          1,572
                                                      -----------    -----------    -----------
Cash and Cash Equivalents at End of Year............  $       770    $       629    $     1,421
                                                      ===========    ===========    ===========

IBT Bancorp, Inc.
Corporate Profile

         IBT Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is the bank holding company for Irwin Bank & Trust Company ("Irwin Bank"). Irwin Bank is the principal subsidiary of the Company. During the second quarter of 2000, the Company and a third party plan to form Irwin Bank Financial Services, LLC , which will offer insurance and investment services to customers and the general public.

         Irwin Bank & Trust Company was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The Bank is headquartered in Irwin,
Pennsylvania and conducts business through 8 full service branches, 4 supermarket branches, and a loan office, in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of deposits, commercial and retail banking services, as well as trust services to consumers and businesses. Deposits in Irwin Bank are insured by the Federal Deposit Insurance Corporation to applicable limits.

Stock Market Information

         The Company's common stock is listed on the OTC Bulletin Board under the symbol "IBTB". As of February 25, 2000, IBT Bancorp had 650 shareholders of record and 3,003,003 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

         The following table sets forth high and low bid prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the OTC Bulletin Board. All such bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. On February 2, 1998 and January 29, 1999, the Company paid a 5% stock dividend and a 200% stock dividend (in the form of a three for one stock split)., respectively. Cash dividend and market prices set forth in the table below have also been adjusted for the stock dividends declared and paid by the Company.

                                    Price Range
                                    -----------               Cash Dividends
                                High($)        Low ($)     Declared Per Share($)
                                -------        -------     ---------------------
1998
----
  First Quarter                  18.33           14.92              .16
  Second Quarter                 21.83           18.33              .16
  Third Quarter                  24.92           21.00              .16
  Fourth Quarter                 27.67           23.67              .16
1999
----
  First Quarter                  40.00           28.33              .20
  Second Quarter                 34.75           32.00              .20
  Third Quarter                  34.00           31.75              .20
   Fourth Quarter                33.38           29.00              .20


         The ability of the Company to pay dividends is dependent upon the ability of Irwin Bank to pay dividends to the Company. Because Irwin Bank is a depository institution insured by the FDIC it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Additionally, Irwin Bank is subject to certain state banking regulations that limit the ability of the Bank to pay dividends to the Company. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to Irwin Bank and to commit resources to support Irwin Bank in circumstances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of dividends declarable by the Company.

                                      -37-