Form 10-K, Exhibit 13
period 2000-12-31
IBT BANCORP INC
filed 2001-03-16
CIK 801122

EXHIBIT 13

SELECTED FINANCIAL INFORMATION

IBT BANCORP, INC & SUBSIDIARY

                                                                     At or for the Years Ended December 31,
                                                  ------------------------------------------------------------------------
                                                       2000           1999           1998            1997           1996
                                                       ----           ----           ----            ----           ----
                                                               (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Assets                                             $ 496,379      $ 445,721      $ 412,366       $ 366,457      $ 331,416
Cash and cash equivalents                             21,746         19,264         43,396          27,700         24,853
Securities available for sale                        167,874        151,063        118,778         107,801         95,343
Securities held to maturity                                -              -          2,569           5,855          7,955
Loans receivable (net)                               291,914        260,502        238,304         216,487        194,677
Deposits                                             409,638        368,680        356,383         324,317        292,699
Repurchase agreements                                  9,022          6,457              -               -              -
Federal funds purchased                                    -          7,000              -               -              -
FHLB advances                                         28,000         22,000         14,000           4,000          4,000
Shareholders' equity                                  44,615         37,905         38,201          34,302         30,090

Selected Results of Operations
Interest income                                       33,787         29,731         27,768          25,349         22,695
Net interest income                                   17,200         16,087         15,182          13,832         12,505
Provision for loan losses                                300            300            300             300            410
Net interest income after provision
       for loan losses                                16,900         15,787         14,882          13,532         12,095
Other income                                           2,946          2,764          2,093           1,733          1,471
Other expense                                         10,181          9,233          8,438           7,683          7,076
Net income                                             6,705          6,336          5,801           5,193          4,458

Per Share Data:
Net Income
       Basic                                        $   2.23       $   2.10       $   1.92        $   1.72       $   1.47
       Diluted                                          2.23           2.10           1.92            1.72           1.47
Cash dividends declared                                 0.92           0.80           0.64            0.51           0.42

Selected Ratios:
Return on average assets                                1.44%          1.49%          1.54%           1.52%          1.44%
Return on average equity                               16.87          16.54          15.97           16.27          15.82
Ratio of average equity to average assets               8.52           8.99           9.63            9.84           9.61
Dividend payout                                        41.26          38.10          33.33           29.65          25.57


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipate", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. IBT Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL
         IBT Bancorp, Inc. is a bank holding company headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned banking subsidiary, Irwin Bank & Trust Co. (collectively, the "Company").

FINANCIAL CONDITION

         At December 31, 2000, total assets increased $50.7 million, or 11.4%, to $496.4 million from $445.7 million at December 31, 1999. Of this increase, securities available for sale increased $16.8 million, net loans receivable increased $31.4 million, federal funds sold increased $4.1 million, and interest-bearing deposits in banks increased $4.6 million. Increases in federal funds sold and interest-bearing deposits in banks will be used to meet anticipated future loan demand. Such increases in assets were primarily offset by a decrease of $6.3 million in cash and due from banks. The decrease in cash and due from banks was used to pay off, in the first quarter of 2000, federal funds purchased of $7.0 million, that were outstanding at December 31, 1999.

         The growth in total deposits of $40.9 million was used primarily to fund the growth in the loan and securities available for sale portfolio. The increase in the loan portfolio was primarily due to the growth of the fixed rate one-to four-family mortgage loan, commercial mortgage, and commercial portfolio of $8.2 million, $9.4 million, and $5.4 million, respectively. Such increases were partially offset by the sale of the credit card portfolio of $1.8 million in the second quarter of fiscal 2000. The Company's loan portfolio continues to grow due to the Company's offering of competitive market interest rates.

         The increase of $16.8 million in investment securities available for sale was mainly attributable to sales of $6.2 million, proceeds from maturities of securities of $12.0 million, purchases of $30.0 million, and an increase in market value (before tax) of $5.0 million.

         At December 31, 2000, total liabilities increased $44.0 million, or 10.7%, to $451.8 million from $407.8 million at December 31, 1999. The increase primarily related to the increase in total deposits of $40.9 million. Of this increase, Interest-bearing deposits increased $33.7 million to $345.3 million at December 31, 2000 from $311.6 million at December 31, 1999. The most significant areas of increase were in the Certificate of Deposit accounts which reached $205.3 million at December 31, 2000, an increase of $36.4 million from $168.9 million at December 31, 1999. Customers continue to be attracted to this product due to the competitive interest rates paid for these products.

         Non interest-bearing deposits increased $7.2 million to $64.3 million at December 31, 2000 from $57.1 million at December 31, 1999. Such increases reflect additions to non-interest bearing deposits of $16.2 million offset by $9.0 million in investments in repurchase agreements. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into a investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. At December 31, 2000, the amount of repurchase agreements totaled $9.0 million. See Note 6 to the consolidated financial statements.

         At December 31, 2000, total stockholders' equity increased $6.7 million to $44.6 million from $37.9 million at December 31, 1999. The increase was primarily due to a $3.3 million increase in accumulated other comprehensive income and net income of $6.7 million for the period, offset by dividends paid of $2.8 million. The Company has repurchased 22,000 shares of stock at an average cost of approximately $31 per share. During fiscal 2001, based on the availability, the Company plans to repurchase up to 129,000 of its shares.

         Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on the available for sale securities due to fluctuations in interest rates. Pursuant to generally accepted accounting principles, securities available for sale are recorded at current market value and net unrealized gains or losses on such securities are excluded from current earnings and reported net of income taxes, as part of comprehensive income, until realized. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. The majority of the increase in accumulated other comprehensive income resulted from the Company's investment in U.S. Government agencies and municipals available for sale. See Note 2 to the consolidated financial statements.

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

RESULTS OF OPERATIONS

         Net Income: Net income increased approximately $369,000, or 5.8%, to $6.7 million for the year ended December 31, 2000 from $6.3 million for the year ended December 31, 1999. At December 31, 1999, net income increased approximately $535,000, or 9.2%, to $6.3 million from $5.8 million for the year ended December 31, 1998. The increase in net income for 2000 and 1999 was primarily attributable to the increases in the average balances of interest earning assets of $37.6 million and $49.4 million, respectively.

         Net Interest Income: Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

         Net interest income increased $1.1 million, or 6.8%, to $17.2 million for 2000 compared to $16.1 million for 1999. The increase was primarily due to the increase in average loans of $27.8 million and average investment securities available for sale of $14.9 million coupled with a 30 basis point increase in the yield on average interest earning assets to 7.59% for 2000 from 7.29% for 1999. The increase in the yield on average interest earning assets was primarily the result of yield increases in average loans and average investment securities of 21 basis points and 28 basis points, respectively. Such increases were the result of loans and investments being made at higher interest rates. The increase in average loans and average investment securities available for sale were partially funded by the increase in average interest bearing liabilities of $34.0 million. Offsetting the increase in net interest income was a 43 basis point increase in average cost of funds to 4.58% for 2000 from 4.15% for 1999. The yield on average interest bearing liabilities increased mainly due to the increase in the average balance in certificates of deposit and other liabilities coupled with higher interest rates being paid on total deposit products and other liabilities.

         Net interest income increased $900,000, or 5.9%, to $16.1 million for 1999 compared to $15.2 million for 1998. The increase was primarily due to the increase in average loans of $24.6 million and average investment securities available for sale of $30.4 million coupled with a 27 basis point decrease in average cost of funds to 4.15% for 1999 from 4.42% for 1998. The increase in average loans and average investment securities available for sale were partially funded by the increase in average interest bearing liabilities of $43.7 million. Offsetting the increase in net interest income was a 46 basis point decline in the yield on average interest earning assets to 7.29% for 1999 from 7.75% for 1998. The yield on average interest earning assets declined for 1999 due to a decrease in yields on loans receivable to 7.95% for 1999 from 8.48% for 1998, which was the result of loans refinancing at lower rates.

         The following table sets forth certain information relating to the Company's average balance sheet and, reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived for daily balances.

                                                                    Year Ended December 31,
                        ------------------------------------------------------------------------------------------------------------
                                         2000                                  1999                                 1998
                        ------------------------------------------------------------------------------------------------------------
                                                    Average                                  Average                         Average
                          Average                   Yield/      Average                      Yield/     Average              Yield/
                          Balance      Interest      Cost       Balance      Interest         Cost      Balance    Interest   Cost
                        ------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Interest-
earning assets:
  Loans
    receivable (1) (7)   $ 279,400     $  22,808      8.16%    $ 251,574    $  20,000         7.95%    $226,984   $ 19,259     8.48%
  Investment
    securities
    available
    for sale (2)           159,394        10,578       6.64      144,544        9,195         6.36      114,078      7,606     6.67
  Investment
    securities
    held to
    maturity                     -             -          -        1,208           36         2.98        3,228        143     4.43
  Other interest-
    earning
    assets (5)               6,464           401       6.20       10,319          500         4.85       13,956        760     5.45
      Total
      interest
      earning
      assets             $ 445,258     $  33,787       7.59    $ 407,645    $  29,731         7.29     $358,246   $ 27,768     7.75
                         =========     =========       ====    =========    =========         ====     ========   ========     ====
Non-interest
  earning assets            21,558                                18,655                                 19,033
                          --------                              --------                               --------
      Total
        assets            $466,816                              $426,300                               $377,279
                          ========                              ========                               ========
Interest-bearing
liabilities:
  Money market
    accounts                56,079         2,275       4.06%      56,731        2,069         3.65%      47,023      1,864     3.96%
  Certificates
    of Deposit             182,465        10,364       5.68      162,668        8,418         5.17      149,598      8,322     5.56
  Other
    liabilities            123,928         3,949       3.19      109,061        3,157         2.89       88,180      2,400     2.72
                         ---------     ---------       ----    ---------    ---------         ----     --------   --------     ----
      Total
      interest-
      bearing
      liabilities        $ 362,472     $  16,588       4.58%   $ 328,460    $  13,644         4.15%    $284,801   $ 12,586     4.42%
                         =========     =========       ====    =========    =========         ====     ========   ========     ====
Non-interest-
  bearing
  liabilities               64,591                                59,530                                 56,150
                         ---------                             ---------                               --------
      Total
        liabilities      $ 427,063                             $ 387,990                               $340,951
                         =========                             =========                               ========
Retained
  Earnings (6)              39,753                                38,310                                 36,328
                         ---------                             ---------                               --------
      Total
        liabilities
        and
        stockholders'
        equity           $ 466,816                             $ 426,300                               $377,279
                         =========                             =========                               ========
Net interest
  income                               $  17,199                            $  16,087                             $ 15,182
                                       =========                            =========                             ========
Interest rate
  spread (3)                                           3.01%                                   3.14%                           3.33%
                                                     ======                                  ======                          ======
Net yield on
  interest-
  earning
  assets (4)                                           3.86%                                   3.95%                           4.24%
                                                     ======                                  ======                          ======


Ratio of
  average
  interest-
  earning
  assets to
  average
  interest-
  bearing
  liabilities                                        122.84%                                 124.11%                         125.79%
                                                     ======                                  ======                          ======


(1)  Average  balances include  non-accrual  loans, and are net of deferred loan fees.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest earning assets.
(5)  Includes federal funds sold.
(6) Includes capital stock, surplus and unrealized holding gains on SFAS 115 AFS securities.
(7) For all years presented, interest income includes business manager income, which was previously classified as other non-interest income.

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

                                              Year Ended December 31,             Year Ended December 31,
                                            ----------------------------        -----------------------------
                                                      2000 vs. 1999                      1999 vs. 1998
                                            ----------------------------        -----------------------------
                                                 Increase (Decrease)                  Increase (Decrease)
                                                        Due to                              Due to
                                            ----------------------------        -----------------------------
                                             Volume      Rate      Net           Volume      Rate       Net
                                             ------      ----      ---           ------      ----       ---
                                                    (In Thousands)                     (In Thousands)
Interest income:
Loans receivable                             $2,212    $  596    $2,808          $2,086   $(1,345)   $  741
Investment securities available
  for sale                                      945       438     1,383           2,031      (442)    1,589
Investment securities held to maturity          (36)        -       (36)            (89)      (18)     (107)
Other interest earning assets                  (187)       88       (99)           (198)      (62)     (260)
                                             ------    ------    ------          ------   -------    ------
  Total interest-earning assets               2,934     1,122     4,056           3,830    (1,867)    1,963
                                             ------    ------    ------          ------   -------    ------
Interest expense:
Money market accounts                           (24)      230       206             385      (180)      205
Certificates of deposit                       1,024       922     1,946             727      (631)       96
Other liabilities                               430       362       792             568       189       757
                                             ------    ------    ------          ------   -------    ------
  Total interest-bearing liabilities          1,430     1,514     2,944           1,680      (622)    1,058
                                             ------    ------    ------          ------   -------    ------
Net change in interest income                $1,504    $ (392)   $1,112          $2,150   $(1,245)   $  905
                                             ======    ======    ======          ======   =======    ======

         Provision for Loan Losses: The Company recorded a provision for loan losses of $300,000 for 2000, 1999, and 1998. The evaluation for determining the provision includes evaluations of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other information available at such times.

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

         Other Income: Total other income increased approximately $182,000, or 6.6%, to $2.9 million for the year ended December 31, 2000 from $2.8 million for the year ended December 31, 1999. The increases were the result of service fees and debit card fees totaling $282,000, $115,000 gain from the sale of the credit card portfolio, offset by investment security losses of $107,000. The increase in service fees resulted from an increase in overdraft fees due to a larger deposit base from the prior year. The increase in debit card fees resulted from increased customer usage.

         For the year ended December 31, 1999, total other income increased approximately $671,000, or 32.0%, to $2.8 million from $2.1 million for the year ended December 31, 1998. This increase was primarily the result of overdraft service charges on deposit accounts, a larger deposit base, and ATM surcharges assessed on non-customers of Irwin Bank. The Company began to assess ATM surcharges in January 1999.

         Other Expenses: Total other expenses increased approximately $1.0 million, or 10.9%, to $10.2 million for 2000 from $9.2 million for 1999. This increase was primarily the result of an increase in salaries of approximately $500,000 to $4.1 million for 2000 from $3.6 million for 1999. As previously disclosed, the Company instituted an across the board salary increase to all non-officer employees and eliminated the bonus reward program for non-officer employees in January 2000. Pension and other employee benefits increased approximately $61,000 to $1.1 million for 2000 from $1.0 million for 1999 a result of increases in health insurance premiums. Data processing and ATM expenses increased $89,000 to $1.0 million in 2000 from $900,000 in 1999. Such increases were a result of increased fees from the Company's processors. Other expenses increased $200,000 to $3.0 million for 2000 from $2.8 million for 1999. The increase in other expenses includes approximately $76,000 in aggregate net losses from the Company's investments in IB&T Financial Services, LLC ("IB&T Financial") and T.A. of Irwin, L.P.. The investment in IB&T Financial will be dissolved in the second quarter of 2001.

         Total other expenses increased approximately $800,000, or 9.5%, to $9.2 million for 1999 from $8.4 million for 1998. This increase was the result of pension and other employee benefits increasing $176,000 to $995,000 for 1999 from $819,000 for 1998. During 1999, pension expense increased due to the Company's change in accrual assumptions regarding the funding of the plan. ATM expense increased $49,000 to $348,000 for 1999 from $299,000 for 1998 due to the increase of seven additional automated teller machines during fiscal 1998. Other expenses increased $500,000 to $2.8 million for 1999 from $2.3 million for 1998, primarily as a result of normal costs in running a public company. It should be noted that salaries remained relatively unchanged in 1999 as compared to 1998 primarily due to the retirement on January 1, 1999 of two key officers of the Company.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowing from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, repay maturing borrowings, purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2000, the Company had commitments to extend credit of $58.4 million.

         The Company's liquid assets consist of cash and cash equivalents, which include investments in short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2000, cash and cash equivalents totaled $21.7 million

         Net cash from operating activities for 2000 totaled $7.3 million, as compared to $6.5 million for 1999 and $5.9 million for 1998.

         Net cash used by investing activities for 2000 totaled $44.0 million, as compared to cash used of $61.8 million for 1999 and $30.3 million for 1998. The decrease of $17.8 million for 2000 was mainly attributed to net decreases in purchases of available for sale securities. Net cash used to purchase available for sale securities for 2000 decreased $26.0 million. Net cash used to purchase available for sale securities for 1999 totaled $27.1 million. The decrease of $2.2 million for 1998 was mainly attributed to a net decrease in purchases of investment securities available for sale.

         Net cash from financing activities for the year ended December 31, 2000 totaled $39.2 million, as compared to cash from financing activities of $31.2 million for 1999 and $40.1 million for 1998. The $8.0 million increase in cash from financing activities for 2000 was a result of a $28.7 million increase in deposits offset by a decrease of $3.9 million in securities sold under agreements to repurchase and a $7.0 million decrease in federal funds purchased. The $8.8 million decrease in cash from financing activities for 1999 was a result of a $19.8 million decrease in deposits and repayment of $2.0 million in long-term debt. Offsetting such decrease was the introduction of securities sold under agreements to repurchase totaling $6.5 million and federal funds purchased which totaled $7.0 million for the year ended December 31, 1999.

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

MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

         The principle objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements, and performance objectives, and mange the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability of its operations to changes in interest rates. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and the Company's exposure limits.

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

     The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2000. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principle. The Company uses certain assumptions to estimate fair values and expected maturities. For asset, expected maturities are based upon contractual maturity, call dates and projected repayments of principle. For interest earning assets, no prepayments are assumed. For interest bearing liabilities, negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

Expected Maturity/Principal Repayment at December 31,

                                                                                  Total    Book      Fair
                                2001      2002      2003      2004      2005   Thereafter  Value     Value
                               -------   -------   -------   -------   -------   -------   -------   -------
                                                           (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans                $  6,732   $10,276   $ 7,191   $ 7,493    $7,966  $113,095  $152,753  $149,406

Home equity loans,
  second mortgage
  loans, student loans,
  other loans                   20,147    11,709    10,330     7,888     6,564    25,999    82,637    85,284

Commercial loans,
  municipal loans               12,575     4,480     3,477     2,835     1,870    33,384    58,621    58,997

Investment securities
  available for sale             7,827    13,996     9,070    13,953     6,237   114,540   165,623   165,910

Interest-bearing liabilities
----------------------------
NOW and other
  transaction accounts          11,786         -         -         -         -         -    11,786    11,786

Money market and other
  savings accounts             127,934         -         -         -         -         -   127,934   127,934

Certificates of deposit        140,949    39,282    14,815     3,824     3,273     3,193   205,336   207,589

Federal home loan bank
  of Pittsburgh advances         6,000     2,000         -    10,000         -    10,000    28,000    28,968


[LOGO]        Certified Public Accountants & Business Advisors
EDWARDS       ------------------------------------------------------------
SAUER &       500 Warner Centre, 332 Fifth Avenue, Pittsburgh, PA 15222
OWENS         Phone: 412-281-9211  Fax: 412-281-2407  A Professional Corporation
              www. esocpa.com


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
IBT Bancorp, Inc.
Irwin, Pennsylvania


We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp), and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/Edwards Sauer & Owens

Pittsburgh, Pennsylvania
February 1, 2001

                          CONSOLIDATED BALANCE SHEETS

                        IBT BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                                December 31,
                                                       ------------------------------
                                                              2000              1999
                                                       -------------    -------------
 ASSETS
      Cash and due from banks                          $  12,877,327    $  19,171,977
      Interest-bearing deposits in banks                   4,740,068           92,590
      Federal funds sold                                   4,129,000                -
      Certificates of deposit                              2,700,000        3,000,000
      Securities available for sale                      165,909,886      149,098,906
      Federal Home Loan Bank stock, at cost                1,964,300        1,964,300
      Loans, net of allowance for loan losses of
           $1,919,327 in 2000 and $2,365,874 in 1999     291,914,060      260,502,270
      Premises and equipment, net                          4,899,777        4,728,702
      Other assets                                         7,245,015        7,162,670
                                                       -------------    -------------
Total Assets                                           $ 496,379,433    $ 445,721,415
                                                       =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Deposits
           Non-interest bearing                        $  64,316,265    $  57,097,999
           Interest-bearing                              345,322,197      311,582,486
                                                       -------------    -------------
           Total deposits                                409,638,462      368,680,485

      Repurchase agreements                                9,022,190        6,456,597
      Federal funds purchased                                      -        7,000,000
      Accrued interest and other liabilities               5,104,200        3,679,053
      Long-term debt                                      28,000,000       22,000,000
                                                       -------------    -------------
      Total liabilities                                  451,764,852      407,816,135

Stockholders' Equity
      Capital stock, par value $1.25, 50,000,000
           shares authorized, 3,023,799 shares
           issued, 3,001,923 and 3,021,174
           shares outstanding at December 31, 2000
           and December 31, 1999, respectively             3,779,749        3,779,749
      Surplus                                              2,073,102        2,073,102
      Retained earnings                                   39,261,880       35,318,637
      Accumulated other comprehensive income                 189,326       (3,178,596)
                                                       -------------    -------------
                                                          45,304,057       37,992,892
      Less:  Treasury stock, at cost                        (689,476)         (87,612)
                                                       -------------    -------------
      Total stockholders' equity                          44,614,581       37,905,280
                                                       -------------    -------------
Total Liabilities and Stockholders' Equity             $ 496,379,433    $ 445,721,415
                                                       =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                        IBT BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                       Years ended December 31,
                                              --------------------------------------------
                                                   2000           1999            1998
                                              ------------    ------------    ------------
Interest Income
        Loans, including fees                 $ 22,807,718    $ 19,999,321    $ 19,259,384
        Investment securities                   10,578,510       9,231,496       7,748,537
        Federal funds sold                         400,886         499,811         760,495
                                              ------------    ------------    ------------
        Total interest income                   33,787,114      29,730,628      27,768,416

Interest Expense
        Deposits                                14,603,671      12,473,855      12,174,469
        Long-term debt                           1,586,859         974,405         411,647
        Repurchase agreements                      362,684         191,193               -
        Federal funds purchased                     34,354           4,135               -
                                              ------------    ------------    ------------
        Total interest expense                  16,587,568      13,643,588      12,586,116
                                              ------------    ------------    ------------
Net Interest Income                             17,199,546      16,087,040      15,182,300

Provision for Loan Losses                          300,000         300,000         300,000
                                              ------------    ------------    ------------
Net Interest Income after Provision
for Loan Losses                                 16,899,546      15,787,040      14,882,300

Other Income (Losses)
        Service fees                             1,645,913       1,497,861       1,190,223
        Investment security gains                        -          53,194          61,312
        Investment security losses                (106,974)        (29,687)        (20,901)
        Debit card fees                            401,080         266,079         162,107
        Other income                             1,006,422         976,619         700,567
                                              ------------    ------------    ------------
        Total other income                       2,946,441       2,764,066       2,093,308

Other Expenses
        Salaries                                 4,084,817       3,566,947       3,573,257
        Pension and other employee benefits      1,056,116         994,960         818,669
        Occupancy expense                        1,020,734         949,662         903,112
        Data processing expense                    588,193         535,108         505,484
        ATM expense                                383,935         348,414         298,843
        Other expenses                           3,047,492       2,837,870       2,338,737
                                              ------------    ------------    ------------
        Total other expenses                    10,181,287       9,232,961       8,438,102
                                              ------------    ------------    ------------
Income Before Income Taxes                       9,664,700       9,318,145       8,537,506

Provision for Income Taxes                       2,959,439       2,982,391       2,736,576
                                              ------------    ------------    ------------
Net income                                    $  6,705,261    $  6,335,754    $  5,800,930
                                              ============    ============    ============
Basic Earnings per Share                      $       2.23    $       2.10    $       1.92
                                              ============    ============    ============
Diluted Earnings per Share                    $       2.23    $       2.10    $       1.92
                                              ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                   IBT BANCORP, INC. AND SUBSIDIARY

                             Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                    Accumulated
                                                                                       Other
                                  Capital                            Retained      Comprehensive       Treasury
                                   Stock            Surplus          Earnings          Income            Stock          Total
                               ---------------  ----------------  ---------------  ----------------  ---------------  -------------

Balance at
December 31, 1997              $    1,200,000   $     2,400,000   $   29,792,223   $       909,635   $            -   $ 34,301,858

Comprehensive Income
      Net income                                                       5,800,930                                         5,800,930
      Other comprehensive
        income, net of tax:
        Change in net
          unrealized holding
          gains on securities
          available for sale,
          net of deferred
          income tax of
          $43,853                                                                           85,127                          85,127

        Less: reclassification
          adjustment, net of
          deferred income
          tax benefit of
          $25,039                                                                          (48,606)                        (48,606)
                                                                                                                      -------------
                                                                                                                            36,521
                                                                                                                      -------------
            Total
            Comprehensive
            Income                                                                                                       5,837,451

Cash dividends ($0.64)                                                (1,938,380)                                       (1,938,380)

5% stock dividend                      59,916         2,192,935       (2,252,851)

Three-for-one stock split           2,519,833        (2,519,833)
                               ---------------  ----------------  ---------------  ----------------  ---------------  -------------
Balance at
December 31, 1998              $    3,779,749   $     2,073,102   $   31,401,922   $       946,156   $            -   $ 38,200,929

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          IBT BANCORP, INC. AND SUBSIDIARY

                    Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                    Accumulated
                                                                                       Other
                                   Capital                           Retained      Comprehensive       Treasury
                                    Stock           Surplus          Earnings           Income           Stock            Total
                               ---------------- ---------------- -----------------  ---------------  --------------  ---------------
Balance at
December 31, 1998              $     3,779,749  $     2,073,102  $     31,401,922   $      946,156   $          -    $  38,200,929

Comprehensive Income
   Net income                                                           6,335,754                                        6,335,754
   Other comprehensive
     income, net of tax:
     Change in net
       unrealized holding
       gains on securities
       available for sale,
       net of deferred
       income tax benefit
       of $2,034,128                                                                    (3,948,601)                     (3,948,601)

     Less: reclassification
       adjustment, net of
       deferred income
       tax benefit of
       $90,744                                                                            (176,151)                       (176,151)
                                                                                                                      -------------
                                                                                                                        (4,124,752)
                                                                                                                      -------------
       Total Comprehensive
         Income                                                                                                          2,211,002

Cash dividends ($0.80)                                                 (2,419,039)                                      (2,419,039)

Purchase of Treasury Stock                                                                                (87,612)         (87,612)
                               ---------------- ---------------- -----------------  ---------------  --------------  --------------
Balance at
December 31, 1999              $     3,779,749  $     2,073,102  $     35,318,637   $   (3,178,596)  $    (87,612)   $  37,905,280

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             IBT BANCORP, INC. AND SUBSIDIARY

                       Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                         Accumulated
                                                                                            Other
                                    Capital                              Retained       Comprehensive    Treasury
                                     Stock            Surplus            Earnings           Income         Stock          Total
                               ------------------ -----------------  ---------------- ---------------- ------------- --------------
Balance at
December 31, 1999              $       3,779,749  $      2,073,102   $    35,318,637  $   (3,178,596)  $   (87,612)  $  37,905,280

Comprehensive Income
   Net income                                                              6,705,261                                     6,705,261
   Other comprehensive
     income, net of tax:
     Change in net
       unrealized holding
       gains on securities
       available for sale,
       net of deferred
       income tax  of
       $1,722,575                                                                           3,343,822                    3,343,822

     Less: reclassification
       adjustment, net of
       deferred income
       tax of $12,415                                                                          24,100                       24,100
                                                                                                                     --------------
                                                                                                                         3,367,922
                                                                                                                     --------------
       Total Comprehensive
         Income                                                                                                         10,073,183

Cash dividends ($0.92)                                                    (2,762,018)                                   (2,762,018)

Purchase of Treasury Stock                                                                                 (601,864)      (601,864)
                               ------------------ -----------------  ---------------- ---------------- ------------- --------------
Balance at
December 31, 2000              $       3,779,749  $      2,073,102   $    39,261,880  $       189,326  $   (689,476) $  44,614,581
                               =================  ================   ===============  ===============  ============  =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                                         Years ended December 31,
                                                                              --------------------------------------------
                                                                                   2000            1999            1998
                                                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                              $  6,705,261    $  6,335,754    $  5,800,930
      Adjustments to reconcile net cash
        from operating activities:
          Depreciation                                                             528,335         499,068         482,000
          Net amortization/accretion of premiums and discounts                      (9,800)         20,934             971
          Net investment security losses (gains)                                   106,974         (23,507)        (40,411)
          Provision for loan losses                                                300,000         300,000         300,000
          Increase (decrease) in cash due to
            changes in assets and liabilities:
              Other assets                                                      (1,610,223)       (566,193)       (598,713)
              Accrued interest and other liabilities                             1,327,616        (102,823)        (56,069)
                                                                              ------------    ------------    ------------
      Net Cash From Operating Activities                                         7,348,163       6,463,233       5,888,708

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of certificates of deposit                                       (2,700,000)     (3,000,000)              -
      Proceeds from maturity of certificates of deposit                          3,000,000               -               -
      Proceeds from sales of securities available for sale                       6,153,348       7,579,149       2,166,459
      Proceeds from maturities of securities held to maturity                            -       2,569,215       3,285,760
      Proceeds from maturities of securities available for sale                 12,000,998      50,293,783      48,173,553
      Purchase of securities available for sale                                (29,959,587)    (95,748,942)    (61,085,311)
      Net loans made to customers                                              (31,821,372)    (22,530,641)    (22,289,232)
      Purchases of premises and equipment                                         (699,410)       (348,637)       (433,875)
      Purchase of Federal Home Loan Bank stock                                           -        (656,200)       (137,400)
                                                                              ------------    ------------    ------------
      Net Cash Used By Investing Activities                                    (44,026,023)    (61,842,273)    (30,320,046)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                                  40,957,977      12,297,347      32,065,713
      Net increase in securities sold
      under agreements to repurchase                                             2,565,593       6,456,597               -
      Net (decrease) increase in federal
        funds purchased                                                         (7,000,000)      7,000,000               -
      Dividends                                                                 (2,762,018)     (2,419,039)     (1,938,380)
      Proceeds from long-term debt                                               7,000,000      10,000,000      10,000,000
      Repayment of long-term debt                                               (1,000,000)     (2,000,000)              -
      Purchase of treasury stock                                                  (601,864)        (87,612)              -
                                                                              ------------    ------------    ------------
      Net Cash From Financing Activities                                        39,159,688      31,247,293      40,127,333
                                                                              ------------    ------------    ------------
Net Change in Cash and Cash Equivalents                                          2,481,828     (24,131,747)     15,695,995

Cash and Cash Equivalents at Beginning of Year                                  19,264,567      43,396,314      27,700,319
                                                                              ------------    ------------    ------------
Cash and Cash Equivalents at End of Year                                      $ 21,746,395    $ 19,264,567    $ 43,396,314
                                                                              ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                              Years Ended December 31,
                                                    --------------------------------------------
                                                        2000            1999           1998
                                                    -------------   ------------    ------------
SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest                                  $ 15,052,496   $ 13,736,652    $ 12,629,351

           Income taxes                              $  2,904,000   $  2,987,643    $  2,716,954


NON CASH TRANSACTIONS

       Recorded unrealized gains (losses)
           on securities available for sale
           at December 31                            $    286,857   $ (4,816,056)   $  1,433,568

       Deferred income taxes (benefit) on recorded
           unrealized gains (losses) on securities
           available for sale at December 31         $     97,531   $ (1,637,460)   $    487,412

       Loans transferred to foreclosed real estate
           during the year                           $    320,992   $    211,410    $    178,548

       Capital stock distributed as dividend

           Capital stock                             $          -   $          -     $    59,916
           Surplus                                   $          -   $          -     $ 2,192,935

       Three-for-one stock split in the form of a stock dividend

           Capital stock                             $          -   $          -     $ 2,519,833
           Surplus                                   $          -   $          -     $(2,519,833)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank and Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five branch offices, a loan center, five supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans, installment loans and commercial loans.

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

Loans and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

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

Other Real Estate Owned (OREO): Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

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

Earnings per Share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding, giving retroactive effect of the stock dividend and stock split, described in Note 17, was 3,003,334, 3,023,770 and 3,023,799 for the years ended December 31, 2000, 1999 and 1998, respectively.

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

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                        December 31, 2000
                                 ---------------------------------------------------------------
                                                     Gross           Gross
                                    Amortized      Unrealized       Unrealized         Market
                                      Cost           Gains           Losses            Value
                                 -------------   -------------    --------------   -------------
Obligations of
      U.S. Government Agencies   $  97,470,750   $     340,966    $           -    $  97,811,716
Obligations of State and
      political sub-divisions       18,505,643         404,526                -       18,910,169
Mortgage-backed securities          44,679,971               -         (548,183)      44,131,788
Other securities                       817,265           5,562           (2,200)         820,627
Equity securities                    4,149,400          86,186                -        4,235,586
                                 -------------   -------------    -------------    -------------
                                 $ 165,623,029   $     837,240    $    (550,383)   $ 165,909,886
                                 =============   =============    =============    =============

                                                        December 31, 1999
                                 ---------------------------------------------------------------
                                                     Gross           Gross
                                    Amortized      Unrealized       Unrealized         Market
                                      Cost           Gains           Losses            Value
                                 -------------   -------------    --------------   -------------
Obligations of
      U.S. Government Agencies   $  93,081,432   $           -    $  (2,337,153)   $  90,744,279
Obligations of State and
      political sub-divisions       10,855,620           3,791         (323,614)      10,535,797
Mortgage-backed securities          49,245,605               -       (2,240,851)      47,004,754
Other securities                       577,895           5,713                -          583,608
Equity securities                      154,410          76,058                -          230,468
                                 -------------   -------------    -------------    -------------
                                 $ 153,914,962   $      85,562    $  (4,901,618)   $ 149,098,906
                                 =============   =============    =============    =============

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                       Years Ended December 31,
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
Gross realized gains:
U.S. Treasury securities                           $      -   $ 21,143   $      -
Obligations of U.S. Government Agencies                   -      9,790     58,191
Obligations of state and political sub-divisions          -          -      3,121
Mortgage-backed securities                                -     22,261          -
                                                   --------   --------   --------
                                                   $      -   $ 53,194   $ 61,312
                                                   ========   ========   ========
Gross realized losses:
Obligations of U.S. Government Agencies            $106,974   $ 29,687   $      -
Mortgage-backed securities                                -          -     20,901
                                                   --------   --------   --------
                                                   $106,974   $ 29,687   $ 20,901
                                                   ========   ========   ========

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2000 are as follows:

                                                   Amortized         Market
                                                      Cost           Value
                                                  ------------   ------------

Due in one year or less                           $  7,827,333   $  7,816,785
Due after one year through five years               43,256,405     43,492,943
Due after five years through ten years              39,670,999     40,015,242
Due after ten years, includes equity securities     74,868,292     74,584,916
                                                  ------------   ------------
                                                  $165,623,029   $165,909,886
                                                  ============   ============

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $1,964,300 of FHLB stock at December 31, 2000 and 1999.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                         December 31,
                                  ---------------------------
                                      2000           1999
                                  ------------   ------------

Mortgage                          $152,752,889   $130,347,599
Home equity credit                  10,067,310      8,885,737
Installment                         65,326,867     61,983,558
Commercial                          52,675,603     47,293,848
PHEAA                                6,631,715      6,166,194
Municipal                            5,945,048      6,346,773
Credit cards                              --        1,780,360
Other                                  611,416        210,097
                                  ------------   ------------
                                   294,010,848    263,014,166
Less:
      Allowance for loan losses      1,919,327      2,365,874
      Deferred loan fees               177,461        146,022
                                  ------------   ------------
                                  $291,914,060   $260,502,270
                                  ============   ============

In 2000, the Bank sold its credit card portfolio for approximately $1,760,000. The realized gain on the sale was approximately $115,000 which is included in other income on the statement of income.

The total recorded investment in impaired loans amounted to $0 at December 31, 2000 and approximately $150,000 at December 31, 1999. The allowance for loan losses related to impaired loans amounted to $0 and approximately $22,500 at December 31, 2000 and 1999, respectively.

Changes in the allowance for loan losses were as follows:


                                         Years Ended December 31,
                                  -----------------------------------------
                                     2000           1999           1998
                                  -----------    -----------    -----------

Balance, beginning of year        $ 2,365,874    $ 2,228,214    $ 2,340,283
Provision charged to operations       300,000        300,000        300,000
Loans charged off                    (767,486)      (175,436)      (526,117)
Recoveries                             20,939         13,096        114,048
                                  -----------    -----------    -----------
Balance, end of year              $ 1,919,327    $ 2,365,874    $ 2,228,214
                                  ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                        December 31,
                                  -------------------------
                                      2000          1999
                                  -----------   -----------

Land                              $   450,466   $   450,466
Buildings and improvements          5,053,222     4,814,040
Furniture and equipment             4,780,789     4,320,561
                                  -----------   -----------
                                   10,284,477     9,585,067
Less:  Accumulated depreciation     5,384,700     4,856,365
                                  -----------   -----------
                                  $ 4,899,777   $ 4,728,702
                                  ===========   ===========


Depreciation  expense  was  $528,335 in 2000,  $499,068 in 1999 and  $482,000 in
1998.

Eight of the Bank's branch office buildings and/or land are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,

                              2001                          $    167,257
                              2002                               145,587
                              2003                               120,625
                              2004                               107,050
                              2005 and thereafter                621,911
                                                            -------------
                                                            $  1,162,430
                                                            =============

Rental expense under these operating leases was $149,043, $130,780 and $100,700 for the years ended December 31, 2000, 1999 and 1998, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 5 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2000 are summarized as follows:


                  2001                          $140,949,056
                  2002                            39,282,196
                  2003                            14,815,296
                  2004                             3,824,302
                  2005 and thereafter              6,465,505
                                                -------------
                                                $205,336,355
                                                =============

The Bank held related party deposits of approximately $3,272,000 and $4,541,000 at December 31, 2000 and 1999, respectively.

The  Bank  held  time  deposits  that  exceeded   $100,000  of  $36,942,793  and
$34,132,826 at December 31, 2000 and 1999, respectively.

NOTE 6 -- REPURCHASE AGREEMENT

During 1999, the Bank began offering its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $9,022,190 and $6,456,597 at December 31, 2000 and 1999, respectively.

NOTE 7 -- PLEDGED ASSETS

At December 31, 2000 and 1999, U.S. Government obligations carried at approximately $37,000,000 and $32,250,000, respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2000 and 1999, the carrying amount of securities pledged to secure repurchase agreements was approximately $14,000,000 and $11,000,000, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 8 -- INCOME TAXES

The provision for income taxes consists of:

                                 Years Ended December 31,
                         ----------------------------------------
                             2000          1999           1998
                         -----------   -----------    -----------
Currently payable        $ 2,815,429   $ 3,012,368    $ 2,618,602
Deferred tax (benefit)       144,010       (29,977)       117,974
                         -----------   -----------    -----------
Total                    $ 2,959,439   $ 2,982,391    $ 2,736,576
                         ===========   ===========    ===========

The significant components of temporary differences for 2000, 1999 and 1998 are as follows:

                                 Years Ended December 31,
                            -----------------------------------
                              2000         1999         1998
                            ---------    ---------    ---------
Provision for loan losses   $ 151,347    $ (46,906)   $  38,201
Depreciation                  (12,665)      (5,387)      10,559
Valuation allowance               550          553          550
Pension                        20,168       38,301       67,732
Deferred loan fees            (10,689)        (722)      10,222
Other                          (4,701)     (15,816)      (9,290)
                            ---------    ---------    ---------
Total                       $ 144,010    $ (29,977)   $ 117,974
                            =========    =========    =========

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                Years Ended December 31,
                             -------------------------------
                                 % of Pretax Income
                             -------------------------------
                              2000         1999         1998
                             ------       ------      ------

Provision at statutory rate   34.0 %       34.0 %       34.0 %
Effect of tax free income     (3.1)        (2.0)        (2.0)
Other                         (0.3)           -           .1
                            ------       ------       ------
Effective tax rate            30.6 %       32.0 %       32.1 %
                            ======       ======       ======

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 8 -- INCOME TAXES (CONTINUED)

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2000 and 1999 are as follows:

                                     2000                     1999
                            ------------------------  ------------------------
                                  Deferred Tax             Deferred Tax
                            ------------------------  ------------------------
                              Assets     Liabilities    Assets     Liabilities
                            ----------   -----------  ----------   -----------
Provision for loan losses   $  448,858   $        -   $ 600,205    $        -
Depreciation                         -      156,528            -      169,192
Pension expense                      -       56,506            -       36,339
Other                          183,056            -      168,216            -
SFAS 115                             -       97,531    1,637,460            -
                            ----------   ----------   ----------   ----------
                            $  631,914   $  310,565   $2,405,881   $  205,531
                            ==========   ==========   ==========   ==========

NOTE 9 -- LONG-TERM DEBT

At December 31, 2000 and 1999, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

    2000               1999            Interest Rate              Maturity Date
-----------------  -------------    -------------------------  -----------------

 $ 2,000,000       $ 2,000,000      5.88% Fixed                   March 13, 2001
  10,000,000        10,000,000      5.86% Fixed w/Strike Rate      July 22, 2004
   5,000,000         5,000,000      5.63% Fixed to Float           July 21, 2008
   5,000,000         5,000,000      4.86% Fixed to Float        October 23, 2008
   2,000,000                 -      7.09% Fixed                  August 28, 2001
   2,000,000                 -      7.01% Fixed                   August 8, 2002
   2,000,000                 -      6.83% Fixed                    March 8, 2001
-----------------  -------------
 $28,000,000       $ 22,000,000
=================  =============

Interest only is payable until maturity on all long-term debt. Collateral for all debt includes all qualifying mortgages.

The Bank had maximum borrowing capacity with FHLB of approximately $216,665,000 and $136,547,000 at December 31, 2000 and 1999, respectively.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

The Bank maintained one non-contributory defined benefit pension plan for its employees prior to 1995 (Plan #1). In 1995, various plan assumptions were changed which resulted in a reduction in benefits for older and long-standing employees. To compensate for this, a supplemental non-qualified plan was installed for those employees so affected (Plan #2). The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes for Plan #1. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets for the plans are primarily invested in U.S. Government obligations, corporate obligations and equity securities whose valuations are subject to fluctuations of the securities' market.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

The following is a summary of the plans as of December 31, 2000 and 1999:

                                                      2000           1999           1998
                                                  -----------    -----------    -----------
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year           $ 1,765,691    $ 2,279,047    $ 1,986,373
Service cost                                          150,403        180,192        160,189
Interest cost                                         122,204        158,453        137,966
Actuarial loss due to settlement                            -        128,760              -
Benefits paid                                         (75,139)       (19,100)       (18,667)
Plan settlement                                             -       (840,928)             -
Other - net                                          (122,751)      (120,733)        13,186
                                                  -----------    -----------    -----------
      Benefit obligation at end of year           $ 1,840,408    $ 1,765,691    $ 2,279,047
                                                  ===========    ===========    ===========
Change in Fair Value of Plan Assets:
Plan assets at estimated
      fair value at beginning of year             $ 2,016,241    $ 2,510,141    $ 2,207,486
Actual return on plan assets                          105,065        177,449        177,907
Plan settlement                                             -       (840,928)             -
Benefits paid                                         (75,139)       (19,100)       (18,667)
Employer contributions                                168,975        188,679        143,415
                                                  -----------    -----------    -----------
      Fair value of plan assets at end of year    $ 2,215,142    $ 2,016,241    $ 2,510,141
                                                  ===========    ===========    ===========

Funded status                                     $   374,734    $   250,550    $   231,094
Unrecognized net loss from actuarial experience        27,502        149,953        134,196
Unrecognized prior service cost                      (238,486)      (256,748)      (275,010)
Unamortized net asset existing at date
      of adoption of SFAS No. 87                      (39,369)       (73,879)       (80,912)
Settlement                                                  -        (17,717)             -
                                                  -----------    -----------    -----------
      Prepaid pension cost                        $   124,381    $    52,159    $     9,368
                                                  ===========    ===========    ===========


Net pension expense included the following components:

                                                         Years Ended December 31,
                                                   -----------------------------------
                                                        2000         1999         1998
                                                   ---------    ---------    ---------
Service cost - benefits earned during the period   $ 150,403    $ 180,192    $ 160,189
Interest cost on projected benefit obligation        122,204      158,453      137,966
Actual return on plan assets                        (105,065)    (177,449)    (177,907)
Net amortization and deferral                        (70,789)     (33,025)      (6,042)
                                                   ---------    ---------    ---------
Net periodic pension cost                          $  96,753    $ 128,171    $ 114,206
                                                   =========    =========    =========

The projected benefit obligation for Plan #1 was determined using an assumed discount rate of 7.75% for 2000 and 7.0% for 1999 and 1998 and an expected rate of increase in compensation using a graded scale ranging from 3.5% to 5.5%. The projected benefit obligation for Plan #2 was determined using an assumed discount rate of 7.0% and an expected rate of increase in compensation of 3.5% for 2000, 1999 and 1998. For both plans, the assumed rate of return on the plans' investment earnings was 7.0 % for 2000, 1999 and 1998.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance, the premiums of which have been paid for by the Bank. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $453,806 and $447,836 at December 31, 2000 and 1999, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2000, 1999 and 1998 amounted to $49,526, $42,228 and $42,753, respectively.


NOTE 11 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $58,436,000 and $51,851,000, as of December 31, 2000 and 1999,
respectively, and approximate fair value.

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

The Bancorp and Bank are involved in various legal actions from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the financial position of the Bancorp and Bank.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 12 -- RELATED-PARTY TRANSACTIONS

At December 31, 2000 and 1999, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $5,185,000 and $5,651,000, respectively. During 2000, new loans to such related parties were approximately $1,111,000 and repayments approximated $1,577,000.

NOTE 13 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2000 and 1999, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $12,143,000 and $3,627,000 at December 31, 2000 and 199


NOTE 14 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

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

The estimated fair value of the Bancorp's financial instruments as of December 31, 2000 are as follows:

                                               Carrying           Fair
                                                Amount            Value
                                            -------------     -------------
Financial Assets:
      Cash and cash equivalents             $  21,746,395     $  21,746,395
      Certificates of deposit               $   2,700,000     $   2,700,000
      Investment securities                 $ 165,909,886     $ 165,909,886
      Federal Home Loan Bank Stock          $   1,964,300     $   1,964,300
      Loans receivable                      $ 291,914,060     $ 291,244,826

Financial liabilities:
      Deposits                              $ 409,638,462     $ 410,891,763
      Short term borrowings                 $   9,022,190     $   9,022,190
      Long term debt                        $  28,000,000     $  28,967,532

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

NOTE 15 -- REGULATORY MATTERS

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Bancorp. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2000 and 1999, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:

                                            December 31,        Minimum           Well
                                       -------------------      Capital        Capitalized
                                          2000      1999      Requirements     Requirements
                                       ---------   -------   ---------------  ---------------
Risk-based capital ratio                  16.3%     16.5%      8.0%           10.0% or higher
Leverage capital ratio                     9.0%      9.0%      3.0% to 4.0%    5.0% or higher
Tier 1 risk-based capital  ratio          15.6%     15.6%      4.0%            6.0% or higher

Included in cash and due from banks are required federal reserves of $3,126,000 and $5,033,000 at December 31, 2000 and 1999, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.

NOTE 16 -- RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of this Statement, the transfer of any held to maturity security into either the available for sale or trading category and the transfer of any available for sale security into the trading category. Transfers from the held to maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, as amended by FASB No. 137 and 138, is not expected to have any impact on the Bank. the Bank does not intend to adopt SFAS No. 133 earlier than required.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 16 -- RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In November 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statements 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is not expected to have any impact on the Bank.

NOTE 17 -- CAPITAL STOCK

In January 1998, the Bancorp declared a 5% stock dividend to stockholders of record at January 15, 1998, payable February 2, 1998. Fractional shares were paid for in cash, totaling $3,149. The Bancorp issued 47,933 shares of capital stock in conjunction with this dividend. In addition, on December 28, 1998, the Bancorp declared a three-for-one stock split on the Bancorp's capital stock, which was effected in the form of a 200 percent stock dividend. Two additional shares were issued for each share of capital stock held by shareholders of record as of the close of business on January 6, 1999. New share were distributed on January 29, 1999. Par value will remain unchanged at $1.25. The effect of the stock split has been retroactively reflected as of December 31, 1998 in the consolidated statement of changes in stockholders' equity. All references to the number of shares and per share amounts elsewhere in the consolidated financial statements and related footnotes have been restated as appropriate to reflect the effect of the split for all periods presented.

NOTE 18 -- TREASURY STOCK

In 2000 and 1999, the Bancorp repurchased 19,251 and 2,625 shares of its stock for $601,864 and $87,612, respectively, and is being held as treasury stock.

NOTE 19 -- STOCK OPTION PLAN

In 2000, the stockholders approved the 2000 Stock Option Plan. Under the terms of the plan, officers, directors, key employees and other persons may be granted options to purchase the company's common stock at no less than 100% of the fair market value of the common stock on the date the option is granted. The Option Plan provides for a term of ten years, after which no awards may be made. Options constitute both Incentive Stock Options or Non-Incentive Stock Options. Options granted to non-employee directors are immediately exercisable and options granted to employees generally vest over three years. Options granted to both non-employee directors and employees have a maximum term of 10 years. At December 31, 2000 a total of 300,000 shares were reserved for future issuance under the plan. In May 2000, 61,000 stock options were granted under this plan at an exercise price of $24.50 per share.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998


NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Bank's stock option plan as of December 31, 2000, and changes for the year then ended is presented below:

                                                                     Weighted
                                                                     Exercise
                                                                     Average
                                                    Shares            Price
                                                ----------------    ----------
   Outstanding at the beginning of the year                 -       $      -
   Granted                                             61,000          24.50
   Expired/forfeited                                        -              -
   Exercised                                                -              -
                                                ----------------
   Outstanding at December 31, 2000                    61,000       $  24.50
                                                ================
   Exercisable at December 31, 2000                    18,000
                                                ================


The options outstanding at December 31, 2000 had a weighted-average contractual maturity of 9.375 years and an exercise price of $24.50.

The per share weighted-average fair value of stock options granted with an exercise price equal to market for the year ended December 31, 2000 was $3.21, using the Black-Scholes option pricing model with the following weighted-average assumptions for 2000: expected life of 7 years, expected annual dividend rate of 4.57%, risk-free interest rate of 5.095%, and an expected volatility of 27%.

The Bank accounts for stock options in accordance with Accounting Principles Board Opinion No. 25. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Bank's net income would have been reduced to the proforma amounts indicated below:

                                                      Year ended
                                                  December 31, 2000
                                                  -----------------
        Net income:
            As reported                           $       6,705,261
            Pro Forma                                     6,667,136

        Net income per share:
            Basic and Diluted as reported
                                                               2.23
            Basic and Diluted Pro Forma
                                                               2.20

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 20 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                          QUARTERS ENDED 2000
                             ---------------------------------------------------
                               March 31     June 30   September 30  December 31
                             ----------   ----------  ------------- -----------
Interest income              $7,908,984   $8,265,275   $8,628,150   $8,984,705
Interest expense              3,638,514    3,865,929    4,318,206    4,764,919
                             ----------   ----------   ----------   ----------
Net interest income           4,270,470    4,399,346    4,309,944    4,219,786
Provision for loan losses        75,000       75,000       75,000       75,000
Non-interest income             669,086      742,258      764,567      770,530
Non-interest expense          2,431,387    2,605,445    2,529,051    2,615,404
                             ----------   ----------   ----------   ----------
Income before income taxes    2,433,169    2,461,159    2,470,460    2,299,912
Income tax expense              781,192      804,911      740,248      633,088
                             ----------   ----------   ----------   ----------
Net income                   $1,651,977   $1,656,248   $1,730,212   $1,666,824
                             ==========   ==========   ==========   ==========
Net income per Share of
Capital Stock                $     0.55   $     0.55   $     0.58   $     0.55
                             ==========   ==========   ==========   ==========
Weighted average shares
outstanding:
Basic and Diluted             3,007,597    3,001,923    3,001,923    3,001,923
                             ==========   ==========   ==========   ==========

                                        QUARTERS ENDED 1999
                             --------------------------------------------------
                               March 31    June 30    September 30  December 31
                             ----------   ----------  ------------  -----------

Interest income              $7,080,100   $7,150,406   $7,614,167   $7,885,955
Interest expense              3,228,619    3,189,554    3,547,337    3,678,078
                             ----------   ----------   ----------   ----------
Net interest income           3,851,481    3,960,852    4,066,830    4,207,877
Provision for loan losses        45,000       45,000      105,000      105,000
Non-interest income             601,158      680,365      730,928      751,615
Non-interest expense          2,099,755    2,257,533    2,329,841    2,545,832
                             ----------   ----------   ----------   ----------
Income before income taxes    2,307,884    2,338,684    2,362,917    2,308,660
Income tax expense              741,114      747,492      760,121      733,664
                             ----------   ----------   ----------   ----------
Net income                   $1,566,770   $1,591,192   $1,602,796   $1,574,996
                             ==========   ==========   ==========   ==========
Net income per Share of
Capital Stock                $     0.52   $     0.52   $     0.53   $     0.53
                             ==========   ==========   ==========   ==========
Weighted average shares
outstanding:
Basic                         3,023,799    3,023,799    3,023,799    3,023,684
                             ==========   ==========   ==========   ==========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 21 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 is as follows:

BALANCE SHEETS
                                                        December 31
                                                  -------------------------
                                                      2000          1999
                                                  -----------   -----------
ASSETS
     Cash in bank                                 $     3,482   $       770
     Investment in subsidiary                      43,894,268    36,975,372
     Securities available for sale                    457,851       733,363
     Other assets                                     279,780       221,634
                                                  -----------   -----------
     Total Assets                                 $44,635,381   $37,931,139
                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                  $    20,800   $    25,859
     Stockholders' Equity                          44,614,581    37,905,280
                                                  -----------   -----------
     Total Liabilities and Stockholders' Equity   $44,635,381   $37,931,139
                                                  ===========   ===========

STATEMENTS OF INCOME

                                                      Years Ended December 31,
                                               ------------------------------------
                                                  2000         1999         1998
                                               ----------   ----------   ----------
Income
     Dividends from subsidiary                 $3,325,000   $2,500,000   $2,100,000
     Other dividends                               14,141       33,586       32,157

Expenses
     Professional fees                             76,676       84,781       20,979
     Miscellaneous                                 98,356       16,786       14,729
                                               ----------   ----------   ----------
Income Before Income Taxes
     and Equity in Undistributed Earnings of
     Subsidiary                                 3,164,109    2,432,019    2,096,449

Equity in Undistributed
     Earnings of Subsidiary                     3,541,152    3,903,735    3,704,481
                                               ----------   ----------   ----------
Net Income                                     $6,705,261   $6,335,754   $5,800,930
                                               ==========   ==========   ==========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998


NOTE 21 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                              Years Ended December 31,
                                                     -----------------------------------------
                                                        2000           1999           1998
                                                     -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income                                     $ 6,705,261    $ 6,335,754    $ 5,800,930
      Adjustments to reconcile net income to
         net cash provided by operating
         activities:
             Decrease in cash due to changes
               in assets and liabilities:
                  Equity in undistributed earnings
                    of subsidiary                     (3,541,152)    (3,903,735)    (3,704,481)
                  Other assets                           (58,146)             -              -
                                                     -----------    -----------    -----------
Net Cash From Operating Activities                     3,105,963      2,432,019      2,096,449

CASH FLOWS FROM INVESTING ACTIVITIES

      Proceeds from sale of securities available
         for sale                                        260,631         74,773              -
      Purchase of securities available for sale                -              -       (158,861)
                                                     -----------    -----------    -----------
Net Cash From (Used By) Investing Activities             260,631         74,773       (158,861)

CASH FLOWS FROM FINANCING ACTIVITIES

      Dividends paid                                  (2,762,018)    (2,419,039)    (1,938,380)
      Purchase of Treasury Stock                        (601,864)       (87,612)             -
                                                     -----------    -----------    -----------
Net Cash Used by Financing Activities                 (3,363,882)    (2,506,651)    (1,938,380)
                                                     -----------    -----------    -----------

Net Change in Cash and Cash Equivalents                    2,712            141           (792)

Cash and Cash Equivalents at Beginning
      of Year                                                770            629          1,421
                                                     -----------    -----------    -----------
Cash and Cash Equivalents at End of Year             $     3,482    $       770    $       629
                                                     ===========    ===========    ===========

                                      -37-

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 22 -- JOINT VENTURES

In 2000, the Bancorp formed a new subsidiary, IBT Financial Services, LLC. The newly formed subsidiary commenced operations in June 2000 and offers a full range of investment products and insurance services to customers and the general public. The Bancorp owns fifty percent of the newly formed company and is accounting for its investment using the equity method. As of December 31, 2000, the corporate joint venture is reflected in the other assets section of the balance sheet at $49,270 which represents the Bancorp's cost in the amount of $125,000 less equity in the undistributed net losses during the year of $75,730.

Also in 2000, the Bancorp formed a new partnership, T.A. of Irwin, L.P. This newly formed partnership commenced operations in October 2000 and provides title insurance to the general public. The Bancorp's capital contribution was $13,231 representing an 85% limited partnership interest. The Bancorp is using the equity method to account for its investment in the partnership. As of December 31, 2000, the partnership is reflected in the other assets section of the balance sheet at $8,876 which represents the Bancorp's initial cost less equity in the undistributed net losses during the year of $4,355.

IBT BANCORP, INC.

Corporate Profile
IBT Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is the bank holding company for Irwin Bank & Trust Company ("Irwin Bank"). Irwin Bank is the principal subsidiary of the Company.

Irwin Bank & Trust Company was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The Bank is headquartered in Irwin,
Pennsylvania and conducts business through 6 full service branches, 5 supermarket branches, a loan office and a trust office, in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of deposits, commercial and retail banking services, as well as trust services to consumers and businesses. Deposits in Irwin Bank are insured by the Federal Deposit Insurance Corporation to applicable limits.

Stock Market Information
The Company's common stock is listed on the OTC Bulletin Board under the symbol "IBTB". As of March 02, 2001, IBT Bancorp, Inc. had approximately 648 shareholders of record and 3,001,923 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

The following table sets forth high and low bid prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the OTC Bulletin Board. All such bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. On January 29, 1999, the Company paid a 5% stock dividend and a 200% stock dividend (in the form of a three for one stock split), respectively. Cash dividend and market prices set forth in the table below have also been adjusted for the stock dividends declared and paid by the Company.

                                  Price Range               Cash Dividends
                          High ($)           Low ($)      Declared Per Share ($)
                          --------           -------      ----------------------

    1999
    ----
      First Quarter         40.00             28.33                  .20
      Second Quarter        34.75             32.00                  .20
      Third Quarter         34.00             31.75                  .20
      Fourth Quarter        33.38             29.00                  .20

    2000
    ----
      First Quarter         33.50             24.00                  .23
      Second Quarter        27.00             21.50                  .23
      Third Quarter         22.25             20.00                  .23
      Fourth Quarter        22.25             20.13                  .23

The ability of the Company to pay dividends is dependent upon the ability of Irwin Bank to pay dividends to the Company. Because Irwin Bank is a depository institution insured by the FDIC it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Additionally, Irwin Bank is also subject to certain state banking regulations. Under Federal Reserve policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to Irwin Bank and to commit resources to support Irwin Bank in circum-stances where it might not do so absent such a policy. This policy could have the effect of reducing the amount of dividends declarable by the Company.


                                       40