Form 10-K405, Exhibit 13
period 2001-12-31
IBT BANCORP INC
filed 2002-03-15
CIK 801122

SELECTED FINANCIAL INFORMATION

                                      IBT BANCORP, INC. & SUBSIDIARY


-----------------------------------------------------------------------------------------------------------

                                                             At or for the Years Ended December 31,
                                                   --------------------------------------------------------
                                                     2001        2000        1999        1998        1997
                                                   --------    --------    --------    --------    --------
                                                        (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Assets                                             $524,044    $496,379    $445,721    $412,366    $366,457
Cash and cash equivalents                            25,219      21,746      19,264      43,396      27,700
Securities available for sale                       162,968     167,874     151,063     118,778     107,801
Securities held to maturity                              --          --          --       2,569       5,855
Loans receivable (net)                              315,132     291,914     260,502     238,304     216,487
Deposits                                            422,462     409,638     368,680     356,383     324,317
Repurchase agreements                                11,207       9,022       6,457          --          --
Federal funds purchased                                  --          --       7,000          --          --
FHLB advances                                        35,000      28,000      22,000      14,000       4,000
Shareholders' equity                                 49,725      44,615      37,905      38,201      34,302

Selected Results of Operations:
Interest income                                    $ 35,185    $ 33,787    $ 29,731    $ 27,768    $ 25,349
Net interest income                                  18,226      17,200      16,087      15,182      13,832
Provision for loan losses                               500         300         300         300         300
Net interest income after provision
   for loan losses                                   17,726      16,900      15,787      14,882      13,532
Other income                                          4,009       2,946       2,764       2,093       1,733
Other expense                                        11,284      10,181       9,233       8,438       7,683
Net income                                            7,465       6,705       6,336       5,801       5,193

Per Share Data:
Net Income
   Basic                                           $   2.49    $   2.23    $   2.10    $   1.92    $   1.72
   Diluted                                             2.49        2.23        2.10        1.92        1.72
Cash dividends declared                                1.04        0.92        0.80        0.64        0.51

Selected Ratios:
Return on average assets                               1.45%       1.44%       1.49%       1.54%       1.52%
Return on average equity                              15.57%      16.87%      16.54%      15.97%      16.27%
Ratio of average equity to average assets              9.31%       8.52%       8.99%       9.63%       9.84%
Dividend payout                                       41.77%      41.26%      38.10%      33.33%      29.65%

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

FINANCIAL CONDITION

         At December 31, 2001, total assets increased $27.6 million, or 5.56%, to $524.0 million from $496.4 million at December 31, 2000. The increase in total assets was primarily the result of a $23.2 million increase in net loans receivable and a net increase of $8.8 million in other assts.

         The increase in the loan portfolio was mainly due to the growth of the fixed rate one-to four-family mortgage loan, multi-family properties, and commercial mortgage of $5.1 million, $6.8 million, and $9.2 million, respectively. The loan portfolio continues to grow due to the Company's offering of competitive market interest rates. The growth in total deposits of $12.9 million and additional FHLB advances of $7.0 million were used primarily to fund the growth in the loan portfolio.

         In the fourth quarter of fiscal 2001, Irwin Bank & Trust Co. (the "Bank") purchased $10.0 million of premium life insurance policies on officers of the Bank. Due to such purchases, other assets increased $8.8 million at December 31, 2001. These life insurance policies were funded through $3.0 million in federal funds sold, $2.6 million in certificates of deposits, and $5.0 million of proceeds from sales of available for sale securities.

         At December 31, 2001, total liabilities increased $22.5 million, or 5.0%, to $474.3 million from $451.8 million at December 31, 2000. The increase primarily related to the increase in total deposits of $12.9 million. Of this increase, non-interest bearing and interest-bearing deposits increased $5.8 million and $7.0 million, respectively. The increase in interest-bearing deposits resulted mainly from increases in savings and interest-bearing checking accounts of $6.8 million and $5.6 million, respectively, offset by a decrease of $5.2 million in certificates of deposit. Such increases were the result of a growing deposit base and competitive interest rates.

         Non interest-bearing deposits increased $5.8 million to $70.1 million at December 31, 2001 from $64.3 million at December 31, 2000. Such increases reflect additions to non-interest bearing deposits of $17.0 million offset by $11.2 million in investments in repurchase agreements. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. At December 31, 2001, the amount of repurchase agreements totaled $11.2 million. See Note 6 to the consolidated financial statements.

         At December 31, 2001, total stockholders' equity increased $5.1 million to $49.7 million from $44.6 million at December 31, 2000. The increase was primarily due to net income of $7.5 million for the period and a $1.1 million increase in accumulated other comprehensive income (net of income taxes), offset by the purchase of $396,000 of Company stock, and dividends paid of $3.1 million. Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on the available for sale securities due to fluctuations in interest rates. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. See Note 2 to the consolidated financial statements.

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

RESULTS OF OPERATIONS

         Net Income: Net income increased approximately $760,000, or 11.3%, to $7.5 million for the year ended December 31, 2001 from $6.7 million for the year ended December 31, 2000. The increase in net income for fiscal 2001 compared to fiscal 2000 was primarily due to an $800,000 increase in net interest income after provision for loan losses. Such increase was primarily attributable to a $49.9 million increase in the average balances of interest earning assets offset by a 16-bassis point decline in the interest rate spread.

         At December 31, 2000, net income increased approximately $369,000, or 5.8%, to $6.7 million from $6.3 million for the year ended December 31, 1999. The increase in net income for 2000 was primarily attributable to a $37.6 million increase in the average balance of interest earning assets.

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

         Net interest income increased $1.0 million, or 5.8%, to $18.2 million for 2001 compared to $17.2 million for 2000. The increase was primarily due to the increase in average loans of $24.6 million and average investment securities available for sale of $17.9 million offset by a 48 basis point decrease in the yield on average interest earning assets to 7.11% for 2001 from 7.59% for 2000. The decrease in the yield on average interest earning assets was primarily the result of yield decreases in average loans and average investment securities of 16 basis points and 81 basis points, respectively. The decrease in the average yields reflects effects of the interest rate environment and the multiple Federal Reserve easings of interest rates during fiscal 2001. Though average interest-bearing liabilities increased $35.2 million in fiscal 2001, interest expense remained relatively unchanged from fiscal 2000 due to a 32-basis point decline in average cost of funds in fiscal 2001.

         Net interest income increased $1.1 million, or 6.8%, to $17.2 million for 2000 compared to $16.1 million for 1999. The increase was primarily due to the increase in average loans of $27.8 million and average investment securities available for sale of $14.9 million coupled with a 30 basis point increase in the yield on average interest earning assets to 7.59% for 2000 from 7.29% for 1999. The increase in the yield on average interest earning assets was primarily the result of yield increases in average loans and average investment securities of 21 basis points and 28 basis points, respectively. Such increases were the result of loans and investments being made at higher interest rates. The increase in average loans and average investment securities available for sale were partially funded by the increase in average interest bearing liabilities of $34.0 million. Offsetting the increase in net interest income was a 43 basis point increase in average cost of funds to 4.58% for 2000 from 4.15% for 1999. Cost of funds on average interest bearing liabilities increased mainly due to the increase in the average balance in certificates of deposit and other liabilities coupled with higher interest rates being paid on total deposit products and other liabilities.

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

                                                                            Year Ended December 31,
                                        --------------------------------------------------------------------------------------------
                                                       2001                           2000                          1999
                                        -------------------------------    --------------------------    ---------------------------
                                                                Average                       Average                        Average
                                             Average            Yield/     Average            Yield/     Average             Yield/
                                             Balance Interest   Cost       Balance   Interest Cost       Balance   Interest  Cost
                                             ------- --------   -------    -------   -------- -------    -------   --------  -------

Interest-earning assets:
Loans receivable    (1)                    $ 304,080  $24,320     8.00%  $ 279,400    $22,808   8.16%   $251,574    $20,000    7.95%
Investment securities available
   for sale (2)                              177,263   10,337     5.83%    159,394     10,578   6.64%    144,544      9,195    6.36%
Investment securities held to maturity                                                                     1,208         36    2.98%
Other interest-earning assets (5)             13,850      527     3.81%      6,464        401   6.20%     10,319        500    4.85%
                                           ---------  -------     ----   ---------    -------   ----    --------    -------    ----
  Total interest earning assets            $ 495,193  $35,184     7.11%  $ 445,258    $33,787   7.59%   $407,645    $29,731    7.29%
                                           =========  =======     ====   =========    =======   ====    ========    =======    ====

Non-interest earning assets                   19,667                        21,558                        18,655
                                           ---------                     ---------                      --------
Total assets                               $ 514,860                     $ 466,816                      $426,300
                                           =========                     =========                      ========

Interest-bearing liabilities:
Money market accounts                         55,020    1,751     3.18%     56,079      2,275   4.06%     56,731      2,069    3.65%
Certificates of Deposit                      205,242   11,286     5.50%    182,465     10,364   5.68%    162,668      8,418    5.17%
Other liabilities                            137,481    3,921     2.85%    123,928      3,949   3.19%    109,061      3,157    2.89%
                                           ---------  -------     ----   ---------    -------   ----    --------    -------    ----
Total interest-bearing liabilities         $ 397,743  $16,958     4.26%  $ 362,472    $16,588   4.58%   $328,460    $13,644    4.15%
                                           =========  =======   ======   =========    ======= ======    ========    =======  ======

Non-interest-bearing liabilities              69,167                        64,591                        59,530
                                           ---------                     ---------                      --------
    Total liabilities                      $ 466,910                     $ 427,063                      $387,990
                                           =========                     =========                      ========
Retained Earnings (6)                         47,950                        39,753                        38,310
                                           ---------                     ---------                      --------
Total liabilities and
    stockholders' equity                   $ 514,860                     $ 466,816                      $426,300
                                           =========                     =========                      ========
Net interest income                                   $18,226                         $17,199                       $16,087
                                                      =======                         =======                       =======
Interest rate spread (3)                                          2.85%                         3.01%                          3.14%
                                                                ======                        ======                         ======
Net yield on interest-earning assets (4)                          3.68%                         3.86%                          3.95%
                                                                ======                        ======                         ======
Ratio of average interest-earning
   assets to average interest-
   bearing liabilities                                          124.50%                       122.84%                        124.11%
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

         The following table shows the effect of changes in volumes and rates on interest income and interest expense. The changes in interest income and interest expense attributable to changes in both volume and rate have been allocated to the changes due to rate. Tax exempt income was not recalculated on a tax equivalent basis due to the immateriality of the change to the table resulting from a recalculation.

                                         Year Ended December 31,      Year Ended December 31,
                                     -----------------------------   --------------------------
                                              2001 vs. 2000                 2000 vs. 1999
                                     -----------------------------   --------------------------
                                            Increase (Decrease)           Increase (Decrease)
                                                 Due to                       Due to
                                     -----------------------------   --------------------------
                                       Volume      Rate      Net     Volume      Rate     Net
                                     -----------------------------   --------------------------
                                              (In Thousands)                (In Thousands)
Interest income:
   Loans receivable                     2,014      (502)    1,512     2,212       596     2,808
   Investment securities
      available for sale                1,186    (1,427)     (241)      945       438     1,383

   Investment securities held to
     maturity                              --        --        --       (36)       --       (36)
   Other interest earning assets          458      (332)      126      (187)       88       (99)
                                        -----      ----     -----     -----      ----     -----
     Total interest-earning assets      3,658    (2,261)    1,397     2,934     1,122     4,056
                                        =====    ======     =====     =====     =====     =====

Interest expense:
   Money market accounts                  (43)     (481)     (524)      (24)      230       206
   Certificates of deposit              1,294      (372)      922     1,024       922     1,946
   Other liabilities                      432      (460)      (28)      430       362       792
                                        -----      ----     -----     -----      ----     -----
  Total interest-bearing liabilities    1,683    (1,313)      370     1,430     1,514     2,944
                                        -----      ----     -----     -----      ----     -----
Net change in interest income           1,975      (948)    1,027     1,504      (392)    1,112
                                        =====      ====     =====     =====      ====     =====

         Provision for Loan Losses: The Company recorded a provision for loan losses of $500,000 for 2001 and $300,000 for 2000, and 1999. The $200,000
increase in the provision for loan losses for the year ended December 31, 2001 was precipitated by the increase in non-accrual loans of $1.0 million at December 31, 2001. Such increase in non-accrual loans was primarily the result of an increase in loans secured by real estate.

         The evaluation for determining the provision includes evaluations of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other information available at such time. The Company continues to monitor its allowance for loan losses and make economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued success of changing the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one-to-four family loans) to higher yielding loans (i.e., equity loans, multi-family (five or more units buildings, and commercial (nonresidential mortgages). Although the Company maintains its allowance for loan losses at a level that it considers to be adequate at the balance sheet date, there can be no assurance that losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

         Other Income: Total other income increased approximately $1.1 million, or 37.9%, to $4.0 million for the year ended December 31, 2001 from $2.9 million for the year ended December 31, 2000. The increases were the result of gains from available for sale securities, originally purchased at a discount, of $453,000, where the issuing agencies exercised their option to call the securities prior to their maturity. Also, service fees increased $300,000 due primarily to a $122,000 increase in miscellaneous loan fee income generated through rate modification fees on existing loans, $78,000 in additional overdraft fees due to the increased deposit base, and $43,000 in service fees from the "extra" checking product. Debit card fees increased $119,000 a result of increased usage. Other income increased $200,000 primarily due to income of $102,000 from T.A. of Irwin, L.P., a partnership formed by the Company in October 2000 to provide title insurance to the general public, $43,000 in additional income generated through the Company's Trust Department, and $49,000 in commissions received from the sale of investment products through UVest Financial Services.

         For the year ended December 31, 2000, total other income increased approximately $182,000, or 6.6%, to $2.9 million from $2.8 million for the year ended December 31, 1999. The increases were the result of service fees and debit card fees totaling $282,000, $115,000 gain from the sale of the credit card portfolio, offset by investment security losses of $107,000. The increase in service fees resulted from an increase in overdraft fees due to a larger deposit base from the prior year. The increase in debit card fees resulted from increased customer usage.

         Other Expenses: Total other expenses increased approximately $1.1 million, or 10.8%, to $11.3 million for 2001 from $10.2 million for 2000. This increase was primarily the result of an increase in salaries of approximately $300,000 to $4.4 million for 2001 from $4.1 million for 2000. Such an increase was mainly due to normal merit increases and additional staff of 5 full-time employees. Occupancy expense increased $200,000 to $1.2 million in 2001 from $1.0 million in 2000 primarily due to increased depreciation, rental, real estate tax expense, and building maintenance expense of $80,000, $27,000, $24,000, and $28,000, respectively. Data processing and ATM expenses increased $178,000 to $1.2 million in 2001 from $972,000 in 2000. Such increases were a result of increased fees from the Company's processors. Other expenses increased $500,000 to $3.5 million for 2001 from $3.0 million for 2000. Such increase was primarily due to increased legal fees of $76,000, increased losses from bad checks of $59,000, increased costs related to debit card usage of $53,000, and increased postage expense of $41,000. All of these increases are due to the cost of doing business.

         Total other expenses increased approximately $1.0 million, or 10.9%, to $10.2 million for 2000 from $9.2 million for 1999. This increase was primarily the result of an increase in salaries of approximately $500,000 to $4.1 million for 2000 from $3.6 million for 1999. As previously disclosed, the Company instituted an across the board salary increase to all non-officer employees and eliminated the bonus reward program for non-officer employees in January 2000. Pension and other employee benefits increased approximately $61,000 to $1.1 million for 2000 from $1.0 million for 1999 a result of increases in health insurance premiums. Data processing and ATM expenses increased $89,000 to $1.0 million in 2000 from $900,000 in 1999. Such increases were a result of increased fees from the Company's processors. Other expenses increased $200,000 to $3.0 million for 2000 from $2.8 million for 1999. The increase in other expenses includes approximately $76,000 in aggregate net losses from the Company's investments in IB&T financial Services, LLC ("IB&T Financial") and T.A. of Irwin, L.P.. The investment in IB&T Financial was dissolved in the second quarter of 2001.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowing from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, repay maturing borrowings, purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2001, the Company had commitments to extend credit of $73.4 million.

         The Company's liquid assets consist of cash and cash equivalents, which include investments in short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2001, cash and cash equivalents totaled $25.3 million

         Net cash used by operating activities for 2001 totaled $377,000, as compared to net cash from operating activities of $7.3 million for 2000 and $6.5 million for 1999.

         Net cash used by investing activities for 2001 totaled $14.7 million, as compared to cash used of $44.0 million for 2000 and $61.8 million for 1999. The decrease of $29.3 million for 2001 was mainly attributed to an increase $86.6 million in proceeds from maturities of securities held to maturity and a decrease of $8.0 million in net loans made to customer, offset by $69.8 million in purchases of securities available for sale. The decrease of $17.8 million for 2000 was mainly attributed to net decreases in purchases of available for sale securities. Net cash used to purchase available for sale securities for 2000 decreased $26.0 million.

         Net cash from financing activities for the year ended December 31, 2001 totaled $18.5 million, as compared to cash from financing activities of $39.2 million for 2000 and $31.2 million for 1999. The $20.7 million decrease in cash from financing activities for 2001 was a result of a $28.2 million decrease in deposits offset by an increase of $7.0 million in federal funds purchased. The $8.0 million increase in cash from financing activities for 2000 was a result of a $28.7 million increase in deposits offset by a decrease of $3.9 million in securities sold under agreements to repurchase, a $14.0 million decrease in federal funds purchased, and a decrease of $2.0 million in net proceeds from FHLB advances.

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

         The principle objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the appropriate level of risk given the Company's business strategy, operating environment, capital and liquidity requirements, performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability of its operations to changes in interest rates. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and the Company's exposure limits.

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

         The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2001. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principle. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principle. For interest earning assets, no prepayments are assumed. For interest bearing liabilities, negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

               IBT BANCORP, INC., & SUBSIDIARY 2001 ANNUAL REPORT

Expected Maturity/Principal Repayment at December 31,

                                                                               Total      Book      Fair
                              2002      2003      2004      2005      2006   Thereafter   Value     Value
                             -------   -------   -------   -------  -------  ----------  -------   -------
                                                              (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans               10,447     7,484     7,888     8,437    10,631   128,327   173,214   174,796
Home equity loans,
    second mortgage
    Loans, student loans,
    Other loans              23,251    11,198     9,184     7,792     6,553    25,773    83,751    87,145
Commercial loans,
    municipal loans          15,031     4,077     4,575     2,416     1,503    32,952    60,554    62,479
Investment securities
    available for sale       38,738    15,123     8,424     2,646     5,138    88,763   158,832   160,867


Interest-bearing
----------------
liabilities
-----------
NOW and other
    Transaction accounts     11,792         -         -         -         -         -    11,792    11,792
Money market and
    other savings
    accounts                140,118         -         -         -         -         -   140,118   140,118
Certificates of
    deposits                139,069    30,444    13,524    10,242     3,712     3,438   200,429   202,331
Federal home loan
    bank of Pittsburgh
    advances                  2,000         -    10,000         -         -    23,000    35,000    41,156

EDWARDS
SAUER & OWENS
------------------------------
Certified Public Accountants &
Business Advisors



                          INDEPENDENT AUDITORS' REPORT



 To the Board of Directors
 IBT Bancorp, Inc.
 Irwin, Pennsylvania


We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp), and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/Edwards Sauer & Owens

Pittsburgh, Pennsylvania
January 25, 2002

                          CONSOLIDATED BALANCE SHEETS

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                                December 31,
                                                       ------------------------------
                                                            2001             2000
                                                       -------------    -------------
 ASSETS
      Cash and due from banks                          $  16,751,407    $  12,877,327
      Interest-bearing deposits in banks                   7,373,528        4,740,068
      Federal funds sold                                   1,094,000        4,129,000
      Certificates of deposit                                100,000        2,700,000
      Securities available for sale                      160,866,698      165,909,886
      Federal Home Loan Bank stock, at cost                2,101,800        1,964,300
      Loans, net of allowance for loan losses of
           $2,113,806 in 2001 and $1,919,327 in 2000     315,131,774      291,914,060
      Premises and equipment, net                          4,655,510        4,899,777
      Other assets                                        15,969,430        7,245,015
                                                       -------------    -------------
Total Assets                                           $ 524,044,147    $ 496,379,433
                                                       =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Deposits
           Non-interest bearing                        $  70,121,716    $  64,316,265
           Interest-bearing                              352,340,377      345,322,197
                                                       -------------    -------------
           Total deposits                                422,462,093      409,638,462

      Repurchase agreements                               11,207,072        9,022,190
      Accrued interest and other liabilities               5,650,276        5,104,200
      FHLB advances                                       35,000,000       28,000,000
                                                       -------------    -------------
      Total liabilities                                  474,319,441      451,764,852

Stockholders' Equity
      Capital stock, par value $1.25, 50,000,000
           shares  authorized,  3,023,799 shares
           issued, 2,985,695 and 3,001,923
           shares outstanding at December 31, 2001
           and December 31, 2000, respectively             3,779,749        3,779,749
      Surplus                                              2,073,102        2,073,102
      Retained earnings                                   43,613,936       39,261,880
      Accumulated other comprehensive income               1,342,672          189,326
                                                       -------------    -------------
                                                          50,809,459       45,304,057
      Less:  Treasury stock, at cost                      (1,084,753)        (689,476)
                                                       -------------    -------------
      Total stockholders' equity                          49,724,706       44,614,581
                                                       -------------    -------------
Total Liabilities and Stockholders' Equity             $ 524,044,147    $ 496,379,433
                                                       =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                      Years ended December 31,
                                              --------------------------------------------
                                                  2001            2000            1999
                                              ------------    ------------    ------------
Interest Income
        Loans, including fees                 $ 24,320,407    $ 22,807,718    $ 19,999,321
        Investment securities                   10,337,309      10,578,510       9,231,496
        Federal funds sold                         527,021         400,886         499,811
                                              ------------    ------------    ------------
        Total interest income                   35,184,737      33,787,114      29,730,628

Interest Expense
        Deposits                                14,773,560      14,603,671      12,473,855
        FHLB advances                            1,833,212       1,586,859         974,405
        Repurchase agreements                      351,473         362,684         191,193
        Federal funds purchased                          -          34,354           4,135
                                              ------------    ------------    ------------
        Total interest expense                  16,958,245      16,587,568      13,643,588
                                              ------------    ------------    ------------
Net Interest Income                             18,226,492      17,199,546      16,087,040

Provision for Loan Losses                          500,000         300,000         300,000
                                              ------------    ------------    ------------
Net Interest Income after Provision
for Loan Losses                                 17,726,492      16,899,546      15,787,040

Other Income (Losses)
        Service fees                             1,854,595       1,645,913       1,497,861
        Investment security gains                  452,890               -          53,194
        Investment security losses                 (60,792)       (106,974)        (29,687)
        Debit card fees                            520,393         401,080         266,079
        Other income                             1,241,736       1,006,422         976,619
                                              ------------    ------------    ------------
        Total other income                       4,008,822       2,946,441       2,764,066

Other Expenses
        Salaries                                 4,359,468       4,084,817       3,566,947
        Pension and other employee benefits      1,081,027       1,056,116         994,960
        Occupancy expense                        1,209,779       1,020,734         949,662
        Data processing expense                    750,896         588,193         535,108
        ATM expense                                398,986         383,935         348,414
        Other expenses                           3,484,000       3,047,492       2,837,870
                                              ------------    ------------    ------------
        Total other expenses                    11,284,156      10,181,287       9,232,961
                                              ------------    ------------    ------------
Income Before Income Taxes                      10,451,158       9,664,700       9,318,145

Provision for Income Taxes                       2,985,824       2,959,439       2,982,391
                                              ------------    ------------    ------------
Net income                                    $  7,465,334    $  6,705,261    $  6,335,754
                                              ============    ============    ============
Basic Earnings per Share                      $       2.49    $       2.23    $       2.10
                                              ============    ============    ============
Diluted Earnings per Share                    $       2.49    $       2.23    $       2.10
                                              ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999

                                                                                     Accumulated
                                                                                        Other
                                   Capital                            Retained      Comprehensive       Treasury
                                    Stock            Surplus          Earnings           Income           Stock              Total
                                ---------------  ----------------  ----------------  ---------------  ---------------   ------------
   Balance at
   December 31, 1998            $    3,779,749   $     2,073,102   $    31,401,922   $      946,156   $       -    $    38,200,929

   Comprehensive Income
     Net income                                                          6,335,754                                       6,335,754
     Other comprehensive
       income, net of tax:
       Change in net
         unrealized holding
         gains on securities
         available for sale,
         net of deferred
         income tax benefit
         of $2,034,128                                                                   (3,948,601)                    (3,948,601)

       Reclassification
         adjustment, net of
         deferred income
         tax of $90,744                                                                    (176,151)                      (176,151)
                                                                                                                     --------------
                                                                                                                        (4,124,752)
                                                                                                                     --------------
         Total Comprehensive
            Income                                                                                                       2,211,002

   Cash dividends ($0.80)                                               (2,419,039)                                     (2,419,039)

   Purchase of Treasury Stock                                                                           (87,612)           (87,612)
                                ---------------  ----------------  ----------------  ---------------  ----------   ----------------
   Balance at
   December 31, 1999            $    3,779,749   $     2,073,102   $    35,318,637   $   (3,178,596)  $ (87,612)   $    37,905,280


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


                                                                                   Accumulated
                                                                                      Other
                                Capital                            Retained       Comprehensive       Treasury
                                 Stock            Surplus          Earnings           Income            Stock             Total
                            ----------------- ----------------  ----------------  ---------------- ---------------- ----------------
Balance at
December 31, 1999           $      3,779,749  $     2,073,102   $    35,318,637   $    (3,178,596) $   (87,612) $       37,905,280

Comprehensive Income
     Net income                                                       6,705,261                                          6,705,261
     Other comprehensive
       income, net of tax:
       Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax  of
        $1,722,575                                                                      3,343,822                        3,343,822

       Reclassification
        adjustment, net of
        deferred income
        tax benefit
        of $12,415                                                                         24,100                           24,100
                                                                                                                -------------------
                                                                                                                         3,367,922
                                                                                                                -------------------
        Total Comprehensive
          Income                                                                                                        10,073,183

Cash dividends ($0.92)                                               (2,762,018)                                        (2,762,018)

Purchase of Treasury Stock                                                                            (601,864)           (601,864)
                            ----------------- ----------------  ----------------  ---------------- ------------ -------------------
Balance at
December 31, 2000           $      3,779,749  $     2,073,102   $    39,261,880   $       189,326  $  (689,476) $       44,614,581


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999

                                                                                      Accumulated
                                                                                         Other
                                  Capital                            Retained        Comprehensive       Treasury
                                   Stock           Surplus           Earnings            Income            Stock          Total
                           ---------------- ------------------------------------ ---------------------------------------------------
Balance at
December 31, 2000              $ 3,779,749       $ 2,073,102       $ 39,261,880         $ 189,326        $ (689,476)  $ 44,614,581

Comprehensive Income
   Net income                                                         7,465,334                                          7,465,334
   Other comprehensive
    income, net of tax:
    Change in net
      unrealized holding
      gains on securities
      available for sale,
      net of deferred
      income tax  of
      $1,034,101                                                                        1,450,626                        1,450,626

    Reclassification
      adjustment, net of
      deferred income
      tax of $153,144                                                                    (297,280)                        (297,280)
                                                                                                                     --------------
                                                                                                                         1,153,346
                                                                                                                     --------------
      Total Comprehensive
       Income                                                                                                            8,618,680

Cash dividends ($1.04)                                               (3,113,278)                                        (3,113,278)

Purchase of
    Treasury Stock                                                                                         (395,277)      (395,277)
                           ---------------- ------------------------------------ ----------------------------------- --------------

Balance at
December 31, 2001               $3,779,749        $2,073,102       $ 43,613,936        $1,342,672       $(1,084,753)  $ 49,724,706
                           ================ ==================================== =================================== ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                                              Years ended December 31,
                                                                  --------------------------------------------
                                                                       2001            2000            1999
                                                                  ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                  $  7,465,334    $  6,705,261    $  6,335,754
      Adjustments to reconcile net cash
      from operating activities:
      Depreciation                                                     607,993         528,335         499,068
      Net amortization/accretion of
      premiums and discounts                                           102,482          (9,800)         20,934
      Net investment security (gains) losses                          (392,098)        106,974         (23,507)
      Provision for loan losses                                        500,000         300,000         300,000
      Increase (decrease) in cash due to
      changes in assets and liabilities:
      Other assets                                                  (8,613,031)     (1,610,223)       (566,193)
      Accrued interest and other liabilities                           (48,024)      1,327,616        (102,823)
                                                                  ------------    ------------    ------------

Net Cash (Used By) From Operating Activities                          (377,344)      7,348,163       6,463,233

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of certificates of deposit                           (2,606,400)     (2,700,000)     (3,000,000)
      Proceeds from maturity of certificates of deposit              5,206,400       3,000,000               -
      Proceeds from sales of securities available for sale           8,128,240       6,153,348       7,579,149
      Proceeds from maturities of securities held to maturity                -               -       2,569,215
      Proceeds from maturities of securities available for sale     98,681,479      12,000,998      50,293,783
      Purchase of securities available for sale                    (99,729,469)    (29,959,587)    (95,748,942)
      Net loans made to customers                                  (23,829,098)    (31,821,372)    (22,530,641)
      Purchases of premises and equipment                             (363,726)       (699,410)       (348,637)
      Purchase of Federal Home Loan Bank stock                        (137,500)              -        (656,200)
                                                                  ------------    ------------    ------------

Net Cash Used By Investing Activities                              (14,650,074)    (44,026,023)    (61,842,273)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                      12,823,631      40,957,977      12,297,347
      Net increase in securities sold
      under agreements to repurchase                                 2,184,882       2,565,593       6,456,597
      Net (decrease) increase in federal
      funds purchased                                                        -      (7,000,000)      7,000,000
      Dividends                                                     (3,113,278)     (2,762,018)     (2,419,039)
      Proceeds from FHLB advances                                    9,000,000       7,000,000      10,000,000
      Repayment of FHLB advances                                    (2,000,000)     (1,000,000)     (2,000,000)
      Purchase of treasury stock                                      (395,277)       (601,864)        (87,612)
                                                                  ------------    ------------    ------------

Net Cash From Financing Activities                                  18,499,958      39,159,688      31,247,293
                                                                  ------------    ------------    ------------

Net Change in Cash and Cash Equivalents                              3,472,540       2,481,828     (24,131,747)

Cash and Cash Equivalents at Beginning of Year                      21,746,395      19,264,567      43,396,314
                                                                  ------------    ------------    ------------

Cash and Cash Equivalents at End of Year                          $ 25,218,935    $ 21,746,395    $ 19,264,567
                                                                  ============    ============    ============

                                       17

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY


                                                               Years Ended December 31,
                                                     ------------------------------------------
                                                         2001           2000           1999
                                                     ------------   ------------   ------------
SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest                                  $ 18,089,680   $ 15,052,496   $ 13,736,652

           Income taxes                              $  3,003,600   $  2,904,000   $  2,987,643


NON CASH TRANSACTIONS

       Recorded unrealized gains (losses)
           on securities available for sale          $  2,034,303   $    286,857   $ (4,816,056)
           at December 31

       Deferred income taxes (benefit) on recorded
           unrealized gains (losses) on securities
           available for sale at December 31         $    691,631   $     97,531   $ (1,637,460)

       Loans transferred to foreclosed real estate
           during the year                           $    432,376   $    320,992   $    211,410

       Recorded nonmonetary gain on
           securities available for sale
           at December 31                            $     81,092   $          -   $          -

       Recorded increase in cash
           surrender value of
           life insurance policies                   $     31,161   $          -   $          -

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


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

Advertising Costs: Advertising costs are expensed as incurred. Advertising expense totaled $340,513 for 2001, $301,686 for 2000 and $313,421 for 1999.

Loans and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Earnings per Share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding was 2,993,693, 3,003,334 and 3,023,770 for the years ended December 31, 2001, 2000 and 1999, respectively.

IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2001, 2000 and 1999


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                                                   December 31, 2001
                                           ----------------------------------------------------------------------------------------
                                                                             Gross                 Gross
                                                   Amortized              Unrealized             Unrealized            Market
                                                      Cost                   Gains                 Losses               Value
                                           ---------------------   --------------------   -------------------   -------------------
Obligations of
      U.S. Government Agencies             $         61,214,870    $         1,380,083    $          (50,859)   $       62,544,094
Obligations of State and
      political sub-divisions                        31,530,177                510,233              (196,927)           31,843,483
Mortgage-backed securities                           55,151,710                502,991              (128,591)           55,526,110
Other securities                                        700,745                 38,458                     -               739,203
Equity securities                                    10,234,892                 69,873               (90,957)           10,213,808
                                           ---------------------   --------------------   -------------------   -------------------

                                           $        158,832,394    $         2,501,638    $         (467,334)   $      160,866,698
                                           =====================   ====================   ===================   ===================

                                                                             December 31, 2000
                                           ----------------------------------------------------------------------------------------
                                                                          Gross                 Gross
                                                Amortized              Unrealized             Unrealized            Market
                                                   Cost                   Gains                 Losses               Value
                                           ---------------------   --------------------   -------------------   -------------------
Obligations of
      U.S. Government Agencies             $         97,470,750    $           340,966    $                -    $       97,811,716
Obligations of State and
      political sub-divisions                        18,505,643                404,526                     -            18,910,169
Mortgage-backed securities                           44,679,971                      -              (548,183)           44,131,788
Other securities                                        817,265                  5,562                (2,200)              820,627
Equity securities                                     4,149,400                 86,186                     -             4,235,586
                                           ---------------------   --------------------   -------------------   -------------------

                                           $        165,623,029    $           837,240    $         (550,383)   $      165,909,886
                                           =====================   ====================   ===================   ===================

IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2001, 2000 and 1999


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                     Years Ended December 31,
                                                   ------------------------------
                                                     2001       2000       1999
                                                   --------   --------   --------
Gross realized gains:
U.S. Treasury securities                           $      -   $      -   $ 21,143
Obligations of U.S. Government Agencies             358,639          -      9,790
Obligations of state and political sub-divisions      5,348          -          -
Mortgage-backed securities                              606          -     22,261
Equity securities                                    88,297          -          -
                                                   --------   --------   --------
                                                   $452,890   $      -   $ 53,194
                                                   ========   ========   ========

Gross realized losses:
Obligations of U.S. Government Agencies            $  2,616   $106,974   $ 29,687
Mortgage-backed securities                           58,176          -          -
                                                   --------   --------   --------

                                                   $ 60,792   $106,974   $ 29,687
                                                   ========   ========   ========


The amortized cost and estimated market value of the investment securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2001 are as follows:

                                                   Amortized         Market
                                                      Cost           Value
                                                  ------------   ------------

Due in one year or less                           $  7,000,000   $  7,075,340
Due after one year through five years               32,949,485     33,621,669
Due after five years through ten years              21,058,289     21,681,133
Due after ten years, includes equity securities     97,824,620     98,488,556
                                                  ------------   ------------
                                                  $158,832,394   $160,866,698
                                                  ============   ============

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $2,101,800 and $1,964,300 of FHLB stock at December 31, 2001 and 2000.


NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                         December 31,
                                  ---------------------------
                                       2001           2000
                                  ------------   ------------

Mortgage                          $173,213,532   $152,752,889
Home equity credit                  11,001,475     10,067,310
Installment                         64,053,168     65,326,867
Commercial                          55,185,161     52,675,603
PHEAA                                6,949,783      6,631,715
Municipal                            5,368,664      5,945,048
Credit cards                            31,940              -
Other                                1,715,479        611,416
                                  ------------   ------------
                                   317,519,202    294,010,848
Less:
      Allowance for loan losses      2,113,806      1,919,327
      Deferred loan fees               273,622        177,461
                                  ------------   ------------
                                  $315,131,774   $291,914,060
                                  ============   ============



The total recorded investment in impaired loans amounted to $1,026,975 at December 31, 2001 and $0 at December 31, 2000. The allowance for loan losses related to impaired loans amounted to $154,069 and $0 at December 31, 2001 and 2000, respectively.

Changes in the allowance for loan losses were as follows:

                                            Years Ended December 31,
                                 ------------------------------------------
                                      2001           2000           1999
                                  -----------    -----------    -----------

Balance, beginning of year        $ 1,919,327    $ 2,365,874    $ 2,228,214
Provision charged to operations       500,000        300,000        300,000
Loans charged off                    (344,909)      (767,486)      (175,436)
Recoveries                             39,388         20,939         13,096
                                  -----------    -----------    -----------

Balance, end of year              $ 2,113,806    $ 1,919,327    $ 2,365,874
                                  ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                         December 31,
                                  -------------------------
                                      2001          2000
                                  -----------   -----------

Land                              $   450,466   $   450,466
Buildings and improvements          5,053,222     5,053,222
Furniture and equipment             5,144,515     4,780,789
                                  -----------   -----------
                                   10,648,203    10,284,477
Less:  Accumulated depreciation     5,992,693     5,384,700
                                  -----------   -----------

                                  $ 4,655,510   $ 4,899,777
                                  ===========   ===========


Depreciation  expense  was  $607,993 in 2001,  $528,335 in 2000 and  $499,068 in
1999.

Eight of the Bank's commercial branch office buildings and/or land and the Bank's trust division office are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                  2002                       $          184,805
                  2003                                  184,662
                  2004                                  178,470
                  2005                                  132,135
                  2006                                   70,285
                  2007 and thereafter                   476,252
                                             -------------------
                                             $        1,226,609
                                             ===================


Rental expense under these operating leases was $178,437, $149,043 and $130,780 for the years ended December 31, 2001, 2000 and 1999, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 5 -- JOINT VENTURES

In 2000, the Bancorp formed a new subsidiary, IB&T Financial Services, LLC. The newly formed subsidiary commenced operations in June 2000 and offers a full range of investment products and insurance services to customers and the general public. The Bancorp owns fifty percent of the newly formed company and is accounting for its investment using the equity method. As of December 31, 2000, the corporate joint venture is reflected in the other assets section of the balance sheet at $49,270 which represents the Bancorp's cost in the amount of $125,000 less equity in the undistributed net losses during the year of $75,730. During 2001, the corporate joint venture was terminated and the corporation was dissolved. The Bancorp received a distribution of $21,799 as part of the dissolution.

Also in 2000, the Bancorp formed a new partnership, T.A. of Irwin, L.P. This newly formed partnership commenced operations in October 2000 and provides title insurance to the general public. The Bancorp's capital contribution was $13,231 representing an 85% limited partnership interest. The Bancorp is using the equity method to account for its investment in the partnership. As of December 31, 2001 and 2000 the partnership is reflected in the other assets section of the balance sheet at $53,704 and $8,876.


NOTE 6 -- BANK OWNED LIFE INSURANCE

In 2001, the Bank purchased single premium life insurance policies on officers of the Bank at a cost of $10,000,000. At December 31, 2001, the cash surrender value of these policies was $10,031,160 and is included in the other assets section of the balance sheet. The increase in cash surrender value of these policies is recorded as other non-interest income.

NOTE 7 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2001 are summarized as follows:


                   2002                          $          138,623,075
                   2003                                      30,444,149
                   2004                                      13,524,284
                   2005                                      10,241,929
                   2006 and thereafter                        7,242,617
                                                 -----------------------

                                                 $          200,076,054
                                                 =======================

The Bank held related party deposits of approximately $3,166,000 and $3,272,000 at December 31, 2001 and 2000, respectively.

The  Bank  held  time  deposits  that  exceeded   $100,000  of  $35,499,455  and
$36,942,793 at December 31, 2001 and 2000, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 8 -- REPURCHASE AGREEMENT

The Bank offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $11,207,072 and $9,022,190 at December 31, 2001 and 2000, respectively.


NOTE 9 -- PLEDGED ASSETS

At December 31, 2001 and 2000, U.S. Government obligations carried at approximately $35,250,000 and $37,000,000, respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2001 and 2000, the carrying amount of securities pledged to secure repurchase agreements was approximately $17,000,000 and $14,000,000, respectively.


NOTE 10 -- INCOME TAXES

The provision for income taxes consists of:

                                                Years Ended December 31,
                                        ---------------------------------------
                                          2001          2000         1999
                                        -----------   -----------   -----------

Currently payable                       $ 3,072,885    $ 2,815,429  $ 3,012,368
Deferred tax (benefit)                      (87,061)       144,010      (29,977)
                                        -----------   ------------  -----------

Total                                   $ 2,985,824    $ 2,959,439  $ 2,982,391
                                        ===========   ============  ===========

The significant components of temporary differences for 2001, 2000 and 1999 are as follows:

                                   Years Ended December 31,
                            -------------------------------------
                               2001         2000         1999
                            ---------    ---------    -----------


Provision for loan losses   $ (86,543)   $ 151,347    $   (46,906)
Depreciation                  (30,397)     (12,665)        (5,387)
Valuation allowance                 -          550            553
Pension                        37,532       20,168         38,301
Deferred loan fees            (32,695)     (10,689)          (722)
Other                          25,042       (4,701)       (15,816)
                            ---------    ---------    -----------

Total                       $ (87,061)   $ 144,010    $   (29,977)
                            =========    ===========  ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999

NOTE 10 -- INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                                    Years Ended December 31,
                                                  -----------------------------
                                                       % of Pretax Income
                                                  -----------------------------
                                                     2001     2000       1999
                                                  --------  --------   --------
         Provision at statutory rate                34.0 %    34.0 %     34.0 %
         Effect of tax free income                  (4.3)     (3.1)      (2.0)
         Other                                      (1.2)     (0.3)         -
                                                  --------  --------   --------

         Effective tax rate                         28.5 %    30.6 %     32.0 %
                                                  ========  ========   ========


The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2001 and 2000 are as follows:

                                       2001                        2000
                              -------------------------   -------------------------
                                     Deferred Tax              Deferred Tax
                              -------------------------   -------------------------
                                Assets      Liabilities      Assets     Liabilities
                              ----------   ------------   ----------    -----------
Provision for loan losses     $  534,922    $        -    $  448,858    $        -
Depreciation                           -       126,131             -       156,528
Pension expense                        -        94,039             -        56,506
Other                            190,709             -       183,056             -
SFAS 115                               -       691,631             -        97,531
                              -----------   -----------   -----------   -----------

                              $  725,631    $  911,801    $  631,914    $  310,565
                              ===========   ===========   ===========   ===========

NOTE 11 -- FHLB ADVANCES

At December 31, 2001 and 2000, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

         2001               2000           Interest Rate                      Maturity Date
   ----------------  ----------------  ---------------------------------   ------------------

     $         -         $  2,000,000     5.88% Fixed                      March 13, 2001
      10,000,000           10,000,000  5.86% Fixed w/Strike Rate           July 22, 2004
       5,000,000            5,000,000  5.63% Fixed to Float                July 21, 2008
       5,000,000            5,000,000  4.86% Fixed to Float                October 23, 2008
               -            2,000,000    7.09% Fixed                       August 28, 2001
       2,000,000            2,000,000    7.01% Fixed                       August 8, 2002
               -            2,000,000    6.83% Fixed                       March 8, 2001
       4,000,000                       5.18% Fixed w/Strike Rate           February 23, 2011
       4,000,000                       4.98% Fixed to Float                March 23, 2011
       5,000,000                       4.947% Fixed w/Strike Rate          August 29, 2011
     -----------         ------------
     $35,000,000         $ 28,000,000
     ===========         ============

Interest only is payable until maturity on all FHLB advances. Collateral for all advances includes all qualifying mortgages.

The Bank had maximum borrowing capacity with FHLB of approximately $245,229,000 and $216,665,000 at December 31, 2001 and 2000, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 12 -- EMPLOYEE BENEFIT PLANS

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

The actuarial measurement period of October 15, through October 14, was used to determine the components of the net periodic pension cost and the financial disclosures for both plans. The actuarial measurement date of October 15 was used in determining the plans' liabilities and asset information. The following is a combined summary of the plans' components as of December 31, 2001, 2000 and 1999, even though the information has been compiled on the basis of the actuarial measurement period.

                                                                             2001                 2000                 1999
                                                                      ------------------   ------------------   -------------------
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year                               $       1,840,408    $       1,765,691    $        2,279,047
Service cost                                                                    151,433              150,403               180,192
Interest cost                                                                   141,430              122,204               158,453
Actuarial loss due to settlement                                                      -                    -               128,760
Benefits paid                                                                   (68,612)             (75,139)              (19,100)
Plan settlement                                                                       -                    -              (840,928)
Other - net                                                                     188,917             (122,751)             (120,733)
                                                                      ------------------   ------------------   -------------------
      Benefit obligation at end of year                               $       2,253,576    $       1,840,408    $        1,765,691
                                                                      ==================   ==================   ===================

Change in Fair Value of Plan Assets:
Plan assets at estimated
      fair value at beginning of year                                 $       2,215,142    $       2,016,241    $        2,510,141
Actual return on plan assets, net of expenses                                     4,280              105,065               177,449
Plan settlement                                                                       -                    -              (840,928)
Benefits paid                                                                   (68,612)             (75,139)              (19,100)
Employer contributions                                                          199,434              168,975               188,679
                                                                      ------------------   ------------------   -------------------
      Fair value of plan assets at end of year                        $       2,350,244    $       2,215,142    $        2,016,241
                                                                      ==================   ==================   ===================

Funded status                                                         $          96,668    $         374,734    $          250,550
Unrecognized net loss from actuarial experience                                 377,432               27,502               149,953
Unrecognized prior service cost                                                (220,224)            (238,486)             (256,748)
Unamortized net asset existing at date
      of adoption of SFAS No. 87                                                (35,271)             (39,369)              (73,879)
Settlement                                                                            -                    -               (17,717)
                                                                      ------------------   ------------------   -------------------
      Prepaid pension cost                                            $         218,605    $         124,381    $           52,159
                                                                      ==================   ==================   ===================

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Net pension expense included the following components:

                                                                     Years Ended December 31,
                                                    ---------------------------------------------------------
                                                           2001                2000               1999
                                                    -----------------   -----------------  ------------------
Service cost - benefits earned during the period    $        151,433    $        150,403   $         180,192
Interest cost on projected benefit obligation                141,430             122,204             158,453
Actual return on plan assets, net of expenses                 (4,280)           (105,065)           (177,449)
Net amortization and deferral                               (183,373)            (70,789)            (33,025)
                                                    -----------------   -----------------  ------------------

Net periodic pension cost                           $        105,210    $         96,753   $         128,171
                                                    =================   =================  ==================


The projected benefit obligation for Plan #1 was determined using an assumed discount rate of 7.25% for 2001, 7.75% for 2000 and 7.0% for 1999 and an expected rate of increase in compensation using a graded scale ranging from 3.5% to 5.5%. The projected benefit obligation for Plan #2 was determined using an assumed discount rate of 7.0% and an expected rate of increase in compensation of 3.5% for 2001, 2000 and 1999. For both plans, the assumed rate of return on the plans' investment earnings was 7.0% for 2001, 2000 and 1999.

In the months of December 2001, 2000 and 1999, the Bank contributed $219,868, $199,434 and $168,975, respectively, to the plans subsequent to the actuarial measurement dates of October 15, 2001, 2000 and 1999. Because these employer contributions were paid after the actuarial measurement period ended, the Bank's prepaid pension cost at December 31, 2001, 2000 and 1999 is $406,868, $301,896,
and $200,977, respectively.

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance, the premiums of which have been paid for by the Bank. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $461,618 and $453,806 at December 31, 2001 and 2000, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2001, 2000 and 1999 amounted to $53,404, $49,526 and $42,228, respectively.


NOTE 13 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $73,406,000 and $58,436,000, as of December 31, 2001 and 2000,
respectively, and approximate fair value.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 13 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

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


NOTE 14 -- RELATED-PARTY TRANSACTIONS

At December 31, 2001 and 2000, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $5,010,000 and $5,185,000, respectively. During 2001, new loans to such related parties were approximately $1,616,000 and repayments approximated $1,791,000.


NOTE 15 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2001 and 2000, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $8,993,000 and $12,341,000 at December 31, 2001 and 2000, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 16 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Short-term borrowings: The carrying amounts of federal funds purchased and borrowings under repurchase agreements are short-term borrowings and approximate their fair values.

FHLB advances: The fair value of FHLB advances was determined using a discounted cash flow analysis based on current FHLB advance rates for advances with similar maturities.

The estimated fair value of the Bancorp's financial instruments as of December 31, 2001 are as follows:

                                       Carrying        Fair
                                        Amount         Value
                                     ------------   ------------
Financial Assets:
      Cash and cash equivalents      $ 25,218,935   $ 25,218,935

      Certificates of deposit        $    100,000   $    100,000

      Investment securities          $160,866,698   $160,866,698

      Federal Home Loan Bank stock   $  2,101,800   $  2,101,800

      Loans receivable               $315,131,774   $324,419,774

Financial liabilities:
      Deposits                       $422,462,093   $424,363,093

      Short term borrowings          $ 11,207,072   $ 11,207,072

      FHLB advances                  $ 35,000,000   $ 41,156,000

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 17 -- REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2001 and 2000, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:

                                        December 31,        Minimum              Well
                                    --------------------    Capital           Capitalized
                                        2001      2000   Requirements         Requirements
                                    ----------  -------- -------------   ------------------------

Risk-based capital ratio                15.8%     16.3%   8.0%            10.0% or higher
Leverage capital ratio                   9.0%      9.0%   3.0% to 4.0%    5.0% or higher
Tier 1 risk-based capital  ratio        15.1%     15.6%   4.0%            6.0% or higher

Included in cash and due from banks are required federal reserves of $3,886,000 and $3,126,000 at December 31, 2001 and 2000, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.


NOTE 18 -- STOCK OPTION PLAN

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

At December 31, 2001 and 2000 a total of 300,000 shares were reserved for future issuance under the plan. In May 2000, 61,000 stock options were granted under this plan at an exercise price of $24.50 per share. In May 2001, 33,000 additional stock options were granted under the 2000 Stock Option Plan at an exercise price of $23.00 per share. As of December 31, 2001, 94,000 stock options have been granted, of which, 41,333 are exercisable; 32,333 at $24.50 per share and 9,000 at $23.00 per share.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 18 -- STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Bank's stock option plan is presented below:

                                                                                 December 31,
                                                           ----------------------------------------------------
                                                                     2001                     2000
                                                           ---------------------------  -----------------------
                                                                          Weighted                    Weighted
                                                                           Average                    Average
                                                                          Exercise                    Exercise
                                                              Shares        Price        Shares       Price
                                                              ------      --------       ------       --------

        Outstanding at beginning of year                       61,000    $  24.50             -            -
        Granted                                                33,000    $  23.00        61,000     $   24.50
        Expired/forfeited                                           -          -              -            -
        Exercised                                                   -          -              -            -
                                                              -------                   -------

        Outstanding at December 31,                            94,000    $  23.97        61,000     $   24.50
                                                              =======                   =======

        Exercisable at December 31,                            41,333    $  24.17        18,000     $   24.50
                                                              =======                   =======

The options outstanding at December 31, 2001 and 2000 had a weighted-average contractual maturity of 9.375 and 8.375 years, respectively.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:


                                              December 31,
                                      -------------------------------
                                          2001              2000
                                      -------------     -------------
        Dividend yield                   3.59%              4.57%
        Expected life                   7 years            7 years
        Expected volatility               18%                27%
        Risk-free interest rate          4.95%              5.10%

The Bank accounts for stock options in accordance with Accounting Principles Board Opinion No. 25. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Bank's net income and earnings per share would have been adjusted to the pro forma amounts indicated below: Years ended

                                                        December 31,
                                               -------------------------------
                                                   2001               2000
                                               ---------------    ------------
        Net income:
            As reported                         $7,465,334         $6,705,261
            Pro Forma                           $7,351,115         $6,667,136

        Net income per share:
            Basic and Diluted as reported         $2.49               $2.23
            Basic and Diluted Pro Forma           $2.45               $2.22

Weighted-average number of shares outstanding assuming dilution of exercised stock options using the treasury stock method was 2,994,088, 3,003,334 and 3,023,770 for the years ended December 31, 2001, 2000 and 1999, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 19 -- TREASURY STOCK

In 2001 and 2000, the Bancorp repurchased 16,228 and 19,251 shares of its stock for $395,277 and $601,864, respectively, and is being held as treasury stock.


NOTE 20 -- RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". This statement addresses financial accounting and reporting for business combinations. This statement requires all business combinations in the scope of this statement to be accounted for using the Purchase Method, thereby, eliminating the Pooling Method of accounting for business combinations. Is also requires recognizing intangible assets separately from goodwill. In addition, it requires certain disclosures concerning the reason for the combination and the methodology of allocating the purchase price to assets acquired and liabilities assumed. This statement is effective for all business combinations initiated after June 30, 2001, and applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. This statement has no current impact on the Bank.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. The statement is effective for fiscal years beginning after December 15, 2001. Management does not believe the statement will have a material impact on the Bank or its operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It eliminates the exception to consolidating a subsidiary for which control is likely to be temporary and addresses the accounting for a segment of a business accounted for as a discontinued operation. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not believe the statement will have a material impact on the Bank or its operations.

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999

NOTE 21 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 is as follows:

BALANCE SHEETS
                                                        December 31
                                                  -------------------------
                                                      2001          2000
                                                  -----------   -----------
ASSETS
     Cash in bank                                 $   245,690   $     3,482
     Investment in subsidiary                      48,787,607    43,894,268
     Securities available for sale                    436,935       457,851
     Other assets                                     275,338       279,780
                                                  -----------   -----------

     Total Assets                                 $49,745,570   $44,635,381
                                                  ===========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                  $    20,864   $    20,800

     Stockholders' Equity                          49,724,706    44,614,581
                                                  -----------   -----------

     Total Liabilities and Stockholders' Equity   $49,745,570   $44,635,381
                                                  ===========   ===========

STATEMENTS OF INCOME

                                                                Years Ended December 31,
                                                          ------------------------------------
                                                             2001         2000         1999
                                                          ----------   ----------   ----------
Income
     Dividends from subsidiary                            $3,650,000   $3,325,000   $2,500,000
     Other dividends                                          16,978       14,141       33,586
     Investment security gains                                88,297            -            -
     Income from joint ventures                              102,124            -            -

Expenses
     Professional fees                                        87,923       76,676       84,781
     Loss on joint ventures                                   27,471       80,085         --
     Miscellaneous                                            16,880       18,271       16,786
                                                          ----------   ----------   ----------
Income Before Income Taxes
     and Equity in Undistributed Earnings of Subsidiary    3,725,125    3,164,109    2,432,019

Equity in Undistributed
     Earnings of Subsidiary                                3,740,209    3,541,152    3,903,735
                                                          ----------   ----------   ----------

Net Income                                                $7,465,334   $6,705,261   $6,335,754
                                                          ==========   ==========   ==========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 21 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                 Years Ended December 31,
                                                        -----------------------------------------
                                                            2001           2000           1999
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income                                        $ 7,465,334    $ 6,705,261    $ 6,335,754
      Adjustments to reconcile net income to
         net cash provided by operating activities:
         Net undistributed earnings of joint ventures       (74,652)             -              -
         Investment security gains                          (88,297)             -              -
             Decrease in cash due to changes
                in assets and liabilities:
                  Equity in undistributed earnings
                    of subsidiary                        (3,740,209)    (3,541,152)    (3,903,735)
                  Other assets                                    -        (58,146)             -
                                                        -----------    -----------    -----------

Net Cash From Operating Activities                        3,562,176      3,105,963      2,432,019

CASH FLOWS FROM INVESTING ACTIVITIES

      Distributions from joint ventures                      79,095              -              -
      Proceeds from sale of securities
         available for sale                                 478,554        260,631         74,773
      Purchase of securities available for sale            (369,062)             -              -
                                                        -----------    -----------    -----------

Net Cash From Investing Activities                          188,587        260,631         74,773


CASH FLOWS FROM FINANCING ACTIVITIES
      Dividends paid                                     (3,113,278)    (2,762,018)    (2,419,039)
      Purchase of Treasury Stock                           (395,277)      (601,864)       (87,612)
                                                        -----------    -----------    -----------

Net Cash Used by Financing Activities                    (3,508,555)    (3,363,882)    (2,506,651)
                                                        -----------    -----------    -----------

Net Change in Cash and Cash Equivalents                     242,208          2,712            141


Cash and Cash Equivalents at Beginning
      of Year                                                 3,482            770            629
                                                        -----------    -----------    -----------

Cash and Cash Equivalents at End of Year                $   245,690    $     3,482    $       770
                                                        ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

                  Years Ended December 31, 2001, 2000 and 1999


NOTE 22 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                       Quarters ended 2001
                          --------------------------------------------------
                           March 31      June 30   September 30  December 31
                          ----------   ----------  ------------  -----------

Interest income           $8,871,456   $8,885,862   $8,864,164   $8,563,255
Interest expense           4,470,686    4,426,058    4,237,634    3,823,867
                          ----------   ----------   ----------   ----------
Net interest income        4,400,770    4,459,804    4,626,530    4,739,388
Provision for loan
losses                        75,000      100,000       90,000      235,000
Non-interest income          799,414    1,026,347    1,041,765    1,141,282
Non-interest expense       2,600,794    2,776,724    2,785,829    3,120,808
                          ----------   ----------   ----------   ----------
Income before income
taxes                      2,524,390    2,609,427    2,792,466    2,524,862
Income tax expense           759,238      726,053      808,084      692,449
                          ----------   ----------   ----------   ----------

Net income                $1,765,152   $1,883,374   $1,984,382   $1,832,413
                          ==========   ==========   ==========   ==========

Net income per Share of
Capital Stock             $     0.59   $     0.63   $     0.66   $     0.61
                          ==========   ==========   ==========   ==========



                                       Quarters ended 2000
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

         Irwin Bank & Trust Company was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The Bank is headquartered in Irwin,
Pennsylvania and conducts business through 6 full service branches, 5 supermarket branches, a loan office and a trust office, in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of deposits, commercial and retail banking services, as well as trust services to consumers and business. Deposits in Irwin Bank are insured by the Federal Deposit Insurance Corporation to applicable limits.

Stock Market Information

         The Company's common stock is listed on the OTC Bulletin Board under the symbol "IBTB". As of March 01, 2002, IBT Bancorp, Inc. had approximately 647 shareholders of record and 2,985,695 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

         The following table sets forth high and low bid prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the OTC Bulletin Board. All such bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                          Price Range                  Cash Dividends
                     High ($)       Low ($)         Declared Per Share ($)
                     --------       -------         ----------------------

2000
    First Quarter    33.50           24.00                   .23
    Second Quarter   27.00           21.50                   .23
    Third Quarter    22.25           20.00                   .23
    Fourth Quarter   22.25           20.13                   .23

2001
    First Quarter    22.25           20.13                   .26
    Second Quarter   25.00           21.37                   .26
    Third Quarter    26.50           24.55                   .26
    Fourth Quarter   29.00           25.10                   .26

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