Form 10-K, Exhibit 13
period 2002-12-31
IBT BANCORP INC
filed 2003-03-14
CIK 801122

IBT BANCORP INC.

Selected Financial Information
IBT Bancorp, Inc. & Subsidiary

                                                                   At or for the Years Ended
                                                   --------------------------------------------------------
                                                     2002        2001        2000        1999        1998
                                                   --------    --------    --------    --------    --------
                                                         (Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Assets                                             $584,035    $524,044    $496,379    $445,721    $412,366
Cash and cash equivalents                            15,066      25,219      21,746      19,264      43,396
Securities available for sale                       186,718     162,968     167,874     151,063     118,778
Securities held to maturity                              --          --          --          --       2,569
Loans receivable (net)                              359,872     315,132     291,914     260,502     238,304
Deposits                                            468,257     422,462     409,638     368,680     356,383
Repurchase agreements                                14,526      11,207       9,022       6,457          --
Federal funds purchased                                  --          --          --       7,000          --
FHLB advances                                        40,000      35,000      28,000      22,000      14,000
Shareholders' equity                                 56,151      49,725      44,615      37,905      38,201

Selected Results of Operations
Interest income                                    $ 33,560    $ 35,185    $ 33,787    $ 29,731    $ 27,768
Net interest income                                  20,732      18,226      17,200      16,087      15,182
Provision for loan losses                             1,100         500         300         300         300
Net interest income after provision
  for loan losses                                    19,632      17,726      16,900      15,787      14,882
Other income                                          5,317       4,009       2,946       2,764       2,093
Other expense                                        12,831      11,284      10,181       9,233       8,438
Net income                                            8,937       7,465       6,705       6,336       5,801

Per Share Data:
Net Income
  Basic                                            $   3.00    $   2.49    $   2.23    $   2.10    $   1.92
  Diluted                                              2.99        2.49        2.23        2.10        1.92
Cash dividends declared                                1.20        1.04        0.92        0.80        0.64

Selected Ratios:
Return on average assets                               1.61%       1.45%       1.44%       1.49%       1.54%
Return on average equity                              16.95%      15.57%      16.87%      16.54%      15.97%
Ratio of avg. equity to avg. assets                    9.47%       9.31%       8.52%       8.99%       9.63%
Dividend payout                                       40.00%      41.77%      41.26%      38.10%      33.33%

                        2 0 0 2 A N N U A L R E P O R T



A Message To Our Shareholders

Our financial performance.
2002 was truly a year of record-breaking financial performance for IBT Bancorp, Inc. Through its Irwin Bank and Trust Company subsidiary, IBT Bancorp achieved significant growth in assets, strong earnings and an outstanding efficiency ratio. As a result, the value of our shareholders' investment in IBT Bancorp stock improved significantly. The stock ended the year at $37.95 per share, an increase of $9.45 per share or 33%. If dividends are included, the return on one share of stock was 37%. We are pleased to provide our shareholders with a superior return on their investment. Earnings for 2002 increased by an impressive 19.72%, to $2.99 per diluted share. Dividends increased to $1.20 per share, up 15% from 2001.

Interest rates, non-interest income and operating expenses.
The dominant story for 2002 was the reduction in interest rates. From January 31, 2001 to November 6, 2002 the Federal Reserve cut the federal funds rate eleven times, from 6% to 1.25%. Banks responded by cutting the rates paid on deposits and the rates charged for loans. By year-end, deposit rates on checking, savings and money market accounts were at historic lows. This left little room for further adjustment against declining lending rates, causing what is known as margin compression. Banks nationwide will be wrestling with this condition in 2003 as will this Company. Margin compression strains the net interest margin, a major component of net income.

In order to maintain or improve our results it is necessary to manage margin compression, increase non-interest income, and continue to control operating expenses. These objectives were a major influence on our decision-making in 2002 and will surely drive our thinking in 2003. The Company continues to emphasize the addition of fee-based services. Debit cards and electronic banking are two such products showing steady increases in customer popularity while generating growth in non-interest income. T/A of Irwin, our title insurance company formed in 2000, also posted strong revenue, due in part to the record number of mortgages closed in 2002. We will also continue to expand our Trust Division and UVest Investment Services, providing our customers with alternative investments, trusts, and pension plan administration.

Cost controls offer another positive impact on earnings, and the Company excels in this area. The Bank's overhead expense, as a percentage of assets, was 2.25% at September 30, 2002, the most recent measure. According to data released by the FDIC we ranked in the 18th percentile of banks in our peer group, out-performing 82% of our peers. For banks of our size the nationwide average for overhead expense is 3.02%.

Building on our success.
Although we are proud of our accomplishments in 2002, it is of strategic importance to analyze why we were successful and develop a strategy to build on that success. As Irwin Bank continues to grow, challenges emerge in how to manage the growing enterprise. We need to remain focused on the needs of our customers while maintaining the effectiveness of our leadership, technology and staffing. In 2002, we took steps to address these challenges. First, the senior management organization was re-structured to better focus on our three key objectives of

                            I B T   B A N C O R P   I N C


lending, operations and finance. Second, we continued to recruit, train and promote where needed to effectively fill and improve these and other staff positions. Third, we improved our level of service to our customers with new technology and training. Fourth, we addressed the needs of the community by providing both outstanding product value and significant financial and volunteer contributions to many organizations.

Adapting to change in the marketplace.
2002 brought about major changes in our marketplace defined by several mergers and acquisitions among our competitors. In order to better understand the impact of these events, we conducted surveys of customers and non-customers for their opinions. Their overwhelming response was that the Company's role as a local banking institution is significant. They also validated the fact that the Irwin Bank and Trust Company brand is built on our commitment to the community and on the personal service provided by our employees. As the cornerstone of our marketing strategy we remain committed to providing our current and future customers with the local banking relationship that is important to them.

We look forward to 2003 with much excitement and confidence. We will be offering new products, improved technologies and an expanded presence in the marketplace. In spite of pressure on the national economy, Irwin Bank is uniquely positioned for continued success and growth.


/s/Charles G. Urtin
Charles G. Urtin
President & Chief Executive Officer
IBT Bancorp, Inc.


/s/J. Curt Gardner
J. Curt Gardner
Chairman of the Board
IBT Bancorp, Inc.

                        2 0 0 2   A N N U A L   R E P O R T


For our customers - improving skills, technology, and service.
Rather than rest on our laurels, we are taking steps to build on success. In 2002, Branch Managers participated in the Stickler Training Program for customer service and sales performance development. Also in 2002, on-line teller technology was implemented to give our tellers access to a wealth of real-time account information to better serve the customer. Among the benefits for the customer is the immediate verification of funds availability. We also improved our internet web site by launching a unique information "portal" on our home page and by adding on-line loan application capability. The result is more convenience for our customers.

For our communities - broad support both financially and professionally.
Irwin Bank continues to help weave the fiber of the community. Last year we provided financial support through grants, donations and sponsorships to over 200 public safety, school, sporting, social, service and special events organizations. Irwin Bank employees contributed hundreds of hours of volunteer time to these groups as well. We also feel an obligation to provide outstanding product value and exceptional service as part of our community banking philosophy. After all, we are responsible for helping our customers achieve their piece of the American dream including home ownership, prosperity and financial security.

                               [PICTURE OMITTED]

Keeping abreast of technology is an ongoing management priority. In 2002, "on-line" teller capability provided a good example of how the company is adding new technology to improve customer service, productivity and efficiency.

                               [PICTURE OMITTED]

When asked if it is important that Irwin Bank is a local, community bank, customers surveyed in 2002 responded with a resounding "YES"! Supporting other community institutions and organizations is one way the Bank fulfills this responsibility in the communities it serves.

In 2002, the Irwin Bank and Trust Company home page became a portal offering quick access to banking services and a new list of local information. The page offers direct links to IBT e-link, UVest investments, trust accounts and product information. Dozens of local information resources are now available including local news, weather, stocks, and school information. The addition of on-line loan application has extended our marketing reach with the internet customer. Monthly visits to www.myIrwinBank.com increased 62% in 2002 as a result.

                           I B T   B A N C O R P   I N C

Adapting to growth:  a new senior management structure.
As Irwin Bank continues to grow, its management environment becomes more complex. To keep pace with this challenge, three new senior management positions were established in 2002. Management objectives were focused on the three key areas of lending, operations and finance. Robert Bowell assumed the position of Chief Lending Officer, responsible for Irwin Bank's consumer and commercial lending. David Finui was named Chief Operations Officer with responsibility for retail, branch and data processing operations including the Trust and Uvest investment divisions. Raymond Suchta, was hired to fill the position of Chief Financial Officer, responsible for shareholder relations, Securities and Exchange Commission compliance, asset and liability management and bank accounting.

Irwin Bank and Trust Company Officers

J.Curt Gardner, Chairman of the Board
Charles G. Urtin, President / Chief Executive Officer
Robert A. Bowell, Executive Vice President /
     Secretary-Treasurer / Chief Lending Officer
David A. Finui, Senior Vice President /
     Chief Operations Officer
Raymond G. Suchta, CPA, Vice President /
     Chief Financial Officer
Leslie F. Petras, Senior Vice President / Commercial Lending Wayne J. Brentzel, Vice President / Branch Administration /
     Business Development
Scott J. Fisher, Vice President / Trust
Jay Gordon, Vice President / Commercial Lending
Alan Lazar, Vice President / Commercial Lending
Joseph A. Mignogna, Vice President / Compliance Officer
John J. Minkel, Vice President / Consumer Lending
Scott D. Porterfield, Vice President / Commercial Lending Stacey G. Winfield, Vice President / Commercial Lending Barbara A. Burzio, Assistant Vice President /
     Commercial Lending
Lisa A. Dawson, Assistant Vice President / Collections Barbara DelBene, Assistant Vice President /
     Branch Manager - White Oak
Keith Frid, Assistant Vice-President / Auditor
Beverly A. Hahn, Assistant Vice President /
     Branch Manager - Penn Township
Donald D. Henderson III, Assistant Vice President /
     Operations
Debra S. Hopper, Assistant Vice-President /
     Human Resources
Nancy J. McCullough, Assistant Vice President /
     Branch Manager - Route 30
Robert G. Michaud, Assistant Vice President / Marketing Darwin H. Poole, Assistant Vice President / Data Processing Kristin S. Robertucci, Assistant Vice President /Accounting Nancy A. Smith, Assistant Vice President / Mortgage Lending Linda D. Shaner, Assistant Vice President /
     Branch Manager - Haymaker Village
Georganne L. Shuster, Assistant Vice President /
     Commercial Lending
Thomas R. Stephenson, Assistant Vice-President /
     Loan Review
Gene Bender, Assistant Trust Officer
Carolyn Sue Bozzick, Consumer Loan Officer
Sheli L. Fyock, Assistant Secretary / Marketing Officer Maurine J. Peer, Retail Banking Officer / Main Office
Denise Y. Poole, Operations Officer
Sandra L. Schwaderer, Retail Banking Officer, Pitcairn

                               [PICTURE OMITTED]

Raymond G. Suchta       Robert A. Bowell        David A. Finui
              Charles G. Urtin

                        2 0 0 2   A N N U A L   R E P O R T

Success is driven by our people.
Irwin Bank and Trust Company's performance could not be achieved without an exceptional effort from each and every employee. The Company's success reflects the spirit of dedication our employees bring to work each day and the hard work that results from it. In recently conducted surveys, our customers told us how much they like this Bank and the people who work here.

In addition, the Pennsylvania Bankers Association recently inducted six of our employees into the 40 Year Club. These employees were recognized for serving 40 or more years in the Pennsylvania banking industry and maintaining a regular membership in the PBA. The inductees are: Wayne J. Brentzel 42 years in banking, William C. Davies (since retired) 45 years in banking, J. Curt Gardner (current Chairman of the Board) 40 years in banking, Beverly A. Hahn 41 years in banking, Nancy J. McCullough 42 years in banking, Joseph A. Mignogna 40 years in banking.

We are proud to honor these employees for their many years of distinguished service to Pennsylvania banking.

We are also pleased to recognize our officers who achieved higher rank and those who joined Irwin Bank and Trust Company last year.

                               [PICTURES OMITTED]

Promotions & New Hires
Robert A. Bowell (opposite page)
Executive Vice President/CLO
Promoted January, 2002

David A. Finui (opposite page)
Senior Vice President/COO
Promoted January, 2002

Raymond G. Suchta (opposite page)
Vice President/CFO
Hired January, 2002

1)  Carolyn Sue Bozzick
    Consumer Loan Officer
    Promoted April, 2002

2)  Barbara A. Burzio
    Assistant Vice President/
    Commercial Lending
    Hired February, 2002

3)  Barbara J. DelBene
    Assistant Vice President/
    Branch Manager -White Oak Office
    Promoted April, 2002

4)  Mary Ann Ernette
    Investment Consultant/
    UVEST Investment Services
    Hired June, 2002

5)  Scott D. Porterfield
    Vice President/Commercial Lending
    Hired November, 2002

6)  Scott J. Fisher
    Vice President/Trust Officer
    Hired February, 2002

7)  Robert G. Michaud
    Assistant Vice President/Marketing
    Promoted April, 2002

8)  Sandra L. Schwaderer
    Retail Banking Officer/
    Branch Manager-Pitcairn Office
    Promoted April, 2002

9)  Linda D. Shaner
    Assistant Vice President/
    Branch Manager - Haymaker Office
    Hired April, 2002

10) Georganne L. Shuster
    Assistant Vice President/
    Commercial Lending
    Hired July, 2002

                           I B T   B A N C O R P   I N C

                               [PICTURE OMITTED]

Serving as the financial institution for several government and organizational entities is an important responsibility in which we take great pride. These relationships offer testimony to the capabilities of our systems and our staff.

                               [PICTURE OMITTED]

The deposit processing and cash management needs of merchants can be fast-paced, diverse and aggressive. We continue to seek out and add new capabilities to provide the highest level of service to our commercial clients.

Commercial banking services
Several Western Pennsylvania community banks have recently changed hands through mergers and acquisitions. This has resulted in Irwin Bank and Trust Company gaining attention as a leader in providing the local banking relationship so many businesses desire. The Company is highly respected as a regional financial institution that is small enough to still connect with its customers. Two examples bear this out: First, a growing list of municipalities and school districts have been attracted to Irwin Bank and Trust Company for banking and financial services. These large institutions recognize the Bank as skilled in providing the value and service they expect and deserve. Second, the Bank's Trust Division continues to grow on its reputation for competence and its high level of service and commitment to smaller trust relationships.

Irwin Bank and Trust Company continues to expand its capabilities in commercial banking and lending while expanding its market reach throughout Western Pennsylvania. In addition to satisfying the traditional lending and deposit needs of its customers, several other commercial banking solutions are offered. For higher volume deposit customers, the Bank's operations staff can review the specific transaction patterns for each client and custom-tailor a banking solution to best fit those needs. This service is called Account Analysis and it includes a variety of diverse capabilities including ACH, cash and receivables deposit options, and internet banking solutions. Cash Management is another way that the Bank services its larger depositors through the convenience and interest-bearing benefits of sweep accounts which automatically move funds from multiple accounts into and out of overnight investment instruments.

To improve customer cash flow, Irwin Bank

                        2 0 0 2   A N N U A L   R E P O R T


and Trust Company offers Business Manager, a service that turns receivables into cash. As an alternative to traditional lending, the Company also offers equipment leasing. These capabilities are overviewed in a new Commercial Services Guide created by the Company in 2002.

A strong performance in real estate financing and installment lending
The low interest rate environment in 2002 provided a big opportunity for Irwin Bank and Trust Company to service the lending needs of its customers. Real estate loans led the way, with a record number of mortgages and refinances continuing throughout the year. Consumer installment loan volume was also high, although somewhat offset by the payoff of existing, higher rate loans. A strong increase in lines of credit, both in number and in utilization, helped make up the difference. Consumer response to the aggressive promotion of lines of credit in the fourth quarter was noteworthy, highlighted by a steady and increasing number of applications being received on-line from the Irwin Bank internet website. The Bank's lending department put forth an exceptional effort in the origination, processing and closing of 2002's record volume of activity, providing another example of how dedicated the Bank's employees are to its customers.

At a glance, all of these financial services represent the essence of modern banking. As a Community Bank, however, we like to think of it as servicing the progress and growth of Western Pennsylvania and the financial needs of its citizens.

                               [PICTURE OMITTED]

Commercial lending fuels the engine of economic progress. When the job calls for capital expansion of facilities or equipment, our Business Relationship Managers find a way and have the tools to "make it happen".

                               [PICTURE OMITTED]

The region is currently enjoying growth in new residential construction, and the Bank is providing financing for developers and home-builders. Low interest rates in 2002 brought many buyers to these new homes, and a record number of new and refinanced mortgages to the Bank.

                           I B T   B A N C O R P   I N C


                               [PICTURE OMITTED]

IBT Bancorp, Inc. Board of Directors

(Back row:) Charles G. Urtin, President / CEO, Edwin A. Paulone, Director, Dr. Grant J. Shevchik, Director, Robert Rebich, Director, Robert C. Whisner, Director, Richard J. Hoffman, Director, (Front row:) Richard L. Ryan, Director, Thomas Beter, Director, J. Curt Gardner, Chairman

IBT Bancorp Management

J. Curt Gardner, Chairman, Charles G. Urtin, President / CEO, Robert A. Bowell, Executive Vice President / Secretary-Treasurer, Raymond G. Suchta, CPA, Vice President / Chief Financial Officer

                               [PICTURE OMITTED]

                     William D. Fawcett, Director Emeritus

In 2002, Mr. Fawcett was named Director Emeritus in recognition for his outstanding contribution to the Company during his 19 year tenure on the Board of Directors. Mr. Fawcett is President of the Lee-Thompson-Fawcett Company, which sells over 700 food products in 14 states under the "Bell View" brand.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipate", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. IBT Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

     IBT Bancorp, Inc. is a bank holding company headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned banking subsidiary, Irwin Bank & Trust Co. (collectively, the "Company").

FINANCIAL CONDITION

     At December 31, 2002, total assets increased $60.0 million, or 11.5%, to $584.0 million from $524.0 million at December 31, 2001. The increase in total assets was primarily the result of a $45.1 million increase in net loans receivable and a net increase of $23.8 million in securities available for sale. Such increases were partially offset by a $10.1 million decrease in cash and cash equivalents. The growth in total deposits of $45.8 million and additional FHLB advances of $5.0 million were used primarily to fund the growth in the loan portfolio and for the purchase of available for sale securities.

     The increase in available for sale securities was the result of investments in obligations of U.S. government agencies and mortgage related securities. Such investments were short-term fixed rate and amortizing securities, positioning the portfolio should interest rates increase while maintaining ample liquidity.

     The increase in the loan portfolio was primarily the result of the growth of fixed rate one-to four-family mortgage loans, multi-family properties, commercial mortgages, and loans made to municipalities of $5.4 million, $11.1 million, $17.3 million, and $5.8 million, respectively. The loan portfolio continues to grow due to the Company's offering of competitive market interest rates.

     At December 31, 2002, total liabilities increased $53.6 million, or 11.3%, to $527.9 million from $474.3 million at December 31, 2001. The increase was primarily related to the increase in total deposits of $45.8 million. Of this increase, non-interest bearing and interest-bearing deposits increased $4.2 million and $41.6 million, respectively. The increase in interest-bearing deposits resulted mainly from increases in certificates of deposit and savings accounts of $27.4 million and $8.1 million, respectively. Such increases were the result of a growing deposit base and competitive pricing.

     Non-interest bearing deposits increased $4.2 million to $74.3 million at December 31, 2002 from $70.1 million at December 31, 2001. Such increases reflect additions to non-interest bearing deposits of $7.5 million offset by $3.3 million in investments in repurchase agreements at December 31, 2002. Under the terms of the agreements, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. See Note 8 to the consolidated financial statements.

     At December 31, 2002, total stockholders' equity increased $6.5 million to $56.2 million from $49.7 million at December 31, 2001. The increase was primarily due to net income of $8.9 million for the period and a $1.4 million increase in accumulated other comprehensive income (net of income taxes), offset by the purchase of $258,000 of Company stock, and dividends paid of $3.6 million. Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on the available for sale securities due to fluctuations in interest rates. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. See Note 2 to the consolidated financial statements.

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

RESULTS OF OPERATIONS

     Net Income: Net income increased approximately $1.4 million, or 19.7%, to $8.9 million for the year ended December 31, 2002 from $7.5 million for the year ended December 31, 2001. The increase in net income for fiscal 2002 compared to fiscal 2001 was primarily due to a $1.9 million increase in net interest income after provision for loan losses. The increase in net income was primarily attributable to a $31.0 million increase in the average balances of interest-earning assets offset by a 73-basis point decline in the yield on average interest earning assets.

     At December 31, 2001, net income increased approximately $760,000, or 11.3%, to $7.5 million from $6.7 million for the year ended December 31, 2000. The increase in net income for fiscal 2001 compared to fiscal 2000 was primarily due to an $800,000 increase in net interest income after provision for loan losses. Such increase was primarily attributable to a $49.9 million increase in the average balances of interest earning assets offset by a 16-basis point decline in the yield on average interest earning assets.

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

     Net interest income increased $2.5 million, or 13.7% to $20.7 million for 2002 compared to $18.2 million for 2001. The increase was primarily due to the increase in average loans of $33.5 million and average other interest-earning assets (primarily federal funds sold) of $1.2 million offset by a decrease in average investment securities available for sale of $3.8 million and a 73- basis point decrease in the yield on average interest earning assets to 6.38% for 2002 from 7.11% for 2001. The decrease in the yield on average interest earning assets was primarily the result of yield decreases in average loans and average investment securities of 69-basis points and 86-basis points, respectively. The decrease in the average yields reflects the changes in the interest rate environment including the Federal Reserve easing of interest rates during fiscal 2002. Average interest-bearing liabilities increased $29.4 million in fiscal 2002 offset by a 126-basis point decrease in the average cost of funds. As a result, the interest rate spread for fiscal 2002 increased 53-basis points to 3.38% from 2.85% in fiscal 2001.

     Net interest income increased $1.0 million, or 5.8%, to $18.2 million for 2001 compared to $17.2 million for 2000. The increase was primarily due to the increase in average loans of $24.6 million and average investment securities available for sale of $17.9 million offset by a 48-basis point decrease in the yield on average interest earning assets to 7.11% for 2001 from 7.59% for 2000. The decrease in the yield on average interest earning assets was primarily the result of yield decreases in average loan and average investment securities of 16-basis points and 81-basis points, respectively. Such decreases reflect the effects of the interest rate environment. Though average interest-bearing liabilities increased $35.3 million in fiscal 2001, interest expense remained relatively unchanged from fiscal 2000 due to a 32-basis point decline in average cost of funds in fiscal 2001.

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

                                                                      Year Ended December 31,
                              -------------------------------------------------------------------------------------------------
                                           2002                                  2001                      2000
                              -------------------------------  -------------------------------  -------------------------------
                                                     Average                          Average                          Average
                                Average              Yield/      Average              Yield/      Average              Yield/
                                Balance    Interest   Cost       Balance    Interest   Cost       Balance    Interest   Cost
                              ---------- ----------  --------  ---------- ----------  --------  ---------- ----------  --------
                                                                     (Dollars in Thousands)
Interest-earning assets:
   Loans receivable    (1)     $337,600     $24,687     7.31%   $304,080    $24,320      8.00%   $279,400    $22,808      8.16%
   Investment securities
     available for sale (2)     173,472       8,615     4.97%    177,263     10,337      5.83%    159,394     10,578      6.64%
   Investment securities
     held to maturity                 -           -        -           -          -         -           -          -
   Other interest-earning
     assets (5)                  15,086         258     1.71%     13,850        527      3.81%      6,464        401      6.20%
                               --------     -------     ----    --------    -------      ----    --------    -------      ----
     Total interest
       earning assets          $526,158     $33,560     6.38%   $495,193    $35,184      7.11%   $445,258    $33,787      7.59%

Non-interest earning
  assets (7)                     30,550                           20,404                           21,558
                               --------                         --------                         --------
     Total assets              $556,708                         $515,597                         $466,816
                               ========                         ========                         ========
Interest-bearing
liabilities:
   Money market accounts         60,735       1,234     2.03%     55,020      1,751      3.18%     56,079      2,275      4.06%
   Certificates of Deposit      208,789       7,935     3.80%    205,242     11,286      5.50%    182,465     10,364      5.68%
   Other liabilities            157,629       3,660     2.32%    137,481      3,921      2.85%    123,928      3,949      3.19%
                               --------     -------     ----    --------    -------      ----    --------    -------      ----
     Total interest-
       bearing liabilities     $427,153     $12,829     3.00%   $397,743    $16,958      4.26%   $362,472    $16,588      4.58%

Non-interest-bearing
  liabilities (7)                76,818                           69,904                           64,591
                               --------                         --------                         --------
    Total liabilities          $503,971                         $467,647                         $427,063
Retained Earnings (6)            52,737                           47,950                           39,753
                               --------                         --------                         --------
    Total liabilities and
      stockholders' equity     $556,708                         $515,597                         $466,816
                               ========                         ========                         ========
Net interest income                         $20,731                         $18,226                          $17,199
                                            =======                         =======                          =======
Interest rate spread (3)                                3.38%                            2.85%                            3.01%
                                                        ====                             ====                             ====
Net yield on interest-
  earning assets (4)                                    3.94%                            3.68%                            3.86%
                                                        ====                             ====                             ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                        123.18%                          124.50%                          122.84%
                                                      ======                           ======                           ======

(1)  Average  balances include  non-accrual  loans, and are net of deferred loan fees.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest earning assets.
(5)  Includes federal funds sold.
(6) Includes capital stock, surplus and accumulated other comprehensive income, less treasury stock.
(7) For 2001, deferred taxes on increases in market value of available-for-sale securities have been reclassified to conform to the current year's classifications. This reclassification increased non-interest earning assets and non-interest bearing liabilities, stockholders' equity and net income were not effected.

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

                                       Year Ended December 31,         Year Ended December 31,
                                     -----------------------------    -----------------------------
                                            2002 vs. 2001                   2001 vs. 2000
                                     -----------------------------    -----------------------------
                                         Increase (Decrease)            Increase (Decrease)
                                               Due to                          Due to
                                     -----------------------------    -----------------------------
                                      Volume     Rate        Net       Volume      Rate       Net
                                     -------    -------    -------    -------    -------    -------
                                                             (In Thousands)
Interest income:
Loans receivable                     $ 2,681    $(2,314)   $   367    $ 2,014    $  (502)   $ 1,512
Investment securities available
    for sale                            (221)    (1,501)    (1,722)     1,186     (1,427)      (241)
Investment securities held to
    maturity                              --         --         --         --         --         --
Other interest earning assets             47       (316)      (269)       458       (332)       126
                                     -------    -------    -------    -------    -------    -------
Total interest-earning assets          2,507     (4,131)    (1,624)     3,658     (2,261)     1,397
                                     -------    -------    -------    -------    -------    -------

Interest expense:
Money market accounts                    182       (699)      (517)       (43)      (481)      (524)
Certificates of deposit                  195     (3,546)    (3,351)     1,294       (372)       922
Other liabilities                        574       (836)      (262)       432       (460)       (28)
                                     -------    -------    -------    -------    -------    -------
Total interest-bearing liabilities       951     (5,081)    (4,130)     1,683     (1,313)       370
                                     -------    -------    -------    -------    -------    -------
Net change in interest income        $ 1,556    $   950    $ 2,506    $ 1,975    $  (948)   $ 1,027
                                     =======    =======    =======    =======    =======    =======

     Provision for Loan Losses: The Company recorded a provision for loan losses of $1.1 million, $500,000 and $300,000 for 2002, 2001, and 2000, respectively.
The  $600,000  increase  in the  provision  for loan  losses  for the year ended
December 31, 2002 was precipitated by net charge offs of $341,000 and the increase in the loan portfolio.

     It is the policy of management to maintain an allowance for loan losses, which is adequate to absorb potential losses inherent in the loan portfolio for unidentified loans as well as classified loans. The allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Large groups of smaller balance homogeneous loans are valued collectively for impairment. The amount of the loss reserve is calculated using historical loss rates, net of recoveries, adjusted for environmental, and other qualitative factors such as industry, geographical, economic and political factors that can affect loss rates or loss measurements. Allowances for losses on specifically identified loans that are determined to be impaired are calculated based upon collateral value, market value, if determinable, or the present value of estimated future cash flows. The allowance is increased by a charge to operations, and reduced by charge-offs, net of recoveries.

     The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses, which may be realized in the future, and that additional provisions for losses on loans will not be required.

     Other Income: Total other income increased approximately $1.3 million, or 32.5% to $5.3 million for the year ended December 31, 2002 from $4.0 million for the year ended December 31, 2001. Such increase was the result of $516,000 in additional service fees primarily generated from overdraft fees, $499,000 in increased cash surrender value from bank owned life insurance and other life insurance policies, and $456,000 in other income. The increase in other income resulted primarily from an additional $142,000 in gains generated from loan sales, net gains from the sale of real estate of $104,000 and $186,000 from TA of Irwin, L.P., a partnership formed by the Company in October 2000 to provide title insurance to the general public. Such increases in fiscal 2002 were offset by a decrease of $258,000 in net investment security gains compared to fiscal 2001.

     Total other income increased approximately $1.1 million, or 37.9%, to $4.0 million for the year ended December 31, 2001 from $2.9 million for the year ended December 31, 2000. The increase was primarily the result of gains from available for sale securities, originally purchased at a discount, of $453,000, where the issuing agencies exercised their option to call the securities prior to their maturity. Also, service fees increased $300,000 due primarily to a $122,000 increase in miscellaneous loan fee income generated through rate modification fees on existing loans, $78,000 in additional overdraft fees due to the increased deposit base, and $43,000 in service fees from the "extra" checking product. Debit card fees increased $119,000 a result of increased usage. Other income increased $200,000 primarily due to income of $102,000 from T.A. of Irwin, L.P., $43,000 in additional income generated through the Company's Trust Department, and $49,000 in commissions received from the sale of investment products through UVest Financial Services, a company which provides alternative investment products.

     Other Expenses: Total other expense increased $1.5 million, or 13.3%, to $12.8 million for 2002 from $11.3 million for 2001. Of this increase, approximately $939,000 was the result of increased salaries, which reached $5.3 million at December 31, 2002 from $4.4 million at December 31, 2001. The increase in salaries was a combination of additional staff and annual merit increases. Pension and other employee benefits increased $238,000 to $1.3 million at December 31, 2002 primarily due to a $117,000 increase in health insurance premiums. Occupancy expense increased $119,000 to $1.3 million, for 2002 from $1.2 million at December 31, 2001 predominately due to increased depreciation and real estate tax expense of $77,000 and $17,000, respectively. Other expenses increased $206,000 to $3.0 million for 2002 from $2.8 million for 2001. This increase was mainly due to increased postage, check collection costs, and losses as a result of bad checks and ATM fraud of $29,000, $45,000, and $64,000, respectively. All of these increases were non-material in nature and are due to the normal cost of doing business.

     Total other expenses increased approximately $1.1 million, or 10.8%, to $11.3 million for 2001 from $10.2 million for 2000. This increase was primarily the result of an increase in salaries of approximately $300,000 to $4.4 million for 2001 from $4.1 million for 2000. Such increase was mainly due to annual merit increases and net staff increases of 5 full-time employees. Occupancy expense increased $200,000 to $1.2 million in 2001 from $1.0 million in 2000 primarily due to increased depreciation, rental, real estate tax expense, and building maintenance expense of $80,000, $27,000, $24,000, and $28,000, respectively. Data processing and ATM expenses increased $178,000 to $1.2 million in 2001 from $972,000 in 2000. Such increases were a result of increased fees from the Company's processors. Other expenses increased $500,000 to $3.5 million for 2001 from $3.0 million for 2000. Such increase was primarily due to increased legal fees of $76,000, increased losses from bad checks of $59,000, increased costs related to debit card usage of $53,000, and increased postage expense of $41,000. All of these increases were non-material in nature and are due to the normal cost of doing business.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowings from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, to repay maturing borrowings, to purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2002, the Company had commitments to extend credit of $75.5 million.

     The Company's liquid assets consist of cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2002, cash and cash equivalents totaled $15.1 million.

     Net cash from operating activities for 2002 totaled $8.7 million, as compared to net cash used by operating activities of $377,000 for 2001. The decrease in cash due to changes in other assets in 2001 was primarily the result of a $10.0 million purchase of bank owned life insurance. See Note 6 to the consolidated financial statements. Net cash from operating activities totaled $7.3 million for 2000.

     Net cash used by investing activities for 2002 totaled $69.1 million, as compared to cash used of $14.7 million for 2001 and $44.0 million for 2000. The increase of $54.4 million for 2002 was primarily due to an increase in purchases of securities available for sale of $26.4 million, an increase in net loans made to customers of $22.5 million, and a decrease in the proceeds from maturities of securities available for sale of $26.2 million, offset by proceeds from sales of securities available for sale of $23.6 million. The decrease of $29.3 million for 2001 was mainly attributed to an increase of $86.6 million in proceeds from maturities of securities held to maturity and a decrease of $8.0 million in net loans made to customers, offset by $69.8 million in purchases of securities available for sale.

     Net cash from financing activities for the year ended December 31, 2002 totaled $50.3 million, as compared to net cash from financing activities of $18.5 million for 2001 and $39.2 million for 2000. The $31.8 million increase in cash from financing activities for 2002 was primarily the result of a $33.0 million increase in deposits. The $20.7 million decrease in cash from financing activities for 2001 was due to a $28.2 million decrease in deposits offset by an increase of $7.0 million in federal funds purchased.

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

     The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2002. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principle. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principle. For interest earning assets, no prepayments are assumed. Interest bearing liabilities, such as negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

TABLE

Expected Maturity/Principal Repayment at December 31,

                                                                                Total       Book      Fair
                              2003       2004      2005      2006      2007   Thereafter    Value     Value
                              ----       ----      ----      ----      ----   ----------    -----     -----
                                                        (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans                8,326     9,055     9,759    12,160    15,114      155,830   210,244   224,153
Home equity loans,
    second mortgage
    loans, student loans,
    other loans              26,410    10,109     8,959     7,548     6,522       17,852    83,233    83,273
Commercial loans,
    municipal loans          29,708     4,875     3,897     3,218     2,058       26,068    69,824    71,943
Investment securities
    available for sale        5,374    12,099     3,496        --     4,760      154,185   179,523   183,565

Interest-bearing
liabilities
-----------------------
NOW and other
    transaction accounts     13,542        --        --        --        --           --    13,542    13,542
Money market and
    other savings
    accounts                153,046        --        --        --        --           --   153,046   153,046
Certificates of
    deposits                120,389    34,279    43,876     6,587    13,301        8,899   227,330   232,917
Federal home loan
    bank of Pittsburgh
    advances                     --    10,000        --        --     2,000       28,000    40,000    50,395

EDWARDS
SAUER &
OWENS
------------------------------
Certified Public Accountants &
Business Advisors



                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
IBT Bancorp, Inc.
Irwin, Pennsylvania


We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp), and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/Edwards Sauer & Owens

Pittsburgh, Pennsylvania
January 29, 2003

                           CONSOLIDATED BALANCE SHEET
                        IBT BANCORP, INC. AND SUBSIDIARY

                                                                              December 31,
                                                                    ------------------------------
                                                                          2002             2001
                                                                    -------------    -------------
ASSETS
     Cash and due from banks                                        $  12,677,160    $  16,751,407
     Interest-bearing deposits in banks                                   760,118        7,373,528
     Federal funds sold                                                 1,629,000        1,094,000
     Certificate of deposit                                               100,000          100,000
     Securities available for sale                                    183,564,960      160,866,698
     Federal Home Loan Bank stock, at cost                              3,152,600        2,101,800
     Loans, net of allowance for loan losses of
         $2,873,067 in 2002 and $2,113,806 in 2001                    359,871,514      315,131,774
     Premises and equipment, net                                        4,759,015        4,655,510
     Other assets                                                      17,520,354       15,969,430
                                                                    -------------    -------------
Total Assets                                                        $ 584,034,721    $ 524,044,147
                                                                    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
     Deposits
          Non-interest bearing                                      $  74,339,035    $  70,121,716
          Interest-bearing                                            393,918,292      352,340,377
                                                                    -------------    -------------
          Total deposits                                              468,257,327      422,462,093

     Repurchase agreements                                             14,525,836       11,207,072
     Accrued interest and other liabilities                             5,100,380        5,650,276
     FHLB advances                                                     40,000,000       35,000,000
                                                                    -------------    -------------
     Total liabilities                                                527,883,543      474,319,441

Stockholders' Equity

     Capital stock, par value $1.25,  50,000,000  shares
          authorized,  3,023,799 shares issued,  2,977,655
          and 2,985,695 shares outstanding at December
          31, 2002 and December 31, 2001, respectively                  3,779,749        3,779,749
     Surplus                                                            2,073,102        2,073,102
     Retained earnings                                                 48,974,137       43,613,936
     Accumulated other comprehensive income                             2,667,456        1,342,672
                                                                    -------------    -------------
                                                                       57,494,444       50,809,459
     Less: Treasury stock, at cost                                     (1,343,266)      (1,084,753)
                                                                    -------------    -------------
     Total stockholders' equity                                        56,151,178       49,724,706
                                                                    -------------    -------------
Total Liabilities and Stockholders' Equity                          $ 584,034,721    $ 524,044,147
                                                                    =============    =============

The  accompanying  notes are an integral  part of these  consolidated  financial statements.


                       CONSOLIDATED STATEMENTS OF INCOME
                        IBT BANCORP, INC. AND SUBSIDIARY

                                                            Years Ended December 31,
                                                    2002            2001            2000
                                                ------------    ------------    ------------
Interest Income
     Loans, including fees                      $ 24,687,048    $ 24,320,407    $ 22,807,718
     Investment securities                         8,614,876      10,337,309      10,578,510
     Federal funds sold                              258,302         527,021         400,886
                                                ------------    ------------    ------------
     Total interest income                        33,560,226      35,184,737      33,787,114
Interest Expense
     Deposits                                     10,537,451      14,773,560      14,603,671
     FHLB advances                                 2,113,678       1,833,212       1,586,859
     Repurchase agreements                           177,464         351,473         362,684
     Federal funds purchased                              --              --          34,354
                                                ------------    ------------    ------------
     Total interest expense                       12,828,593      16,958,245      16,587,568
                                                ------------    ------------    ------------
Net Interest Income                               20,731,633      18,226,492      17,199,546
Provision for Loan Losses                          1,100,000         500,000         300,000
                                                ------------    ------------    ------------
Net Interest Income after Provision
     for Loan Losses                              19,631,633      17,726,492      16,899,546
Other Income (Losses)
     Service fees                                  2,370,568       1,854,595       1,645,913
     Investment security gains                       158,670         452,890              --
     Investment security losses                      (24,925)        (60,792)       (106,974)
     Cash surrender value increases                  584,847          85,914          49,707
     Debit card fees                                 615,517         520,393         401,080
     Other income                                  1,612,378       1,155,822         956,715
                                                ------------    ------------    ------------
     Total other income                            5,317,055       4,008,822       2,946,441
Other Expenses
     Salaries                                      5,297,750       4,359,468       4,084,817
     Pension and other employee benefits           1,318,944       1,081,027       1,056,116
     Occupancy expense                             1,329,170       1,209,779       1,020,734
     Data processing expense                         729,548         750,896         588,193
     Advertising expense                             406,898         340,513         301,686
     Pennsylvania shares tax                         391,557         341,823         307,337
     ATM expense                                     349,311         398,986         383,935
     Other expenses                                3,007,900       2,801,664       2,438,469
                                                ------------    ------------    ------------
     Total other expenses                         12,831,078      11,284,156      10,181,287
                                                ------------    ------------    ------------
Income Before Income Taxes                        12,117,610      10,451,158       9,664,700
Provision for Income Taxes                         3,180,311       2,985,824       2,959,439
                                                ------------    ------------    ------------
Net income                                      $  8,937,299    $  7,465,334    $  6,705,261
                                                ============    ============    ============
Basic Earnings per Share                        $       3.00    $       2.49    $       2.23
                                                ============    ============    ============
Diluted Earnings per Share                      $       2.99    $       2.49    $       2.23
                                                ============    ============    ============

The accompanying notes are an integral part of these consolidated financial statements.


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

                                                                              Accumulated
                                                                                 Other
                                   Capital                       Retained     Comprehensive    Treasury
                                    Stock        Surplus         Earnings        Income          Stock            Total
                                -----------   -----------     ------------    ------------    ---------       ------------
Balance at
December 31, 1999               $ 3,779,749   $ 2,073,102     $ 35,318,637    $ (3,178,596)  $  (87,612)      $ 37,905,280

Comprehensive Income
  Net income                                                     6,705,261                                       6,705,261
  Other comprehensive
    income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax
        of $1,722,575                                                            3,343,822                       3,343,822

      Reclassification
        adjustment, net of
        deferred income
        tax of $12,415                                                              24,100                          24,100
                                                                                                              ------------
                                                                                                                 3,367,922
                                                                                                              ------------
      Total Comprehensive
        Income                                                                                                  10,073,183

Cash dividends ($0.92)                                          (2,762,018)                                     (2,762,018)

Purchase of Treasury Stock                                                                    (601,864)           (601,864)
                                -----------   -----------     ------------    ------------    ---------       ------------
Balance at
December 31, 2000               $ 3,779,749   $ 2,073,102     $ 39,261,880    $    189,326   $(689,476)       $ 44,614,581


The  accompanying  notes are an integral  part of these  consolidated  financial statements.


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

                                                                              Accumulated
                                                                                 Other
                                   Capital                       Retained     Comprehensive    Treasury
                                    Stock        Surplus         Earnings        Income          Stock            Total
                                -----------   -----------     ------------    ------------    ---------       ------------
Balance at
December 31, 2000               $ 3,779,749   $ 2,073,102     $ 39,261,880    $    189,326  $  (689,476)      $ 44,614,581

Comprehensive Income
  Net income                                                     7,465,334                                       7,465,334
  Other comprehensive
    income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax
        of $747,292                                                              1,450,626                       1,450,626

      Reclassification
        adjustment, net of
        deferred income
        tax of $153,144                                                           (297,280)                       (297,280)
                                                                                                              ------------
                                                                                                                 1,153,346
                                                                                                              ------------
      Total Comprehensive
        Income                                                                                                   8,618,680

Cash dividends ($1.04)                                           (3,113,278)                                    (3,113,278)

Purchase of Treasury Stock                                                                     (395,277)          (395,277)
                                -----------   -----------     ------------    ------------  -----------       ------------
Balance at
December 31, 2001               $ 3,779,749   $ 2,073,102     $ 43,613,936    $  1,342,672  $(1,084,753)      $ 49,724,706


The  accompanying  notes are an integral  part of these  consolidated  financial statements.


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

                                                                              Accumulated
                                                                                 Other
                                   Capital                       Retained     Comprehensive    Treasury
                                    Stock        Surplus         Earnings        Income          Stock            Total
                                -----------   -----------     ------------    ------------    ---------       ------------
Balance at
December 31, 2001               $ 3,779,749   $ 2,073,102     $ 43,613,936    $  1,342,672  $(1,084,753)      $ 49,724,706

Comprehensive Income
  Net income                                                     8,937,299                                       8,937,299
  Other comprehensive
    income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax
        of $718,036                                                              1,393,742                       1,393,742

      Reclassification
        adjustment, net of
        deferred income
        tax of $35,524                                                             (68,958)                        (68,958)
                                                                                                              ------------
                                                                                                                 1,324,784
                                                                                                              ------------
      Total Comprehensive
        Income                                                                                                  10,262,083

Cash dividends ($1.20)                                           (3,577,098)                                    (3,577,098)

Purchase of Treasury Stock                                                                     (258,513)          (258,513)
                                -----------   -----------     ------------    ------------  -----------       ------------
Balance at
December 31, 2002               $ 3,779,749   $ 2,073,102     $ 48,974,137    $  2,667,456  $(1,343,266)      $ 56,151,178
                                ===========   ===========     ============    ============  ===========       ============

The  accompanying  notes are an integral  part of these  consolidated  financial statements.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        IBT BANCORP, INC. AND SUBSIDIARY


                                                                                              Years Ended December 31,
                                                                                  -----------------------------------------------
                                                                                       2002             2001             2000
                                                                                  -------------    -------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                      $   8,937,299    $   7,465,334    $   6,705,261
  Adjustments to reconcile net cash
    from operating activities:
      Depreciation                                                                      684,731          607,993          528,335
      Increase in cash surrender value of insurance                                    (584,847)         (85,914)         (49,707)
      Net amortization/accretion of
        premiums and discounts                                                          429,379          102,482           (9,800)
      Net investment security (gains) losses                                           (133,745)        (392,098)         106,974
      Provision for loan losses                                                       1,100,000          500,000          300,000
      Increase (decrease) in cash due to
        changes in assets and liabilities:
          Other assets                                                                 (540,772)      (8,527,117)      (1,560,516)
          Accrued interest and other liabilities                                     (1,232,409)         (48,024)       1,327,616
                                                                                  -------------    -------------    -------------
  Net Cash From (Used By) Operating Activities                                        8,659,636         (377,344)       7,348,163

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of certificates of deposit                                                        --       (2,606,400)      (2,700,000)
  Proceeds from maturity of certificates of deposit                                          --        5,206,400        3,000,000
  Proceeds from sales of securities available for sale                               31,725,398        8,128,240        6,153,348
  Proceeds from maturities of securities available for sale                          72,493,575       98,681,479       12,000,998
  Purchase of securities available for sale                                        (125,205,572)     (99,729,469)     (29,959,587)
  Net loans made to customers                                                       (46,265,045)     (23,829,098)     (31,821,372)
  Purchases of premises and equipment                                                  (788,236)        (363,726)        (699,410)
  Purchase of Federal Home Loan Bank stock                                           (1,050,800)        (137,500)              --
                                                                                  -------------    -------------    -------------
  Net Cash Used By Investing Activities                                             (69,090,680)     (14,650,074)     (44,026,023)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                                           45,795,234       12,823,631       40,957,977
  Net increase in securities sold
    under agreements to repurchase                                                    3,318,764        2,184,882        2,565,593
  Net decrease in federal funds purchased                                                    --               --       (7,000,000)
  Dividends                                                                          (3,577,098)      (3,113,278)      (2,762,018)
  Proceeds from FHLB advances                                                         7,000,000        9,000,000        7,000,000
  Repayment of FHLB advances                                                         (2,000,000)      (2,000,000)      (1,000,000)
  Purchase of treasury stock                                                           (258,513)        (395,277)        (601,864)
                                                                                  -------------    -------------    -------------
  Net Cash From Financing Activities                                                 50,278,387       18,499,958       39,159,688
                                                                                  -------------    -------------    -------------
Net Change in Cash and Cash Equivalents                                             (10,152,657)       3,472,540        2,481,828
Cash and Cash Equivalents at Beginning of Year                                       25,218,935       21,746,395       19,264,567
                                                                                  -------------    -------------    -------------
Cash and Cash Equivalents at End of Year                                          $  15,066,278    $  25,218,935    $  21,746,395
                                                                                  =============    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                  Years Ended December 31,
                                           ---------------------------------------
                                               2002         2001          2000
                                           -----------   -----------   -----------

SUPPLEMENTAL DISCLOSURES

    Cash payments for:
      Interest                             $13,225,782   $18,089,680   $15,052,496
      Income taxes                         $ 3,543,379   $ 3,003,600   $ 2,904,000

NON CASH TRANSACTIONS

    Recorded unrealized gains on
      securities available for sale
      at December 31                       $ 4,041,600   $ 2,034,303   $   286,857
    Deferred income taxes on recorded
      unrealized gains on securities
      available for sale at December 31    $ 1,374,144   $   691,631   $    97,531
    Loans transferred to foreclosed real
      estate during the year               $   857,681   $   432,376   $   320,992
    Recorded nonmonetary gain on
      securities available for sale
      at December 31                       $     1,986   $    81,092   $        --

The  accompanying  notes are an integral  part of these  consolidated  financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank and Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its five branch offices, a loan center, a trust division, five supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings
accounts  and  certificates  of  deposit.   Its  primary  lending  products  are
single-family and multi-family residential loans, installment loans and commercial loans.

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

Advertising Costs: Advertising costs are expensed as incurred. Advertising expense totaled $406,898 for 2002, $340,513 for 2001 and $301,686 for 2000.

Loans and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Large groups of smaller balance homogeneous loans are valued collectively for impairment. The amount of loss reserve is calculated using historical loss rates, net of recoveries, adjusted for environmental, and other qualitative factors such as industry, geographical, economic and politcal factors that can affect loss rates or loss measurements.

Allowances for losses on specifically identified loans that are determined to be impaired are calculated based upon collateral value, market value, if determinable, or the present value of the estimated future cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are placed on nonaccrual status when they are 90 days past due, unless they are adequately collateralized and in the process of collection.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Costs for maintenance and repairs are expensed currently. Costs of major additions or improvements are capitalized.

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

Earnings per Share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding was 2,980,282, 2,993,693 and 3,003,334 for the years ended December 31, 2002, 2001 and 2000, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                  December 31, 2002
                             ---------------------------------------------------------------
                                                  Gross            Gross
                                Amortized       Unrealized       Unrealized        Market
                                  Cost            Gains            Losses          Value
                             -------------   -------------    -------------    -------------
Obligations of
  U.S. Government Agencies   $  78,956,706   $   1,547,905    $      (1,852)   $  80,502,759
Obligations of State and
  political sub-divisions       37,252,772       1,668,700          (31,994)      38,889,478
Mortgage-backed securities      52,300,534       1,803,446             --         54,103,980
Other securities                   706,015          44,506             --            750,521
Equity securities               10,307,333         102,647       (1,091,758)       9,318,222
                             -------------   -------------    -------------    -------------

                             $ 179,523,360   $   5,167,204    $  (1,125,604)   $ 183,564,960
                             =============   =============    =============    =============

                                                  December 31, 2001
                             ---------------------------------------------------------------
                                                  Gross            Gross
                                Amortized       Unrealized       Unrealized        Market
                                  Cost            Gains            Losses          Value
                             -------------   -------------    -------------    -------------
Obligations of
  U.S. Government Agencies   $  61,214,870   $   1,380,083    $     (50,859)   $  62,544,094
Obligations of State and
  political sub-divisions       31,530,177         510,233         (196,927)      31,843,483
Mortgage-backed securities      55,151,710         502,991         (128,591)      55,526,110
Other securities                   700,745          38,458             --            739,203
Equity securities               10,234,892          69,873          (90,957)      10,213,808
                             -------------   -------------    -------------    -------------
                             $ 158,832,394   $   2,501,638    $    (467,334)   $ 160,866,698
                             =============   =============    =============    =============

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                       Years Ended December 31,
                                                     ------------------------------
                                                       2002       2001       2000
                                                     --------   --------   --------
Gross realized gains:
  Obligations of U.S. Government Agencies            $ 42,922   $358,639   $     --
  Obligations of state and political sub-divisions        760      5,348         --
  Mortgage-backed securities                          113,002        606         --
  Equity securities                                     1,986     88,297         --
                                                     --------   --------   --------
                                                     $158,670   $452,890   $     --
                                                     ========   ========   ========

Gross realized losses:
  Obligations of U.S. Government Agencies            $     --   $  2,616   $106,974
  Mortgage-backed securities                           24,925     58,176         --
                                                     --------   --------   --------
                                                     $ 24,925   $ 60,792   $106,974
                                                     ========   ========   ========

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized         Market
                                                       Cost           Value
                                                  ------------   ------------

Due in one year or less                           $  5,374,461   $  5,421,136
Due after one year through five years               20,355,099     21,048,263
Due after five years through ten years              67,267,268     68,845,796
Due after ten years, includes equity securities     86,526,532     88,249,765
                                                  ------------   ------------
                                                  $179,523,360   $183,564,960
                                                  ============   ============


As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $3,152,600 and $2,101,800 of FHLB stock at December 31, 2002 and 2001.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                    December 31,
                              ---------------------------
                                  2002           2001
                              ------------   ------------
Mortgage                      $210,244,046   $173,213,532
Home equity credit              15,832,462     11,001,475
Installment                     59,321,023     64,053,168
Commercial                      58,633,722     55,185,161
PHEAA                            6,899,585      6,949,783
Municipal                       11,190,265      5,368,664
Credit cards                        32,445         31,940
Other                            1,147,661      1,715,479
                              ------------   ------------
                               363,301,209    317,519,202

Less:
  Allowance for loan losses      2,873,067      2,113,806
  Deferred loan fees               556,628        273,622
                              ------------   ------------
                              $359,871,514   $315,131,774
                              ============   ============


The aggregate amount of demand deposits reclassified as loan balances at December 31, 2002 and 2001 amounted to $490,961 and $643,226, respectively and are included in other loans.

The total recorded investment in impaired loans amounted to $619,326 at December 31, 2002 and $1,026,975 at December 31, 2001. The allowance for loan losses related to impaired loans amounted to $309,663 and $154,069 at December 31, 2002 and 2001, respectively.

Changes in the allowance for loan losses were as follows:

                                             Years Ended December 31,
                                    -----------------------------------------
                                        2002           2001           2000
                                    -----------    -----------    -----------
Balance, beginning of year          $ 2,113,806    $ 1,919,327    $ 2,365,874
  Provision charged to operations     1,100,000        500,000        300,000
  Loans charged off                    (440,728)      (344,909)      (767,486)
  Recoveries                             99,989         39,388         20,939
                                    -----------    -----------    -----------
Balance, end of year                $ 2,873,067    $ 2,113,806    $ 1,919,327
                                    ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                        December 31,
                                 -------------------------
                                      2002          2001
                                 -----------   -----------

Land                             $   450,466   $   450,466
Buildings and improvements         5,053,222     5,053,222
Furniture and equipment            5,932,750     5,144,515
                                 -----------   -----------
                                  11,436,438    10,648,203
Less: Accumulated depreciation     6,677,424     5,992,693
                                 -----------   -----------
                                 $ 4,759,014   $ 4,655,510
                                 ===========   ===========

Depreciation  expense  was  $684,731 in 2002,  $607,993 in 2001 and  $528,335 in
2000.

Eight of the Bank's commercial branch office buildings and/or land and the Bank's trust division office are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                                2003                $   212,072
                                2004                    211,722
                                2005                    165,387
                                2006                     85,922
                                2007                     59,116
                                2008 and thereafter     337,700
                                                    -----------
                                                    $ 1,071,919
                                                    ===========

Rental expense under these operating leases was $183,005, $178,437 and $149,043 for the years ended December 31, 2002, 2001 and 2000, respectively.

In November 2002, the Board approved a commercial lease agreement between the Bank and Banco Business Park. The lease is for a term of three years commencing on March 1, 2003 and contains renewal options for additional two-year terms. The three year lease has a base rental rate of $2,921 per month. The first month's rent and security deposit of the same amount or a total of $5,842 is due at the signing of the lease. The Bank signed the agreement and paid the $5,842 in January 2003. Lease payments for this agreement are included in the future minimum lease payment scheduled above.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 5 -- JOINT VENTURES

The Bancorp has an 85% limited partnership interest in T.A. of Irwin, L.P. This partnership commenced operations in October 2000 and provides title insurance to the general public. The Bancorp uses the equity method to account for its investment in the partnership. As of December 31, 2002 and 2001, the partnership is reflected in the other assets section of the balance sheet at $82,140 and $53,704, respectively.

NOTE 6 -- BANK OWNED LIFE INSURANCE

In 2001, the Bank purchased single premium life insurance policies on officers of the Bank at a cost of $10,000,000. At December 31, 2002 and 2001, the cash surrender value of these policies was $10,584,859 and $10,031,160, respectively and is included in the other assets section of the balance sheet. The increase in cash surrender value of these policies is recorded as other non-interest income.

NOTE 7 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2002 are summarized as follows:

                                2003                    $ 120,389,212
                                2004                       34,278,474
                                2005                       43,875,582
                                2006                        6,587,107
                                2007                       13,300,645
                                2008 and thereafter         8,899,032
                                                        -------------
                                                        $ 227,330,052
                                                        =============


The Bank held related party deposits of approximately $3,600,000 and $3,166,000 at December 31, 2002 and 2001, respectively.

The  Bank  held  time  deposits  that  exceeded   $100,000  of  $47,748,416  and
$35,499,455 at December 31, 2002 and 2001, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 8 -- REPURCHASE AGREEMENTS

The Bank offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $14,525,836 and $11,207,072 at December 31, 2002 and 2001, respectively.


NOTE 9 -- PLEDGED ASSETS

At December 31, 2002 and 2001, U.S. Government Agency obligations carried at approximately $42,800,000 and $35,700,000 respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2002 and 2001, the carrying amount of securities pledged to secure repurchase agreements was approximately $27,900,000 and $17,600,000 respectively.

NOTE 10 -- INCOME TAXES

The provision for income taxes consists of:

                                  Years Ended December 31,
                         -----------------------------------------
                             2002           2001           2000
                         -----------    -----------    -----------

Currently payable        $ 3,527,269    $ 3,072,885    $ 2,815,429
Deferred tax (benefit)      (346,958)       (87,061)       144,010
                         -----------    -----------    -----------
Total                    $ 3,180,311    $ 2,985,824    $ 2,959,439
                         ===========    ===========    ===========

The significant components of temporary differences for 2002, 2001 and 2000 are as follows:


                                  Years Ended December 31,
                            -----------------------------------
                               2002         2001         2000
                            ---------    ---------    ---------

Provision for loan losses   $(299,256)   $ (86,543)   $ 151,347
Depreciation                   32,400      (30,397)     (12,665)
Valuation allowance                --           --          550
Pension                        28,461       37,532       20,168
Deferred loan fees            (96,222)     (32,695)     (10,689)
Other                         (12,341)      25,042       (4,701)
                            ---------    ---------    ---------
Total                       $(346,958)   $ (87,061)   $ 144,010
                            =========    =========    =========

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 10 -- INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                             Years Ended December 31,
                                            -------------------------
                                               % of Pretax Income
                                            -------------------------
                                            2002      2001      2000
                                            ----      ----      ----
Provision at statutory rate                 34.0 %    34.0 %    34.0 %
Effect of tax free income                   (5.4)     (4.3)     (3.1)
Other                                       (2.4)     (1.2)     (0.3)
                                            ----      ----      ----
        Effective tax rate                  26.2 %    28.5 %    30.6 %
                                            ====      ====      ====

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2002 and 2001 are as follows:

                                      2002                     2001
                            -----------------------   -----------------------
                                  Deferred Tax             Deferred Tax
                            -----------------------   -----------------------
                               Assets    Liabilities     Assets    Liabilities
                            ----------   ----------   ----------   ----------

Provision for loan losses   $  833,868   $       --   $  534,922   $       --
Depreciation                        --      165,059           --      126,131
Pension expense                     --      122,499           --       94,039
Other                          301,741           --      190,709           --
SFAS 115                            --    1,374,144           --      691,631
                            ----------   ----------   ----------   ----------
                            $1,135,609   $1,661,702   $  725,631   $  911,801
                            ==========   ==========   ==========   ==========

NOTE 11 -- FHLB ADVANCES

At December 31, 2002 and 2001, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

       2002         2001            Interest Rate           Maturity Date
       ----         ----            -------------           -------------
$          -    $ 2,000,000         7.01% Fixed             August 8, 2002
  10,000,000     10,000,000     5.86% Fixed w/Strike Rate   July 22, 2004
   2,000,000              -         3.67% Fixed             September 5, 2007
   5,000,000      5,000,000      5.63% Fixed to Float       July 21, 2008
   5,000,000      5,000,000      4.86% Fixed to Float       October 23, 2008
   4,000,000      4,000,000     5.18% Fixed w/Strike Rate   February 23, 2011
   4,000,000      4,000,000      4.98% Fixed to Float       March 23, 2011
   5,000,000      5,000,000    4.947% Fixed w/Strike Rate   August 29, 2011
   5,000,000              -    4.607% Fixed w/Strike Rate   January 30, 2012
------------   ------------
$ 40,000,000   $ 35,000,000
============   ============

Interest only is payable until maturity on all FHLB advances. Collateral for all advances includes all qualifying mortgages.

The Bank had maximum borrowing capacity with FHLB of approximately $261,519,000 and $245,229,000 at December 31, 2002 and 2001, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

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

The actuarial measurement period of October 15, through October 14, was used to determine the components of the net periodic pension cost and the financial disclosures for both plans. The actuarial measurement date of October 15 was used in determining the plans' liabilities and asset information. The following is a combined summary of the plans' components as of December 31, 2002, 2001 and 2000, even though the information has been compiled on the basis of the actuarial measurement period.

                                                       2002           2001           2000
                                                  -----------    -----------    -----------
Change in Projected Benefit Obligation:
  Benefit obligation at beginning of year         $ 2,253,576    $ 1,840,408    $ 1,765,691
  Service cost                                        179,307        151,433        150,403
  Interest cost                                       162,431        141,430        122,204
  Actuarial loss due to settlement                         --             --             --
  Benefits paid                                      (161,570)       (68,612)       (75,139)
  Plan settlement                                          --             --             --
  Other - net                                         305,372        188,917       (122,751)
                                                  -----------    -----------    -----------
    Benefit obligation at end of year             $ 2,739,116    $ 2,253,576    $ 1,840,408
                                                  ===========    ===========    ===========

Change in Fair Value of Plan Assets:
  Plan assets at estimated
    fair value at beginning of year               $ 2,350,244    $ 2,215,142    $ 2,016,241
  Actual return on plan assets, net of expenses      (207,196)         4,280        105,065
  Plan settlement                                          --             --             --
  Benefits paid                                      (161,570)       (68,612)       (75,139)
  Employer contributions                              219,868        199,434        168,975
                                                  -----------    -----------    -----------
    Fair value of plan assets at end of year      $ 2,201,346    $ 2,350,244    $ 2,215,142
                                                  ===========    ===========    ===========

Funded status                                     $  (537,770)   $    96,668    $   374,734
Unrecognized net loss from actuarial experience     1,057,676        377,432         27,502
Unrecognized prior service cost                      (201,962)      (220,224)      (238,486)
Unamortized net asset existing at date
  of adoption of SFAS No. 87                          (31,173)       (35,271)       (39,369)
Settlement                                                 --             --             --
                                                  -----------    -----------    -----------
  Prepaid pension cost                            $   286,771    $   218,605    $   124,381
                                                  ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 12 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Net pension expense included the following components:

                                                        Years Ended December 31,
                                                   -----------------------------------
                                                      2002         2001         2000
                                                   ---------    ---------    ---------

Service cost - benefits earned during the period   $ 179,307    $ 151,433    $ 150,403
Interest cost on projected benefit obligation        162,431      141,430      122,204
Actual return on plan assets, net of expenses        207,196       (4,280)    (105,065)
Recognized net actual loss                             8,199           --           --
Net amortization and deferral                       (405,431)    (183,373)     (70,789)
                                                   ---------    ---------    ---------
Net periodic pension cost                          $ 151,702    $ 105,210    $  96,753
                                                   =========    =========    =========

The projected benefit obligation for Plan #1 was determined using an assumed discount rate of 6.75% for 2002, 7.25% for 2001 and 7.75% for 2000 and an expected rate of increase in compensation using a graded scale ranging from 3.5% to 5.5%. The projected benefit obligation for Plan #2 was determined using an assumed discount rate of 7.0% and an expected rate of increase in compensation of 3.50% for 2002, 2001 and 2000. For both plans, the assumed rate of return on the plans' investment earnings was 7% for 2002, 2001 and 2000.

In the months of December 2002, 2001 and 2000, the Bank contributed $264,969, $219,868 and $199,434, respectively, to the plans subsequent to the actuarial measurement dates of October 15, 2002, 2001 and 2000. Because these employer contributions were paid after the actuarial measurement period ended, the Bank's prepaid pension cost at December 31, 2002, 2001 and 2000 is $500,022, $406,868,
and $301,896, respectively.

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance. Prior to 2002, premiums on those policies were paid for by the Bank. In 2002, the Bank elected to pay those premiums with dividends accruing on the insurance policies. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $477,164 and $461,618 at December 31, 2002 and 2001, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2002, 2001 and 2000 amounted to $57,304, $53,404 and $49,526, respectively.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $75,521,000 and $73,406,000, as of December 31, 2002 and 2001,
respectively, and approximate fair value.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 13 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance- sheet instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. The terms are typically for a one year period, with an annual renewal option subject to prior approval by management.

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

NOTE 14 -- RELATED-PARTY TRANSACTIONS

At December 31, 2002 and 2001, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $12,630,000 and $5,010,000, respectively. During 2002, new loans to such related parties were approximately $8,720,000 and repayments approximated $1,100,000.

NOTE 15 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2002 and 2001, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $2,656,000 and $8,993,000 at December 31, 2002 and 2001, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

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

Short-term borrowings: The carrying amounts of borrowings under repurchase agreements are short-term borrowings and approximate their fair values.

FHLB advances: The fair value of FHLB advances was determined using a discounted cash flow analysis based on current FHLB advance rates for advances with similar maturities.

The estimated fair value of the Bancorp's financial instruments as of December 31, 2002 are as follows:

                                    Carrying         Fair
                                     Amount         Value
                                 ------------   ------------
Financial Assets:
  Cash and cash equivalents      $ 15,066,278   $ 15,066,278
  Certificate of deposit         $    100,000   $    100,000
  Investment securities          $183,564,960   $183,564,960
  Federal Home Loan Bank stock   $  3,152,600   $  3,152,600
  Loans receivable               $359,871,514   $375,939,514
Financial liabilities:
  Deposits                       $468,257,327   $473,756,000
  Short-term borrowings          $ 14,525,836   $ 14,525,836
  FHLB advances                  $ 40,000,000   $ 50,395,000

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2002 and 2001, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:


                                 December 31,      Minimum            Well
                                 ------------      Capital        Capitalized
                                 2002    2001    Requirements     Requirements
                                 ----    ----    ------------     ------------

Risk-based capital ratio         15.2%   15.8%        8.0%       10.0% or higher
Leverage capital ratio            8.9%    9.0%   3.0% to 4.0%     5.0% or higher
Tier 1 risk-based capital ratio  14.4%   15.1%        4.0%        6.0% or higher


Included in cash and due from banks are required federal reserves of $4,358,000 and $3,886,000 at December 31, 2002 and 2001, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.

NOTE 18 -- STOCK OPTION PLAN

The Bank's Stock Option Plan authorizes the granting of stock options to Bank directors and employees for up to 300,000 shares of common stock. The stock option plan provides for a term of ten years, after which no awards may be made. Under the plan, the exercise price of each option equals the market price of the Bank's stock on the grant date, and an option's maximum term is ten years. Options constitute both incentive and non-incentive stock options and are generally granted annually in the month of May. Options granted to directors are immediately vested and are exercisable six months from the grant date and options granted to employees generally vest over three years.

As of December 31, 2002, a total of 129,500 stock options have been granted, of which, 66,513 are vested and exercisable, 53,196 have not vested, 6,625 have been exercised and 3,166 have been forfeited.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 18 -- STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Bank's stock option plan is presented below:

                                                                        December 31,
                                        --------------------------------------------------------------------
                                              2002                      2001                   2000
                                        -------------------      --------------------    -------------------

                                                   Weighted                 Weighted                Weighted
                                                   Average                  Average                 Average
                                                   Exercise                 Exercise                Exercise
                                        Shares      Price        Shares      Price        Shares      Price
                                        ------      -----        ------      -----        ------      -----
Outstanding at beginning of year        94,000     $ 23.97       61,000     $ 24.50            -           -
Granted                                 35,500     $ 32.88       33,000     $ 23.00       61,000     $ 24.50
Forfeitures                             (3,166)    $ 23.79            -           -            -           -
Exercised                               (6,625)    $ 25.58            -           -            -           -
                                       -------                   ------                   ------
Outstanding at December 31,            119,709     $ 26.53       94,000     $ 23.97       61,000     $ 24.50
                                       =======                   ======                   ======
Exercisable at December 31,             66,513     $ 25.70       41,333     $ 24.17       18,000     $ 24.50
                                       =======                   ======                   ======


The  options   outstanding   at  December  31,   2002,   2001  and  2000  had  a
weighted-average contractual maturity of 9.375 years, 8.375 years, and 7.375 years, respectively.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                     December 31,
                                        ---------------------------------------
                                        2002            2001            2000
                                        ----            ----            ----
Dividend yield                          3.79%           3.59%           4.57%
Expected life                           7 years         7 years         7 years
Expected volatility                     19%             18%             27%
Risk-free interest rate                 3.75%           4.95%           5.10%
Weighted-average fair value             $7.46           $7.69           $3.21


The Bank accounts for stock options in accordance with Accounting Principles Board Opinion No. 25. Had the Bank determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Bank's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                               Years Ended December 31,
                                        ---------------------------------------
                                        2002            2001            2000
                                        ----            ----            ----
Net income:
  As reported                      $8,937,299       $7,465,334     $6,705,261
  Pro Forma                        $8,609,816       $7,351,115     $6,667,126

Net income per share:
  Basic and Diluted as reported    $3.00 and $2.99     $2.49          $2.23
  Basic and Diluted Pro Forma          $2.84           $2.45          $2.20

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 18 -- STOCK OPTION PLAN (CONTINUED)

Weighted-average number of shares outstanding assuming dilution of exercisable stock options using the treasury stock method was 2,991,043, 2,994,088 and 3,003,334 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 19 -- TREASURY STOCK

In 2002 and 2001, the Bancorp repurchased 8,040 and 16,228 shares of its stock for $258,513 and $395,277, respectively, and is being held as treasury stock.

NOTE 20 -- RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation". This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this statement are effective for fiscal years beginning after December 15, 2003. Management has not yet determined the impact of SFAS No. 148, however, it does not believe the statement will have a material impact on the Bank or its operations.

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTE 21 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is as follows:

BALANCE SHEETS

                                                       December 31
                                               -------------------------
                                                   2002          2001
                                               -----------   -----------
ASSETS
  Cash in bank                                 $   401,584   $   245,690
  Investment in subsidiary                      54,926,513    48,787,607
  Securities available for sale                    554,207       436,935
  Other assets                                     303,774       275,338
                                               -----------   -----------
  Total Assets                                 $56,186,078   $49,745,570
                                               ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities                                  $    34,900   $    20,864
  Stockholders' Equity                          56,151,178    49,724,706
                                               -----------   -----------
  Total Liabilities and Stockholders' Equity   $56,186,078   $49,745,570
                                               ===========   ===========


STATEMENTS OF INCOME

                                                Years Ended December 31,
                                          ------------------------------------
                                              2002         2001         2000
                                          ----------   ----------   ----------
Income
  Dividends from subsidiary                 $4,000,000   $3,650,000   $3,325,000
  Other dividends                               14,069       16,978       14,141
  Investment security gains                      1,986       88,297           --
  Income from joint ventures                   185,541      102,124           --

Expenses
  Professional fees                             72,371       87,923       76,676
  Loss on joint ventures                            --       27,471       80,085
  Miscellaneous                                 33,203       16,880       18,271
                                            ----------   ----------   ----------
Income Before Income Taxes
  and Equity in Undistributed
  Earnings of Subsidiary                     4,096,022    3,725,125    3,164,109
Equity in Undistributed
  Earnings of Subsidiary                     4,841,277    3,740,209    3,541,152
                                            ----------   ----------   ----------
Net Income                                  $8,937,299   $7,465,334   $6,705,261
                                            ==========   ==========   ==========

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTE 21 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                              Years Ended December 31,
                                                   -----------------------------------------
                                                        2002           2001           2000
                                                   -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                       $ 8,937,299    $ 7,465,334    $ 6,705,261
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Net undistributed earnings of joint ventures      (185,541)       (74,652)            --
    Investment security gains                           (1,986)       (88,297)            --
    Decrease in cash due to changes
      in assets and liabilities:
        Equity in undistributed earnings
          of subsidiary                             (4,841,277)    (3,740,209)    (3,541,152)
        Other assets                                        --             --        (58,146)
                                                   -----------    -----------    -----------
Net Cash From Operating Activities                   3,908,495      3,562,176      3,105,963

CASH FLOWS FROM INVESTING ACTIVITIES

  Distributions from joint ventures                    157,105         79,095             --
  Proceeds from sale of securities
    available for sale                                      --        478,554        260,631
  Purchase of securities available for sale            (74,095)      (369,062)            --
                                                   -----------    -----------    -----------
Net Cash From Investing Activities                      83,010        188,587        260,631

CASH FLOWS FROM FINANCING ACTIVITIES

  Dividends paid                                    (3,577,098)    (3,113,278)    (2,762,018)
  Purchase of Treasury Stock                          (258,513)      (395,277)      (601,864)
                                                   -----------    -----------    -----------

Net Cash Used by Financing Activities               (3,835,611)    (3,508,555)    (3,363,882)
                                                   -----------    -----------    -----------
Net Change in Cash and Cash Equivalents                155,894        242,208          2,712
Cash and Cash Equivalents at Beginning
  of Year                                              245,690          3,482            770
                                                   -----------    -----------    -----------
Cash and Cash Equivalents at End of Year           $   401,584    $   245,690    $     3,482
                                                   ===========    ===========    ===========

NEEDS TO BE WORKED ON

                        IBT BANCORP, INC. AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000

NOTE 22 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                               Quarters Ended 2002
                              -------------------------------------------------
                                March 31     June 30   September 30  December 31
                              ----------   ----------   ----------   ----------

Interest income               $8,207,972   $8,343,506   $8,523,469   $8,485,279
Interest expense               3,207,376    3,161,028    3,234,016    3,226,173
                              ----------   ----------   ----------   ----------
Net interest income            5,000,596    5,182,478    5,289,453    5,259,106
Provision for loan losses        250,000      250,000      300,000      300,000
Non-interset income            1,335,340    1,253,906    1,307,726    1,420,083
Non-interest expense           2,849,710    3,264,057    3,171,255    3,546,056
                              ----------   ----------   ----------   ----------
Income before income taxes     3,236,226    2,922,327    3,125,924    2,833,133
Income tax expense               805,240      779,597      834,259      761,215
                              ----------   ----------   ----------   ----------
Net income                    $2,430,986   $2,142,730   $2,291,665   $2,071,918
                              ==========   ==========   ==========   ==========

Net income per Share of
  Capital Stock               $     0.81   $     0.72   $     0.77   $     0.70
                              ==========   ==========   ==========   ==========


                                               Quarters Ended 2001
                              -------------------------------------------------
                                March 31     June 30   September 30  December 31
                              ----------   ----------   ----------   ----------

Interest income              $8,871,456   $8,885,862   $8,864,164   $8,563,255
Interest expense              4,470,686    4,426,058    4,237,634    3,823,867
                             ----------   ----------   ----------   ----------
Net interest income           4,400,770    4,459,804    4,626,530    4,739,388
Provision for loan losses        75,000      100,000       90,000      235,000
Non-interest income             799,414    1,026,347    1,041,765    1,141,282
Non-interest expense          2,600,794    2,776,724    2,785,829    3,120,808
                             ----------   ----------   ----------   ----------
Income before income taxes    2,524,390    2,609,427    2,792,466    2,524,862
Income tax expense              759,238      726,053      808,084      692,449
                             ----------   ----------   ----------   ----------
Net income                   $1,765,152   $1,883,374   $1,984,382   $1,832,413
                             ==========   ==========   ==========   ==========
Net income per Share of
  Capital Stock              $     0.59   $     0.63   $     0.66   $     0.61
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

Stock Market Information

     The Company's common stock is listed on the OTC Bulletin Board under the symbol "IBTB". As of March 03, 2003, IBT Bancorp, Inc. had approximately 657 shareholders of record and 2,977,655 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

     The following table sets forth high and low bid prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the OTC Bulletin Board. All such bid prices reflect inter-dealer prices, without retail mark-down or commissions and may not necessarily represent actual transactions.


                                    Price Range             Cash Dividends
                                High ($)       Low ($)   Declared Per Share ($)
                                --------       -------   ----------------------

2001
First Quarter                  22.25           20.13             .26
Second Quarter                 25.00           21.37             .26
Third Quarter                  26.50           24.35             .26
Fourth Quarter                 29.00           25.10             .26

                                    Price Range             Cash Dividends
                                High ($)       Low ($)   Declared Per Share ($)
                                --------       -------   ----------------------

2002
First Quarter                  33.00           27.30             .30
Second Quarter                 33.00           30.50             .30
Third Quarter                  35.00           31.90             .30
Fourth Quarter                 39.95           34.15             .30

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

Annual Shareholders Meeting

     The Annual Meeting of shareholders of IBT Bancorp, Inc. will be held on Tuesday, April 15, 2003 at 2:00 p.m. at the Irwin Masonic Hall, located at 417 Main Street, Irwin, Pennsylvania.

Form 10-K

     The Annual Report for the year ended December 31, 2002 filed with the Securities & Exchange Commission on Form 10-K, is available without charge upon written request. For a copy of the Form 10-K, please contact: Charles G. Urtin, President and Chief Executive Officer, IBT Bancorp, Inc., 309 Main Street, Irwin, Pa 15642


Transfer Agent                                  Independent Auditors
Registrar and Transfer Company                  Edwards Sauer & Owens
Investor Relations                              500 Warner Centre
10 Commerce Drive                               Pittsburgh, Pa  15222
Cranford, New Jersey 07016-3572
1-800-368-5948

Market Makers
E. E. Powell & Company                          Ryan Beck & Co.
Mark Ingold                                     Brian Jacobelli
1100 Gulf Tower                                 Liberty Center
Pittsburgh, Pa 15219                            Suite 900
1-800-282-1940                                  1001 Liberty Avenue
                                                Pittsburgh, Pa 15222
                                                1-800-223-8162

Special Counsel                                 Stock Listing
Malizia Spidi & Fisch, PC                       OTC Bulletin Board
1100 New York Avenue, NW                        Under the Symbol "IBTB"
Suite 340 West
Washington, D.C. 20005

Irwin Bank & Trust Company Locations

Main Office
309 Main Street
Irwin, PA 15642
724-863-3100

Loan Center
319 Main Street
Irwin, PA 15642
724-863-3100

Trust Division
Suite 204
20 N. Pennsylvania Avenue
Greensburg, PA 15601
724-836-2010

UVest Investments
319 Main Street
Irwin, PA 15642
724-978-2751

Branch Offices
Route 30
9570 Route 30
Irwin, PA 15642
724-863-2510

Monroeville
Haymaker Village
4580 Broadway Blvd.
Monroeville, PA 15146
412-858-4450

Pitcairn
512 Broadway Blvd.
Pitcairn, PA 15140
412-372-3838

Irwin-North Huntingdon
Irwin Bank Extra - Scozio's Shop N' Save
Norwin Hills Shopping Center
8775 Norwin Avenue
North Huntingdon, PA 15642
724-861-8701

White Oak
Irwin Bank Extra - Scozio's Shop N' Save
Oak Park Mall
2001 Lincoln Way
White Oak, PA 15131
412-664-0984

Penn Township
4021 Route 130
Irwin, PA 15642
724-744-2176

White Oak
Oak Park Mall
2003 Lincoln Way
White Oak, PA 15131
412-678-3000

Ft. Allen
Irwin Bank Extra - Hempfield Shop N' Save
Route 136 & Janyce Drive
Greensburg, PA 15601
724-853-8540

Monroeville
Haymaker Village
Irwin Bank Extra - Giant Eagle
4548 Broadway Blvd.
Monroeville, PA 15146
412-856-5330

Penn Crossing
Irwin Bank Extra - Scozio's Festival Foods
2000 Penny Lane
Jeannette, PA 15644
724-744-6111