Form 10-K, Exhibit 13
period 2003-12-31
IBT BANCORP INC
filed 2004-03-15
CIK 801122

IBT BANCORP, INC.
2003 ANNUAL REPORT

SELECTED FINANCIAL INFORMATION

IBT BANCORP, INC & SUBSIDIARY

                                                                       AT OR FOR THE YEARS ENDED
                                                     2003           2002            2001            2000          1999
                                                              (Dollars in thousands, except per share amounts)
SELECTED BALANCE SHEET DATA:
Assets                                             $ 629,530      $ 584,035       $ 524,044       $ 496,379     $ 445,721
Cash and cash equivalents                             15,829         15,066          25,218          21,746        19,264
Securities available for sales                       172,448        186,718         162,968         167,874       151,063
Securities held to maturity                                -               -               -             -              -
Loans receivable (net)                               416,286        359,872         315,132         291,914       260,502
Deposits                                             492,158        468,257         422,462         409,638       368,680
Repurchase agreements                                 12,611         14,526          11,207           9,022         6,457
Federal funds purchased                                7,900              -               -               -         7,000
FHLB advances                                         53,308         40,000          35,000          28,000        22,000
Shareholders' equity                                  59,606         56,151          49,725          44,615        37,905

Selected Results of Operations
Interest income                                    $  33,398      $  33,560       $  35,185       $  33,787     $  29,731
Net interest income                                   22,083         20,732          18,226          17,200        16,087
Provision for loan losses                                600          1,100             500             300           300
Net interest income after provision
      for loan losses                                 21,483         19,632          17,726          16,900        15,787
Other income                                           5,891          5,317           4,009           2,946         2,764
Other expense                                         14,300         12,831          11,284          10,181         9,233
Net income                                             9,646          8,937           7,465           6,705         6,336

PER SHARE DATA:
Net Income
      Basic                                           $ 3.24         $ 3.00          $ 2.49          $ 2.23        $ 2.10
      Diluted                                           3.19           2.99            2.49            2.23          2.10
Cash dividends declared                                 1.40           1.20            1.04            0.92          0.80

SELECTED RATIOS:
Return on average assets                                1.59%          1.61%           1.45%           1.44%         1.49%
Return on average equity                               16.54%         16.95%          15.57%          16.87%        16.54%
Ratio of average equity to average assets               9.59%          9.47%           9.31%           8.52%         8.99%
Dividend payout                                        43.21%         40.00%          41.77%          41.26%        38.10%

A MESSAGE TO OUR STOCKHOLDERS

2003 FINANCIAL PERFORMANCE.
Following 2002's "record-breaking" performance, 2003 was a year of "ground-breaking" accomplishments resulting in continued growth, strong earnings and impressive stock performance for IBT Bancorp, Inc. With its stock price closing the year at $59.23, IBT Bancorp, Inc. shareholders achieved a $21.28 per share or 56% gain on their investment. When dividends are included, the total return was 60%. The gain was influenced by the company's decision to begin trading on the American Stock Exchange. Strong performance by IBT Bancorp, Inc.'s subsidiary Irwin Bank & Trust Company also contributed to the increase. For 2003, the company achieved 7.8% growth in assets, 7.9% growth in earnings and a 16.7% increase in the dividend.

GROUND-BREAKING EVENTS.
On April 1, 2003, IBT Bancorp, Inc. stock was listed and began trading on the American Stock Exchange under the symbol "IRW". The exposure of the listing positively impacted the stock's liquidity causing an immediate increase in the price of IBT Bancorp, Inc. shares. Average daily trading volume was positively affected, increasing 262% from 2002 to 2003. The stock is now part of the Russell 3000 index.

On October 20, 2003, a new deposit product called Maximum Checking was introduced and added to the Bank's portfolio. It was designed to attract and retain customers that maintain higher checking account balances. Robust deposits indicated an enthusiastic customer response to the new account. Irwin Bank and Trust Company's deposit products now fully address competitive offerings and satisfy customer demand.

In June 2003, Irwin Bank and Trust Company broke ground (literally) for construction of a new, full-service branch office in Greensburg, Pennsylvania. The new office opened on November 10, 2003. The facility expands the franchise in the market area's dominant community and further establishes the Bank as Westmoreland County's largest local financial institution. We will continue to assess other opportunities for expansion and take advantage of them when appropriate.

A final highlight of 2003 was the introduction of check imaging technology in November. As part of the process, Irwin Bank & Trust Company also improved the quality and readability of customer statements. The new technology has enabled the Bank to be fully compliant with the Check 21 government mandate which requires all banks to implement check imaging.

Groundbreaking for the new Greensburg office took place on June 10, 2003, attended by the Company's Directors, the Greensburg Advisory Committee, and Local, County and State Elected Officials. Shown from left to right, Westmoreland County Commissioner Tom Balya, Branch Manager Kathleen Jacquette-Tosh, Company President Charles G. Urtin, Greensburg Mayor Karl Eisaman and Chairman of the Board J. Curt Gardner.

CHALLENGES, TRENDS AND STRATEGY.
As we had projected in 2002, continued margin compression throughout the banking industry in 2003 was caused by historically low interest rates. During 2003, the Company's net interest margin declined from 3.94% in 2002 to 3.83% in 2003. However, despite the decrease, net income for the year rose 7.9%. Contributing to the increase in net income was a 9.4% improvement in net interest income and an 10.8% increase in non-interest income, offset by an 11.4% increase in non-interest expenses. The overall increase in net interest income was the result of an increase in interest bearing assets. However, the increase was offset by the decrease in the net-interest margin. It appears that interest rates will remain low through 2004 and cause continued pressure on banks nationwide.

Increasing bank deposits was a difficult challenge in 2003 due to aggressive competition and improved stock market performance. The robust stock market attracted investors away from insured bank deposit instruments. The low rate environment helped Company assets increase by way of record-breaking consumer and real-estate mortgage activity. However, there was a seasonal decline in consumer mortgage activity in the fourth quarter and there are indications that the refinancing boom may have peaked. This trend may be at least partially offset by new residential construction in our market area which remains strong. A projected increase in demographic households locally and county-wide should also have a positive impact on loan demand.

LOOKING AHEAD.
Our expectation is for challenges to continue in 2004. The net interest margin will remain under pressure as long as interest rates remain at historic lows. To offset the challenge, we remain focused on controlling expenses, growing non-interest income, exploring prudent expansion opportunities and improving customer retention.

Non-interest income growth potential exists in the Company's UVest and Trust divisions. Our marketing strategy will emphasize internal opportunity by improving the sales capability of our staff and improving our knowledge and management of customer relationships. To facilitate the process, branch managers now have direct access to customer relationship (CRM) data.

We will continue to design and implement strategies that focus on what we do best, community banking. By listening to our customers and responding to their changing needs, we will continue to build strong customer relationships, deliver product value, and provide community leadership as our core community banking strategy.

/S/ Charles G. Urtin                                 /s/ J. Curt Gardner

Charles G. Urtin                                     J. Curt Gardner
President & Chief Executive Officer                  Chairman of the Board
IBT Bancorp, Inc.                                    IBT Bancorp, Inc.

                                                      [GRAPHIC OMITTED]
BOARD OF DIRECTORS / MANAGEMENT
IRWIN BANK & Trust Company Management
(Back row:) Raymond G. Suchta, Senior Vice President / CFO
David A. Finui, Senior Vice President / COO
(Seated front row:) Robert A. Bowell, Executive Vice President /
                    Secretary-Treasurer / CLO
Charles G. Urtin, President / CEO



                                                      [GRAPHIC OMITTED]
IBT BANCORP, INC. / IRWIN BANK & Trust Company
Board of Directors
(Back row:) J. Curt Gardner, Chairman
Edwin A. Paulone, Director
Dr. Grant J. Shevchik, Director
Charles G. Urtin, President / CEO
Richard L. Ryan, Director
(Seated front row:) Thomas Beter, Director
Robert Rebich, Director
Richard J. Hoffman, Director,
Robert C. Whisner, Director

THE AMERICAN STOCK EXCHANGE WELCOMES IBT BANCORP, INC.
IBT Bancorp began trading on the American Stock Exchange under the symbol "IRW" on April 1, 2003. The AMEX listing benefits existing and future shareholders of IBT Bancorp, Inc. by ensuring an efficient and liquid market. Valuation based on supply and demand is enhanced by exposing fundamentals to the national and international investing community. The auction market and specialist system of the AMEX provide the fairest, most efficient, and most liquid market. The increased exposure to the institutional investment community earned the Company a listing on the Russell 3000 index. Bottom line: IBT Bancorp, Inc. shareholders enjoyed a 56% increase in value in 2003.

Director Grant J. Shevchik, President and CEO Charles G. Urtin, COO David A. Finui and CFO Raymond G. Suchta ring the opening bell at the American Stock Exchange on the first day of Company stock trading, April 1, 2003.

A NEW FULL SERVICE BANKING FACILITY
On November 12, 2003, Irwin Bank and Trust Company opened its new branch banking facility in Greensburg, Pennsylvania. The Company's design committee and architect Barry Morris, developed a design concept that expresses Irwin Bank and Trust Company's commitment to this important market. Consistent with customer survey results, the design minimizes the use of delivery automation in favor of a high touch approach to customer service. The floor plan offers a warm transaction area while providing a comfortable and private waiting and office area for new account openings, lending and investment appointments. Brand awareness is apparent with the exterior presentation of a bold roof design in the Company's signature color of blue.

                                [GRAPHIC OMITTED]

Irwin Bank & Trust  Company's  newest branch office opened on November 12, 2003.
Cutting the ribbon (L-R) are Directors Thomas Beter, Richard J. Hoffman and Richard L. Ryan, Assistant Vice President and Branch Manager Kathleen Jacquette-Tosh, Assistant Manager Megan Schaffer, Company President Charles G. Urtin and Director Robert C. Whisner.

                                [GRAPHIC OMITTED]

Completion of Irwin Bank and Trust Company's 2003 technology initiatives will provide customers with better statements and service and the Company with improved capital management in 2004.

AN INVESTMENT IN TECHNOLOGY IMPROVES AUTOMATION, PROVIDES BETTER CUSTOMER SERVICE AND ACHIEVES A COMPLIANCE MANDATE
Check Imaging went online in November of 2003. At the same time, new statement rendering and printing technology was initiated. Multiple images of processed checks are gang-printed on letter-sized pages that accompany easier to read monthly statements. Research is dramatically faster and can be provided by several bank resources such as the Call Center and Customer Service Representatives. The processing, printing and mailing of customer statements are now one automated process requiring significantly reduced manpower. Check Imaging now places Irwin Bank and Trust Company in compliance with the recently adopted Check 21 federal regulation, requiring all banks to process check images by October of 2004.

PRODUCT DEVELOPMENT FILLS A GAP IN OUR MARKETING MIX
Irwin Bank and Trust Company launched a new checking product in October of 2003 called Maximum Checking. This product positions well in the family of competitive offerings known as "relationship" accounts. It combines a wealth of banking services in one simple account for a monthly fee. However, the fee is waived if the customer achieves certain deposit or loan relationship balances. In addition, Maximum Checking pays interest on the account balance. Customer response has been enthusiastic. The product has out-performed all previous new product launches and completes a family of checking accounts that fulfills the needs of every market segment.

"We Offer Everything in One Simple Package" and "Maximum Reward, Maximum Value" are the advertising slogans that say it all for the new Maximum Checking account.

A YEAR OF SUCCESS FOR REAL ESTATE
BASED LENDING
For Irwin Bank and Trust Company, 2003 was a very good year for consumer and real estate lending. Low interest rates continued to bring a record-level volume of new residential and commercial mortgages, refinancing and construction loans. The resulting increases in interest bearing assets favorably affected the performance of IBT Bancorp Inc.'s subsidiary title company, T/A of Irwin, and the generation of fee income resulting from the secondary sale of conforming mortgages. Consumer loans also posted big gains in 2003. Installment loans increased from $59,321,023 in 2002 to $78,326,069, a 32% increase. Home equity lines of credit grew by 38% in both available and utilized credit lines. At year end, available lines stood at $42,747,765 while lines in use had grown to $21,963,205.

                                [GRAPHIC OMITTED]

Irwin Bank and Trust Company is committed to financing both the needs of our neighbors and the dreams of our customers. Pictured above (L-R) Irwin Bank Vice President Scott D. Porterfield, Hot Shots Owners Mike Gerger and Tim Davis, along with Irwin Bank Chief Lending Officer Robert A. Bowell celebrate the completion of Hot Shots, an indoor sports arena in Mount Pleasant, PA.

                                [GRAPHIC OMITTED]

Irwin Bank Chief Lending Officer Robert A. Bowell, Doctors Mark Klingensmith and Geoffery Bisignani, building owners, and Irwin Bank Vice President Alan Lazar visit The BK Medical Building, a new professional office building in Greensburg, PA. The project was financed by Irwin Bank & Trust Company. (Not pictured: Dr. Gregory Bisignani)

COMMUNITY SPIRIT IS THE SPIRIT OF COMMUNITY BANKING

Irwin Bank and Trust Company takes great pride in the financial and human support it provides to the communities it serves. Well over 200 organizations benefit from the Company's sponsorships, donations and the active participation of its employees as volunteers and directors. Recipients range from far reaching institutions including the United Way and the Make-A-Wish Foundation to the very grassroots of local neighborhoods including school boosters, fire companies and service clubs.

Community banking is also about understanding local banking needs. The Company's Commercial Relationship Managers and Branch Retail Staff monitor and fulfill those needs, providing customers with the banking solutions demanded by an ever-changing marketplace.

[GRAPHIC OMITTED]

Irwin Bank and Trust company sponsored the painting of an historical billboard commissioned by the Lincoln Highway Heritage Corridor located on a building in downtown Greensburg.

[GRAPHIC OMITTED]

President and CEO Charles G. Urtin and Assistant Vice President Sheli Fyock present Irwin Bank and Trust Company's donation to the Make-A-Wish Foundation at a holiday radio-telethon held at Monroeville Mall. Accepting the donation is local broadcast personality Kathy Svilar and Make-A-Wish representative, Ann Fisher.

[GRAPHIC OMITTED]

Assistant Chief Mike Radakovich and Second Lieutenant Stephan Gongaware show off Manor Borough's newest investment in the safety of its citizens, an Irwin Bank and Trust Company-financed fire engine, to Chief Lending Officer Robert A. Bowell and Vice President Alan Lazar.

[Graphic Omitted]           [Graphic Omitted]     [Graphic Omitted]               [Graphic Omitted]          [Graphic Omitted]

Douglas P. Arndt            Louis C. Bouchat      Carolyn Sue Bozzick            Jeffrey A. Branthoover      Lisa A. Dawson
Assistant Vice President/   Vice President /      Retail Banking Officer/        Assistant Vice President/   Vice President /
Consumer Lending            Commercial Lending    Branch Mgr. - Haymaker Office  Trust                       Loan Administration
Hired October, 2003         Hired March, 2003     Promoted November, 2003        Hired January, 2003         Promoted April, 2003


[Graphic Omitted]           [Graphic Omitted]       [Graphic Omitted]            [Graphic Omitted]          [Graphic Omitted]

Mary Ann Ernette            Sheli L. Fyock          Donald D. Henderson, III     Debra S. Hopper             Deborah L. Kukic
Assistant Vice President/   Assistant Vice          Vice President /             Vice President /            Training Officer
UVEST Investment Services   President/Marketing     Operations                   Human Resources             Promoted April, 2003
Hired August, 2003          Promoted April, 2003    Promoted April, 2003         Promoted April, 2003


[Graphic Omitted]           [Graphic Omitted]       [Graphic Omitted]            [Graphic Omitted]          [Graphic Omitted]

Maurine J. Peer              Kristin S. Robertucci   Linda D. Shaner             Raymond G. Suchta           James W. Thompson
Assistant Vice President/    Vice President /        Assistant Vice President /  Sr. Vice President /        Vice President /
Branch Mgr. - Main Office    Accounting              Commercial Lending          Chief Financial Officer     Commercial Lending
Promoted April, 2003         Promoted April, 2003    Promoted November, 2003     Promoted April, 2003        Hired November, 2003


[Graphic Omitted]                      [Graphic Omitted]


Kathleen T. Jaquette-Tosh             John R. Winter
Assistant Vice President /            Vice President /
Branch Mgr. - Greensburg Branch       Commercial Lending
Hired April, 2003                     Hired April, 2003

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

GENERAL

     IBT Bancorp, Inc. is a bank holding company headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned banking subsidiary, Irwin Bank & Trust Co. (collectively, the "Company"). The Company's stock is traded on the American Stock Exchange under the symbol IRW.

     The Company opened a new full service branch office in the central Greensburg area of Westmoreland county in November, 2003. The Company now operates out of a main office, six branch offices, a loan center, a trust office, and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny.

CRITICAL ACCOUNTING POLICIES

     The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. The Company's accounting and reporting policies conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

     Allowance for loan losses: The Company considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors. All of these factors may be susceptible to significant change to the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

     Accounting for stock options: As of January 1, 2003, the Company adopted SFAS 123 as amended by SFAS 148 in regards to the accounting for stock options. As required by this statement, the Company recognized compensation expense in the income statement based on the estimated fair value of the options on the date of the grant. Prior to this date the Company accounted for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements.

FINANCIAL CONDITION

     At December 31, 2003, total assets increased $45.5 million, or 7.8%, to $629.5 million from $584.0 million at December 31, 2002. The increase in total assets was primarily the result of a $56.4 million increase in net loans receivable offset by a $15.7 million decrease in securities available for sale. The growth in the loan portfolio was funded by the decrease in securities available for sale, increases in total deposits of $23.9 million and additional FHLB advances of $13.3 million.

     The increase in the loan portfolio was primarily due to an increase of $34.7 million in real estate secured mortgage loans. Included in this category are multi-family properties and commercial mortgages, which rose $11.7 million and $31.8 million, respectively. Such increases were offset by a decrease of $5.1 million in 1-4 family residential mortgages. This decrease is attributed to customer refinancings, principal repayments, and sales into the secondary mortgage market. The 1-4 family residential mortgage loans originated by the Company are periodically sold to the Pennsylvania Housing Finance Agency ("PHFA") or PHH Mortgage Services to mitigate the interest-rate risk associated with holding long-term, low rate loans in the portfolio. In 2003, loans sold to PHFA and PHH were $1.1 million and $22.1 million, respectively.

     Consumer installment and home equity credit lines increased $19.0 million and $6.1 million, respectively, offset by a decrease of $4.9 million in loans made to municipalities. Loan growth is attributed to the Company's offering of competitive market interest rates.

     The decrease in available for sale securities was primarily the result of sales, principal repayments, and maturities of mortgage-backed securities, which had a net decrease of $16.4 million and obligations of state and political sub-divisions, which decreased $1.0 million. Such decreases were offset by an increase of $2.5 million in obligations of U.S. government agencies. Federal Home Loan Bank stock had a net increase of $1.4 million. The Company's investment in this stock is determined by the outstanding borrowings the Company has with the Federal Home Loan Bank and is purchased and sold at its stated value.

     At December 31, 2003, total liabilities increased $42.0 million, or 8.0%, to $569.9 million from $527.9 million at December 31, 2002. The increase was primarily related to the increase in total deposits, additional FHLB advances, and overnight borrowings of $23.9 million, $13.3 million and $7.9 million, respectively. The change in total deposits was a result of non-interest bearing and interest-bearing deposit increases of $6.8 million and $17.2 million, respectively. The interest-bearing deposit increases were primarily in certificates of deposit and savings accounts, which rose $10.8 million and $4.3 million, respectively. Such increases were attributed to a growing deposit base and competitive pricing.

     Non-interest bearing deposits increased $6.8 million to $81.1 million at December 31, 2003 from $74.3 million at December 31, 2002. Such increases reflect additions to non-interest bearing deposits of $4.9 million offset by a $1.9 million decrease in investments in repurchase agreements at December 31, 2003. Under the terms of the agreements, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. See
Note 8 to the consolidated financial statements.

     The Company showed a net increase of $13.3 million in FHLB long-term borrowings. These fixed-rate advances were used to fund the loan originations.

     At December 31, 2003, total stockholders' equity increased $3.4 million to $59.6 million from $56.2 million at December 31, 2002. The increase was primarily due to net income of $9.6 million for the period offset by a $1.7 million decrease in accumulated other comprehensive income (net of income taxes) and dividends paid of $4.2 million. In addition, surplus (additional paid-in capital) decreased $491,000 due to stock options exercised and increased
$102,000 due to stock options granted in accordance with the adoption of FASB 123, as amended by FASB 148. See Note 19 to the consolidated financial statements. Accumulated other comprehensive income decreased as a result of changes in the net unrealized gain on the available for sale securities due to fluctuations in interest rates. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. See Note 2 to the consolidated financial statements.

RESULTS OF OPERATIONS

     Net Income: Net income increased approximately $709,000, or 7.9%, to $9.6 million ($3.19 per diluted share) for the year ended December 31, 2003 from $8.9 million ($2.99 per diluted share) for the year ended December 31, 2002. The increase in net income for fiscal 2003 compared to fiscal 2002 was primarily due to a $1.9 million increase in net interest income, a $574,000 increase in other income and a $500,000 decrease in the provision for loan losses. Net interest income increased primarily because interest expense declined $1.5 million, or 11.8%, while interest income remained relatively stable, declining only $162,000, or ..05%. The Company was able to maintain its levels of interest income due to a $50.0 million increase in the average volume of interest-earning assets, which more than offset a 58-basis point decline in average yield.

     At December 31, 2002, net income increased approximately $1.4 million, or 19.7%, to $8.9 million ($2.99 per diluted share) from $7.5 million ($2.49 per diluted share) for the year ended December 31, 2001. The increase in net income for fiscal 2002 compared to fiscal 2001 was primarily due to an $1.9 increase in net interest income after provision for loan losses. Such increase was primarily attributable to a $31.0 million increase in the average balances of interest-earning assets offset by a 73-basis point decline in the yield on average interest-earning assets.

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

     Net interest income before the provision for loan losses increased $1.4 million, or 6.76% to $22.1 million for 2003 compared to $20.7 million for 2002. The increase was primarily due to the increase in average loans of $56.1 million and average investment securities available for sale of $4.1 million offset by a decrease in average other interest-earning assets (primarily federal funds sold) of $10.2 million and a 58-basis point decrease in the yield on average interest earning assets to 5.80% for 2003 from 6.38% for 2002. The decrease in the yield on average interest earning assets was primarily the result of yield decreases in average loans and average investment securities of 68-basis points and 89-basis point, respectively. Average interest-bearing liabilities increased $40.2 million in fiscal 2003 offset by a 58-basis point decrease in the average cost of funds.

     Net interest income increased $2.5 million, or 13.7% to $20.7 million for 2002 compared to $18.2 million for 2001. The increase was primarily due to the increase in average loans of $33.5 million and average other interest-earning assets (primarily federal funds sold) of $1.2 million offset by a decrease in average investment securities available for sale of $3.8 million and a 73-basis point decrease in the yield on average interest-earning assets to 6.38% for 2002 from 7.11% for 2001. The decrease in the yield on average interest earning assets was primarily the result of yield decreases in average loans and average investment securities of 69-basis points and 86-basis points, respectively. The decrease in the average yields reflects the changes in the interest rate environment including the Federal Reserve easing of interest rates during fiscal 2002. Average interest-bearing liabilities increased $29.5 million in fiscal 2002 offset by a 126-basis point decrease in the average cost of funds. As a result, the interest rate spread for fiscal 2002 increased 53-basis points to 3.4% from 2.9% in fiscal 2001.

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

                                                                         Year Ended December 31,
                                               -----------------------------------------------------------------------------------
                                                                 2003                                       2002
                                               -----------------------------------------------------------------------------------
                                                 Average                     Average        Average                     Average
                                                 Balance      Interest     Yield/Cost       Balance      Interest     Yield/Cost
                                                ---------     --------     ----------       --------     --------     ----------
                                                                                                    (Dollars in Thousands)
Interest-earning assets:
   Loans receivable    (1)                      $393,743       $26,097        6.63%         $337,600      $24,687        7.31%
   Investment securities available for
     sale (2)                                    177,557         7,244        4.08%          173,472        8,615        4.97%
   Other interest-earning assets (5)               4,926            57        1.16%           15,086          258        1.71%
                                                --------       -------      ------          --------      -------      ------
          Total interest earning assets         $576,226       $33,398        5.80%         $526,158      $33,560        6.38%
Non-interest earning assets (8)                   31,441                                      30,550
                                                --------                                    --------
            Total assets                        $607,667                                    $556,708
                                                ========                                    ========
Interest-bearing liabilities:
   Money market accounts                          61,138           645        1.05%           60,735        1,234        2.03%
   Certificates of Deposit                       221,186         7,303        3.30%          208,789        7,935        3.80%
   Other liabilities (7)                         185,117         3,367        1.82%          157,629        3,660        2.32%
                                                --------       -------      ------          --------      -------      ------
     Total interest-bearing liabilities         $467,441       $11,315        2.42%         $427,153      $12,829        3.00%
Non-interest-bearing liabilities (8)              81,918                                      76,818
                                                --------                                    --------
    Total liabilities                           $549,359                                    $503,971
Retained Earnings (6)                             58,308                                      52,737
                                                --------                                    --------
     Total liabilities and stockholders'
        equity                                  $607,667                                    $556,708
                                                ========                                    ========
Net interest income                                            $22,083                                    $20,731
                                                               =======                               ============
Interest rate spread (3)                                                      3.38%                                      3.38%
                                                                            ======                                     ======
Net yield on interest-earning assets (4)                                      3.83%                                      3.94%
                                                                            ======                                     ======
Ratio of average interest-earning                                           123.27%                                    123.18%
assets to average interest-bearing liabilities                              ======                                     ======

                                               -------------------------------------------
                                                                   2001
                                               -------------------------------------------
                                                  Average                       Average
                                                  Balance      Interest        Yield/Cost
                                                  -------      --------        ----------
                                                       (Dollars in Thousands)
Interest-earning assets:
   Loans receivable    (1)                        $304,080     $24,320            8.00%
   Investment securities available for
     sale (2)                                      177,263      10,337            5.83%
   Other interest-earning assets (5)                13,850         527            3.81%
                                                  --------     -------          ------
          Total interest earning assets           $495,193     $35,184            7.11%
Non-interest earning assets (8)                     20,404
                                                  --------
            Total assets                          $515,597
                                                  ========
Interest-bearing liabilities:
   Money market accounts                            55,020       1,751            3.18%
   Certificates of Deposit                         205,242      11,286            5.50%
   Other liabilities (7)                           137,481       3,921            2.85%
                                                  --------     -------          ------
     Total interest-bearing liabilities           $397,743     $16,958            4.26%
Non-interest-bearing liabilities (8)                69,904
                                                  --------
    Total liabilities                             $467,647
Retained Earnings (6)                               47,950
                                                  --------
     Total liabilities and stockholders'
        equity                                    $515,597
                                                  ========
Net interest income                                            $18,226
                                                               =======
Interest rate spread (3)                                                          2.85%
                                                                                ======
Net yield on interest-earning assets (4)                                          3.68%
                                                                                ======
Ratio of average interest-earning                                               124.50%
assets to average interest-bearing liabilities                                  ======

(1)  Average  balances include  non-accrual  loans, and are net of deferred loan fees.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest earning assets. (5) Includes Federal funds sold.
(6) Includes capital stock, surplus and unrealized holding gains on SFAS 115 AFS securities.
(7)  Includes FHLB advances and Federal funds purchased.
(8) Includes net deferred income taxes in excess of deferred tax benefits on AFS securities (SFAS 115), stock options (SFAS 123/148) and deferred fees (SFAS109).

         The following table shows the effect of changes in volumes and rates on interest income and interest expense. The changes in interest income and interest expense attributable to changes in both volume and rate have been allocated to the changes due to rate. Tax-exempt income was not recalculated on a tax equivalent basis due to the immateriality of the change to the table resulting from a recalculation.

                                         Year Ended December 31,          Year Ended December 31,
                                             2003 vs. 2002                   2002 vs. 2001
                                     -----------------------------   ------------------------------
                                          Increase (Decrease)             Increase (Decrease)
                                                Due to                          Due to
                                     -----------------------------   ------------------------------
                                     Volume      Rate       Net       Volume     Rate       Net
                                     ------     -------   -------     ------    ------     --------
                                                            (In Thousands)
Interest income:
   Loans receivable                 $ 4,105    $(2,696)   $ 1,409    $ 2,681    $(2,314)   $   367
   Investment securities
     available  for sale                203     (1,574)    (1,371)      (221)    (1,501)    (1,722)

   Other interest earning assets       (174)       (27)      (201)        47       (316)      (269)
                                    -------    -------    -------    -------    -------    -------
  Total interest-earning assets       4,134     (4,297)      (163)     2,507     (4,131)    (1,624)
                                    -------    -------    -------    -------    -------    -------

Interest expense:
   Money market accounts                  9       (597)      (588)       182       (699)      (517)
   Certificates of deposit              471     (1,103)      (632)       195     (3,546)    (3,351)
   Other liabilities                    642       (936)      (294)       574       (836)      (262)
                                    -------    -------    -------    -------    -------    -------
         Total interest-bearing
            liabilities               1,122     (2,636)    (1,514)       951     (5,081)    (4,130)
                                    -------    -------    -------    -------    -------    -------

Net change in net interest income   $ 3,012    $(1,661)   $ 1,351    $ 1,556    $   950    $ 2,506
                                    =======    =======    =======    =======    =======    =======

         PROVISION FOR LOAN LOSSES: The Company recorded a provision for loan losses of $600,000, $1.1 million and $500,000 for 2003, 2002, and 2001, respectively. The table below sets forth information with respect to the Company's allowance for loan losses for the years indicated:

                                                       At December 31,
                                            -------------------------------------
                                              2003           2002          2001
                                            ---------     ---------     ---------
                                                     (Dollars in Thousands)
Total loans outstanding                     $ 419,571     $ 362,744     $ 317,246
                                            =========     =========     =========
Average loans outstanding                   $ 393,743     $ 337,600     $ 304,080
                                            =========     =========     =========

Allowance balances (at
 beginning of period)                       $   2,873     $   2,114     $   1,919

Provision (credit):
   Mortgage                                       430           930           200
   Installment                                     38            25           100
   Commercial                                     132           145           200
   Home equity lines of credit                   --            --            --
   PHEAA                                         --            --            --
   Municipal                                     --            --            --
   Credit cards                                  --            --            --
   Other                                         --            --            --
Net (Charge-offs) recoveries:
   Mortgage                                       (11)         (219)         (203)
   Installment                                    (64)          (59)          (90)
   Commercial                                    (113)          (63)          (14)
   Home equity lines of credit                   --            --            --
   PHEAA                                         --            --            --
   Municipal                                     --            --            --
   Credit cards                                  --            --               2
   Other                                         --            --            --
                                            ---------     ---------     ---------
Allowance balance (at end of period)        $   3,285     $   2,873     $   2,114
                                            =========     =========     =========
Allowance for loan losses as a percent of        0.78%         0.79%         0.67%
total loans outstanding

Net loans charged off as a percent of
average loans outstanding                        0.05%         0.10%         0.10%

        The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimate of the losses inherent in the portfolio, based on a monthly review by management of the following factors:

o    Historical experience
o    Volume
o    Type of lending conducted by the Bank
o    Industry standards
o    The level and  status of past due and  non-performing  loans

o    The general economic conditions in the Bank's lending area; and
o    Other factors affecting the collectability of the loans in the portfolio

     Large groups of homogeneous loans, such as residential real estate, small commercial real estate loans and home equity and consumer loans are evaluated in the aggregate using historical loss factors and other data. The amount of loss reserve is calculated using historical loss rates, net of recoveries on a five year rolling weighted average, adjusted for environmental, and other qualitative factors such as industry, geographical, economic and political factors that can effect loss rates or loss measurements.

     Large balance and/or more complex loans such as multi-family and commercial real estate loans may be evaluated on an individual basis and are also evaluated in the aggregate to determine adequate reserves. As specific loans are determined to be impaired, specific reserves are assigned based upon collateral value, market value, if determinable, or the present value of the estimated future cash flows of the loan.

     The allowance is increased by a provision for loan loss which is charged to expense, and reduced by charge-offs, net of recoveries. Loans are placed on non-accrual status when they are 90 days past due, unless they are adequately collateralized and in the process of collection.

     The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

     Other Income: Total other income increased approximately $574,000, or 10.8% to $5.9 million for the year ended December 31, 2003 from $5.3 million for the year ended December 31, 2002. Such increase was mainly the result of net security gains of $466,000. Other income increased $316,000 primarily due to a gain from the sale of other real estate of $351,000.

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

     Other Expenses: Total other expense increased $1.5 million, or 11.7%, to $14.3 million for 2003 from $12.8 million for 2002. Of this increase, approximately $355,000 is attributed to increased salaries, which reached $5.7 million for 2003 from $5.3 million for 2002. Salary increases were due to additions to staff, annual merit increases, and commissions paid to commission based lenders. Pension and other employee benefits increased $324,000 to $1.6 million for 2003 primarily due to increases in pension costs and health insurance premiums of $96,000 and $129,000, respectively. Occupancy expense increased $221,000 to $1.5 million, for 2003 from $1.3 million for 2002 primarily due to an increase of $153,000 in depreciation expense related to the construction of a new branch and equipment purchases for technological improvements. Rental expense increased $42,000 mainly due to the relocation of the Company's item processing department. Other expenses increased $396,000 to $3.8 million for 2003 from $3.4 million for 2002. This increase was comprised of numerous items related to the normal cost of doing business, non-material in nature.

     Total other expense increased $1.5 million, or 13.3%, to $12.8 million for 2002 from $11.3 million for 2001. Of this increase, approximately $939,000 was the result of increased salaries, which reached $5.3 million for 2002 from $4.4 million for 2001. The increase in salaries was a combination of additional staff and annual merit increases. Pension and other employee benefits increased $238,000 to $1.3 million for 2002 primarily due to a $117,000 increase in health insurance premiums. Occupancy expense increased $119,000 to $1.3 million, for 2002 from $1.2 million for 2001 predominately due to increased depreciation and real estate tax expense of $77,000 and $17,000, respectively. Other expenses increased $157,000 to $3.4 million for 2002 from $3.2 million for 2001. This increase was mainly due to increased postage, check collection costs, and losses as a result of bad checks and ATM fraud of $29,000, $45,000, and $64,000, respectively. All of these increases were non-material in nature and are due to the normal cost of doing business.

         Income Taxes: Income tax expense for 2003 was $3.4 million compared to $3.2 million in 2002 and $3.0 million in 2001. The increase in income tax expense was principally attributable to increased earnings in each period. The Company's effective tax rates were 26.2%, 26.2%, and 28.5% for 2003, 2002, and 2001, respectively. The Company's effective tax rate has been below the statutory rate of 34% primarily due to interest earned on obligations of states and political subdivisions, which is exempt from federal taxation.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowings from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, to repay maturing borrowings, to purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2003, the Company had commitments to extend credit of $77.0 million.

         The Company's liquid assets consist of cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2003, cash and cash equivalents totaled $15.8 million.

         Net cash from operating activities for 2003 totaled $10.1 million, as compared to net cash from operating activities of $8.7 million for 2002. The increase in 2003 was primarily the result of a $709,000 increase in net income offset by a decrease of $921,000 in other assets and $500,000 in provision for loan losses. Net cash from operating activities for 2002 totaled $8.7 million, as compared to net cash used by operating activities of $377,000 for 2001. The decrease in cash due to changes in other assets in 2001 was primarily the result of a $10.0 million purchase of bank owned life insurance. See Note 6 to the consolidated financial statements.

         Net cash used by investing activities for 2003 totaled $47.9 million, as compared to cash used of $69.1 million for 2002 and $14.7 million for 2001. The decrease of $21.2 million for 2003 was primarily due to a decrease of $48.4 million in securities purchased. The increase of $54.4 million for 2002 was primarily due to an increase in purchases of securities available for sale of $25.4 million, an increase in net loans made to customers of $22.5 million, and a decrease in the proceeds from maturities of securities available for sale of $26.2 million, offset by proceeds from sales of securities available for sale of $23.6 million.

         Net cash from financing activities for the year ended December 31, 2003 totaled $38.5 million, as compared to net cash from financing activities of $50.3 million for 2002 and $18.5 million for 2001. The $11.8 million decrease in cash from financing activities in 2003 was primarily due to a decrease in the net increase in deposits of $21.9 million. The $31.8 million increase in cash from financing activities for 2002 was primarily the result of a $33.0 million increase in deposits.

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

         The table below sets forth certain information regarding the Company's contractual obligations. See Note 4 and Note 8 to the consolidated financial statements.


                                                                  Payments due by period
                                          ---------------------------------------------------------------------------
                                                         Less than         1-3             3-5          More than
Contractual Obligations                   Total           1 year          years           years          5 years
---------------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations                53,308          10,776         1,618            12,914           28,000

Operating Lease Obligations                   888            213           254               115              306

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

     The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2003. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principle. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principle. For interest earning assets, no prepayments are assumed. Interest bearing liabilities, such as negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

Expected Maturity/Principal Repayment at December 31,

                                                                                   Total         Book         Fair
                             2004     2005        2006         2007      2008    Thereafter      Value        Value
                           -------  -------     -------      -------   -------   ----------     -------      -------
                                                            (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans              10,442   10,028        8,958       7,989     6,463     201,043      244,923      248,442

Home equity loans,
    second mortgage
    loans, student
    loans,
    other loans             35,011   11,594       10,524       9,555     8,033      34,446      109,163      109,597
Commercial loans,
    municipal loans         12,538    5,524        4,298       2,724     2,208      38,567       65,859       66,247
Investment securities
    available for sale       2,485    1,498          100       5,751     3,368     153,139      166,341      167,907


Interest-bearing
-----------------
liabilities
-----------------
NOW and other
    transaction accounts    19,295        -            -           -         -           -       19,295       19,295
Money market and
    other savings
    accounts               153,100        -            -           -         -           -      153,100      153,100
Certificates of
    deposits               120,642   62,326        9,219      14,427    20,453      11,168      238,235      241,804
Federal Home Loan
    Bank of Pittsburgh
    advances                10,776      798          820       2,843    10,071      28,000       53,308       61,145


                     [Letterhead of Edwards Sauer & Owens]

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
IBT Bancorp, Inc.
Irwin, Pennsylvania


We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp), and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Edwards Sauer & Owens


Pittsburgh, Pennsylvania
January 26, 2004

CONSOLIDATED BALANCE SHEETS

IBT BANCORP, INC. AND SUBSIDIARY

                                                                 December 31,
                                                            2003              2002
                                                       -------------    -------------
 ASSETS
      Cash and due from banks                          $  15,391,714    $  12,677,160
      Interest-bearing deposits in banks                     436,981          760,118
      Federal funds sold                                        --          1,629,000
      Certificate of deposit                                 100,000          100,000
      Securities available for sale                      167,907,113      183,564,960
      Federal Home Loan Bank stock, at cost                4,540,500        3,152,600
      Loans, net of allowance for loan losses of
           $3,284,830 in 2003 and $2,873,067 in 2002     416,286,455      359,871,514
      Premises and equipment, net                          6,468,749        4,759,015
      Other assets                                        18,398,092       17,520,354
                                                       -------------    -------------
TOTAL ASSETS                                           $ 629,529,604    $ 584,034,721
                                                       =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
      Deposits
           Non-interest bearing                        $  81,053,392    $  74,339,035
           Interest-bearing                              411,104,137      393,918,292
                                                       -------------    -------------
           Total deposits                                492,157,529      468,257,327
      Federal funds purchased                              7,900,000             --
      Repurchase agreements                               12,610,877       14,525,836
      Accrued interest and other liabilities               3,947,390        5,100,380
      FHLB advances                                       53,307,767       40,000,000
                                                       -------------    -------------
      Total liabilities                                  569,923,563      527,883,543

STOCKHOLDERS' EQUITY
      Capital stock, par value $1.25,
           50,000,000 shares authorized,
           3,023,799 shares issued, 2,977,655
           shares outstanding at December 31,
           2003 and 2002                                   3,779,749        3,779,749
      Surplus                                              1,684,258        2,073,102
      Retained earnings                                   54,451,662       48,974,137
      Accumulated other comprehensive income               1,033,638        2,667,456
                                                       -------------    -------------
                                                          60,949,307       57,494,444
      Less:  Treasury stock, at cost                      (1,343,266)      (1,343,266)
                                                       -------------    -------------
      Total stockholders' equity                          59,606,041       56,151,178
                                                       -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 629,529,604    $ 584,034,721
                                                       =============    =============

The accompanying notes an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

IBT BANCORP, INC. AND SUBSIDIARY

                                                         Years Ended December 31,
                                              --------------------------------------------
                                                 2003             2002            2001
                                              ------------    ------------    ------------
INTEREST INCOME
        Loans, including fees                 $ 26,096,559    $ 24,687,048    $ 24,320,407
        Investment securities                    7,244,174       8,614,876      10,337,309
        Federal funds sold                          57,110         258,302         527,021
                                              ------------    ------------    ------------
        Total interest income                   33,397,843      33,560,226      35,184,737

INTEREST EXPENSE
        Deposits                                 8,666,938      10,537,258      14,773,560
        Federal funds purchased                     25,933             193            --
        FHLB advances                            2,487,363       2,113,678       1,833,212
        Repurchase agreements                      134,546         177,464         351,473
                                              ------------    ------------    ------------
        Total interest expense                  11,314,780      12,828,593      16,958,245
                                              ------------    ------------    ------------
NET INTEREST INCOME                             22,083,063      20,731,633      18,226,492

PROVISION FOR LOAN LOSSES                          600,000       1,100,000         500,000
                                              ------------    ------------    ------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                              21,483,063      19,631,633      17,726,492

OTHER INCOME (LOSSES)
        Service fees                             2,370,065       2,370,568       1,854,595
        Investment security gains                  533,155         158,670         452,890
        Investment security losses                 (67,636)        (24,925)        (60,792)
        Increase in cash surrender value           513,066         584,847          85,914
        of life insurance
        Debit card fees                            614,475         615,517         520,393
        Other income                             1,927,933       1,612,378       1,155,822
                                              ------------    ------------    ------------
        Total other income                       5,891,058       5,317,055       4,008,822

OTHER EXPENSES
        Salaries                                 5,653,310       5,297,750       4,359,468
        Pension and other employee benefits      1,642,651       1,318,944       1,081,027
        Occupancy expense                        1,549,532       1,329,170       1,209,779
        Data processing expense                    843,074         729,548         750,896
        Advertising expense                        412,702         406,898         340,513
        Pennsylvania shares tax                    446,041         391,557         341,823
        Other expenses                           3,752,672       3,357,211       3,200,650
                                              ------------    ------------    ------------
        Total other expenses                    14,299,982      12,831,078      11,284,156
                                              ------------    ------------    ------------
INCOME BEFORE INCOME TAXES                      13,074,139      12,117,610      10,451,158

PROVISION FOR INCOME TAXES                       3,427,893       3,180,311       2,985,824
                                              ------------    ------------    ------------
NET INCOME                                    $  9,646,246    $  8,937,299    $  7,465,334
                                              ============    ============    ============
BASIC EARNINGS PER SHARE                      $       3.24    $       3.00    $       2.49
                                              ============    ============    ============
DILUTED EARNINGS PER SHARE                    $       3.19    $       2.99    $       2.49
                                              ============    ============    ============

The accompanying notes an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2003, 2002 and 2001

                                                                       ACCUMULATED
                                                                          OTHER
                                CAPITAL                    RETAINED    COMPREHENSIVE      TREASURY
                                 STOCK       SURPLUS       EARNINGS       INCOME           STOCK         TOTAL
                               ----------   ----------   -----------   ------------    ------------   ------------
BALANCE AT
DECEMBER 31, 2000              $3,779,749   $2,073,102   $39,261,880   $  189,326      $  (689,476)   $44,614,581

Comprehensive Income
    Net income                                             7,465,334                                    7,465,334
    Other comprehensive
      income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax of
        $747,292                                                        1,450,626                       1,450,626

      Reclassification
        adjustment, net of
        deferred income
        tax benefit of ($153,144)                                        (297,280)                       (297,280)
                                                                                                      ------------
                                                                                                        1,153,346
                                                                                                      ------------
        Total Comprehensive
           Income                                                                                       8,618,680

Cash dividends ($1.04)                                    (3,113,278)                                  (3,113,278)

Purchase of
    Treasury Stock                                                                        (395,277)      (395,277)
                               ----------   ----------   -----------   ----------      -----------    -----------
BALANCE AT
DECEMBER 31, 2001              $3,779,749   $2,073,102   $43,613,936   $1,342,672      $(1,084,753)   $49,724,706
                               ==========   ==========   ===========   ==========      ===========    ===========

The accompanying notes an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2003, 2002 and 2001

                                                                       ACCUMULATED
                                                                          OTHER
                                CAPITAL                    RETAINED    COMPREHENSIVE      TREASURY
                                 STOCK       SURPLUS       EARNINGS       INCOME           STOCK         TOTAL
                               ----------   ----------   -----------   ------------    ------------   ------------
BALANCE AT
DECEMBER 31, 2001              $3,779,749   $2,073,102   $43,613,936   $1,342,672      $(1,084,753)   $49,724,706

Comprehensive Income
    Net income                                             8,937,299                                    8,937,299
    Other comprehensive
      income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax of
        $718,036                                                        1,393,742                       1,393,742

      Reclassification
        adjustment, net of
        deferred income
        tax benefit of ($34,532)                                          (68,958)                        (68,958)
                                                                                                      -----------
                                                                                                        1,324,784
                                                                                                      -----------
        Total Comprehensive
           Income                                                                                      10,262,083

Cash dividends ($1.20)                                    (3,577,098)                                  (3,577,098)

Purchase of
    Treasury Stock                                                                        (258,513)      (258,513)
                               ----------   ----------   -----------   ----------      -----------    -----------
BALANCE AT
DECEMBER 31, 2002              $3,779,749   $2,073,102   $48,947,137   $2,667,456      $(1,343,266)   $56,151,178
                               ==========   ==========   ===========   ==========      ===========    ===========

The accompanying notes an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2003, 2002 and 2001

                                                                       ACCUMULATED
                                                                          OTHER
                                CAPITAL                    RETAINED    COMPREHENSIVE      TREASURY
                                 STOCK       SURPLUS       EARNINGS       INCOME           STOCK         TOTAL
                               ----------   ----------   -----------   ------------    ------------   ------------
BALANCE AT
DECEMBER 31, 2002              $3,779,749   $2,073,102   $48,974,137   $2,667,456      $(1,343,266)   $56,151,178

Comprehensive Income
    Net income                                             9,646,246                                    9,646,246
    Other comprehensive
      income, net of tax:
      Change in net
        unrealized holding
        gains on securities
        available for sale,
        net of deferred
        income tax of
        ($739,040)                                                     (1,434,608)                     (1,434,608)

      Reclassification
        adjustment, net of
        deferred income
        tax benefit of ($102,624)                                        (199,210)                       (199,210)
                                                                                                      -----------
                                                                                                       (1,633,818)
                                                                                                      -----------
        Total Comprehensive
           Income                                                                                       8,012,428

Cash dividends ($1.40)                                    (4,168,721)                                  (4,168,721)
Stock options granted                          102,154                                                    102,154
Exercise of stock options                     (490,998)                                                  (490,998)
Purchase of
    Treasury Stock                                                                               -              -
                               ----------   ----------   -----------   ----------      -----------    -----------
BALANCE AT
DECEMBER 31, 2003              $3,779,749   $1,684,258   $54,451,662   $1,033,638      $(1,343,266)   $59,606,041
                               ==========   ==========   ===========   ==========      ===========    ===========

The accompanying notes an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

IBT BANCORP, INC. AND SUBSIDIARY

                                                                             YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                        2003            2002              2001
                                                                  -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                  $   9,646,246    $   8,937,299    $   7,465,334
      Adjustments to reconcile net cash
      from operating activities:
      Depreciation                                                      832,770          684,731          607,993
      Increase in cash surrender value of insurance                    (513,066)        (584,847)         (85,914)
      Net amortization/accretion of
      premiums and discounts                                          1,129,046          429,379          102,482
      Net investment security gains                                    (465,519)        (133,745)        (392,098)
      Provision for loan losses                                         600,000        1,100,000          500,000
      Stock options granted                                             102,154             --               --
      Increase (decrease) in cash due to
      changes in assets and liabilities:
      Other assets                                                     (921,069)        (540,772)      (8,527,117)
      Accrued interest and other liabilities                           (311,325)      (1,232,409)         (48,024)
                                                                  -------------    -------------    -------------
Net Cash From (Used By) Operating Activities                         10,099,237        8,659,636         (377,344)

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of certificates of deposit                              (100,000)            --         (2,606,400)
      Proceeds from maturity of certificates of deposit                 100,000             --          5,206,400
      Proceeds from sales of securities available for sale           34,800,655       31,725,398        8,128,240
      Proceeds from maturities of securities available for sale      54,553,305       72,493,575       98,681,479
      Purchase of securities available for sale                     (76,835,123)    (125,205,572)     (99,729,469)
      Net loans made to customers                                   (56,458,544)     (46,265,045)     (23,829,098)
      Purchases of premises and equipment                            (2,542,504)        (788,236)        (363,726)
      Proceeds from Federal Home Loan Bank stock                      1,772,400             --               --
      Purchase of Federal Home Loan Bank stock                       (3,160,300)      (1,050,800)        (137,500)
                                                                  -------------    -------------    -------------
Net Cash Used By Investing Activities                               (47,870,111)     (69,090,680)     (14,650,074)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                       23,900,202       45,795,234       12,823,631
      Net (decrease) increase in securities sold
      under agreements to repurchase                                 (1,914,959)       3,318,764        2,184,882
      Net increase in federal funds purchased                         7,900,000             --               --
      Dividends                                                      (4,168,721)      (3,577,098)      (3,113,278)
      Proceeds from FHLB advances                                    16,000,000        7,000,000        9,000,000
      Repayment of FHLB advances                                     (2,692,233)      (2,000,000)      (2,000,000)
      Purchase of treasury stock                                           --           (258,513)        (395,277)
      Exercised stock options                                          (490,998)            --               --
                                                                  -------------    -------------    -------------
Net Cash From Financing Activities                                   38,533,291       50,278,387       18,499,958
                                                                  -------------    -------------    -------------
Net Change in Cash and Cash Equivalents                                 762,417      (10,152,657)       3,472,540

Cash and Cash Equivalents at Beginning of Year                       15,066,278       25,218,935       21,746,395
                                                                  -------------    -------------    -------------
Cash and Cash Equivalents at End of Year                          $  15,828,695    $  15,066,278    $  25,218,935
                                                                  =============    =============    =============

The accompanying notes an integral part of these consolidated financial statements.

IBT BANCORP, INC. AND SUBSIDIARY

                                                       Years Ended December 31,
                                              ----------------------------------------
                                                  2003         2002            2001
                                               -----------   -----------   -----------
SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest                            $11,446,828   $13,225,782   $18,089,680

           Income taxes                        $ 3,671,847   $ 3,543,379   $ 3,003,600

NON CASH TRANSACTIONS

       Recorded unrealized gains on
           securities available for sale       $ 1,566,116   $ 4,041,600   $ 2,034,303
           at December 31

       Deferred income taxes on recorded
           unrealized gains on securities
           available for sale at December 31   $   532,479   $ 1,374,144   $   691,631

       Loans transferred to foreclosed real
           estate during the year              $   301,284   $   857,681   $   432,376

       Recorded nonmonetary gain on
           securities available for sale
           at December 31                      $    11,960   $     1,986   $    81,092

The accompanying notes an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank and Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its six branch offices, a loan center, a trust division, five supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans, installment loans and commercial loans.

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

ADVERTISING COSTS: Advertising costs are expensed as incurred. Advertising expense totaled $412,702 for 2003, $406,898 for 2002 and $340,513 for 2001.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


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

EARNINGS PER SHARE: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding was 2,977,655, 2,980,282 and 2,993,693 for the years ended December 31, 2003, 2002 and 2001, respectively.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                      DECEMBER 31, 2003
                                 ---------------------------------------------------------------
                                                                       GROSS           GROSS
                                     AMORTIZED     UNREALIZED        UNREALIZED        MARKET
                                       COST           GAINS            LOSSES          VALUE
                                 -------------   -------------    -------------    -------------
Obligations of
     U.S. Government Agencies    $  82,462,153   $     824,768    $    (318,174)   $  82,968,747

Obligations of State and
     political sub-divisions        35,863,808       2,057,452             --         37,921,260
Mortgage-backed securities          37,012,318         735,791          (91,604)      37,656,505
Other securities                       710,005          29,553             --            739,558
Equity securities                   10,292,713         140,507       (1,812,177)       8,621,043
                                 -------------   -------------    -------------    -------------
                                 $ 166,340,997   $   3,788,071    $  (2,221,955)   $ 167,907,113
                                 =============   =============    =============    =============
                                                      DECEMBER 31, 2002
                                 ---------------------------------------------------------------
                                                                       GROSS           GROSS
                                     AMORTIZED     UNREALIZED        UNREALIZED        MARKET
                                       COST           GAINS            LOSSES          VALUE
                                 -------------   -------------    -------------    -------------
Obligations of
     U.S. Government Agencies   $  78,956,706   $   1,547,905    $      (1,852)   $  80,502,759
Obligations of State and
     political sub-divisions       37,252,772       1,668,700          (31,994)      38,889,478
Mortgage-backed securities         52,300,534       1,803,446             --         54,103,980
Other securities                      706,015          44,506             --            750,521
Equity securities                  10,307,333         102,647       (1,091,758)       9,318,222
                                --------------  -------------    -------------    -------------
                                $ 179,523,360   $   5,167,204    $  (1,125,604)   $ 183,564,960
                                ==============  =============    =============    =============

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                         YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2003       2002        2001
                                                     --------   --------   --------
Gross realized gains:
  Obligations of U.S. Government Agencies            $ 75,646   $ 42,922   $358,639
  Obligations of state and political sub-divisions     26,250        760      5,348
  Mortgage-backed securities                          279,457    113,002        606
  Equity securities                                   151,802      1,986     88,297
                                                     --------   --------   --------
                                                     $533,155   $158,670   $452,890
                                                     ========   ========   ========
Gross realized losses:
  Obligations of U.S. Government Agencies            $   --     $   --     $  2,616
  Mortgage-backed securities                           67,636     24,925     58,176
                                                     --------   --------   --------
                                                     $ 67,636   $ 24,925   $ 60,792
                                                     ========   ========   ========

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized        Market
                                                         Cost           Value
                                                     ------------   ------------
Due in one year or less                              $  2,484,522   $  2,550,439
Due after one year through five years                  10,717,749     11,057,213
Due after five years through ten years                 85,468,227     86,358,100
Due after ten years, includes equity securities        67,670,499     67,941,361
                                                     ------------   ------------
                                                     $166,340,997   $167,907,113
                                                     ============   ============

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $4,540,500 and $3,152,600 of FHLB stock at December 31, 2003 and 2002, respectively.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Temporarily impaired investments consist of the following:

                                                   DECEMBER 31, 2003
                                ------------------------------------------------------    --------------------------
                                    LESS THAN 12 MONTHS         12 MONTHS OR LONGER                  TOTAL
                                --------------------------    ------------------------    --------------------------
                                  MARKET        UNREALIZED     MARKET       UNREALIZED       MARKET       UNREALIZED
                                  VALUE           LOSSES       VALUE         LOSSES          VALUE          LOSSES
                                -----------   ------------    ----------   -----------    -----------   ------------
Obligations of U.S.
     Government Agencies        $21,875,290   $  (318,174)   $      --     $      --      $21,875,290   $  (318,174)
Mortgage-backed securities       13,826,675       (91,604)          --            --       13,826,675       (91,604)
Equity securities                      --            --        8,180,000    (1,812,177)     8,180,000    (1,812,177)
                                -----------   -----------    -----------   -----------    -----------   -----------
     Total temporarily
          impaired securities   $35,701,965   $  (409,778)   $ 8,180,000   $(1,812,177)   $43,881,965   $(2,221,955)
                                ===========   ===========    ===========   ===========    ===========   ===========

Investments are reviewed for declines in value on a quarterly basis. Common stocks currently have market values that are in excess of carrying values. All other investments are interest rate sensitive. These investments earn interest at fixed or adjustable rates. The adjustable rate instruments are generally linked to an index, such as the 3 month libor rate, plus or minus a variable. The value of these instruments fluctuates with interest rates, therefore the changes in value are deemed to be temporary.

NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                                          DECEMBER 31,
                                                --------------------------------
                                                    2003                 2002
                                                ------------        ------------
Mortgage                                        $244,923,121        $210,244,046
Home equity credit                                21,963,205          15,832,462
Installment                                       78,326,060          59,321,023
Commercial                                        59,591,433          58,633,722
PHEAA                                              7,833,861           6,899,585
Municipal                                          6,267,974          11,190,265
Credit cards                                          37,890              32,445
Other                                                965,493           1,147,661
                                                ------------        ------------
                                                 419,909,037         363,301,209
Less:
Allowance for loan losses                          3,284,830           2,873,067
Deferred loan fees                                   337,752             556,628
                                                ------------        ------------
                                                $416,286,455        $359,871,514
                                                ============        ============

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 3 -- LOANS (CONTINUED)

The aggregate amount of demand deposit accounts with overdrawn balances that were reclassified as loan balances at December 31, 2003 and 2002 amounted to $407,581 and $490,961, respectively and are included in other loans.


The total recorded investment in impaired loans amounted to $567,564 at December 31, 2003 and $619,326 at December 31, 2002. The allowance for loan losses related to impaired loans amounted to $283,782 and $309,663 at December 31, 2003 and 2002, respectively.

Changes in the allowance for loan losses were as follows:

                                               YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                          2003           2002           2001
                                      -----------    -----------    ------------
Balance, beginning of year            $ 2,873,067    $ 2,113,806    $ 1,919,327
Provision charged to operations           600,000      1,100,000        500,000
Loans charged off                        (242,711)      (440,728)      (344,909)
Recoveries                                 54,474         99,989         39,388
                                      -----------    -----------    ------------
Balance, end of year                  $ 3,284,830    $ 2,873,067    $ 2,113,806
                                      ===========    ===========    ============

NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                                            DECEMBER 31,
                                                   -----------------------------
                                                       2003              2002
                                                   -----------       -----------
Land                                               $   791,559       $   450,466
Buildings and improvements                           5,889,215         5,053,222
Furniture and equipment                              7,298,169         5,932,751
                                                   -----------       -----------
                                                    13,978,943        11,436,439
Less:  Accumulated depreciation                      7,510,194         6,677,424
                                                   -----------       -----------
                                                   $ 6,468,749       $ 4,759,015
                                                   ===========       ===========

During 2003, the Bank purchased land and built a new branch at a cost of approximately $1,050,000.

Depreciation  expense  was  $832,770 in 2003,  $684,731 in 2002 and  $607,993 in
2001.

Eight of the Bank's commercial branch office buildings and/or land, the Bank's trust division office and an operations facility are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 4 -- PREMISES AND EQUIPMENT (CONTINUED)

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                               2004                       $ 212,953
                               2005                         166,618
                               2006                          87,532
                               2007                          56,140
                               2008                          59,116
                               2009 and thereafter          305,960
                                                          ---------
                                                          $ 888,319
                                                          =========

Rental expense under these operating leases was $220,981, $183,005 and $178,437 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 5 -- JOINT VENTURE

The Bancorp has an 85% limited partnership interest in T.A. of Irwin, L.P. This partnership provides title insurance to the general public. The Bancorp uses the equity method to account for its investment in the partnership. As of December 31, 2003 and 2002, the partnership is reflected in the other assets section of the balance sheet at $21,309 and $82,140, respectively.


NOTE 6 -- BANK OWNED LIFE INSURANCE

In 2001, the Bank purchased single premium life insurance policies on officers of the Bank at a cost of $10,000,000. At December 31, 2003 and 2002, the cash surrender value of these policies was $11,068,593 and $10,584,859, respectively, and is included in the other assets section of the balance sheet. The increase in cash surrender value of these policies is recorded as other income.

NOTE 7 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2003 are summarized as follows:

                      2004                       $ 120,642,479
                      2005                          62,325,950
                      2006                           9,219,357
                      2007                          14,426,491
                      2008                          20,452,960
                      2009 and thereafter           11,167,981
                                                 -------------
                                                 $ 238,235,218
                                                 =============

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 7 -- DEPOSITS (CONTINUED)

The Bank held related party deposits of approximately $2,750,000 and $3,600,000 at December 31, 2003 and 2002, respectively.

The  Bank  held  time  deposits  that  exceeded   $100,000  of  $42,550,077  and
$47,748,416 at December 31, 2003 and 2002, respectively.

NOTE 8 -- REPURCHASE AGREEMENTS

The Bank offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $12,610,877 and $14,525,836 at December 31, 2003 and 2002, respectively.

NOTE 9 -- PLEDGED ASSETS

At December 31, 2003 and 2002, U.S. Government Agency obligations carried at approximately $25,500,000 and $42,800,000 respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2003 and 2002, the carrying amount of securities pledged to secure repurchase agreements was approximately $9,300,000 and $27,900,000 respectively.

NOTE 10 -- FHLB ADVANCES

At December 31, 2003 and 2002, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

                2003                 2002           Interest Rate                  Maturity Date
            ------------        ------------     ------------------------          -----------------
            $ 10,000,000        $ 10,000,000     5.86% Fixed w/Strike Rate         July 22, 2004
               2,000,000           2,000,000     3.67% Fixed                       September 5, 2007
               3,307,767                   -     2.79% Amortizing-Fixed            January 28, 2008
               5,000,000           5,000,000     5.63% Fixed to Float              July 21, 2008
               5,000,000           5,000,000     4.86% Fixed to Float              October 23, 2008
               4,000,000           4,000,000     5.18% Fixed w/Strike Rate         February 23, 2011
               4,000,000           4,000,000     4.98% Fixed to Float              March 23, 2011
               5,000,000           5,000,000     4.947% Fixed w/Strike Rate        August 29, 2011
               5,000,000           5,000,000     4.6% Fixed w/Strike Rate          January 30, 2012
               5,000,000                   -     3.51% Fixed w/Strike Rate         January 28, 2013
               5,000,000                   -     3.47% Fixed w/Strike Rate         March 18, 2013
            ------------        ------------
            $ 53,307,767        $ 40,000,000
            ============        ============

Interest only is payable until maturity on all FHLB advances except for the FHLB advance with a maturity date of January 28, 2008. Collateral for all advances includes all qualifying mortgages.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 10 -- FHLB ADVANCES (CONTINUED)

The following is a summary of the principal payments due on the FHLB advance of $4,000,000. The advance is payable in 60 monthly payments of $71,502 including interest at 2.79%, maturing Janaury 28, 2008. The outstanding balance at December 31, 2003 was $3,307,767;

      Principal payments due December 31:    2004      $   775,607
                                             2005          797,525
                                             2006          820,063
                                             2007          843,237
                                             2008           71,335
                                                       -----------
                                                       $ 3,307,767
                                                       ===========

On May 27, 2003, the Bank obtained a line of credit from the Federal Home Loan Bank in the amount of $20,000,000. The interest rate is variable and was 1.06% at December 31, 2003. The line of credit has an expiration date of May 25, 2004. There was no balance outstanding on the line of credit as of December 31, 2003.

The Bank had maximum borrowing capacity with FHLB of approximately $282,428,000 and $261,519,000 at December 31, 2003 and 2002, respectively.

NOTE 11 -- INCOME TAXES

The provision for income taxes consists of:

                                              YEARS ENDED DECEMBER 31,
                                   ---------------------------------------------
                                       2003            2002              2001
                                   -----------     -----------      -----------
Currently payable                  $ 3,424,374     $ 3,527,269      $ 3,072,885
Deferred tax (benefit)                   3,519        (346,958)         (87,061)
                                   -----------     -----------      -----------
Total                              $ 3,427,893     $ 3,180,311      $ 2,985,824
                                   ===========     ===========      ===========

The significant components of temporary differences for 2003, 2002 and 2001 are as follows:

                                               Years Ended December 31,
                                      ------------------------------------------
                                          2003           2002             2001
                                      ---------       ---------       ---------
Provision for loan losses             $(201,201)      $(299,256)      $ (86,543)
Depreciation                            143,959          32,400         (30,397)
Pension                                  28,457          28,461          37,532
Deferred loan fees                       74,418         (96,222)        (32,695)
Other                                   (42,114)        (12,341)         25,042
                                      ---------       ---------       ---------
Total                                 $   3,519       $(346,958)      $ (87,061)
                                      =========       =========       =========

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 11 -- INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                                     Years Ended December 31,
                                                  -------------------------------
                                                        % of Pretax Income
                                                  -------------------------------
                                                   2003         2002         2001
                                                  ------       -----        -----
Provision at statutory rate                       34.0%        34.0%        34.0%
Effect of tax free income                         (5.2)        (5.4)        (4.3)
Other                                             (2.6)        (2.4)        (1.2)
                                                  ----         ----         ----
Effective tax rate                                26.2%        26.2%        28.5%
                                                  ====         ====         ====

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2003 and 2002 are as follows:

                                      2003                      2002
                            --------------------------------------------------
                                   Deferred Tax              Deferred Tax
                            ------------------------  ------------------------
                              Assets     Liabilities    Assets     Liabilities
                            ----------   -----------  ----------   -----------
Provision for loan losses   $1,035,069   $       --   $  833,868   $       --
Depreciation                        --      309,018           --      165,059
Pension expense                     --      150,957           --      122,499
Other                          269,437           --      301,741           --
SFAS 115                            --      532,479           --    1,374,144
                            ----------   ----------   ----------   ----------
                            $1,304,506   $  992,454   $1,135,609   $1,661,702
                            ==========   ==========   ==========   ==========

NOTE 12 -- SHAREHOLDER RIGHTS PLAN

On November 18, 2003, the Board of Directors of the Bancorp adopted a Shareholder Rights Plan. The Board declared a dividend distribution of one Right for each outstanding share of common stock to stockholders of record at the close of business on December 1, 2003. Each Right initially entitled the registered holder to purchase from the Bancorp common stock worth $410 on the date of exercise, for a purchase price of $205, subject to adjustment.

Initially, the Rights will be attached to all common stock certificates representing shares then outstanding, and no separate Rights certificate will be distributed. The Rights will separate from the common stock and a distribution date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), has acquired, or obtained the Right to acquire, beneficial ownership of 10% or more of the outstanding shares of common stock ("stock acquisition date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of common stock.

The Rights are not exercisable until the distribution date and will expire at the close of business on December 1, 2013, unless earlier redeemed or exchanged by the Bancorp.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 12 -- SHAREHOLDER RIGHTS PLAN (CONTINUED)


In the event that at any time following the Rights dividend declaration date, a person becomes the beneficial owner of 10% or more of the then-outstanding shares of common stock, each holder of a Right (other than Rights held by the party triggering the Rights and certain transferees which are voided) will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property, or other securities of the Bancorp subject to certain limitations) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Bancorp.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $76,971,000 and $75,521,000 as of December 31, 2003 and 2002,
respectively, and approximate fair value.

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

NOTE 14 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2003 and 2002, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $1,201,000 and $2,756,000 at December 31, 2003 and 2002, respectively.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 15 -- EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PLANS

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

The actuarial measurement period of October 15, through October 14, was used to determine the components of the net periodic pension cost and the financial disclosures for both plans. The actuarial measurement date of October 15 was used in determining the plans' liabilities and asset information. The following is a combined summary of the plans' components as of December 31, 2003, 2002 and 2001, even though the information has been compiled on the basis of the actuarial measurement period.

                                                      2003           2002          2001
                                                  -----------    -----------    -----------
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year           $ 2,739,116    $ 2,253,576    $ 1,840,408
Service cost                                          210,043        179,307        151,433
Interest cost                                         184,275        162,431        141,430
Benefits paid                                         (35,897)      (161,570)       (68,612)
Other - net                                           233,819        305,372        188,917
                                                  -----------    -----------    -----------
      Benefit obligation at end of year           $ 3,331,356    $ 2,739,116    $ 2,253,576
                                                  ===========    ===========    ===========

Change in Fair Value of Plan Assets:
Plan assets at estimated
      fair value at beginning of year             $ 2,201,346    $ 2,350,244    $ 2,215,142
Actual return on plan assets, net of expenses         305,653       (207,196)         4,280
Benefits paid                                         (35,897)      (161,570)       (68,612)
Employer contributions                                264,969        219,868        199,434
                                                  -----------    -----------    -----------
      Fair value of plan assets at end of year    $ 2,736,071    $ 2,201,346    $ 2,350,244
                                                  ===========    ===========    ===========

Funded status                                     $  (595,285)   $  (537,770)   $    96,668
Unrecognized net loss from actuarial experience     1,115,107      1,057,676        377,432
Unrecognized prior service cost                      (183,700)      (201,962)      (220,224)
Unamortized net asset existing at date
      of adoption of SFAS No. 87                      (27,075)       (31,173)       (35,271)
                                                  -----------    -----------    -----------
      Prepaid pension cost                        $   309,047    $   286,771    $   218,605
                                                  ===========    ===========    ===========

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

DEFINED BENEFIT PLANS (CONTINUED)

Net periodic pension cost included the following components:

                                                  Years Ended December 31,
                                            -----------------------------------
                                               2003         2002         2001
                                            ---------    ---------    ---------
Service cost                                $ 210,043    $ 179,307    $ 151,433
Interest cost                                 184,275      162,431      141,430
Expected return on plan assets               (167,906)    (175,875)    (165,293)
Amortization of prior service cost            (18,262)     (18,262)     (18,262)
Amortization of transition asset               (4,098)      (4,098)      (4,098)
Recognized net actuarial loss                  44,196        8,199           --
                                            ---------    ---------    ---------
Net periodic pension cost                   $ 248,248    $ 151,702    $ 105,210
                                            =========    =========    =========

                                                        December 31,
Amounts recognized in the consolidated    --------------------------------------
balance sheets consist of:                  2003           2002           2001
                                          --------       --------       --------

Prepaid benefit cost                      $536,653       $500,022       $406,868
                                          ========       ========       ========

In the months of December 2003, 2002 and 2001, the Bank contributed $293,275, $264,969 and $219,868 respectively, to the plans subsequent to the actuarial measurement dates of October 15, 2003, 2002 and 2001. Because these employer contributions were paid after the actuarial measurement period ended, the Bank's prepaid pension cost at December 31, 2003, 2002 and 2001 was $536,653, $500,022 and $406,868, respectively.

The combined accumulated benefit obligation for both plans was $2,417,536 and $1,970,893 at December 31, 2003, and 2002, respectively.

Weighted-average assumptions used to determine                            YEARS ENDED DECEMBER 31,
both the benefit obligations and net periodic pension    ------------------------------------------------------
costs were as follows:                                        2003                2002                 2001
                                                         -------------       -------------        -------------
Plan #1
Discount rate                                                 6.50%               6.75%                7.25%
Expected long-term return on plan assets                      7.00%               7.00%                7.00%
Rate of compensation increase                            3.50% - 5.50%       3.50% - 5.50%        3.50% - 5.50%

Plan #2
Discount rate                                                 7.00%               7.00%                7.00%
Expected long-term return on plan assets                      7.00%               7.00%                7.00%
Rate of compensation increase                                 3.50%               3.50%                3.50%


The interest rate assumption utilized for the plan valuation methods is 7%. The interest rate assumption is reasonable considering historical rates of return and the asset allocation mix of the plan.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

DEFINED BENEFIT PLANS (CONTINUED)
                                                          DECEMBER 31,
Pension plan weighted-average asset allocations   ------------------------------
by investment category are as follows:            2003          2002        2001
                                                  ----          ----        ----
Cash and cash equivalents                          17%           9%          15%
Stocks                                             24%          32%          37%
Bonds                                              16%          13%           9%
Mutual funds                                       30%          29%          29%
Government securities                              13%          17%          10%
                                                  ---          ---          ---
Total                                             100%         100%         100%
                                                  ===          ===          ===

The Bank's pension plan funds are managed and held in trust by the Bank's Trust Division. The investment objective and strategy for investing plan assets calls for a "Moderate Growth Income Objective". This objective provides for a preservation of the principal's purchasing power and moderate income. The range of equity exposure is from 40 to 80 percent and fixed income maturities to 30 years. The targeted asset allocation percentages for each category of plan assets would reveal a strategy to acquire a higher position in equities to a level of between 50 to 55 percent over the course of the next one to two year period. The investment policies of the plan trustees prohibit the use of derivatives. In addition, the plan assets are diversified appropriately across different sections and the plan trustees have further diversified plan assets by maintaining an investment in mutual funds.

OTHER EMPLOYEE BENEFIT PLANS

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance. Prior to 2002, premiums on those policies were paid for by the Bank. In 2002, the Bank elected to pay those premiums with dividends accruing on the insurance policies. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $473,567 and $477,164 at December 31, 2003 and 2002, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2003, 2002 and 2001 amounted to $68,479, $57,304 and $53,404, respectively.


NOTE 16 -- RELATED-PARTY TRANSACTIONS

At December 31, 2003 and 2002, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $10,810,000 and $12,630,000 respectively. During 2003, new loans to such related parties were approximately $1,770,000 and repayments approximated $3,590,000.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 17 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair value of the Bancorp's financial instruments as of December 31, 2003 are as follows:

                                                    CARRYING           FAIR
                                                     AMOUNT            VALUE
Financial Assets:
      Cash and cash equivalents                   $ 15,828,695      $ 15,828,695

      Certificate of deposit                      $    100,000      $    100,000

      Investment securities                       $167,907,113      $167,907,113

      Federal Home Loan Bank stock                $  4,540,500      $  4,540,500

      Loans receivable                            $416,286,455      $420,626,455

Financial liabilities:
      Deposits                                    $492,157,529      $495,726,529

      Short-term borrowings                       $ 20,510,877      $ 20,510,877

      FHLB advances                               $ 53,307,767      $ 61,144,767

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 18 -- REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2003 and 2002, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:

                                               December 31,                 Minimum                 Well
                                          -----------------------           Capital              Capitalized
                                           2003            2002           Requirements           Requirements
                                          -------         -------         ------------          ---------------
Risk-based capital ratio                    15.1%           15.2%           8.0%                10.0% or higher
Leverage capital ratio                       9.1%            8.9%           3.0% to 4.0%        5.0% or higher
Tier 1 risk-based capital  ratio            14.3%           14.4%           4.0%                6.0% or higher

Included in cash and due from banks are required federal reserves of $4,740,000 and $4,358,000 at December 31, 2003 and 2002, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.


NOTE 19 -- STOCK OPTION PLAN

The Bank's Stock Option Plan authorizes the granting of stock options to Bank directors and employees for up to 300,000 shares of common stock. The stock option plan provides for a term of ten years, after which no awards can be made. Under the plan, the exercise price of each option equals the closing market price of the Bank's stock on the grant date, and an option's maximum term is ten years. Options constitute both incentive and non-incentive stock options and are generally granted annually in the month of May. Options granted to directors are vested immediately and are exercisable six months from the grant date and options granted to employees generally vest over three years.

As of December 31, 2003, a total of 150,000 stock options have been granted, of which, 73,887 are vested and exercisable, 44,167 have not vested, 27,779 have been exercised and 4,167 have been forfeited.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Bank's stock option plan is presented below:

                                                                          DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                  2003                        2002                       2001
                                            -------------------        -------------------         ------------------
                                                       Weighted                   Weighted                   Weighted
                                                       Average                    Average                    Average
                                                       Exercise                   Exercise                   Exercise
                                            Shares      Price           Shares     Price           Shares     Price
                                            ------     --------         ------    --------         ------    --------
 Outstanding at beginning of year           119,709    $ 26.53          94,000    $ 23.97          61,000    $ 24.50
 Granted                                     20,500    $ 51.40          35,500    $ 32.88          33,000    $ 23.00
 Forfeitures                                 (1,001)   $ 29.58          (3,166)   $ 23.79               -          -
 Exercised                                  (21,154)   $ 25.85          (6,625)   $ 25.58               -          -
                                            -------                    -------                     ------
 Outstanding at December 31,                118,054    $ 30.94         119,709    $ 26.53          94,000    $ 23.97
                                            =======                    =======                     ======
 Exercisable at December 31,                 73,887    $ 25.54          66,513    $ 25.70          41,333    $ 24.17
                                            =======                    =======                     ======

The  options   outstanding   at  December  31,   2003,   2002  and  2001  had  a
weighted-average contractual maturity of 7.66 years, 8.2 years, and 8.73 years, respectively.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                               DECEMBER 31,
                                               -------------------------------------------
                                                  2003             2002             2001
                                               ---------         --------        ---------
      Dividend yield                             2.72%             3.79%           3.59%
      Expected life                             7 years           7 years         7 years
      Expected volatility                         20%               19%             18%
      Risk-free interest rate                    4.00%             3.75%           4.95%
      Weighted-average fair value                $10.75            $7.46           $4.19

Prior to 2003, the Bank accounted for stock-based compensation under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in either 2002 or 2001 net income, as all options granted during 2002 and 2001 had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2003, the Bank adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted in 2003. Awards under the plan vest over periods ranging from six months to three years. Therefore, the cost related to stock-based compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement 123.

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each year.

                                                                          YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------------
                                                                    2003            2002             2001
                                                                 ------------   ------------    ------------
Net income, as reported                                          $  9,646,246   $ 8,937,299     $  7,465,334
Add: Stock-based employee compensation expense
    included in reported net income, net of related tax effects        67,422            --               --
Deduct: Total stock-based employee compensation
    expense determined under fair value based method for
    all awards, net of related tax effects                            151,518        327,483         114,219
                                                                 ------------   ------------    ------------
Pro-forma net income                                             $  9,562,150   $  8,609,816    $  7,351,115
                                                                 ============   ============    ============
Earnings per share:
      Basic-as reported                                          $       3.24   $       3.00    $       2.49
                                                                 ============   ============    ============
      Basic-pro forma                                            $       3.21   $       2.84    $       2.45
                                                                 ============   ============    ============
      Diluted-as reported                                        $       3.19   $       2.99    $       2.49
                                                                 ============   ============    ============
      Diluted-pro forma                                          $       3.17   $       2.84    $       2.45
                                                                 ============   ============    ============

Weighted-average number of shares outstanding assuming dilution of exercisable stock options using the treasury stock method was 3,020,075, 2,991,043 and 2,994,088 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 20 -- TREASURY STOCK

In 2002 and 2001, the Bancorp repurchased 8,040 and 16,228 shares of its stock for $258,513 and $395,277, respectively, and is being held as treasury stock. The Bancorp did not repurchase any shares of its own stock during 2003.

NOTE 21 -- RECENT ACCOUNTING PRONOUNCEMENTS

In 2003, the Bank adopted the disclosure provisions as required by SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", as revised by the FASB. This statement retains the disclosure requirements contained in the original Statement 132, the revised Statement requires additional disclosures about plan assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The revised Statement does not change the measurement or recognition of those plans as originaly required by SFAS No. 87, "Employers' Accounting for Pensions". The provisions of the revised statement are effective for fiscal years ending after December 15, 2003. Management has included the additional disclosures in the notes to the financial statements and believes that this statement has no financial impact on the Bank or its operations.

In 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (effective for contracts entered into or modified after June 30, 2003, with specified exceptions). Management does not believe the statement will have a material impact on the Bank or its operations.

Also in 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (effective for financial instruments entered into or modified after May 31, 2003, with limited exceptions). Management does not believe the statement will have a material impact on the Bank or its operations.

IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2003, 2002 and 2001

NOTE 22 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is as follows:


BALANCE SHEETS
                                                              DECEMBER 31
                                                       -------------------------
                                                           2003          2002
                                                       -----------   -----------
ASSETS
     Cash in bank                                      $    60,813   $   401,584
     Investment in subsidiary                           58,771,455    54,926,513
     Securities available for sale                         578,603       554,207
     Other assets                                          242,943       303,774
                                                       -----------   -----------
     Total Assets                                      $59,653,814   $56,186,078
                                                       ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                       $    47,773   $    34,900

     Stockholders' Equity                               59,606,041    56,151,178
                                                       -----------   -----------
     Total Liabilities and Stockholders' Equity        $59,653,814   $56,186,078
                                                       ===========   ===========
STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             2003         2002          2001
                                                           ---------    ---------    ---------
Income
     Dividends from subsidiary                             3,600,000    4,000,000    3,650,000
     Other dividends                                          14,156       14,069       16,978
     Investment security gains                               151,802        1,986       88,297
     Income from joint ventures                              218,307      185,541      102,124

Expenses
     Professional fees                                       167,658       72,371       87,923
     Loss on joint venture                                        --           --       27,471
     Miscellaneous                                            62,954       33,203       16,880
                                                          ----------   ----------   ----------
Income Before Income Taxes
     and Equity in Undistributed Earnings of Subsidiary    3,753,653    4,096,022    3,725,125

Equity in Undistributed
     Earnings of Subsidiary                                5,892,593    4,841,277    3,740,209
                                                          ----------   ----------   ----------
Net Income                                                $9,646,246   $8,937,299   $7,465,334
                                                          ==========   ==========   ==========

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 22 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                 Years Ended December 31,
                                                        -----------------------------------------
                                                            2003           2002           2001
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income                                        $ 9,646,246    $ 8,937,299    $ 7,465,334
      Adjustments to reconcile net income to
         net cash provided by operating activities:
         Net undistributed earnings of joint ventures      (218,307)      (185,541)       (74,652)
         Investment security gains                         (151,802)        (1,986)       (88,297)
         Decrease in cash due to changes
             in assets and liabilities:
                Equity in undistributed earnings
                  of subsidiary                          (5,892,593)    (4,841,277)    (3,740,209)
                                                        -----------    -----------    -----------
NET CASH FROM OPERATING ACTIVITIES                        3,383,544      3,908,495      3,562,176

CASH FLOWS FROM INVESTING ACTIVITIES

      Distributions from joint ventures                     279,137        157,105         79,095
      Proceeds from sale of securities
         available for sale                                 166,846             --        478,554
      Purchase of securities available for sale              (1,577)       (74,095)      (369,062)
                                                        -----------    -----------    -----------
NET CASH FROM INVESTING ACTIVITIES                          444,406         83,010        188,587


CASH FLOWS FROM FINANCING ACTIVITIES

      Dividends paid                                     (4,168,721)    (3,577,098)    (3,113,278)
      Purchase of Treasury Stock                                 --       (258,513)      (395,277)
                                                        -----------    -----------    -----------
NET CASH USED BY FINANCING ACTIVITIES                    (4,168,721)    (3,835,611)    (3,508,555)
                                                        -----------    -----------    -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                    (340,771)       155,894        242,208


CASH AND CASH EQUIVALENTS AT BEGINNING
      OF YEAR                                               401,584        245,690          3,482
                                                        -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                $    60,813    $   401,584    $   245,690
                                                        ===========    ===========    ===========

IBT BANCORP, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


NOTE 23 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                               QUARTERS ENDED 2003
                               --------------------------------------------------
                                MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
                               ----------   ----------  ------------  -----------
Interest income                $8,493,556   $8,338,858   $8,381,878   $8,183,551
Interest expense                2,973,791    2,826,082    2,736,619    2,778,289
                               ----------   ----------   ----------   ----------
Net interest income             5,519,765    5,512,776    5,645,259    5,405,262
Provision for loan
losses                            150,000      150,000      150,000      150,000
Non-interest income             1,440,540    1,686,128    1,581,936    1,182,452
Non-interest expense            3,246,494    3,744,055    3,581,862    3,727,570
                               ----------   ----------   ----------   ----------
Income before income
taxes                           3,563,811    3,304,849    3,495,333    2,710,144
Income tax expense                934,406      849,268      933,405      710,813
                               ----------   ----------   ----------   ----------
Net income                     $2,629,405   $2,455,581   $2,561,928   $1,999,331
                               ==========   ==========   ==========   ==========
Net income per Share of
Capital Stock                  $     0.88   $     0.82   $     0.86   $     0.67
                               ==========   ==========   ==========   ==========

                                               QUARTERS ENDED 2002
                               --------------------------------------------------
                                MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
                               ----------   ----------  ------------  -----------
Interest income                $8,207,972   $8,343,506   $8,523,469   $8,485,279
Interest expense                3,207,376    3,161,028    3,234,016    3,226,173
                               ----------   ----------   ----------   ----------
Net interest income             5,000,596    5,182,478    5,289,453    5,259,106
Provision for loan
losses                            250,000      250,000      300,000      300,000
Non-interest income             1,335,340    1,253,906    1,307,726    1,420,083
Non-interest expense            2,849,710    3,264,057    3,171,255    3,546,056
                               ----------   ----------   ----------   ----------
Income before income
taxes                           3,236,226    2,922,327    3,125,924    2,833,133
Income tax expense                805,240      779,597      834,259      761,215
                               ----------   ----------   ----------   ----------
Net income                     $2,430,986   $2,142,730   $2,291,665   $2,071,918
                               ==========   ==========   ==========   ==========
Net income per Share of
Capital Stock                  $     0.81   $     0.72   $     0.77   $     0.70
                               ==========   ==========   ==========   ==========

                       IBT BANCORP, INC. CORPORATE PROFILE

IBT Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is the bank holding company for Irwin Bank & Trust Company ("Irwin Bank"). Irwin Bank is the principal subsidiary of the Company.

Irwin Bank & Trust Company was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The Bank is headquartered in Irwin,
Pennsylvania and conducts business through 7 full service branches, 5 supermarket branches, a loan office, and a trust office, in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of commercial and retail banking services, as well as trust services to consumers and businesses. Deposits in Irwin Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to applicable limits.

Stock Market Information

The Company's common stock is listed on the American Stock Exchange ("AMEX") under the symbol "IRW". As of March 2, 2004 IBT Bancorp, Inc. had approximately 700 shareholders of record and 2,977,655 shares of common stock outstanding. The number of stockholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

For 2003 the following table sets forth high and low trade prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the AMEX.

For 2002 the following the following table sets forth high and low bid prices per share for the common stock for the calendar quarters indicated, based upon information obtained from the OTC Bulletin Board. All such bid prices reflect inter-dealer prices, without retail mark-downs or commissions and may not necessarily represent actual transactions.



                              Price Range                   Cash Dividends
                           High ($)        Low ($)       Declared Per Share ($)
                           --------        -------       ----------------------
2003
First Quarter              41.41            37.25                .35
Second Quarter             50.05            41.00                .35
Third Quarter              52.25            44.09                .35
Fourth Quarter             62.48            49.65                .35

2002
First Quarter              33.00            27.30                .30
Second Quarter             33.00            30.50                .30
Third Quarter              35.00            31.90                .30
Fourth Quarter             39.95            34.15                .30

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

ANNUAL SHAREHOLDERS MEETING

The annual meeting of shareholders of IBT Bancorp, Inc. will be held on Tuesday April, 20, 2004 at 2:00 PM local time, at the Irwin Masonic Hall, located at 417 Main Street, Irwin, Pennsylvania 15642.

FORM 10-K

The Annual Report for the year ended December 31, 2003 filed with the Securities and Exchange Commission on Form 10-K, is available without charge upon written request. For a copy of the Form 10-K please contact: Raymond G. Suchta, Senior Vice President and Chief Financial Officer, IBT Bancorp, Inc., 309 Main Street, Irwin, PA 15642.

TRANSFER AGENT                                       INDEPENDENT AUDITORS
Registrar and Transfer Company                       Edwards, Sauer & Owens
Investor Relations                                   500 Warner Center
10 Commerce Drive                                    Pittsburgh, PA 15222
Cranford, New Jersey 07016-3572
1-800-368-5948

SPECIAL COUNSEL
Malizia, Spidi & Fisch, PC
1100 New York Avenue, NW
Suite 340 West
Washington, D.C. 20005

IRWIN BANK & Trust Company Officers

J.  Curt  Gardner,  Chairman  of the  Board                          Mary Ann  Ernette,  Assistant  Vice President-Uvest
Charles G.  Urtin,  President/CEO                                    Keith Frid,  Assistant  Vice President/Auditor
Robert A. Bowell,  Executive Vice President/                         Sheli L. Fyock, Assistant Vice President-
    Secretary-Treasurer/CLO                                               Marketing/Assistant Secretary
David A. Finui, Senior Vice President/COO                             Beverly A. Hahn, Assistant Vice President/
Raymond G. Suchta, Senior Vice President/CFO                              Branch Manager - Penn Township
Leslie F. Petras, Senior Vice President-Commercial Loans              Nancy J. McCullough, Assistant Vice President/
Louis C. Bouchat, Vice President-Commercial Loans                         Branch Manager - Route 30
Lisa A. Dawson, Vice President-Loan Administration                    Robert G. Michaud, Assistant Vice President-Marketing
Scott J. Fisher, Vice President-Trust                                 Maurine J. Peer, Assistant Vice President/
Jay Gordon, Vice President-Commercial Loans                               Branch Manager - Main Office
Donald D. Henderson III, Vice President-Operations                    Darwin H. Poole, Assistant Vice President-
Debra S. Hopper, Vice President-Human Resources                           Data Processing
Alan Lazar, Vice President-Commercial Loans                           Nancy A. Smith, Assistant Vice President-
Joseph A. Mignogna, Vice President-Compliance Officer                     Mortgage Lending
John J. Minkel, Vice President-Consumer Loans                         Linda D. Shaner, Assistant Vice President-
Scott D. Porterfield, Vice President-                                     Commercial Loans
    Branch Administration / Business Development                      Thomas R. Stephenson, Assistant Vice President-
Kristin S. Robertucci, Vice President-Accounting                          Loan Review
James W. Thompson, Vice President-Commercial Loans                    Kathleen T. Jaquette-Tosh, Assistant Vice President/
Stacey G. Winfield, Vice President-Commercial Loans                        Branch Manager - Greensburg
John R. Winter, Vice President-Commercial Loans                       Gene Bender, Assistant Trust Officer
Douglas P. Arndt, Assistant Vice President-Consumer Loans             Carolyn Sue Bozzick, Retail Banking Officer/Manager -
Jeffrey A. Branthoover, Assistant Vice President-                         Haymaker Village
    Trust Administration                                              Deborah L. Kukic, Training Officer
Barbara A. Burzio, Assistant Vice President-Commercial Loans          Denise Y. Poole, Operations Officer
Barbara DelBene, Assistant Vice President/                            Sandra L. Schwaderer, Retail Banking Officer/
    Branch Manager - White Oak                                            Manager - Pitcairn

IRWIN BANK & Trust Company Locations

Main Office                           Branch Offices                     Irwin Bank Extra Locations
309 Main Street                       Greensburg                         Ft. Allen
Irwin, PA 15642                       4 Triangle Drive                   Inside Hempfield Shop N' Save
724-863-3100                          Greensburg, PA 15601               Greensburg, PA 15601
                                      724-837-5000                       724-853-8540

Loan Center                           Monroeville                        Irwin-North Huntingdon
319 Main Street                       Haymaker Village                   Inside Scozio's Shop N' Save
Irwin, PA 15642                       4580 Broadway Blvd.                Norwin Hills Shopping Center
724-863-3100                          Monroeville, PA 15146              8775 Norwin Avenue
                                      412-858-4450                       North Huntingdon, PA 15642
                                                                         724-861-8701
Trust Division
Suite 204                             Penn Township                      Monroeville
20 N. Pennsylvania Avenue             4021 Route 130                     Inside Haymaker Village Giant Eagle
Greensburg, PA 15601                  Irwin, PA 15642                    4548 Broadway Blvd.
724-836-2010                          724-744-2176                       Monroeville, PA 15146
                                                                         412-856-5330
UVest Investments                     Pitcairn
319 Main Street                       512 Broadway Blvd.                 Penn Crossing
Irwin, PA 15642                       Pitcairn, PA 15140                 Inside Scozio's Festival Foods
724-978-2751                          412-372-3838                       2000 Penny Lane
                                                                         Jeannette, PA 15644
                                      Route 30                           724-744-6111
                                      9570 Route 30
                                      Irwin, PA 15642                    White Oak
                                      724-863-2510                       Inside Scozio's Shop N' Save
                                                                         Oak Park Mall
                                      White Oak                          2001 Lincoln Way
                                      Oak Park Mall                      White Oak, PA 15131
                                      2003 Lincoln Way                   412-664-0984
                                      White Oak, PA 15131
                                      412-678-3000