Form 10-K, Exhibit 13
period 2004-12-31
IBT BANCORP INC
filed 2005-03-16
CIK 801122

IBT BANCORP, INC.                                             2004 ANNUAL REPORT

                                 The Spirit of
                                   Community
                                  Banking.....

                               [GRAPHIC OMITTED]


                                                                        From Our
                                                                   Home In Irwin
                                                                 To the Heart of
                                                                    Westmoreland
                                                                          County


                                                                          [LOGO]

--------------------------------------------------------------------------------
                                IBT BANCORP, INC.
--------------------------------------------------------------------------------

TOTAL ASSETS AS OF 12/31 (IN MILLIONS)
[Bar graph with following data points:

        2000    $496.4
        2001    $524.0
        2002    $584.0
        2003    $629.5
        2004    $675.9]

TOTAL EQUITY (IN THOUSANDS)
[Bar graph with following data points:

        2000    $44,615
        2001    $49,725
        2002    $56,151
        2003    $59,606
        2004    $59,843]

NET INCOME (IN THOUSANDS)
[Bar graph with following data points:

        2000    $6,705
        2001    $7,465
        2002    $8,937
        2003    $9,646
        2004    $6,085]


DILUTED EARNINGS PER SHARE
[Bar graph with following data points:

        2000    $2.23
        2001    $2.49
        2002    $2.99
        2003    $3.19
        2004    $2.02]

DIVIDEND PER SHARE
[Bar graph with following data points:

        2000    $.92
        2001    $1.04
        2002    $1.20
        2003    $1.40
        2004    $1.60]


SELECTED FINANCIAL INFORMATION

IBT BANCORP, INC & SUBSIDIARY

                                                                       AT OR FOR THE YEARS ENDED
                                                     2004           2003            2002            2001          2000
                                                              (Dollars in thousands, except per share amounts)
SELECTED BALANCE SHEET DATA:
Assets                                             $ 675,857      $ 629,530      $ 584,035       $ 524,044       $ 496,379
Cash and cash equivalents                             16,187         15,829         15,066          25,218          21,746
Securities available for sale                        196,891        172,448        186,718         162,968         167,874
Loans receivable (net)                               436,548        416,286        359,872         315,132         291,914
Deposits                                             526,217        492,158        468,257         422,462         409,638
Repurchase agreements                                 15,157         12,611         14,526          11,207           9,022
Federal funds purchased                                    -          7,900              -               -               -
FHLB advances                                         70,265         53,308         40,000          35,000          28,000
Shareholders' equity                                  59,843         59,606         56,151          49,725          44,615

SELECTED RESULTS OF OPERATIONS
Interest income                                    $  33,726      $  33,398      $  33,560       $  35,185       $  33,787
Net interest income                                   21,918         22,083         20,732          18,226          17,200
Provision for loan losses                                600            600          1,100             500             300
Net interest income after provision
      for loan losses                                 21,318         21,483         19,632          17,726          16,900
Other income                                           2,690          5,891          5,317           4,009           2,946
Other expense                                         15,095         14,300         12,831          11,284          10,181
Net income                                             6,085          9,646          8,937           7,465           6,705

PER SHARE DATA:
Net Income
      Basic                                           $ 2.05         $ 3.24         $ 3.00          $ 2.49          $ 2.23
      Diluted                                           2.02           3.19           2.99            2.49            2.23
Cash dividends declared                                 1.60           1.40           1.20            1.04            0.92

SELECTED RATIOS:
Return on average assets                                0.92%          1.59%          1.61%           1.45%           1.44%
Return on average equity                               10.25%         16.54%         16.95%          15.57%          16.87%
Ratio of avg. equity to avg. assets                     9.02%          9.59%          9.47%           9.31%           8.52%
Dividend payout                                        78.01%         43.21%         40.00%          41.77%          41.26%

--------------------------------------------------------------------------------
                               2004 ANNUAL REPORT
--------------------------------------------------------------------------------

A Message To Our Stockholders

As the landscape of community banking changes, our commitment to our shareholders and customers remains constant. Eighty-three years ago, with $200,000 in capital, our Company entered the banking business serving the needs of the small community of Irwin, Pennsylvania. Today, with $676,000,000 in assets, we have grown to be the largest financial institution headquartered in Westmoreland County. We are today considered "local" far beyond our original location, yet we remain driven by the traditional values that have defined community banking for nearly a century.

2004 presented some unique challenges for IBT Bancorp, Inc. and its subsidiary, Irwin Bank & Trust Company. Net income declined, brought on by several factors. Regulatory guidelines adversely affected the investment portfolio. In addition, pressure on the net interest margin, caused by the interest rate environment, continue to impact Company earnings and the banking industry as a whole.

Despite these challenges, the Company is pleased to report growth in assets, deposits and loans while maintaining control of expenses.

Performance Summary.
Earnings for 2004 were $6.1 million. Assets increased by 7.4%, deposits increased by 6.9% and net loan growth was $20 million. Shareholder benefit improved with a dividend increase of 14.28% to $1.60 per share.

Certain investment securities in the Company's investment portfolio were deemed to be other than temporarily impaired, resulting in a $2.4 million after tax charge to earnings. United States Securities and Exchange Commission rules and generally accepted accounting procedures require that all Company investment securities be assessed on a quarterly basis, for other than temporary impairment. When the market value of a security is less than its cost over a period of time, it can be considered other than temporarily impaired. If management believes that the investment will not regain its original cost in a reasonable amount of time then the amount of the decrease in value must be recognized through earnings. In 2004, widely reported accounting problems at both Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Corporation (Fannie Mae) had a negative impact on the value of those investments. Consequently certain IBT Bancorp, Inc. perpetual preferred stock investments in Freddie Mac and Fannie Mae have been categorized as other than temporarily impaired due to the decline in their market value.

In addition, pressure on the net interest margin continued to adversely affect earnings results for 2004. The interest rate environment was unlike that seen for the past 50 years. The resulting downward trend in loan pricing continued to assert pressure on the net interest margin. Deposit rates rose throughout the year while mortgage rates remained relatively flat. Refinancing appears to have peaked after two years of record numbers of originations, causing a decrease in loan volume.

Other factors had a favorable impact on performance. Maximum Checking, a new account launched in late 2003, proved to be popular in the marketplace having gathered $19 million in deposits. Debit card income and income from the new Overdraft Advantage program contributed to a 12.5% gain over 2003 levels.

Irwin Bank & Trust Company continues to aggressively control costs. Three of our offices will be consolidated in 2005. The three locations, within a 1-1/2 mile corridor, provided an overlap of services in a common market area. The consolidation into one location will present a significant cost savings with little customer impact.

2004 Initiatives
Our commitment to community banking values defines our core banking philosophy. However, the definition of community banking is changing every day, influenced by rapid changes in technology, regulation and customer expectations. In this challenging arena lies our commitment to provide our customers with products, services and overall banking value that is second to none. We are pleased with the progress made over recent years that has given Irwin Bank & Trust Company state-of-the-art capability in check imaging, customer electronic transaction and account information delivery, customer

--------------------------------------------------------------------------------
                               IBT BANCORP, INC.
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

relationship management (CRM), and product offerings. That effort continued in 2004 with several major marketing and operational initiatives.

For business banking, a new account structure was developed and bundled with the Company's advanced electronic and debit card capabilities. Personal Banking received a new student account and a new direct deposit account that comes with free electronic banking. Both personal and business accounts are clearly presented in colorful new brochures that provide easy comparison for the customer.

Last September, a second banking location was opened in Greensburg.
The new office, located in the downtown business district near the Westmoreland County Courthouse, provides convenience to the professional community.

In late September, Overdraft Advantage was introduced, providing customers with the assurance that overdrafts would be paid within structured guidelines. In addition to providing the customer with a service enhancement, service charge income from the product is showing great potential.

Throughout the year, sales development continued within our branch network. This initiative has brought us closer to our customers, helping us to better understand and meet their changing needs. The Company will continue to be proactive and prudent in its approach toward product development, operational enhancements and market expansion.

Changes on the Board of Directors J. Curt Gardner resigned from the Board of Directors in November of 2004. Mr. Gardner's wisdom and leadership as past President and Chairman of the Board are greatly appreciated. Mr. Robert Rebich, Jr., who has been a Director for over 13 years replaced him as Chairman. Two other Directors also retired in 2004. Mr. Edwin A. Paulone's 40-year tenure as a Company Director deserves special recognition. We also thank Mr. Thomas Beter for his 8 years of service to the Board. We extend our very best wishes to all of our departing Directors.

We are pleased to welcome new Directors Mr. John N. Brenzia, Mr. Thomas E. Deger, and Mr. Charles W. Hergenroeder to the Board. Their fresh point of view and years of professional experience will add strength to the leadership process.

Moving Ahead
Irwin Bank is well positioned to meet the challenges of the future. Loan and deposit growth will continue to be spurred by our good mix of competitive product offerings. The new Greensburg market area is showing steady growth and offers great potential. We continue to consider prudent opportunities to expand our franchise. And, the training and technology are in place for our employees to maximize customer banking relationships.

We sincerely appreciate having you as an investor in IBT Bancorp, Inc.



/s/Charles G. Urtin                             /s/Robert Rebich, Jr.
Charles G. Urtin                                Robert Rebich, Jr.
President & Chief Executive Officer             Chairman of the Board
IBT Bancorp, Inc.                               IBT Bancorp, Inc.

--------------------------------------------------------------------------------
                               2004 ANNUAL REPORT
--------------------------------------------------------------------------------

Board of Directors / Management

[GRAPHIC OMITTED]

Irwin Bank & Trust Company Management
(Back row:) David A. Finui, Senior Vice President/COO
Raymond G. Suchta, Senior Vice President/CFO
(Front row:) Charles G. Urtin, President/CEO
Robert A. Bowell, Executive Vice President/Secretary-Treasurer/CLO




IBT Bancorp, Inc. / Irwin Bank & Trust Company Board of Directors
(Back row:) Charles W. Hergenroeder, Director; Thomas E. Deger, Director; Charles G. Urtin, President/CEO; Richard J. Hoffman, Director; John N. Brenzia, Director; Dr. Grant J. Shevchik, Director; (Seated front row) Richard L. Ryan, Director; Robert Rebich, Jr., Chairman; Robert C. Whisner, Director.

[GRAPHIC OMITTED]

(Not pictured, Directors Emeritus) Thomas Beter, William D. Fawcett, Sr., J. Curt Gardner, Edwin A. Paulone, Vincent V. Rodgers.

--------------------------------------------------------------------------------
                               IBT BANCORP, INC.
--------------------------------------------------------------------------------

A Fresh Look at Our Product Offerings
An important part of community banking is a commitment to deliver the highest level of value in products and services. Building on the outstanding success of Maximum Checking, launched late in 2003, Irwin Bank & Trust Company's entire product line-up was repositioned in 2004. Free Checking, a company signature product, remains in place with one change, applicable to new accounts only. Check Safekeeping is now a default feature, with a $2.00 monthly service charge required for check images. Following implementation of this change, new accounts choosing Check Safekeeping have increased to 90%, an increase of over 30%. This will provide the Company with noteworthy savings in the printing and postage of monthly statements.

[GRAPHIC OMITTED]

Also new in 2004 was the introduction of Overdraft Advantage, a program that provides eligible customers with assurance that qualifying overdrafts would be paid, avoiding embarrassment and additional fees charged by the check recipient.

Next, two new personal accounts were created. Free Checking Plus is for customers utilizing direct deposit. The "Plus" feature is free internet banking with a discounted service charge for bill payment. The other new account is Free Student Checking. This account is essentially the same as Free Checking Plus, but it waives the direct deposit requirement for students. Both accounts come with all of the basic features of standard Free Checking. Free internet banking was also added to Extra Checking in 2004. Irwin Bank & Trust Company now offers a variety of incentives for customers to utilize the convenience of electronic banking.

Business banking also enjoyed a major makeover. In addition to a new free small business checking account, a new and unique "relationship" account was created that bundles a larger quantity of items processed with our advanced electronic banking solution for business. The monthly service charge is waived if a higher monthly balance is maintained. Next, our Business Analysis Account was made part of the line up, in order to inform business customers of Irwin Bank & Trust
Company's capabilities for higher volume businesses. As part of our overall capabilities presentation, the Company's sophisticated debit card and electronic banking service options were added to the mix, providing the customer with a full range of banking and financial management solutions.

As a community bank, Irwin Bank & Trust Company is sometimes challenged by the false perception in the market place of "not being as capable as the big banks." Our new business banking strategy effectively addresses this misconception.

[GRAPHIC OMITTED]

New account guides clearly present account features and comparisons for both personal and business accounts. Additional services, such as debit card and electronic banking are positioned as a part of the complete deposit banking experience.

--------------------------------------------------------------------------------
                               2004 ANNUAL REPORT
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

Robert A. Bowell, Executive Vice President and Chief Lending Officer, and Barbara A. Burzio, Vice President/Commercial Loans, take a tour of the home of Ms. Lois Runzo, constructed with the help of Irwin Bank financing. Mortgage and construction loans continue to be an important part of the Company's loan business.

Lending
With interest rates remaining at record low levels throughout the year, borrowers continued to take advantage of opportunities to refinance. A decline in the number of originations indicates that the refinancing boom appears to have peaked in 2004. For the year, Irwin Bank & Trust Company loan portfolios grew $20 million or nearly 5%. All three lending categories, installment, commercial and mortgages reached record highs. Our market area continues to be one of the fastest growing residential markets in Western Pennsylvania, and we see continuing potential for new construction and mortgage financing for the upcoming year. However, with the decrease in refinancing activity, the competitive environment has become more challenging. By continuing to offer the market the best overall lending value, we will maintain a favorable market share.

Although pricing and fees play a major role when it comes to loans, service plays an ever-important role. We especially see this in Commercial Lending, where borrowers tell us they do not appreciate lending decisions made across the state and in some cases even out-of-state. Because our loan decisions are made locally and quickly, Irwin Bank & Trust Company enjoys a distinct competitive advantage. With the entire loan process being local, borrowers appreciate the personal relationship they have with us as their local bank and our ability to respond to their specific needs.

[GRAPHIC OMITTED]

Mr. David Rosenblatt, President of Green Valley Dry Cleaners, Inc., explains the operation of a new Water Economizer System to Stacey G. Winfield, Vice President /Commercial Lending. The equipment, which saves energy and reduces water and sewage costs, was financed by Irwin Bank & Trust Company, participating with the Pennsylvania Department of Community and Economic Development (Pollution Prevention Assistance) and the Southwestern Pennsylvania Corporation (Small Business First Program).

--------------------------------------------------------------------------------
                               IBT BANCORP, INC.
--------------------------------------------------------------------------------

Wealth Management Gains
Wealth management is becoming an increasingly important part of the Bank's business portfolio due to growing demand from our customers.

The Trust Division and UVest Investment Division work together to provide customers with comprehensive investment, estate and employee benefits planning and implementation.

2004 saw impressive gains in non-interest income generated from both areas.

[GRAPHIC OMITTED]

Mr. James Wolff, President of General Press, shows the capabilities of a new printing press to Scott Fisher, Vice President/Trust Division. The Company's Trust Division manages the employee benefits plan for General Press.

Developing a Relationship Culture
Unlocking the potential of our employees was an important initiative for 2004. Our strategy was simple: by learning to better understand the banking relationships of our customers, we would improve our retention and cross-selling ratios. The implementation of this sales-oriented program included training, monthly "sales" meetings and deployment of customer marketing information (MCIF) to the customer service staff. As a result, thousands of customer contact calls have been made for a variety of reasons such as maturing loans and CDs, as well as good will calls to high value customers. Customers have expressed appreciation for the program. To their credit, our platform staff has also embraced the program and as a result, the "relationship culture" initiative has enjoyed a successful introduction.

[GRAPHIC OMITTED]

The Irwin Bank & Trust Company training facility provides a productive learning environment for a variety of operational functions. Teller and sales platform training is now a hands-on experience for trainees. The multiple workstations are also an ideal way to train users of the Marketing Customer Information File and other administrative software programs.

--------------------------------------------------------------------------------
                               2004 ANNUAL REPORT
--------------------------------------------------------------------------------

Community Leadership
Community banking requires community involvement and leadership, and Irwin Bank & Trust Company's employees are quick to serve. Company employees serve as members and directors of several organizations, ranging from hospitals, universities and major charities and foundations to local service clubs, youth organizations, school and church groups, and other institutions. Financial support is also provided through contributions made to a variety of fund raising efforts.

Some of the year's highlight activities best tell the story.
- Throughout the year employees made a substantial contribution to the United Way of Westmoreland County through payroll deductions.
- In the fall of 2004, Irwin Bank's Employee Club raised funds for victims of the Hurricane Ivan floods. During the holiday season, the group was also active in several charitable causes including the Salvation Army, Toys for Tots and the Make-A-Wish Foundation.
- Irwin Bank & Trust Company financially supports a very long list of local causes through sponsorship, donation or participation in fundraising events.

In 2004, the Company played a pivotal role in a major revitalization initiative in its hometown of Irwin, PA, called the "Irwin Project." Building on the inspiration provided by a study of Irwin conducted by Penn State University and the Lincoln Highway Heritage Corridor, Irwin Bank & Trust Company was instrumental in stimulating the start of the effort known as the Irwin Project. The Irwin Project operating committee is a citizen's advisory board in support of Irwin Borough Council and has produced some early results. As a result of the committee's effort, the Westmoreland Cultural Trust has designated Main Street's Thompson Building for major historical renovation. The committee is working to update Irwin's Comprehensive Plan and finance the study through grants and private fund raising. Company support and leadership has helped the Irwin Project get off to a robust start.

[GRAPHIC OMITTED]

Irwin Bank & Trust Company is a major supporter of the Norwin Public Library, a new, state-of-the-art community institution.

[GRAPHIC OMITTED]

With financial and leadership stimulus from Irwin Bank & Trust Company, a community revitalization initiative known as the "Irwin Project" began in 2004. As part of the program, the Westmoreland Trust has designated Main Street's Thompson Building for historical renovation.

--------------------------------------------------------------------------------
                               IBT BANCORP, INC.
--------------------------------------------------------------------------------

Changes in Our Branch Office Network
In order to continue establishing our commitment to the Greensburg market, Irwin Bank & Trust Company opened a second banking facility in the downtown business district. The new Pennsylvania Commons office, located next to the Westmoreland County Courthouse, is conveniently located in the heart of the city's professional community. The location is adjacent to our Trust Division office and is designed for the walk-to convenience of local attorneys and other professionals. Pennsylvania Commons operates as a satellite of the primary Greensburg office, opened last year at Triangle Drive.

In 2004, we recognized an opportunity to further improve efficiency by consolidating three branch locations. Pitcairn, Haymaker Village and the Haymaker Village Irwin Bank Extra offices are located in very close proximity and provided redundant services to a common market area. The three offices will be consolidated into our Haymaker Village office. Hours of operation at Haymaker Village will be expanded. As a courtesy to the patrons of the Pitcairn office, we will provide a shuttle bus service from Pitcairn to the Haymaker Village office. Pitcairn residents will also benefit from the additional services available at Haymaker Village, including drive-up, automated teller machine, safe deposit boxes and evening and Saturday hours. The consolidation will be completed on April 15, 2005.

Employee Milestones, Promotions &
New Hires
 Irwin Bank & Trust Company's success would not be possible without the hard work and dedication of its employees. In 2004, Beverly A. Hahn was recognized for her 40 years of service. Edwin A. Paulone and Robert C. Whisner, both Directors of the Board, were recognized for their 35 years of service. M. Diane Jones and Maurine J. Peer were recognized for their 30 years of service and Lori
B. Gumbert was recognized for her 25 years of service. We are proud to honor these employees for their many years of dedicated service to Irwin Bank & Trust Company. We are also pleased to recognize our officers who achieved higher rank and those who joined Irwin Bank & Trust Company last year.


[GRAPHIC OMITTED]
Douglas L. Appel
Assistant Vice President /
Network Administration
Promoted April, 2004

[GRAPHIC OMITTED]
Barbara A. Burzio
Vice President /
Commercial Lending
Promoted April, 2004

[GRAPHIC OMITTED]
William E. Killian
Vice President /
Business Development
Hired January, 2004

[GRAPHIC OMITTED]
Alan Lazar
Senior Vice President /
Commercial Lending
Promoted April, 2004

[GRAPHIC OMITTED]
Anna Mauro
Manager /
TA of Irwin Title Insurance
Hired June, 2004

[GRAPHIC OMITTED]
Robert G. Michaud
Vice President /
Marketing
Promoted April, 2004

[GRAPHIC OMITTED]
John A. Pauls, Jr.
Assistant Vice President /
Auditor
Hired May, 2004

[GRAPHIC OMITTED]
Barbara A. Ruffner
Assistant Vice President /
Consumer Lending
Promoted June, 2004

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipate", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. IBT Bancorp, Inc. undertakes no obligation to update those forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

         Allowance for loan losses: The Company considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors. All of these factors may be susceptible to significant change to the extent actual outcomes differ from management's estimates. Additional provisions for loan losses may be required that would adversely impact earnings in future periods.

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

         Other-than-temporary impairment: Generally accepted accounting principles require management to examine the investment portfolio for losses on investments, which may be determined to be other than temporary. The Company currently owns certain preferred stocks issued by the Federal National Mortgage Corporation (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie
Mac). These preferred stocks contain attributes of both debt and equity. The dividend paid is tied to an index plus or minus a margin, and the payment rate adjusts bi-annually. Recent, ongoing, negative publicity concerning accounting practices at both agencies have negatively impacted the value of these investments. Management determined that the losses were other than temporary and the Company recorded a non-cash write-down of $2.4 million on these investments.

FINANCIAL CONDITION

     At December 31, 2004, total assets increased $46.4 million, or 7.4%, to $675.9 million from $629.5 million at December 31, 2003. The increase in total assets was primarily the result of an increase of $23.3 million in securities available for sale and $20.2 million net loans. Growth in securities available for sale and the loan portfolio was primarily funded by a net increase of $34.0 million in total deposits and $17.0 million in FHLB advances.

     The increase in available for sale securities was mainly the result of purchases of $111.6 million offset by net proceeds from maturities and the sales of securities of $85.1 million. This resulted in net increases of mortgage-backed securities and obligations of state and political sub-divisions of $27.3 million and $8.5 million, respectively, offset by net decreases in obligations of U.S. government agencies of $11.9 million.

     The increase in the loan portfolio was primarily due to increases of $7.2 million in real estate secured mortgage loans, $6.4 million in consumer installment loans, and $3.8 million in loans made to municipalities. The increase in real estate secured mortgage loans was mainly due to increases in multi-family properties and commercial mortgages, which rose $2.7 million and $3.8 million, respectively. Such increases were offset by a decrease of $1.4 million in 1-4 family residential mortgages. This decrease is attributed to customer refinancings, principal repayments, and sales into the secondary mortgage market. The 1-4 family residential mortgage loans originated by the Company are periodically sold to the Pennsylvania Housing Finance Agency ("PHFA") or PHH Mortgage Services to mitigate the interest-rate risk associated with holding long-term, low rate loans in the portfolio. In 2004, loans sold to PHFA and PHH were $1.5 million and $6.1 million, respectively.

     Consumer installment and municipal loans reached $84.7 million and $10.1 million, respectively, at December 31, 2004 compared to $78.3 million and $6.3 million, respectively at December 31, 2003. The Company's competitive offering rates supported this growth.

     At December 31, 2004, total liabilities increased $46.1 million, or 8.1%, to $616.0 million from $569.9 million at December 31, 2003. The increase was primarily related to the increase in total deposits and additional FHLB advances of $34.0 million and $17.0 million, respectively offset by a $7.9 million decrease in overnight borrowings. The change in total deposits was a result of non-interest bearing and interest-bearing deposit increases of $6.1 million and $27.9 million, respectively. The interest-bearing deposit increases were primarily in certificates of deposit and interest bearing checking accounts, which rose $15.1 million and $11.7 million, respectively. Such increases were attributed to a growing deposit base and competitive pricing.

     Non-interest bearing deposits increased $6.1 million to $87.2 million at December 31, 2004 from $81.1 million at December 31, 2003. Such increases reflect additions to non-interest bearing deposits of $8.7 million offset by a $2.6 million increase in investments in repurchase agreements at December 31, 2004. Under the terms of the agreements, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. See
Note 8 to the consolidated financial statements.

     At December 31, 2004,  total  stockholders'  equity  increased  $237,000 to
$59.8 million from $59.6 million at December 31, 2003. The increase was primarily due to net income of $6.1 million for the period and an increase of $171,000 in accumulated other comprehensive income (net of income taxes) offset by dividends paid of $4.7 million and an increase in treasury stock purchased of $1.0 million. In addition, surplus (additional paid-in capital) decreased $326,000 due to stock options exercised and increased $59,000 due to stock options granted in accordance with the adoption of FASB 123, as amended by FASB
148. See Note 19 to the consolidated financial statements. Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on the available for sale securities due to fluctuations in interest rates. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. See Note 2 to the consolidated financial statements.

RESULTS OF OPERATIONS

         Net Income: Net income decreased approximately $3.5 million, or 36.5%, to $6.1 million ($2.02 per diluted share) for the year ended December 31, 2004 from $9.6 million ($3.19 per diluted share) for the year ended December 31, 2003. The decrease in net income for fiscal 2004 compared to fiscal 2003 was primarily due to a $2.4 million non-cash charge resulting from a decrease in value of certain agency preferred stocks, which was determined by management, to be other than temporary as well as decreases in net interest income and total other income of $165,000 and $775,000, respectively and an increase of $795,000 in total other expenses. Net interest income decreased primarily because interest expense rose $493,000, or 4.4%, offset by an increase of $328,000, or 1.0% in interest income. Increases in interest expense were attributed to an increase of $39.5 million in interest-bearing liabilities offset by a 12-basis point decline in average yield. Other income declined due to lower investment securities gains and lower gains on sales of foreclosed real estate.

         For the year ended December 31, 2003, net income increased approximately $709,000, or 7.9%, to $9.6 million ($3.19 per diluted share) from $8.9 million ($2.99 per diluted share) for the year ended December 31, 2002. The increase in net income for fiscal 2003 compared to fiscal 2002 was primarily due to a $1.9 million increase in net interest income, a $574,000 increase in other income and a $500,000 decrease in the provision for loan losses. Net interest income increased primarily because interest expense declined $1.5 million, or 11.8%, while interest income remained relatively stable, declining only $162,000, or 0.5%. The Company was able to maintain its levels of interest income due to a $50.0 million increase in the average volume of interest-earning assets, which more than offset a 58-basis point decline in average yield.

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

         Net interest income decreased $165,000, or 0.7% to $21.9 million for 2004 compared to $22.1 million for 2003. The decrease was primarily due to an increase in average interest-bearing liabilities of $46.6 million offset by a 12-basis point decrease in the average cost of funds. Such increases were mainly in certificates of deposit, which rose an average of $24.7 million offset by a 21-basis point decline in average cost. Average interest earning assets increased $47.8 million in fiscal 2004 offset by a 40-basis point decrease in the average yield of interest earning assets. This increase was primarily in average loans and investment securities available for sale, which grew $36.8 million and $15.4 million, respectively offset by decreases in the average yields of 52-basis points and 24-basis points, respectively.

         Net interest income increased $1.4 million, or 6.76% to $22.1 million for 2003 compared to $20.7 million for 2002. The increase was primarily due to the increase in average loans of $56.1 million and average investment securities available for sale of $4.1 million offset by a decrease in average other interest-earning assets (primarily federal funds sold) of $10.2 million and a 58-basis point decrease in the yield on average interest earning assets to 5.80% for 2003 from 6.38% for 2002. The decrease in the yield on average interest earning assets was primarily the result of yield decreases in average loans and average investment securities of 68-basis points and 89-basis point, respectively. Average interest-bearing liabilities increased $40.2 million in fiscal 2003 offset by a 58-basis point decrease in the average cost of funds.

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

                                                              Year Ended December 31,
                              ---------------------------------------------------------------------------------------------
                                         2004                           2003                          2002
                              -----------------------------  -----------------------------  -------------------------------
                              Average             Average    Average             Average    Average              Average
                              Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost  Balance  Interest   Yield/Cost
                              -------  --------  ----------  -------  --------  ----------  -------  --------   ----------
                                                                                             (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)       $430,543   $26,313    6.11%    $393,743   $26,097    6.63%    $337,600  $24,687       7.31%
  Investment securities (2)   192,934     7,403    3.84%     177,557     7,244    4.08%     173,472    8,615       4.97%
  Other interest-earning
    assets (3)                    540        10    1.82%       4,926        57    1.16%      15,086      258       1.71%
                             --------   -------  ------     --------   -------  ------     --------  -------     ------
     Total interest
       earning assets        $624,017   $33,726    5.40%    $576,226   $33,398    5.80%    $526,158  $33,560       6.38%

Non-interest earning
  assets (4)                   34,156                         31,441                         30,550
                             --------                       --------                       --------
     Total assets            $658,173                       $607,667                       $556,708
                             ========                       ========                       ========

Interest-bearing liabilities:
  Money market accounts        58,103       516    0.89%      61,138       645    1.05%      60,735    1,234       2.03%
  Certificates of deposit     245,881     7,595    3.09%     221,186     7,303    3.30%     208,789    7,935       3.80%
  Other liabilities (5)       210,096     3,697    1.76%     185,117     3,367    1.82%     157,629    3,660       2.32%
                             --------   -------  ------     --------   -------  ------     --------  -------     ------
     Total interest-bearing
       liabilities           $514,080   $11,808    2.30%    $467,441   $11,315    2.42%    $427,153  $12,829       3.00%
                                        -------  ------                -------  ------               -------     ------
Non-interest-bearing
  liabilities (4)              84,704                         81,918                         76,818
                             --------                       --------                       --------
     Total liabilities       $598,784                       $549,359                       $503,971
 Stockholders' Equity (6)      59,389                         58,308                         52,737
                             --------                       --------                       --------
     Total liabilities and
       stockholders' equity  $658,173                       $607,667                       $556,708
                             ========                       ========                       ========
Net interest income                     $21,918                        $22,083                       $20,731
                                        =======                        =======                       =======
Interest rate spread (7)                           3.10%                          3.38%                            3.38%
                                                 ======                         ======                           ======
Net interest margin(8)                             3.51%                          3.83%                            3.94%
                                                 ======                         ======                           ======
Ratio of average
  interest-earning
  assets to average
  interest-bearing liabilities                   121.38%                        123.27%                          123.18%
                                                 ======                         ======                           ======

(1) Average balances include non-accrual loans, and are net of deferred loan fees. [must note if material amount of loans fees included in interest
(2) Includes investment securities, interest-bearing deposits in other financial institutions and FHLB stock.
(3)  Includes Federal funds sold.
(4) Includes net deferred income taxes in excess of deferred tax benefits on AFS securities (SFAS 115), stock options (SFAS 123/148) and deferred fees (SFAS 109).
(5)  Includes  FHLB  advances  and  Federal  funds  purchased,   and  repurchase
     agreements.
(6) Includes capital stock, surplus and unrealized holding gains on SFAS 115 AFS securities.
(7) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(8) Net interest margin represents net interest income as a percentage of average interest earning assets.

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


                                                   Year Ended December 31,       Year Ended December 31,
                                            -------------------------------  -------------------------------
                                                        2004 vs. 2003                2003 vs. 2002
                                            -------------------------------  -------------------------------
                                                     Increase (Decrease)           Increase (Decrease)
                                                          Due to                         Due to
                                            -------------------------------  -------------------------------
                                              Volume       Rate        Net     Volume      Rate        Net
                                            ----------------------------------------------------------------
                                                                   (In Thousands)
Interest income:
     Loans receivable                        $ 2,439    $(2,223)   $   216    $ 4,105    $(2,696)   $ 1,409
     Investment securities                       627       (468)       159        203     (1,574)    (1,371)
     Other interest-earning assets               (51)         4        (47)      (174)       (27)      (201)
                                             -------    -------    -------    -------    -------    -------
        Total interest-earning assets          3,015     (2,687)       328      4,134     (4,297)      (163)
                                             -------    -------    -------    -------    -------    -------

Interest expense:
     Money market accounts                       (32)       (97)      (129)         9       (597)      (588)
     Certificates of deposit                     816       (524)       292        471     (1,103)      (632)
     Other liabilities                           454       (124)       330        642       (936)      (294)
                                             -------    -------    -------    -------    -------    -------
        Total interest-bearing liabilities     1,238       (745)       493      1,122     (2,636)    (1,514)
                                             -------    -------    -------    -------    -------    -------

Net change in net interest income            $ 1,777    $(1,942)   $  (165)   $ 3,012    $(1,661)   $ 1,351
                                             =======    =======    =======    =======    =======    =======


         Provision for Loan Losses: The Company recorded a provision for loan losses of $600,000, $600,000 and $1.1 million for 2004, 2003, and 2002, respectively. The table below sets forth information with respect to activity in the Company's allowance for loan losses for the years indicated:

                                                         At December 31,
                                             ---------------------------------------
                                                 2004          2003         2002
                                              ---------     ---------     ---------
                                                      (Dollars in Thousands)
Total loans outstanding                       $ 439,142     $ 419,571     $ 362,744
                                              =========     =========     =========
Average loans outstanding                     $ 430,543     $ 393,743     $ 337,600
                                              =========     =========     =========

Allowance balances (at beginning of period)   $   3,285     $   2,873     $   2,114
Provision (credit):
     Mortgage                                       430           430           930
     Installment                                     38            38            25
     Commercial                                     132           132           145
     Home equity lines of credit                      -             -             -
     PHEAA                                            -             -             -
     Municipal                                        -             -             -
     Credit cards                                     -             -             -
     Other                                            -             -             -

                                       5


Net (Charge-offs) recoveries:                         -             -             -
     Mortgage                                    (1,204)          (11)         (219)
     Installment                                   (125)          (64)          (59)
     Commercial                                      38          (113)          (63)
     Home equity lines of credit                      -             -             -
     PHEAA                                            -             -             -
     Municipal                                        -             -             -
     Credit cards                                     -             -             -
     Other                                            -             -             -
                                              ---------     ---------     ---------
Allowance balance (at end of period)          $   2,594     $   3,285     $   2,873
                                              =========     =========     =========

Allowance for loan losses as a percent of
Total loans outstanding                            0.59%         0.78%         0.79%

Net loans charged off as a percentage of
Average loans outstanding                          0.30%         0.05%         0.10%


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

         Other Income: Total other income decreased approximately $3.2 million, or 54.3% to $2.7 million for the year ended December 31, 2004 from $5.9 million for the year ended December 31, 2003. The decrease in other income was primarily attributable to investment securities losses. Management evaluates its available for sale securities portfolio on a quarterly basis for other than temporary impairment in fair value. Based on this analysis, at December 31, 2004, adjustable rate preferred stocks were written down to fair market value, which resulted in a $2.4 million after tax charge to earnings. Other income decreased $548,000 primarily due to a gain from the sale of other real estate of $351,000 recorded in fiscal 2003.

         Total other income increased approximately $574,000, or 10.8% to $5.9 million for the year ended December 31, 2003 from $5.3 million for the year ended December 31, 2002. Such increase was mainly the result of net security gains of $466,000. Other income increased $316,000 primarily due to a gain from the sale of other real estate of $351,000.

         Other Expenses: Total other expense increased $795,000, or 5.6%, to $15.1 million for 2004 from $14.3 million for 2003. Of this increase, approximately $222,000 is attributed to increased salaries, which reached $5.9 million for 2004 from $5.7 million for 2003. Such increases in salaries were mainly the result of staff additions and annual merit increases. Pension and other employee benefits increased $177,000 to $1.8 million for 2004 primarily due to increases in pension costs and health insurance premiums. Occupancy expense increased $218,000 to $1.8 million, for 2004 from $1.5 million for 2003 primarily due to increases in depreciation expenses of $261,000 related to building construction and equipment purchases for technological improvements. Other expenses increased $155,000 to $3.9 million for 2004 from $3.8 million for 2003.

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

         Income Taxes: Income tax expense for 2004 was $2.8 million compared to $3.4 million in 2003 and $3.2 million in 2002. The change in income tax expense was principally attributable to the change in earnings in each period. The Company's effective tax rates were 31.7%, 26.2%, and 26.2% for 2004, 2003 and 2002, respectively. The Company's effective tax rate has been below the statutory rate of 34% primarily due to interest earned on obligations of states and political subdivisions, which is exempt from federal taxation. The Company's effective tax rate increased to 31.7% in 2004 from 26.2% in 2003. The rate increased because of the insignificant tax effect concerning the $2.4 million write down of certain preferred stocks that was determined to be other than temporary. The loss on these investments is a capital loss, which can only be used to offset capital gains. The Company had very little in capital gains to offset and the tax benefit related to the $2.4 million write down was $45,000, a tax effect of 1.875%.


LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowings from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, to repay maturing borrowings, to purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2004, the Company had commitments to extend credit of $22.9 million.

         The Company's liquid assets consist of cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2004, cash and cash equivalents totaled $16.2 million.

         Net cash from operating activities for 2004 totaled $11.3 million, as compared to net cash from operating activities of $10.1 million for 2003. The increase in 2004 was primarily the result of $2.4 million in write-down of equity securities. Net cash from operating activities for 2003 totaled $10.1 million, as compared to net cash from operating activities of $8.7 million for 2002. The increase in 2003 was primarily the result of a $709,000 increase in net income offset by a decrease of $921,000 in other assets and $500,000 in provision for loan losses.

         Net cash used by investing activities for 2004 totaled $50.5 million, as compared to cash used of $47.9 million for 2003 and $69.1 million for 2002. The change for 2004 was due to an increase in purchases of securities available for sale and Federal Home Loan Bank stock of $34.8 million and $1.7 million, respectively offset by decreases in the proceeds from the sale and maturities of securities available for sale of $4.2 million, net loans made to customers of $34.4 million and purchases of premises and equipment of $1.7 million. Net cash used by investing activities for 2003 totaled $47.9 million, as compared to cash used of $69.1 million for 2002. The decrease of $21.2 million for 2003 was primarily due to a decrease of $48.4 million in securities purchased.

         Net cash from financing activities for the year ended December 31, 2004 totaled $39.6 million, as compared to net cash from financing activities of $38.5 million for 2003 and $50.3 million for 2002. The change in 2004 was the result of increased proceeds from FHLB advances of $12.0 million offset by increased repayments of $8.3 million and increases in net deposits of $10.2 million. Such increases were offset by the repayment of $7.9 million in federal funds purchased. Net cash from financing activities for the year ended December 31, 2003 totaled $38.5 million, as compared to net cash from financing activities of $50.3 million for 2002. The $11.8 million decrease in cash from financing activities in 2003 was primarily due to a decrease in the net increase in deposits of $21.9 million.

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

         The table below sets forth certain information regarding the Company's contractual obligations. See Note 4, Note 7 and Note 10 to the consolidated financial statements

                                             Payments Due By Period
                            -------------------------------------------------------
                                        Less than      1 - 3     3 - 5   More than
Contractual Obligations        Total      1 year       years     years    5 years
-----------------------------------------------------------------------------------
                                          (In Thousands)
-----------------------------------------------------------------------------------
Long-Term Debt Obligations    $ 70,265   $  1,615   $  7,579   $ 28,071   $ 33,000
Operating Lease Obligations        718        191        162        120        245
Certificates of Deposit        253,298    150,260     57,834     31,597     13,607


OFF-BALANCE SHEET ARRANGEMENTS

      In the normal course of business, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. At December 31, 2004 and 2003, the Company had commitments to extend credit in the amount of $22.9 million and $77.0 million, respectively. During the year ended December 31, 2004, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.


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

         The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2004. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principle. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principle. For interest earning assets, no prepayments are assumed. Interest bearing liabilities, such as negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

Expected Maturity/Principal Repayment at December 31,

                                                                               Total     Book      Fair
                              2005      2006      2007      2008      2009   Thereafter  Value     Value
                             ------    ------    ------    ------    ------   -------   -------   -------
                                                            (Dollars in thousands)
Interest-earning assets
-----------------------
Mortgage loans               11,734    14,588    16,156    13,239    14,569   181,828   252,114   250,648
Home equity loans,
    second mortgage
    loans, student loans,
    other loans              15,545    15,022    14,386    13,064     9,805    48,307   116,129   116,586

Commercial loans,
    municipal loans          14,098     7,667     4,313     3,661     2,203    39,248    71,190    69,338
Investment securities         1,500         -     1,748       364     1,032   184,738   189,383   191,208


Interest-bearing
-----------------------
liabilities
-----------------------
NOW and other
    transaction accounts     32,343         -         -         -         -         -    32,343    32,343
Money market and
    other savings
    accounts                153,327         -         -         -         -         -   153,327   153,327

Certificates of deposit     150,260    37,382    20,452    20,103    11,495    13,607   253,298   252,915

Federal Home Loan
    Bank of Pittsburgh
    advance                   1,614     4,162     3,418    10,071    18,000    33,000    70,265    75,046

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related financial data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the Company's operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

         In 2004, the Financial Accounting Standards Board issued SFAS No. 153, Exchange of Nonmonetary Assets - an amendment of APB Opinion No. 29. The Company does not believe the statement will have a material impact on the Bank or its operations.

                      MANAGEMENT'S REPORT TO SHAREHOLDERS

The consolidated financial statements presented are the responsibility of management and are prepared in accordance with generally accepted accounting principles. The financial information contained elsewhere in the annual report is consistent with that in the consolidated financial statements. The financial statements necessarily include amounts that are based on management's best judgments and estimates. In the opinion of management the accounting practices utilized are appropriate in the circumstances and the financial statements fairly reflect the financial position and results of operation of the Company.

IBT Bancorp, Inc. maintains a system of internal controls over financial reporting, which is designed to provide reasonable assurance to the Company's management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company assessed its internal control over financial reporting as of December 31, 2004, based on the criteria for effective internal control over financial reporting as described in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon that assessment, the Company believes that, as of December 31, 2004, its system of internal controls over financial reporting met those criteria.

The Company's independent auditors, Edwards Sauer and Owens, P.C. have issued an attestation report on management's assessment of the Company's internal controls over financial reporting. Their attestation is included elsewhere in this report.




/s/Charles G. Urtin                           /s/Raymond G. Suchta

Charles G. Urtin                              Raymond G. Suchta
President &                                   Senior Vice President &
Chief Executive Officer                       Chief Financial Officer

EDWARDS       Certified Public Accountants & Business Advisors
SAUER &       ------------------------------------------------
OWENS, P.C.   500 Warner Centre, 332 Fifth Avenue, Pittsburgh, PA 15222
              Phone: 412-281-9211  Fax: 412-281-2407  A Professional Corporation
              www.esocpa.com                          Direct  Dial:


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



   To the Board of Directors
   IBT Bancorp, Inc.
   Irwin, Pennsylvania

  We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. opinlso have audited management's assessment, included in the accompanying Management's Report to Shareholders, that IBT Bancorp, Inc. and subsidiary maintained effective internal control over financial reporting as of December
31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Bancorp's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment, and an opinion on the effectivesss of the Bancorp's internal control over financial reporting based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internmstaontrol over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

EDWARDS
SAUER &
OWENS, P.C.


  A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control ovsrasinancial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Bancorp are being made only in accordance with authorizations of management and directors of the Bancorp; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Bancorp's assets that could have a material effect on the financial statements.

  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended Derol--er 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management's assessment that IBT Bancorp, Inc. and subsidiary maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, IBT Bancorp, Inc. and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/Edwards Sauer & Owens, P.C.

Pittsburgh, Pennsylvania
February 8, 2005

                          CONSOLIDATED BALANCE SHEETS

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                                       December 31,
                                                              ------------------------------
                                                                    2004             2003
                                                              -------------    -------------
 ASSETS
      Cash and due from banks                                 $  14,641,942    $  15,391,714
      Interest-bearing deposits in banks                            515,229          436,981
      Federal funds sold                                          1,030,000                -
      Certificate of deposit                                        100,000          100,000
      Securities available for sale                             191,208,214      167,907,113
      Federal Home Loan Bank stock, at cost                       5,682,700        4,540,500
      Loans, net of allowance for loan losses of
          $2,593,642 in 2004 and $3,284,830 in 2003             436,548,276      416,286,455
      Premises and equipment, net                                 6,232,280        6,468,749
      Other assets                                               19,898,464       18,398,092
                                                              -------------    -------------

Total Assets                                                  $ 675,857,105    $ 629,529,604
                                                              =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Deposits
          Non-interest bearing                                $  87,248,485    $  81,053,392
          Interest-bearing                                      438,968,463      411,104,137
                                                              -------------    -------------

          Total deposits                                        526,216,948      492,157,529

      Federal funds purchased                                             -        7,900,000
      Repurchase agreements                                      15,157,257       12,610,877
      Accrued interest and other liabilities                      4,374,824        3,947,390
      FHLB advances                                              70,265,314       53,307,767
                                                              -------------    -------------

      Total liabilities                                         616,014,343      569,923,563

Stockholders' Equity
      Capital stock, par value $1.25,
          50,000,000 shares authorized,
          3,023,799 shares issued, 2,955,455
          and 2,977,655 shares outstanding
          at December 31, 2004 and 2003 respectively              3,779,749        3,779,749
      Surplus                                                     1,417,755        1,684,258
      Retained earnings                                          55,789,915       54,451,662
      Accumulated other comprehensive income                      1,204,744        1,033,638
                                                              -------------    -------------
                                                                 62,192,163       60,949,307
      Less:  Treasury stock, at cost (2004 - 68,344 shares;
          2003 - 46,144 shares)                                  (2,349,401)      (1,343,266)
                                                              -------------    -------------
      Total stockholders' equity                                 59,842,762       59,606,041
                                                              -------------    -------------

Total Liabilities and Stockholders' Equity                    $ 675,857,105    $ 629,529,604
                                                              =============    =============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                        IBT BANCORP, INC. AND SUBSIDIARY


                                                            Years Ended December 31,
                                              --------------------------------------------
                                                  2004            2003            2002
                                              ------------    ------------    ------------
Interest Income
        Loans, including fees                 $ 26,312,685    $ 26,096,559    $ 24,687,048
        Investment securities                    7,403,199       7,244,174       8,614,876
        Federal funds sold                           9,835          57,110         258,302
                                              ------------    ------------    ------------

        Total interest income                   33,725,719      33,397,843      33,560,226

Interest Expense
        Deposits                                 8,703,234       8,666,938      10,537,258
        Federal funds purchased                     92,982          25,933             193
        FHLB advances                            2,858,623       2,487,363       2,113,678
        Repurchase agreements                      152,970         134,546         177,464
                                              ------------    ------------    ------------

        Total interest expense                  11,807,809      11,314,780      12,828,593
                                              ------------    ------------    ------------

Net Interest Income                             21,917,910      22,083,063      20,731,633

Provision for Loan Losses                          600,000         600,000       1,100,000
                                              ------------    ------------    ------------

Net Interest Income after Provision
for Loan Losses                                 21,317,910      21,483,063      19,631,633

Other Income (Losses)
        Service fees                             2,595,941       2,370,065       2,370,568
        Investment security gains                  383,290         533,155         158,670
        Investment security losses              (2,789,571)        (67,636)        (24,925)
        Increase in cash surrender value
          of life insurance                        466,923         513,066         584,847
        Debit card fees                            680,600         614,475         615,517
        Other income                             1,352,459       1,927,933       1,612,378
                                              ------------    ------------    ------------

        Total other income                       2,689,642       5,891,058       5,317,055

Other Expenses
        Salaries                                 5,875,511       5,653,310       5,297,750
        Pension and other employee benefits      1,820,031       1,642,651       1,318,944
        Occupancy expense                        1,767,950       1,549,532       1,329,170
        Data processing expense                    916,939         843,074         729,548
        Advertising expense                        309,032         412,702         406,898
        Pennsylvania shares tax                    496,802         446,041         391,557
        Other expenses                           3,908,424       3,752,672       3,357,211
                                              ------------    ------------    ------------

        Total other expenses                    15,094,689      14,299,982      12,831,078
                                              ------------    ------------    ------------

Income Before Income Taxes                       8,912,863      13,074,139      12,117,610

Provision for Income Taxes                       2,828,125       3,427,893       3,180,311
                                              ------------    ------------    ------------

Net income                                    $  6,084,738    $  9,646,246    $  8,937,299
                                              ============    ============    ============

Basic Earnings per Share                      $       2.05    $       3.24    $       3.00
                                              ============    ============    ============

Diluted Earnings per Share                    $       2.02    $       3.19    $       2.99
                                              ============    ============    ============

             The accompanying notes are an integral part of these
                       consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                        IBT BANCORP, INC. AND SUBSIDIARY

   Years Ended December 31, 2004, 2003 and 2002

                                                                              Accumulated
                                                                                Other
                                   Capital                      Retained      Comprehensive    Treasury
                                    Stock         Surplus       Earnings        Income          Stock           Total
                                ------------   ------------   -------------   ------------   ------------    ------------
   Balance at
   December 31, 2001            $  3,779,749   $  2,073,102   $  43,613,936   $  1,342,672   $ (1,084,753)   $ 49,724,706

   Comprehensive Income
     Net income                                                   8,937,299                                     8,937,299
     Other comprehensive
       income, net of tax:
       Change in net
         unrealized holding
         gains on securities
         available for sale,
         net of deferred
         income tax of
         $718,036                                                                1,393,742                      1,393,742

       Reclassification
         adjustment, net of
         deferred income
         tax benefit of ($35,524)                                                  (68,958)                       (68,958)
                                                                                                              ------------
                                                                                                                1,324,784
                                                                                                              ------------
         Total Comprehensive
            Income                                                                                             10,262,083

   Cash dividends ($1.20)                                        (3,577,098)                                   (3,577,098)

   Purchase of
     Treasury Stock                                                                              (258,513)       (258,513)
                                -------------  -------------  --------------  -------------  -------------   -------------
   Balance at
   December 31, 2002            $  3,779,749   $  2,073,102   $  48,974,137   $  2,667,456   $ (1,343,266)   $ 56,151,178

             The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

   Years Ended December 31, 2004, 2003 and 2002

                                                                            Accumulated
                                                                              Other
                                    Capital                    Retained     Comprehensive    Treasury
                                     Stock       Surplus       Earnings       Income          Stock            Total
                                 ------------ ------------   -------------  ------------   ------------    -------------
   Balance at
   December 31, 2002              $ 3,779,749  $ 2,073,102   $ 48,974,137   $   2,667,456   $ (1,343,266)  $  56,151,178

   Comprehensive Income
     Net income                                                 9,646,246                                      9,646,246
     Other comprehensive
       income, net of tax:
       Change in net
         unrealized holding
         gains on securities
         available for sale,
         net of deferred
         income tax benefit
         of ($739,040)                                                         (1,434,608)                    (1,434,608)

       Reclassification
         adjustment, net of
         deferred income tax
         benefit of ($102,624)                                                   (199,210)                      (199,210)
                                                                                                            -------------
                                                                                                              (1,633,818)
                                                                                                            -------------
         Total Comprehensive
            Income                                                                                             8,012,428

   Cash dividends ($1.40)                                      (4,168,721)                                    (4,168,721)
   Stock options granted / vested                  102,154                                                       102,154
   Exercise of stock options                      (490,998)                                                     (490,998)
   Purchase of
     Treasury Stock                                                                                    -               -
                                  ------------ ------------  -------------  --------------  -------------  --------------
   Balance at
   December 31, 2003              $ 3,779,749  $ 1,684,258   $ 54,451,662   $   1,033,638   $ (1,343,266)  $  59,606,041

             The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

                                                                        Accumulated
                                                                          Other
                                  Capital                   Retained    Comprehensive    Treasury
                                   Stock        Surplus     Earnings      Income          Stock         Total
                               ------------  ------------ ------------- ------------   ------------  ------------
Balance at
December 31, 2003               $ 3,779,749  $ 1,684,258  $ 54,451,662  $  1,033,638  $ (1,343,266)  $ 59,606,041

Comprehensive Income
   Net income                                                6,084,738                                  6,084,738
   Other comprehensive
     income, net of tax:
     Change in net
       unrealized holding
       gains on securities
       available for sale,
       net of deferred
       income tax benefit
       of ($688,712)                                                      (1,336,912)                  (1,336,912)

     Reclassification
       adjustment, net of
       deferred income tax
       of $776,858                                                         1,508,018                    1,508,018
                                                                                                     -------------
                                                                                                          171,106
                                                                                                     -------------
       Total Comprehensive
         Income                                                                                         6,255,844

Cash dividends ($1.60)                                      (4,746,485)                                (4,746,485)
Stock options granted / vested                    59,141                                                   59,141
Exercise of stock options                       (325,644)                                                (325,644)
Purchase of
   Treasury Stock                                                                       (1,006,135)    (1,006,135)
                                ------------ ------------ ------------- ------------- -------------  -------------
Balance at
December 31, 2004               $ 3,779,749  $ 1,417,755  $ 55,789,915  $  1,204,744  $ (2,349,401)  $ 59,842,762
                                ============ ============ ============= ============= =============  =============

             The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                                              Years Ended December 31,
                                                                  -----------------------------------------------
                                                                       2004             2003             2002
                                                                  -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                  $   6,084,738    $   9,646,246    $   8,937,299
      Adjustments to reconcile net cash
      from operating activities:
        Depreciation                                                  1,009,989          832,770          684,731
        Increase in cash surrender value of insurance                  (466,923)        (513,066)        (584,847)
        Net amortization/accretion of
          premiums and discounts                                      1,046,467        1,129,046          429,379
        Net investment security gains                                   (19,896)        (465,519)        (133,745)
        Loss on write-down of equity securities                       2,426,177                -                -
        Provision for loan losses                                       600,000          600,000        1,100,000
        Stock options granted / vested                                   59,141          102,154                -
        Increase (decrease) in cash due to
          changes in assets and liabilities:
        Other assets                                                    223,003         (921,069)        (540,772)
        Accrued interest and other liabilities                          339,288         (311,325)      (1,232,409)
                                                                  -------------    -------------    -------------

        Net Cash From Operating Activities                           11,301,984       10,099,237        8,659,636

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of certificate of deposit                               (100,000)        (100,000)               -
      Proceeds from maturity of certificate of deposit                  100,000          100,000                -
      Proceeds from sales of securities available for sale           61,556,451       34,800,655       31,725,398
      Proceeds from maturities of securities available for sale      23,575,354       54,553,305       72,493,575
      Purchase of securities available for sale                    (111,626,403)     (76,835,123)    (125,205,572)
      Net loans made to customers                                   (22,118,272)     (56,458,544)     (46,265,045)
      Purchases of premises and equipment                              (773,520)      (2,542,504)        (788,236)
      Proceeds from Federal Home Loan Bank stock                      3,763,900        1,772,400                -
      Purchase of Federal Home Loan Bank stock                       (4,906,100)      (3,160,300)      (1,050,800)
                                                                  -------------    -------------    -------------

      Net Cash Used By Investing Activities                         (50,528,590)     (47,870,111)     (69,090,680)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                       34,059,419       23,900,202       45,795,234
      Net increase(decrease) in securities sold
        under agreements to repurchase                                2,546,380       (1,914,959)       3,318,764
      Net (decrease) increase in federal funds purchased             (7,900,000)       7,900,000                -
      Dividends                                                      (4,746,485)      (4,168,721)      (3,577,098)
      Proceeds from FHLB advances                                    28,000,000       16,000,000        7,000,000
      Repayment of FHLB advances                                    (11,042,453)      (2,692,233)      (2,000,000)
      Purchase of treasury stock                                     (1,006,135)               -         (258,513)
      Exercised stock options                                          (325,644)        (490,998)               -
                                                                  -------------    -------------    -------------

      Net Cash From Financing Activities                             39,585,082       38,533,291       50,278,387
                                                                  -------------    -------------    -------------

Net Change in Cash and Cash Equivalents                                 358,476          762,417      (10,152,657)

Cash and Cash Equivalents at Beginning of Year                       15,828,695       15,066,278       25,218,935
                                                                  -------------    -------------    -------------

Cash and Cash Equivalents at End of Year                          $  16,187,171    $  15,828,695    $  15,066,278
                                                                  =============    =============    =============

             The accompanying notes are an integral part of these
                       consolidated financial statements.

                        IBT BANCORP, INC. AND SUBSIDIARY

                                                        Years Ended December 31,
                                               -------------------------------------------
                                                   2004            2003           2002
                                               ------------    ------------   ------------
SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest                            $ 11,446,837    $ 11,446,828   $ 13,225,782

           Income taxes                        $  2,634,965    $  3,671,847   $  3,543,379


NON CASH TRANSACTIONS

       Recorded unrealized gains on
           securities available for sale       $  1,825,368    $  1,566,116   $  4,041,600
           at December 31

       Deferred income taxes on recorded
           unrealized gains on securities
           available for sale at December 31   $    620,625    $    532,479   $  1,374,144

       Loans transferred to foreclosed real
           estate during the year              $  1,557,735    $    301,284   $    857,681

       Recorded nonmonetary (loss) gain on
           securities available for sale
           at December 31                      $ (2,426,177)   $     11,960   $      1,986

             The accompanying notes are an integral part of these
                       consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank and Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its seven branch offices, a loan center, a trust division, five supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings
accounts  and  certificates  of  deposit.   Its  primary  lending  products  are
single-family and multi-family residential loans, installment loans and commercial loans.

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

Advertising Costs: Advertising costs are expensed as incurred. Advertising expense totaled $309,032 for 2004, $412,702 for 2003 and $406,898 for 2002.

Loans and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002



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

Earnings per Share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding was 2,966,409, 2,977,655 and 2,980,282 for the years ended December 31, 2004, 2003 and 2002, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                       December 31, 2004
                                 ---------------------------------------------------------------
                                                    Gross             Gross
                                   Amortized      Unrealized        Unrealized        Market
                                     Cost           Gains             Losses           Value
                                 -------------   -------------    -------------    -------------
Obligations of
  U.S. Government Agencies   $  70,946,760   $     212,077    $     (56,170)   $  71,102,667
Obligations of State and
  political sub-divisions       44,986,435       1,697,812         (238,524)      46,445,723
Mortgage-backed securities      64,928,907         422,687         (347,944)      65,003,650
Other securities .........         713,965           2,023                -          715,988
Equity securities ........       7,806,779         133,407                -        7,940,186
                             -------------   -------------    -------------    -------------

                             $ 189,382,846   $   2,468,006    $    (642,638)   $ 191,208,214
                             =============   =============    =============    =============


                                                       December 31, 2003
                                 ---------------------------------------------------------------
                                                    Gross             Gross
                                   Amortized      Unrealized        Unrealized        Market
                                     Cost           Gains             Losses           Value
                                 -------------   -------------    -------------    -------------
Obligations of
  U.S. Government Agencies   $  82,462,153   $     824,768    $    (318,174)   $  82,968,747
Obligations of State and
  political sub-divisions       35,863,808       2,057,452                -       37,921,260
Mortgage-backed securities      37,012,318         735,791          (91,604)      37,656,505
Other securities .........         710,005          29,553                -          739,558
Equity securities ........      10,292,713         140,507       (1,812,177)       8,621,043
                             -------------   -------------    -------------    -------------

                             $ 166,340,997   $   3,788,071    $  (2,221,955)   $ 167,907,113
                             =============   =============    =============    =============

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                            Years Ended December 31,
                                                     ------------------------------------
                                                        2004         2003         2002
                                                     ----------   ----------   ----------
Gross realized gains:
  Obligations of U.S. Government Agencies            $  204,102   $   75,646   $   42,922
  Obligations of state and political sub-divisions       91,855       26,250          760
  Mortgage-backed securities                                  -      279,457      113,002
  Equity securities                                      87,333      151,802        1,986
                                                     ----------   ----------   ----------

                                                     $  383,290   $  533,155   $  158,670
                                                     ==========   ==========   ==========

Gross realized losses:
  Obligations of U.S. Government Agencies            $  363,394   $        -   $        -
  Mortgage-backed securities                                  -       67,636       24,925
  Equity securities                                   2,426,177            -            -
                                                     ----------   ----------   ----------
                                                     $2,789,571   $   67,636   $   24,925
                                                     ==========   ==========   ==========

In 2004, the Company recorded a $2,426,177 non-cash write-down of certain agency preferred stocks due to an impairment in value that was determined to be other than temporary.

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized        Market
                                                      Cost           Value
                                                  ------------   ------------

Due in one year or less                           $  1,499,784   $  1,508,367
Due after one year through five years                3,144,351      3,377,645
Due after five years through ten years              95,774,287     96,071,854
Due after ten years, includes equity securities     88,964,424     90,250,348
                                                  ------------   ------------

                                                  $189,382,846   $191,208,214
                                                  ============   ============


As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $5,682,700 and $4,540,500 of FHLB stock at December 31, 2004 and 2003, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Temporarily impaired investments consist of the following:

                                                                 December 31, 2004
                                -----------------------------------------------------------------------------------
                                   Less Than 12 Months          12 Months or Longer                Total
                                -------------------------    -------------------------    -------------------------
                                  Market       Unrealized       Market      Unrealized      Market       Unrealized
                                  Value          Losses         Value         Losses        Value          Losses
                                -----------   -----------    -----------   -----------    -----------   -----------
Obligations of U.S.
     Government Agencies        $11,969,450   $   (30,550)   $ 1,974,380   $   (25,620)   $13,943,830   $   (56,170)
Mortgage-backed securities       44,556,122      (309,683)     1,524,343       (38,261)    46,080,465      (347,944)
Obligations of state and
     political sub-divisions      9,700,008      (238,524)             -             -      9,700,008      (238,524)
                                -----------   -----------    -----------   -----------    -----------   -----------
     Total temporarily
          impaired securities   $66,225,580   $  (578,757)   $ 3,498,723   $   (63,881)   $69,724,303   $  (642,638)
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

NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                                December 31,
                                         ---------------------------
                                             2004           2003
                                         ------------   ------------

Mortgage                                 $252,114,219   $244,923,121
Home equity credit                         23,201,124     21,963,205
Installment                                84,673,524     78,326,060
Commercial                                 61,139,895     59,591,433
PHEAA                                       7,354,534      7,833,861
Municipal                                  10,050,265      6,267,974
Credit cards                                   44,882         37,890
Other                                         854,685        965,493
                                         ------------   ------------
                                          439,433,128    419,909,037
Less:
Allowance for loan losses                   2,593,642      3,284,830
Deferred loan fees                            291,210        337,752
                                         ------------   ------------

                                         $436,548,276   $416,286,455
                                         ============   ============

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 3 -- LOANS (CONTINUED)

The aggregate amount of demand deposit accounts with overdrawn balances that were reclassified as loan balances at December 31, 2004 and 2003 amounted to $715,870 and $407,581, respectively and are included in other loans.


The total recorded investment in impaired loans amounted to $1,535,834 at December 31, 2004 and $567,564 at December 31, 2003. The allowance for loan losses related to impaired loans amounted to $412,470 and $283,781 at December 31, 2004 and 2003, respectively.

Changes in the allowance for loan losses were as follows:

                                           Years Ended December 31,
                                  -----------------------------------------
                                      2004           2003           2002
                                  -----------    -----------    -----------

Balance, beginning of year        $ 3,284,830    $ 2,873,067    $ 2,113,806
Provision charged to operations       600,000        600,000      1,100,000
Loans charged off                  (1,338,749)      (242,711)      (440,728)
Recoveries                             47,561         54,474         99,989
                                  -----------    -----------    -----------

Balance, end of year              $ 2,593,642    $ 3,284,830    $ 2,873,067
                                  ===========    ===========    ===========


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                                    December 31,
                                             -------------------------
                                                 2004          2003
                                             -----------   -----------
Land                                         $   921,559   $   791,559
Buildings and improvements                     5,955,107     5,889,215
Furniture and equipment                        7,413,916     7,298,169
                                             -----------   -----------
                                              14,290,582    13,978,943
Less:  Accumulated depreciation                8,058,302     7,510,194
                                             -----------   -----------

                                             $ 6,232,280   $ 6,468,749
                                             ===========   ===========



Depreciation  expense was  $1,009,989 in 2004,  $832,770 in 2003 and $684,731 in
2002.

Nine of the Bank's commercial branch office buildings and/or land, the Bank's trust division office and an operations facility are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 4 -- PREMISES AND EQUIPMENT (CONTINUED)

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                                2005                       $ 191,186
                                2006                          99,737
                                2007                          62,265
                                2008                          59,116
                                2009                          61,099
                                2010 and thereafter          244,861
                                                           ---------

                                                           $ 718,264
                                                           =========

Rental expense under these operating leases was $250,464, $220,981 and $183,005 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 5 -- JOINT VENTURE

The Bancorp has an 85% limited partnership interest in T.A. of Irwin, L.P. This partnership provides title insurance to the general public. The Bancorp uses the equity method to account for its investment in the partnership. As of December 31, 2004 and 2003, the partnership is reflected in the other assets section of the balance sheet at $20,083 and $21,309, respectively.





NOTE 6 -- BANK OWNED LIFE INSURANCE

In 2001, the Bank purchased single premium life insurance policies on officers of the Bank at a cost of $10,000,000. At December 31, 2004 and 2003, the cash surrender value of these policies was $11,509,239 and $11,068,593, respectively, and is included in the other assets section of the balance sheet. The increase in cash surrender value of these policies is recorded as other income.

NOTE 7 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2004 are summarized as follows:

                               2005                       $ 150,259,826
                               2006                          37,381,552
                               2007                          20,452,448
                               2008                          20,102,546
                               2009                          11,494,868
                               2010 and thereafter           13,607,045
                                                          --------------

                                                          $ 253,298,285
                                                          ==============

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTE 7 -- DEPOSITS (CONTINUED)

The Bank held related party deposits of approximately $2,571,000 and $2,750,000 at December 31, 2004 and 2003, respectively.

The  Bank  held  time  deposits  that  exceeded   $100,000  of  $52,560,047  and
$42,550,077 at December 31, 2004 and 2003, respectively.

NOTE 8 -- REPURCHASE AGREEMENTS

The Bank offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $15,157,257 and $12,610,877 at December 31, 2004 and 2003, respectively.

NOTE 9 -- PLEDGED ASSETS

At December 31, 2004 and 2003, U.S. Government Agency obligations carried at approximately $48,257,000 and $25,500,000 respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2004 and 2003, the carrying amount of securities pledged to secure repurchase agreements was approximately $23,525,000 and $9,300,000 respectively.

NOTE 10 -- FHLB ADVANCES

At December 31, 2004 and 2003, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

     2004               2003              Interest Rate                   Maturity Date
--------------   ----------------   ----------------------------    -------------------------

 $          -       $ 10,000,000     5.86% Fixed w/Strike Rate           July 22, 2004
    1,250,000                  -     2.54% Fixed                         February 21, 2006
    1,250,000                  -     2.83% Fixed                         August 21, 2006
    2,233,153                  -     2.99% Amortizing-Fixed              August 20, 2007
    2,000,000          2,000,000     3.67% Fixed                         September 5, 2007
    2,532,161          3,307,767     2.79% Amortizing-Fixed              January 28, 2008
    5,000,000          5,000,000     5.63% Fixed to Float                July 21, 2008
    5,000,000          5,000,000     4.86% Fixed to Float                October 23, 2008
    8,000,000                  -     3.48% Fixed w/Strike rate           January 20, 2009
   10,000,000                  -     4.06% Fixed w/Strike rate           July 22, 2009
    4,000,000          4,000,000     5.18% Fixed w/Strike Rate           February 23, 2011
    4,000,000          4,000,000     4.98% Fixed to Float                March 23, 2011
    5,000,000          5,000,000     4.947% Fixed w/Strike Rate          August 29, 2011
    5,000,000          5,000,000     4.6% Fixed w/Strike Rate            January 30, 2012
    5,000,000          5,000,000     3.51% Fixed w/Strike Rate           January 28, 2013
    5,000,000          5,000,000     3.47% Fixed w/Strike Rate           March 18, 2013
    5,000,000                  -     4.05% Fixed to Float                August 20, 2014
-------------       ------------
 $ 70,265,314       $ 53,307,767
=============       ============

Interest only is payable until maturity on all FHLB advances except for the FHLB advances with maturity dates of August 20, 2007 and January 28, 2008. Collateral for all advances includes all qualifying mortgages.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 10 -- FHLB ADVANCES (CONTINUED)

The following is a summary of the principal payments due on FHLB amortizing advances at December 31, 2004.

      Original loan amount                              $          4,000,000    $        2,500,000
      Interest rate                                                     2.79%                 2.99%
      Monthly payment (includes interest)               $             71,502    $           72,692
      Number of payments                                                  60                    36
      Maturity date                                         January 28, 2008       August 20, 2007

      Principal payments due December 31:     2005      $            797,525    $          816,664
                                              2006                   820,063               841,420
                                              2007                   843,237               575,069
                                              2008                    71,336                     -
                                                        ---------------------     ----------------
      Balance of loan at December 31, 2004              $          2,532,161    $        2,233,153
                                                        =====================   ==================

In 2004, the Bank renewed its line of credit with the Federal Home Loan Bank in the amount of $20,000,000. The interest rate is variable and was 2.24% at December 31, 2004. The line of credit has an expiration date of May 11, 2005. There was no balance outstanding on the line of credit as of December 31, 2004.

The Bank had maximum borrowing capacity with FHLB, including the line of credit, of approximately $308,386,000 and $282,428,000 at December 31, 2004 and 2003,
respectively.

NOTE 11 -- INCOME TAXES

The provision for income taxes consists of:

                                                     Years Ended December 31,
                                           -----------------------------------------
                                               2004           2003           2002
                                           -----------    -----------    -----------
      Currently payable                    $ 2,643,614    $ 3,424,374    $ 3,527,269
      Deferred tax (benefit)                   184,511          3,519       (346,958)
                                           -----------    -----------    -----------

      Total                                $ 2,828,125    $ 3,427,893    $ 3,180,311
                                           ===========    ===========    ===========

The significant components of temporary differences for 2004, 2003 and 2002 are as follows:

                                                      Years Ended December 31,
                                           -----------------------------------------
                                               2004           2003           2002
                                           -----------    -----------    -----------
      Provision for loan losses            $   153,231    $  (201,201)   $  (299,256)
      Depreciation                             (14,169)       143,959         32,400
      Pension                                   85,095         28,457         28,461
      Deferred loan fees                        15,825         74,418        (96,222)
      Other                                    (55,471)       (42,114)       (12,341)
                                           -----------    -----------    -----------

      Total                                $   184,511    $     3,519    $  (346,958)
                                           ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 11 -- INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                           Years Ended December 31,
                                         -----------------------------
                                             % of Pretax Income
                                         -----------------------------
                                          2004       2003        2002
                                         ------     ------      ------

Provision at statutory rate              34.0 %      34.0 %     34.0 %
Effect of tax free income                (6.3)       (5.2)      (5.4)
Other                                     4.0        (2.6)      (2.4)
                                         ----        ----       ----

Effective tax rate                       31.7 %      26.2 %     26.2 %
                                         ====        ====       ====

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2004 and 2003 are as follows:

                                     2004                     2003
                            -----------------------   -----------------------
                                  Deferred Tax             Deferred Tax
                            -----------------------   -----------------------
                              Assets    Liabilities    Assets    Liabilities
                            ----------  -----------   ----------  -----------
Provision for loan losses   $  881,838   $        -   $1,035,069   $        -
Depreciation                         -      294,849            -      309,018
Pension expense                      -      236,052            -      150,957
Other                          337,330       28,247      269,437            -
SFAS 115                             -      620,625            -      532,479
                            ----------   ----------   ----------   ----------

                            $1,219,168   $1,179,773   $1,304,506   $  992,454
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

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


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

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $22,872,000 and $76,971,000 as of December 31, 2004 and 2003,
respectively, and approximate fair value.

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

NOTE 14 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2004 and 2003, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $3,552,000 and $1,201,000 at December 31, 2004 and 2003, respectively.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 15 -- EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

The Bank maintained one non-contributory defined benefit pension plan for its employees prior to 1995 (Plan #1). In 1995, various plan assumptions were changed which resulted in a reduction in benefits for older and long-standing employees. To compensate for this, a supplemental non-qualified plan was installed for those employees so affected (Plan #2). The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes for Plan #1. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets for the plans are primarily invested in U.S. Government obligations, corporate obligations, equity securities, and mutual funds whose valuations are subject to fluctuations of the securities' market.

The actuarial measurement period of October 15, through October 14, was used to determine the components of the net periodic pension cost and the financial disclosures for both plans. The actuarial measurement date of October 15 was used in determining the plans' liabilities and asset information. The following is a combined summary of the plans' components as of December 31, 2004, 2003 and 2002, even though the information has been compiled on the basis of the actuarial measurement period.

                                                       2004           2003           2002
                                                    -----------    -----------    -----------
Change in Projected Benefit Obligation:
  Benefit obligation at beginning of year           $ 3,331,356    $ 2,739,116    $ 2,253,576
  Service cost                                          256,712        210,043        179,307
  Interest cost                                         216,129        184,275        162,431
  Actuarial loss due to settlements                       8,099              -              -
  Benefits paid                                        (350,346)       (35,897)      (161,570)
  Other - net                                           193,061        233,819        305,372
                                                    -----------    -----------    -----------
      Benefit obligation at end of year             $ 3,655,011    $ 3,331,356    $ 2,739,116
                                                    ===========    ===========    ===========

Change in Fair Value of Plan Assets:
  Plan assets at estimated
      fair value at beginning of year               $ 2,736,071    $ 2,201,346    $ 2,350,244
  Actual return on plan assets, net of expenses         146,318        305,653       (207,196)
  Plan settlements                                      (42,197)             -              -
  Benefits paid                                        (350,346)       (35,897)      (161,570)
  Employer contributions                                293,275        264,969        219,868
                                                    -----------    -----------    -----------
      Fair value of plan assets at end of year      $ 2,783,121    $ 2,736,071    $ 2,201,346
                                                    ===========    ===========    ===========

  Funded status                                     $  (871,890)   $  (595,285)   $  (537,770)
  Unrecognized net loss from actuarial experience     1,352,122      1,115,107      1,057,676
  Unrecognized prior service cost                      (165,438)      (183,700)      (201,962)
  Unamortized net asset existing at date
      of adoption of SFAS No. 87                        (21,774)       (27,075)       (31,173)
  Effect of settlements                                  (5,989)             -              -
                                                    -----------    -----------    -----------
      Prepaid pension cost                          $   287,031    $   309,047    $   286,771
                                                    ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)

Net periodic pension cost included the following components:

                                                              Years Ended December 31,
                                                        -----------------------------------
                                                           2004         2003         2002
                                                        ---------    ---------    ---------
  Service cost                                          $ 256,712    $ 210,043    $ 179,307
  Interest cost                                           216,129      184,275      162,431
  Expected return on plan assets                         (206,976)    (167,906)    (175,875)
  Amortization of prior service cost                      (18,262)     (18,262)     (18,262)
  Amortization of transition asset                         (4,098)      (4,098)      (4,098)
  Recognized net actuarial loss                            45,043       44,196        8,199
                                                        ---------    ---------    ---------

Net periodic pension cost                               $ 288,548    $ 248,248    $ 151,702
                                                        =========    =========    =========

Amounts recognized in the consolidated
balance sheets consist of:
                                                                  December 31,
                                                      -----------------------------------
                                                         2004         2003         2002
                                                      ---------    ---------    ---------
Prepaid benefit cost                                  $ 713,304    $ 536,653    $ 500,022
                                                      =========    =========    =========

In the months of December 2004, 2003 and 2002, the Bank contributed $480,360, $293,275 and $264,969 respectively, to the plans subsequent to the actuarial measurement dates of October 15, 2004, 2003 and 2002. Because these employer contributions were paid after the actuarial measurement period ended, the Bank's prepaid pension cost at December 31, 2004, 2003 and 2002 was $713,304, $536,653 and $500,002, respectively.

The combined accumulated benefit obligation for both plans was $2,675,106 and $2,417,536 at December 31, 2004, and 2003, respectively.

Weighted-average assumptions used to determine both the benefit obligations and net periodic pension costs were as follows:

                                                             Years Ended December 31,
                                             ---------------------------------------------------------
                                                 2004                  2003                2002
                                             -----------------  ------------------  ------------------
Plan #1
  Discount rate                                    6.25%                 6.50%               6.75%
  Expected long-term return on plan assets         7.00%                 7.00%               7.00%
  Rate of compensation increase               3.50% - 5.50%         3.50% - 5.50%       3.50% - 5.50%

Plan #2
  Discount rate                                    7.00%                 7.00%               7.00%
  Expected long-term return on plan assets         6.00%                 7.00%               7.00%
  Rate of compensation increase                    3.50%                 3.50%               3.50%

The interest rate assumption utilized for the plan valuation methods is 7%. The interest rate assumption is reasonable considering historical rates of return and the asset allocation mix of the plan.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)

Pension plan weighted-average asset allocations by investment category are as follows:

                                                   December 31,
                                         -------------------------------
                                           2004        2003        2002
                                           ----        ----        ----
Cash and cash equivalents                    9%         17%          9%
Stocks                                      22%         24%         32%
Bonds                                       12%         16%         13%
Mutual funds                                33%         30%         29%
Government securities                       24%         13%         17%
                                           ---         ---         ---

Total                                      100%        100%        100%
                                           ===         ===         ===

The Bank's pension plan funds are managed and held in trust by the Bank's Trust Division. The investment objective and strategy for investing plan assets calls for a "Moderate Growth Income Objective". This objective provides for a preservation of the principal's purchasing power and moderate growth and income. The range of equity exposure is from 40 to 80 percent and fixed income maturities to 30 years. The targeted asset allocation percentages for each category of plan assets would reveal a strategy to acquire a higher position in equities to a level of between 50 to 55 percent over the course of the next one to two year period. The investment policies of the plan trustees prohibit the use of derivatives. In addition, the plan assets are diversified appropriately across different business sections for individual securities and the plan trustees have further diversified plan assets by maintaining an investment in mutual funds.

Other Employee Benefit Plans

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance. Prior to 2002, premiums on those policies were paid for by the Bank. In 2002, the Bank elected to pay those premiums with dividends accruing on the insurance policies. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $588,611 and $473,567 at December 31, 2004 and 2003, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2004, 2003 and 2002 amounted to $77,362, $68,479 and $57,304, respectively.


NOTE 16 -- RELATED-PARTY TRANSACTIONS

At December 31, 2004 and 2003, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $11,565,000 and $10,810,000 respectively. During 2004, new loans to such related parties were approximately $2,352,000 and repayments approximated $1,597,000.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


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

The estimated fair value of the Bancorp's financial instruments as of December 31, 2004 are as follows:

                                              Carrying                Fair
                                               Amount                 Value
                                            ------------          ------------
Financial Assets:
      Cash and cash equivalents             $ 16,187,171          $ 16,187,171

      Certificate of deposit                $    100,000          $    100,000

      Investment securities                 $191,208,214          $191,208,214

      Federal Home Loan Bank stock          $  5,682,700          $  5,682,700

      Loans receivable                      $436,548,276          $436,572,276

Financial liabilities:
      Deposits                              $526,216,948          $525,831,948

      Short-term borrowings                 $ 19,532,081          $ 19,532,081

      FHLB advances                         $ 70,265,314          $ 75,046,314

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2004 and 2003, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:

                                              December 31,                 Minimum                 Well
                                      -----------------------------        Capital             Capitalized
                                          2004            2003           Requirements          Requirements
                                      -------------   -------------   --------------------   ----------------

Risk-based capital ratio                  14.5%           15.1%           8.0%                10.0% or higher
Leverage capital ratio                     8.5%            9.1%           3.0% to 4.0%        5.0% or higher
Tier 1 risk-based capital  ratio          13.9%           14.3%           4.0%                6.0% or higher

Included in cash and due from banks are required federal reserves of $7,032,000 and $4,740,000 at December 31, 2004 and 2003, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.


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


As of December 31, 2004, a total of 150,000 stock options have been granted, of which, 85,223 are vested and exercisable, 16,866 have not vested, 38,710 have been exercised and 9,201 have been forfeited.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Bank's stock option plan is presented below:

                                                                                 December 31,
                                              --------------------------------------------------------------------------------------
                                                         2004                         2003                          2002
                                              --------------------------   ---------------------------   ---------------------------
                                                              Weighted                      Weighted                     Weighted
                                                              Average                       Average                       Average
                                                              Exercise                      Exercise                     Exercise
                                                 Shares        Price           Shares        Price           Shares        Price
                                                 ------        -----           ------        -----           ------        -----
      Outstanding at beginning of year           118,054    $    30.94         119,709     $   26.53          94,000    $    23.97
      Granted                                          -    $        -          20,500     $   51.40          35,500    $    32.88
      Forfeitures                                 (5,034)   $    39.34          (1,001)    $   29.58          (3,166)   $    23.79
      Exercised                                  (10,931)   $    25.35         (21,154)    $   25.85          (6,625)   $    25.58
                                                --------                      --------                      --------

      Outstanding at December 31,                102,089    $    31.13         118,054     $   30.94         119,709    $    26.53
                                                ========                      ========                      ========

      Exercisable at December 31,                 85,223    $    28.71          73,887     $   25.54          66,513    $    25.70
                                                ========                      ========                      ========

The  options   outstanding   at  December  31,   2004,   2003  and  2002  had  a
weighted-average contractual maturity of 6.68 years, 7.66 years, and 8.2 years, respectively.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                     December 31,
                                   -------------------------------------------
                                       2004             2003           2002
                                   --------------   ------------   -----------
      Dividend yield               None granted          2.72%         3.79%
      Expected life                                    7 years       7 years
      Expected volatility                                20%           19%
      Risk-free interest rate                            4.00%         3.75%
      Weighted-average fair value                       $10.75         $7.46

Prior to 2003, the Bank accounted for stock-based compensation under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in 2002 net income, as all options granted during 2002 had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2003, the Bank adopted the fair value recognition provisions of Statement of Financial Accounting Standards
(SFAS) 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted in 2003. Awards under the plan vest over periods ranging from six months to three years. Therefore, the cost related to stock-based compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement 123.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each year.

                                                                          Years Ended December 31,
                                                                    -------------------------------------
                                                                      2004         2003            2002
                                                                  -----------   -----------   -----------
Net income, as reported                                           $ 6,084,738   $ 9,646,246   $ 8,937,299
Add: Stock-based employee compensation expense
    included in reported net income, net of related tax effects        39,034        67,422             -
Deduct: Total stock-based employee compensation
    expense determined under fair value based method for
    all awards, net of related tx effects                              85,525       151,518       327,483
                                                                  -----------   -----------   -----------

Pro-forma net income                                              $ 6,038,247   $ 9,562,150$    8,609,816
                                                                  ===========   ===========   ===========

Earnings per share:
      Basic-as reported                                           $      2.05   $      3.24   $      3.00
                                                                  ===========   ===========   ===========
      Basic-pro forma                                             $      2.04   $      3.21   $      2.84
                                                                  ===========   ===========   ===========

      Diluted-as reported                                         $      2.02   $      3.19   $      2.99
                                                                  ===========   ===========   ===========
      Diluted-pro forma                                           $      2.01   $      3.17   $      2.84
                                                                  ===========   ===========   ===========

Weighted-average number of shares outstanding assuming dilution of exercisable stock options using the treasury stock method was 3,005,367, 3,020,075 and 2,991,043 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 20 -- TREASURY STOCK

In 2004 and 2002, the Bancorp repurchased 22,200 and 8,040 shares of its stock for $1,006,135 and $258,513, respectively, and is being held as treasury stock. The Bancorp did not repurchase any shares of its own stock during 2003.

NOTE 21 -- RECENT ACCOUNTING PRONOUNCEMENTS


In 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29. Management does not believe the statement will have a material impact on the Bank or its operations.

In December 2004 the FASB revised SFAS no. 123 Share Based Payments-Supercedes APB Opinion No. 25. The statement eliminates the alternative to use Opinion 25's intrinsic value method of accounting that was provided in Staement 123 as originally issued. This statement requires entities to recognize the cost of employee services received in exchage for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). The Company adopted the provisions of Statement 123 in 2003 and is curently in compliance with this statement. See Note 19-Stock Option Plans.

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTE 22 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is as follows:

BALANCE SHEETS
                                                       December 31
                                                  -------------------------
                                                      2004          2003
                                                  -----------   -----------
ASSETS
     Cash in bank                                 $   264,390   $    60,813
     Investment in subsidiary                      58,868,856    58,771,455
     Securities available for sale                    513,157       578,603
     Other assets                                     241,717       242,943
                                                  -----------   -----------

     Total Assets                                 $59,888,120   $59,653,814
                                                  ===========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                  $    45,358   $    47,773

     Stockholders' Equity                          59,842,762    59,606,041
                                                  -----------   -----------

     Total Liabilities and Stockholders' Equity   $59,888,120   $59,653,814
                                                  ===========   ===========

STATEMENTS OF INCOME

                                                                Years Ended December 31,
                                                          ------------------------------------
                                                             2004         2003         2002
                                                          ----------   ----------   ----------
Income
     Dividends from subsidiary                            $5,900,000   $3,600,000   $4,000,000
     Other dividends                                          11,916       14,156       14,069
     Investment security gains                                87,333      151,802        1,986
     Income from joint ventures                               55,139      218,307      185,541

Expenses
     Professional fees                                        97,126      167,658       72,371
     Loss on joint venture                                         -            -            -
     Miscellaneous                                            60,636       62,954       33,203
                                                          ----------   ----------   ----------

Income Before Income Taxes
     and Equity in Undistributed Earnings of Subsidiary    5,896,626    3,753,653    4,096,022

Equity in Undistributed
     Earnings of Subsidiary                                  188,112    5,892,593    4,841,277
                                                          ----------   ----------   ----------

Net Income                                                $6,084,738   $9,646,246   $8,937,299
                                                          ==========   ==========   ==========

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 22 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                               Years Ended December 31,
                                                        -----------------------------------------
                                                           2004           2003           2002
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income                                        $ 6,084,738    $ 9,646,246    $ 8,937,299
      Adjustments to reconcile net income to
         net cash provided by operating activities:
         Net undistributed earnings of joint ventures       (55,139)      (218,307)      (185,541)
         Investment security gains                          (87,333)      (151,802)        (1,986)
         Decrease in cash due to changes
             in assets and liabilities:
                Equity in undistributed earnings
                  of subsidiary                            (188,112)    (5,892,593)    (4,841,277)
                                                        -----------    -----------    -----------

Net Cash From Operating Activities                        5,754,154      3,383,544      3,908,495

CASH FLOWS FROM INVESTING ACTIVITIES

      Distributions from joint ventures                      56,365        279,137        157,105
      Proceeds from sale of securities
         available for sale                                 168,033        166,846              -
      Purchase of securities available for sale             (22,355)        (1,577)       (74,095)
                                                        -----------    -----------    -----------

Net Cash From Investing Activities                          202,043        444,406         83,010


CASH FLOWS FROM FINANCING ACTIVITIES

      Dividends paid                                     (4,746,485)    (4,168,721)    (3,577,098)
      Purchase of Treasury Stock                         (1,006,135)             -       (258,513)
                                                        -----------    -----------    -----------

Net Cash Used by Financing Activities                    (5,752,620)    (4,168,721)    (3,835,611)
                                                        -----------    -----------    -----------

Net Change in Cash and Cash Equivalents                     203,577       (340,771)       155,894


Cash and Cash Equivalents at Beginning
      of Year                                                60,813        401,584        245,690
                                                        -----------    -----------    -----------

Cash and Cash Equivalents at End of Year                $   264,390    $    60,813    $   401,584
                                                        ===========    ===========    ===========

                        IBT BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002


NOTE 23 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                            Quarters Ended 2004
                          -----------------------------------------------------
                            March 31      June 30     September 30  December 31
                          -----------   -----------   ------------  -----------

Interest income           $ 8,310,564   $ 8,372,018   $ 8,401,372   $ 8,641,765
Interest expense            2,852,344     2,877,888     2,969,697     3,107,880
                          -----------   -----------   -----------   -----------
Net interest income         5,458,220     5,494,130     5,431,675     5,533,885
Provision for loan
  losses                      125,000       125,000        40,000       310,000
Non-interest income         1,348,055     1,336,940     1,269,911     1,160,913
Non-interest expense        3,649,837     3,867,618     3,714,607     6,288,804
                          -----------   -----------   -----------   -----------
Income before income
  taxes                     3,031,438     2,838,452     2,946,979        95,994
Income tax expense            678,843       750,216       785,605       613,461
                          -----------   -----------   -----------   -----------

Net income                $ 2,352,595   $ 2,088,236   $ 2,161,374   $  (517,467)
                          ===========   ===========   ===========   ===========

Net income per Share of
  Capital Stock           $      0.79   $      0.70   $      0.73   $     (0.17)
                          ===========   ===========   ===========   ===========


                                            Quarters Ended 2003
                          -----------------------------------------------------
                            March 31      June 30     September 30  December 31
                          -----------   -----------   ------------  -----------

Interest income           $ 8,493,556   $ 8,338,858   $ 8,381,878   $ 8,183,551
Interest expense            2,973,791     2,826,082     2,736,619     2,778,289
                          -----------   -----------   -----------   -----------
Net interest income         5,519,765     5,512,776     5,645,259     5,405,262
Provision for loan
  losses                      150,000       150,000       150,000       150,000
Non-interest income         1,440,540     1,686,128     1,581,936     1,182,452
Non-interest expense        3,246,494     3,744,055     3,581,862     3,727,570
                          -----------   -----------   -----------   -----------
Income before income
  taxes                     3,563,811     3,304,849     3,495,333     2,710,144
Income tax expense            934,406       849,268       933,405       710,813
                          -----------   -----------   -----------   -----------

Net income                $ 2,629,405   $ 2,455,581   $ 2,561,928   $ 1,999,331
                          ===========   ===========   ===========   ===========

Net income per Share of
  Capital Stock           $      0.88   $      0.82   $      0.86   $      0.67
                          ===========   ===========   ===========   ===========

                                IBT BANCORP, INC.
                                CORPORATE PROFILE

                       IBT BANCORP, INC. CORPORATE PROFILE


IBT Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is the bank holding company for Irwin Bank & Trust Company ("Irwin Bank"). Irwin Bank is the principal subsidiary of the Company.

Irwin Bank & Trust Company was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The bank is headquartered in Irwin,
Pennsylvania and conducts business through 8 full service branches, 5 supermarket branches, a loan office, and a trust office in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of commercial and retail banking services, as well as trust services to consumers and businesses. Deposits in Irwin Bank are insured by the Federal deposit Insurance Corporation ("FDIC") to applicable limits.


Stock Market Information

The Company's common stock is listed on the American Stock Exchange ("AMEX") under the symbol "IRW". As of March 1, 2005, IBT Bancorp, Inc. had approximately 1,250 shareholders of record and 2,955,455 shares of common stock outstanding. The number of stockholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms

                                Price Range                Cash Dividends
                           High ($)       Low ($)        Declared Per Share ($)

2004
First Quarter               62.60           47.85                .40
Second Quarter              48.09           44.87                .40
Third Quarter               51.00           45.50                .40
Fourth Quarter              50.25           45.20                .40

2003
First Quarter               41.41           37.25                .35
Second Quarter              50.05           41.00                .35
Third Quarter               52.25           44.09                .35
Fourth Quarter              62.48           49.65                .35

                               IBT BANCORP, INC.
                               CORPORATE PROFILE


The ability of the Company to pay dividends is dependent upon the ability of Irwin bank to pay dividends to the Company. Because Irwin Bank is a depository institution insured by the FDIC it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC.

Additionally, Irwin Bank is also subject to certain state banking regulations. Under Federal Reserve Policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to Irwin Bank and to commit resources to support Irwin Bank in circumstances where it might not do so absent such a policy. The policy could have the effect of reducing the amount of dividends declarable by the Company.

Annual Shareholders Meeting

The annual meeting of shareholders of IBT Bancorp, Inc., will be held on Tuesday April 19, 2005 at 2:00 PM local time, at the Irwin Masonic Hall, located at 417 Main Street, Irwin Pennsylvania 15642.

Form 10-K

The Annual Report for the year ended December 31, 2004 filed with the Securities and Exchange Commission on Form 10-K, is available without charge upon written request. For a copy of the Form 10-K please contact: Raymond G. Suchta, Senior Vice President and Chief Financial Officer, IBT Bancorp, Inc., 309 Main Street, Irwin, PA 15642.

Transfer Agent                              Independent Auditors
Registrar and Transfer Company              Edwards Sauer & Owens, P.C.
Investor Relations                          500 Warner Centre
10 Commerce Drive                           Pittsburgh, PA 15222
Cranford, New Jersey 07016-3572
1-800-368-5948

Special Counsel
Malizia, Spidi & Fisch, PC
1100 New York Avenue, NW
Suite 340 West
Washington, D.C. 20005


                               2004 ANNUAL REPORT

IRWIN BANK & TRUST COMPANY OFFICERS

Robert Rebich, Jr., Chairman  of the  Board                            IRWIN BANK & TRUST COMPANY LOCATIONS
Charles G.  Urtin,  President/CEO
Robert A. Bowell,  Executive Vice President/                           Main Office                  Monroeville
    Secretary-Treasurer/CLO                                            309 Main Street              Haymaker Village
David A. Finui, Senior Vice President/COO                              Irwin, PA 15642              4580 Broadway Blvd.
Raymond G. Suchta, Senior Vice President/CFO                           724-863-3100                 Monroeville, PA 15146
Alan Lazar, Senior Vice President/Commercial Loans                                                  412-858-4450
Louis C. Bouchat, Vice President/Commercial Loans                      Loan Center
Barbara A. Burzio, Vice President/Commercial Loans                     319 Main Street              Penn Township
Lisa A. Dawson, Vice President/Loan Administration                     Irwin, PA 15642              4021 Route 130
Scott J. Fisher, Vice President/Trust                                  724-863-3100                 Irwin, PA 15642
Jay Gordon, Vice President/Commercial Loans                                                         724-744-2176
Donald D. Henderson III, Vice President/Operations                     Trust Division
Debra S. Hopper, Vice President/Human Resources                        Suite 204                    Pitcairn
William E. Killian, Vice President/Business Development                20 N. Pennsylvania Avenue    512 Broadway Blvd.
Robert G. Michaud, Vice President-Marketing                            Greensburg, PA 15601         Pitcairn, PA 15140
Scott D. Porterfield, Vice President/Branch Administration/            724-836-2010                 412-372-3838
    Business Development
Kristin S. Robertucci, Vice President/Accounting                       Branch Offices               Route 30
James W. Thompson, Vice President/Commercial Loans                     Greensburg                   9570 Route 30
Stacey G. Winfield, Vice President/Commercial Loans                    4 Triangle Drive             Irwin, PA 15642
John R. Winter, Vice President/Commercial Loans                        Greensburg, PA 15601         724-863-2510
Douglas L. Appel, Vice President/Network Administration                724-837-5000
Jeffrey Branthoover, Assistant Vice President/                                                      White Oak
    Trust Division                                                     Greensburg (PA Commons)      Oak Park Mall
Barbara J. DelBene, Assistant Vice President/                          20 N. Pennsylvania Avenue    2003 Lincoln Way
    Branch Manager - White Oak                                         Greensburg, PA 15601         White Oak, PA 15131
Mary Ann Ernette, Assistant Vice President-UVEST Financial Services    724-837-5000                 412-678-3000
Keith M. Frid,  Assistant  Vice President/Auditor
Sheli L. Fyock, Assistant Vice President/
     Marketing/Assistant Secretary                                            Irwin Bank Extra Locations
Beverly A. Hahn, Assistant Vice President/                                    Ft. Allen
     Branch Manager - Penn Township                                           Inside Hempfield Shop N' Save
Nancy J. McCullough, Assistant Vice President/                                Greensburg, PA 15601
     Branch Manager - Route 30                                                724-853-8540
John A. Pauls, Jr., Assistant Vice President/Auditor
Maurine J. Peer, Assistant Vice President/                                    Irwin-North Huntingdon
     Branch Manager - Main Office                                             Inside Scozio's Shop N' Save
Darwin H. Poole, Assistant Vice President/                                    Norwin Hills Shopping Center
     Data Processing                                                          8775 Norwin Avenue
Barbara A. Ruffner, Assistant Vice President/Consumer Loans                   North Huntingdon, PA 15642
Linda D. Shaner, Assistant Vice President/                                    724-861-8701
     Commercial Loans
Nancy A. Smith, Assistant Vice President/                                     Monroeville
     Mortgage Lending                                                         Inside Haymaker Village Giant Eagle
Thomas R. Stephenson, Assistant Vice President/                               4548 Broadway Blvd.
     Loan Review                                                              Monroeville, PA 15146
Kathleen T. Jaquette-Tosh, Assistant Vice President/                          412-856-5330
     Branch Manager - Greensburg
Eugene S. Bender, Assistant Trust Officer                                     Penn Crossing
Carolyn Sue Bozzick, Retail Banking Officer/Manager -                         Inside Scozio's Festival Foods
     Haymaker Village                                                         2000 Penny Lane
Deborah L. Kukic, Training Officer                                            Jeannette, PA 15644
Denise Y. Poole, Operations Officer                                           724-744-6111
Sandra L. Schwaderer, Retail Banking Officer/
     Manager - Pitcairn                                                       White Oak
Richard Zelazny, Assistant Vice President/UVEST Financial Services            Inside Scozio's Shop N' Save
                                                                              Oak Park Mall
                                                                              2001 Lincoln Way
                                                                              White Oak, PA 15131
                                                                              412-664-0984

                               [LOGO] IRWIN BANK
                                      & TRUST COMPANY


                              www.MyIrwinBank.com