Form 10-K, Exhibit 13
period 2005-12-31
IBT BANCORP INC
filed 2006-03-09
CIK 801122

IBT BANCORP, INC. 2005 ANNUAL REPORT





                         WHERE DO YOU WANT TO BE TODAY?


                                [GRAPHIC OMITTED]

BE MORE TOMORROW.

TO OUR STOCKHOLDERS


WHERE DO YOU WANT TO BE TODAY? That's the question we ask everyday at Irwin Bank & Trust Company. We ask our customers, providing them with the best financial advice, products, and services to help them raise their families, buy homes, start and expand businesses, save for higher education, and plan for retirement. We ask our local community, using our expertise and resources to encourage community development and revitalization initiatives that will help ensure a prosperous future for our area.

Perhaps most importantly, we ask ourselves how we can be ever more efficient and responsive to the changing financial needs of our customers and our community, incorporating traditional values, world-class technology, and innovative, proactive thinking into our day-to-day operations and long-term strategies. We do this to reinforce the strong, personal relationships we build with our customers and our community - and help them reach their goals in life.

A Banking Transformation.
Today's market demands more from a bank, so IBT Bancorp, Inc., and its subsidiary, Irwin Bank & Trust Company, work hard to stay in the forefront of community banking, matching our unique mixture of products and services to the changing financial environment. Our continuing commitment to traditional banking values means that we have been able to extend the benefits of being a "local" bank far beyond the borders of our community, serving customers in new areas. And we must be doing something right. Today, with more than $685.2 million in assets, we are the largest financial institution headquartered in Westmoreland County.

A Financial Snapshot.
While the Company faced some challenges in 2005 due to a flat yield curve, a "buyer's market" in lending, and dropping bank margins, net income rose to $8.6 million, a significant improvement over last year. Despite the challenging market conditions, our earnings per share have consistently increased, and we are pleased to report growth in assets, and loans while keeping expenses under control. Assets increased by $9.3 million and net loan growth was $5.7 million. Shareholder benefit improved with a dividend increase of 15% to $1.84 per share.

While the downward trend in loan pricing has eased, pressure on net interest margins remains a factor affecting our profitability. Also, mortgage rates remained relatively flat and refinancing has slowed significantly.

A few other factors are noteworthy as well. Increases in service fee income resulted in a net gain of 38.8% over last year's already excellent performance. In fact, industry statistics show that we consistently outperform 75% of banks nationwide, and more than 90% of Pennsylvania banks. So despite the continuing economic challenges in today's banking marketplace, Irwin Bank & Trust Company is in a very positive position as we start 2006.

Irwin Bank & Trust Company is also continuing our proactive and aggressive program of cost controls, aimed at keeping us on the cutting edge of banking product offerings while making us more efficient in our day-to-day operations. In 2005, we upgraded computer systems, while continued office consolidations have made us more efficient. And during this past year, we became a self-insured medical benefits provider - a move that will control the cost of benefits without sacrificing the quality of healthcare coverage we provide to our employees.



                                        IBT Bancorp, Inc. 2005 Annual Report/ 1

TO OUR STOCKHOLDERS





2005 Initiatives.
Irwin Bank & Trust Company's total commitment to community banking values continues to define our core banking philosophy. However, influenced by the constant changes in banking technology, regulation, and customer expectations, the way we serve the needs of our customers is also constantly changing in response to market conditions. This allows us to accurately anticipate change and reposition ourselves to match the market, offering the right mix of banking products and services to help our customers run their businesses and lives more easily - and profitably.

In 2005, Irwin Bank & Trust Company continued to move ahead in implementing world-class capabilities in check imaging, customer electronic transaction and account information delivery, customer relationship management, and expanded product offerings. Our Overdraft Advantage program also continued to grow, pleasing customers with its convenience - and providing us with growing service charge revenues.

The account structure for Business Banking we introduced in 2004 continued to be increasingly successful. Bundled with advanced electronic and debit card capabilities, it helps customers manage their cash flow and financial assets more efficiently, opening new financial opportunities. We also created the new, full-time position of Business Banking Advisor.

Our Business Banking Advisor acts like a "financial sales engineer," matching our capabilities to specific customer needs and then directing and coordinating our team of financial experts to create a Total Business Relationship with each customer. This enhances our ability to build long-term relationships while increasing opportunities to generate new and exciting revenue streams.

Irwin Bank & Trust Company continued our expansion into the Greensburg market in 2005, opening the Mt. Pleasant Loan Center, highlighting our commitment to growing deposit and loan business outside of our traditional service areas. And our continued involvement in The Irwin Project, coupled with our employees' contributions of their time and money, keeps us closely tied to our community.

Exceeding Expectations.
How successful have we been in meeting or exceeding customer expectations? A recent survey showed that 98% of our customers would recommend us to a friend or business associate. Just as telling, more than 55% of customers who received the survey answered it - compared to the 5-10% average response rate. It seems that our customers not only like us, they're happy to tell others about us, too. We think that's a very good sign for the future.

So, let's take a look at just where we are today.

/s/ Charles G. Urtin

Charles G. Urtin
President & Chief Executive Officer
IBT Bancorp, Inc.


2/ IBT Bancorp, Inc. 2005 Annual Report

FINANCIAL HIGHLIGHTS IBT Bancorp, Inc. & Subsidiary

(Dollars in thousands, except per share data)
YEARS ENDED                                          2005           2004            2003            2002          2001

SELECTED BALANCE SHEET DATA:
Total assets                                       $ 685,151      $ 675,857      $ 629,530      $ 584,035       $ 524,044
Cash and cash equivalents                             15,500         16,187         15,829         15,066          25,218
Securities available for sale                        201,463        196,891        172,448        186,718         162,968
Loans receivable (net)                               442,265        436,548        416,286        359,872         315,132
Deposits                                             520,486        526,217        492,158        468,257         422,462
Repurchase agreements                                 18,443         15,157         12,611         14,526          11,207
Federal funds purchased                               12,468              -          7,900              -               -
FHLB advances                                         68,651         70,265         53,308         40,000          35,000
Shareholders' equity                                  61,081         59,843         59,606         56,151          49,725

SELECTED RESULTS OF OPERATIONS
Interest income                                    $  35,771      $  33,726      $  33,398      $  33,560       $  35,185
Net interest income                                   22,090         21,918         22,083         20,732          18,226
Provision for loan losses                              1,200            600            600          1,100             500
Net interest income after provision
      for loan losses                                 20,890         21,318         21,483         19,632          17,726
Other income                                           6,635          5,116          5,891          5,317           4,009
Loss on write-down of equity securities                    -          2,426              -              -               -
Other expense                                         16,187         15,095         14,300         12,831          11,284
Net income                                             8,579          6,085          9,646          8,937           7,465

PER SHARE DATA:
Net Income
      Basic                                           $ 2.90         $ 2.05         $ 3.24         $ 3.00          $ 2.49
      Diluted                                           2.88           2.02           3.19           2.99            2.49
Cash dividends declared                                 1.84           1.60           1.40           1.20            1.04

SELECTED RATIOS:
Return on average assets                                1.26%          0.92%          1.59%          1.61%           1.45%
Return on average equity                               14.08%         10.25%         16.54%         16.95%          15.57%
Ratio of average equity to average assets               8.97%          9.02%          9.59%          9.47%           9.31%
Dividend payout                                        63.39%         78.01%         43.21%         40.00%          41.77%

TOTAL ASSETS
AS OF 12/31 (IN MILLIONS)
[Bar graph with following data points:

        2001    $524.0
        2002    $584.0
        2003    $629.5
        2004    $675.9
        2005    $685.0]

TOTAL EQUITY
(IN THOUSANDS)
[Bar graph with following data points:

        2001    $49,725
        2002    $56,151
        2003    $59,606
        2004    $59,843
        2005    $61,081]

NET INCOME
(IN THOUSANDS)
[Bar graph with following data points:

        2001    $7,465
        2002    $8,937
        2003    $9,646
        2004    $6,085
        2005    $8,579]

DILUTED EARNINGS PER SHARE
[Bar graph with following data points:

        2001    $2.49
        2002    $2.99
        2003    $3.19
        2004    $2.02
        2005    $2.88]

DIVIDENDS PER SHARE
[Bar graph with following data points:

        2001    $1.04
        2002    $1.20
        2003    $1.40
        2004    $1.60
        2005    $1.84]
                                        IBT Bancorp, Inc. 2005 Annual Report/ 3

                               [GRAPHIC OMITTED]


"IRWIN BANK LISTENED TO ME, LOOKED CLOSELY AT MY PROJECT, AND DEVELOPED A FINANCING STRATEGY THAT THE OTHER BANKS HADN'T EVEN CONSIDERED. THEIR EXTRA EFFORT IS WHAT SETS THEM APART."

4/ IBT Bancorp, Inc. 2005 Annual Report

BOWLING A PERFECT GAME.

     Brian Saunier had a problem. How could he get the financial backing and services he needed to build the Paradise Island bowling facility he envisioned when the big, "local" banks just weren't interested? Luckily, a friend referred him to Irwin Bank -- and he found out how a "community bank" could help him in ways that the big guys wouldn't.

     To better serve a growing local population, Brian wanted to renovate and expand the old Corpen Lanes on Neville Island, adding 16 new lanes and putting in a new kitchen and bar, calling his new enterprise "Paradise Island." At least one other financial institution had looked at his project and turned him down, but Irwin Bank saw things differently. The project presented some financial challenges, so Irwin Bank did its homework and partnered with the SBA to help Brian get the loan he needed to improve his business.

     Irwin Bank is helping Brian Saunier to run his day-to-day business more efficiently, too. The Bank's world-class service capabilities allow customers like Brian to have a deposit relationship with us, even though they don't have a nearby branch office. Brian Saunier also uses Irwin Bank's lock box service for his subsidiary company, All American Bowling Co., Inc., an equipment supplier and installer. And he employs our internet banking capabilities to manage account information and other banking services. It's simple and convenient. And it's one more way that Irwin Bank's unique mix of world-class services and community values prove our ability to serve customers outside our traditional market area.


                               [GRAPHIC OMITTED]

                                (CAPTION:)
                                CUSTOMERS:  PARADISE ISLAND BOWLING,
                                            ALL AMERICAN BOWLING CO., INC.
                                LOCATION:  NEVILLE ISLAND, PA
                                OWNER: BRIAN SAUNIER
                                RELATIONSHIP MANAGER:  JIM THOMPSON
                                SERVICES: COMMERCIAL LOAN (SBA), DEPOSITS,
                                          LOCK BOX SERVICES, INTERNET BANKING

                                        IBT Bancorp, Inc. 2005 Annual Report/ 5

                               [GRAPHIC OMITTED]

"THE BEST PART ABOUT MY RELATIONSHIP WITH IRWIN BANK IS KNOWING ALL THE PEOPLE I'M DEALING WITH. IF FOR SOME REASON I CAN'T REACH AL LAZAR, MY RELATIONSHIP MANAGER, I CAN CALL BOB BOWELL OR CHUCK URTIN, AND THEY'LL TAKE CARE OF ME."

6/ IBT Bancorp, Inc. 2005 Annual Report

A RELATIONSHIP CAST IN... CONCRETE.

     Pete Cooper tells it this way. "10 years ago, I started Cooper Trading, Inc., in a 16' x 16' office with a phone and a fax machine. Today, we've grown to become a $12 million-a-year business. And as my business grew, Irwin Bank was right there to help me at every step along the way."

     Pete owns and runs CTI, a commercial building materials supplier of concrete and concrete accessories, below-grade waterproofing, piping systems, windows, siding, doors, and other materials. CTI has also been involved in some high-visibility projects around the Pittsburgh area. These include supplying exterior aluminum panels for the scoreboard and canopy materials above the seats at Heinz Field, concrete accessories at PNC Park and the new North Side parking garage, and patching on the Fort Duquesne Bridge.

     Irwin Bank has been a valuable partner and financial resource for CTI as the company has grown. The Bank financed the construction of CTI's concrete plant, an office/showroom, and provided a line of credit for working capital. Pete Cooper adds, "I recently went to Irwin Bank to discuss financing for a new warehouse and infrastructure improvements on our property. They came back with a recommendation to use a Small Business Administration (SBA) program that would make more financing available and allow us to make even more improvements. And that's exactly the kind of service I've come to expect from them."

                                 [GRAPHIC OMITTED]

                                 (CAPTION:)
                                 CUSTOMER:  CTI (COOPER TRADING, INC).
                                 LOCATION:  IRWIN, PA
                                 OWNER:  PETE COOPER
                                 RELATIONSHIP MANAGER:  AL LAZAR
                                 SERVICES:  COMMERCIAL LOAN (SBA), DEPOSITS,
                                 BUSINESS CHECKING, INTERNET BANKING

                                        IBT Bancorp, Inc. 2005 Annual Report/ 7

MAKING THE COMMUNITY A BETTER PLACE.

[Graphic omitted]

IRWIN BANK EMPLOYEES AND FAMILIES HELPED MAKE THE NORWIN RELAY FOR LIFE A SUCCESS IN ITS FIRST YEAR.

[Graphic omitted]


THE LAMP THEATER WILL BE RECONSTRUCTED AS PART OF THE IRWIN PROJECT. THIS PHOTO WAS TAKEN OPENING NIGHT, 1938.

As a vital part of the local community, Irwin Bank & Trust Company and our employees participate in a number of initiatives, such as The Irwin Project, that highlight our personal involvement and interest in strengthening our region's economy.

Irwin Bank continued its commitment to our hometown through our support of the Irwin Project's "revitalization initiative" that is helping breathe new life into our region's economy and infrastructure.

In 2005, The Irwin Project made significant progress on several fronts. The Project received $95,000 in grant funding, plus another $100,000 in private pledges. The Irwin Project has also been designated a Pennsylvania Blueprint Community and a project community of the Governor's Community Action Team (CAT), helping to facilitate project funding and implementation. The organization has built excellent working relationships with county and state agencies and, using the funding they have obtained, are helping create a new comprehensive municipal plan for Irwin Borough. An application for the PA Main Street Program is nearly complete, and additional grants in excess of $1 million have been submitted and are pending approval. And through the Blueprint Communities program this past year, local leaders attended a 5-day leadership and revitalization training course to help them meet the challenges of keeping our community vigorous and financially healthy.

Company employees also serve as members and directors of several local organizations, and many more donate their time to these worthy causes. A variety of fundraising efforts in which we participate also help provide financial support for local initiatives. For instance, Irwin Bank was a sponsor of the 1st Annual Norwin Relay for Life, to raise money and awareness for the American Cancer Society. For the past three years, we have been a proud sponsor of the "Light Up a Child's Life" holiday campaign which benefits the Make-A-Wish Foundation of Western Pennsylvania. The holiday campaign has become the region's largest fundraiser to benefit children. The Irwin Bank Employee Club also played a significant roll in fundraising for non-profit organizations, including Toys for Tots, Salvation Army, American Red Cross and the Make-A-Wish Foundation of Westmoreland County.

8/ IBT Bancorp, Inc. 2005 Annual Report

                                                                FINANCIAL REVIEW

                                        IBT Bancorp, Inc. 2005 Annual Report/ 9

Management's Discussion and Analysis of Financial Condition and Results of Operations

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipate", "contemplates", "expects", "intends" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which include changes in interest rates, risks associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. IBT Bancorp, Inc. undertakes no obligation to update those forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

     IBT Bancorp, Inc. is a bank holding company headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking and trust services through its wholly owned banking subsidiary, Irwin Bank & Trust Co. (collectively, the "Company"). The Company's stock is traded on the American Stock Exchange under the symbol IRW.


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

     Other-than-temporary impairment: Generally accepted accounting principles require management to examine the investment portfolio for losses on investments, which may be determined to be other than temporary. The Company currently owns certain preferred stocks issued by the Federal National Mortgage Corporation (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie
Mac). Ongoing negative publicity concerning accounting practices at both agencies negatively impacts the value of these investments. These preferred stocks contain attributes of both debt and equity. The dividend paid is tied to an index plus or minus a margin, and the payment rate adjusts bi-annually.

                                                            IBT Bancorp, Inc./1

Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION

     At December 31, 2005, total assets increased $9.3 million, or 1.4%, to $685.2 million from $675.9 million at December 31, 2004. The increase in total assets was primarily the result of an increase of $5.7 million in net loans and $4.8 million in securities available for sale. Growth in the loan portfolio and securities available for sale was primarily funded by a net increase of $12.5 million in Federal funds purchased and $3.2 million in repurchase agreements.

     The increase in available for sale securities was mainly the result of purchases of $53.2 million offset by net proceeds from maturities and the sales of securities of $44.8 million. This resulted in net increases of U.S. Government agencies and obligations of state and political sub-divisions of $7.8 million and $8.4 million, respectively, offset by net decreases in mortgage-backed securities of $11.2 million. The Company periodically sells and purchases securities to maximize the return of the portfolio within the set policy limits established by the board of directors.

     The increase in net loans is primarily due to increases in installment term loans and commercial loans of $8.7 million and $2.4 million, respectively. Installment loan growth was offset by a decrease of $3.5 million in home equity adjustable rate lines of credit. Rising market rates precipitated the migration of customers to the fixed rate installment loans, from the adjustable rate lines of credit. The minimal growth in commercial loans and real estate secured mortgage loans was attributed to large payoffs experienced in 2005, principal repayments, and sales into the secondary mortgage market. The 1-4 family residential mortgage loans originated by the Company are periodically sold in the secondary market to mitigate the interest-rate risk associated with holding long-term, low rate loans in the portfolio. In 2005, the Company sold $7.5 million in loans.

     At December 31, 2005, total liabilities increased $8.1 million, or 1.3%, to $624.1 million from $616.0 million at December 31, 2004. The increase was primarily related to the increases in Federal funds purchased of $12.5 million and repurchase agreements of $3.2 million. The increases were offset by decreases in total deposits and FHLB advances of $5.7 million and $1.6 million, respectively.

     Non-interest bearing deposits decreased $3.4 million to $83.8 million at December 31, 2005 from $87.2 million at December 31, 2004. The decrease was substantially offset by a related increase of $3.2 million in repurchase agreements. Under the terms of the agreements, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. See Note 8 to the consolidated financial statements.

     Interest-bearing deposits totaled $436.6 million at December 31, 2005, a decrease of $2.4 million from December 31, 2004. Included in this change was a decrease in interest-bearing checking accounts of $3.7 million, money market accounts of $1.0 million, and savings accounts of $3.0 million. The decreases were primarily due to the timing of month-end direct deposits, balance transfers to certificates of deposit, and increased competition from investment alternatives. Certificates of deposit had a net decrease of $2.2 million; however, included in this decrease were maturities of public funds from municipalities of $4.2 million. The proceeds of the maturities of the public funds were primarily used by the municipalities to meet expenses.

     At December 31, 2005, total stockholders' equity increased $1.3 million to $61.1 million from $59.8 million at December 31, 2004. The increase was primarily due to net income of $8.6 million for the period offset by a decrease of $1.7 million in accumulated other comprehensive income (net of income taxes), and dividends paid of $5.4 million. In addition, surplus (additional paid-in capital) decreased $245,000 due to stock options exercised and increased $59,000 due to stock options granted in accordance with the adoption of FASB 123, as amended by FASB 148. See Note 19 to the consolidated financial statements. Accumulated other comprehensive income decreased as a result of changes in the net unrealized gain on the available for sale securities due to fluctuations in interest rates. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. See Note 2 to the consolidated financial statements.

2/IBT Bancorp, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations


RESULTS OF OPERATIONS

     Net Income: Net income increased approximately $2.5 million, or 41.0%, to $8.6 million, or $2.88 per diluted share for the year ended December 31, 2005 from $6.1 million, or $2.02 per diluted share for the year ended December 31, 2004. The increase in net income for fiscal 2005 compared to fiscal 2004 was primarily due to a $3.9 million increase in other income and $2.1 million increase in interest income offset by an increase in interest expense of $1.9 million and increases in the provision for loan losses and other expenses of $600,000 and $1.1 million, respectively. A $15.5 million increase in average interest earning assets and a 19 basis point increase in the average yield supported the increase in interest income. The Company did not record any non-cash charges for investments whose value declines were determined to be other than temporarily impaired, as a result, other income for fiscal 2005 exceeded other income reported for 2004.

     The decrease in net income for fiscal 2004 compared to fiscal 2003 was primarily due to a $2.4 million non-cash charge resulting from a decrease in value of certain agency preferred stocks, which was determined by management, to be other than temporary as well as decreases in net interest income and total other income of $165,000 and $775,000, respectively and an increase of $795,000 in total other expenses. Net interest income decreased primarily because interest expense rose $493,000, or 4.4%, offset by an increase of $328,000, or 1.0% in interest income. Increases in interest expense were attributed to an increase of $46.6 million in average interest-bearing liabilities offset by a 12-basis point decline in average yield. Other income declined due to lower investment securities gains and lower gains on sales of foreclosed real estate.

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

     Net interest income increased $172,000, or 0.8% to $22.1 million for 2005 compared to $21.9 million for 2004. The increase was primarily due to increases in average interest earning assets of $15.5 million and average yield of 19 basis points. Included in this increase was a rise of $6.4 million in average loans receivable and $7.6 million in average investment securities coupled with increases in the average yields of 13 basis points and 37 basis points, respectively. Offsetting these changes was an increase in average interest bearing liabilities of $18.3 million and a 27 basis point increase in the average cost of funds.

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

     The following table sets forth certain information relating to the Company's average balance sheet and, reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances.

                                                            IBT Bancorp, Inc./3

                                                                        Year Ended December 31,
                                         --------------------------------------------------------------------------------------
                                                               2005                                  2004
                                         --------------------------------------------------------------------------------------
                                         Average                      Average     Average                         Average
                                         Balance          Interest   Yield/Cost   Balance           Interest     Yield/Cost
                                         ----------       ---------  --------     ----------        ---------    ---------
                                                                        (Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)                $  436,906       $  27,273      6.24%    $  430,543        $  26,313       6.11%
     Investment securities (2)              200,528           8,437      4.21%       192,934            7,403       3.84%
     Federal funds sold                       2,029              61      3.01%           540               10       1.82%
                                         ----------       ---------    ------     ----------        ---------     ------
          Total interest-earning assets     639,463          35,771      5.59%       624,017           33,726       5.40%

Non-interest earning assets (3)              40,138                                   34,156
                                         ----------                               ----------
          Total assets                   $  679,601                               $  658,173
                                         ==========                               ==========

Interest-bearing liabilities:
     Money market accounts               $   62,225           1,042      1.67%    $   58,103              516       0.89%
     Certificates of deposit                245,654           8,126      3.31%       245,881            7,595       3.09%
     Other liabilities (4)                  224,533           4,514      2.01%       210,096            3,697       1.76%
                                         ----------       ---------    ------     ----------        ---------     ------
         Total interest-bearing
            liabilities                     532,412          13,682      2.57%       514,080           11,808       2.30%
                                                          ---------    ------                       ---------     ------
Non-interest-bearing liabilities (3)         86,244                                   84,704
                                         ----------                               ----------
     Total liabilities                      618,656                                  598,784

 Stockholders' Equity (5)                    60,945                                   59,389
                                         ----------                               ----------
     Total liabilities and
        stockholders' equity             $  679,601                               $  658,173
                                         ==========                               ==========
Net interest income                                       $  22,089                                 $  21,918
                                                          =========                                 ============
Interest rate spread (6)                                                 3.02%                                      3.10%
                                                                       ======                                     ======
Net interest margin (7)                                                  3.45%                                      3.51%
                                                                       ======                                     ======
Ratio of average interest-earning
assets to average interest-bearing
liabilities                                                            120.11%                                    121.38%
                                                                       ======                                     ======

                                                           Year Ended December 31,
                                                 --------------------------------------------
                                                                    2003
                                                 --------------------------------------------
                                                 Average                              Average
                                                 Balance          Interest         Yield/Cost
                                                 ----------       ---------         ------
                                                           (Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)                        $  393,743       $  26,097           6.63%
     Investment securities (2)                      177,557           7,244           4.08%
     Federal funds sold                               4,926              57           1.16%
                                                 ----------       ---------         ------
          Total interest-earning assets             576,226          33,398           5.80%

Non-interest earning assets (3)                      31,441
                                                 ----------
          Total assets                           $  607,667
                                                 ==========

Interest-bearing liabilities:
     Money market accounts                       $   61,138             645           1.05%
     Certificates of deposit                        221,186           7,303           3.30%
     Other liabilities (4)                          185,117           3,367           1.82%
                                                 ----------       ---------         ------
         Total interest-bearing
            liabilities                             467,441          11,315           2.42%
                                                                  ---------         ------
Non-interest-bearing liabilities (3)                 81,918
                                                 ----------
     Total liabilities                              549,359

 Stockholders' Equity (5)                            58,308
                                                 ----------
     Total liabilities and
        stockholders' equity                     $  607,667
                                                 ==========
Net interest income                                               $  22,083
                                                                  =========
Interest rate spread (6)                                                              3.38%
                                                                                    ======
Net interest margin (7)                                                               3.83%
                                                                                    ======
Ratio of average interest-earning
assets to average interest-bearing
liabilities                                                                         123.27%
                                                                                    ======

(1)      Average  balances  include  non-accrual  loans, and are net of deferred loan fees.
(2) Includes investment securities, interest-bearing deposits in other financial institutions and FHLB stock.
(3) Includes net deferred income taxes in excess of deferred tax benefits on AFS securities (SFAS 115), stock options (SFAS 123/148) and deferred fees (SFAS 109) (4) Includes FHLB advances, Federal funds purchased, and repurchase agreements.
(5) Includes capital stock, surplus and unrealized holding gains on SFAS 115 AFS securities.
(6) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income as a percentage of average interest earning assets.

Management's Discussion and Analysis of Financial Condition and Results of Operations

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

                                                Year Ended December 31,         Year Ended December 31,
                                             -----------------------------   -----------------------------
                                                      2005 vs. 2004                 2004 vs. 2003
                                             -----------------------------   -----------------------------
                                                  Increase (Decrease)             Increase (Decrease)
                                                        Due to                         Due to
                                             -----------------------------   -----------------------------
                                             Volume      Rate        Net     Volume      Rate        Net
                                             -------    -------   --------   -------    -------    -------
                                                                  (In Thousands)
Interest income:
     Loans receivable                        $   389    $   571    $   960   $ 2,439    $(2,223)   $   216
     Investment securities                       291        743      1,034       627       (468)       159
     Other interest-earning assets                27         24         51       (51)         4        (47)
                                             -------    -------   --------   -------    -------    -------
        Total interest-earning assets            707      1,338      2,045     3,015     (2,687)       328
                                             -------    -------   --------   -------    -------    -------

Interest expense:
     Money market accounts                        36        489        525       (32)       (97)      (129)
     Certificates of deposit                      (7)       538        531       816       (524)       292
     Other liabilities                           254        563        817       454       (124)       330
                                             -------    -------   --------   -------    -------    -------
        Total interest-bearing liabilities       283      1,590      1,873     1,238       (745)       493
                                             -------    -------   --------   -------    -------    -------

Net change in net interest income            $   424    $  (252)   $   172   $ 1,777    $(1,942)   $  (165)
                                             =======    =======   ========   =======    =======    =======

     PROVISION FOR LOAN LOSSES: The Company recorded a provision for loan losses of $1.2 million, $600,000, and $600,000 for 2005, 2004, and 2003, respectively.
The table below sets forth information with respect to activity in the Company's allowance for loan losses for the years indicated:

                                                             AT DECEMBER 31,
                                                ---------------------------------------
                                                     2005          2004        2003
                                                ---------------------------------------
                                                           (DOLLARS IN THOUSANDS)
Total loans outstanding                          $  445,789    $  439,142    $  419,571
                                                =======================================
Average loans outstanding                        $  436,906    $  430,543    $  393,743
                                                =======================================

Allowance balances (at
beginning of period)                             $    2,594    $    3,285    $    2,873

Provision:                                            1,200           600           600

                                                            IBT Bancorp, Inc./5

Management's Discussion and Analysis of Financial Condition and Results of Operations


Charge-Offs:
   Mortgage                                             (64)       (1,204)          (11)
   Installment                                         (188)         (127)          (84)
   Commercial                                           (19)           (8)         (148)
   Home equity lines of credit                            -             -             -
   PHEAA                                                  -             -             -
   Municipal                                              -             -             -
   Credit cards                                           -             -             -
   Other                                                  -             -
                                                ---------------------------------------
      Total charge-offs                                (271)       (1,339)         (243)

Recoveries:
   Mortgage                                               7             -             -
   Installment                                           21             3            19
   Commercial                                            13            45            36
   Home equity lines of credit                            -             -             -
   PHEAA                                                  -             -             -
   Municipal                                              -             -             -
   Credit cards                                           -             -             -
   Other                                                  -             -             -
                                                ---------------------------------------
        Total recoveries                                 41            48            55
                                                ---------------------------------------
   Net charge-offs                                     (230)       (1,291)         (188)
                                                ---------------------------------------

Allowance balance (at end of period)             $    3,564    $    2,594    $    3,285
                                                =======================================
Allowance for loan losses as a percent of total
loans outstanding                                      0.80%         0.59%         0.78%

Net loans charged off as a percent of average
loans outstanding                                      0.05%         0.30%         0.05%

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

6/IBT Bancorp, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

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

     OTHER INCOME: Total other income increased $3.9 million, or 144.4% to $6.6 million for the year ended December 31, 2005 from $2.7 million for the year ended December 31, 2004. The most significant change in other income is the decrease in investment security losses of $2.7 million for the year ended December 31, 2005. Security losses in 2004 were primarily related to a write down of preferred stocks due to an other than temporary impairment of fair value. Service fees increased $1.0 million to $3.6 million for the year ended December 31, 2005 from $2.6 million for 2004. This increase was primarily due to an additional $929,000 in fees collected on deposit accounts. Other income increased $197,000 to $1.2 million for December 31, 2005 from $1.0 million for 2004 due to a one-time gain recorded from the sale of property classified as other real estate.

     Total other income decreased approximately $3.2 million, or 54.3% to $2.7 million for the year ended December 31, 2004 from $5.9 million for the year ended December 31, 2003. The decrease in other income was primarily attributable to investment securities losses. Due to an other than temporary impairment in fair value, adjustable rate preferred stocks were written down to fair market value, which resulted in a $2.4 million after tax charge to earnings. Other income decreased $641,000 primarily due to a gain from the sale of other real estate of $351,000 recorded in fiscal 2003.

     OTHER EXPENSES: Total other expenses increased $1.1 million, or 7.3% to $16.2 million for the year ended December 31, 2005 from $15.1 million for the year ended December 31, 2004. This is primarily due to increases in salary and other expenses. Salary expense was $6.3 million for the year ended December 31, 2005 an increase of $400,000 over 2004. This increase is primarily due to additions to staff and annual merit increases. Other expenses increased $400,000 to $4.3 million for the year ended December 31, 2005 from $3.9 million at December 31, 2004. Such increases to expense were attributed to increases in other real estate, customer debit cards, and consulting fees paid by the Company of $172,000, $96,000, and $52,000, respectively.

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

                                                            IBT Bancorp, Inc./7

Management's Discussion and Analysis of Financial Condition and Results of Operations

     INCOME TAXES: Income tax expense of $2.8 million for the year ended December 31, 2005 remained relatively unchanged from 2004, however the effective tax rate for 2005 dropped to 24.3% from 31.7% reported for 2004.

     Income tax expense for 2004 was $2.8 million compared to $3.4 million in 2003. The change in income tax expense was principally attributable to the change in earnings in each period. The Company's effective tax rates were 31.7%, and 26.2% for 2004 and 2003, respectively. The Company's effective tax rate has been below the statutory rate of 34% primarily due to interest earned on obligations of states and political subdivisions, which is exempt from federal taxation. The Company's effective tax rate increased to 31.7% in 2004 from 26.2% in 2003. The rate increased because of the insignificant tax effect concerning the $2.4 million write down of certain preferred stocks that was determined to be other than temporary. The loss on these investments is a capital loss, which can only be used to offset capital gains. The Company had very little in capital gains to offset. The tax benefit related to the $2.4 million write down was $45,000, a tax effect of 1.875%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowings from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, to repay maturing borrowings, to purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2005, the Company had commitments to extend credit of $104.3 million.

     The Company's liquid assets consist of cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2005, cash and cash equivalents totaled $15.5 million.

     Net cash from operating activities for 2005 totaled $12.1 million, as compared to net cash from operating activities of $11.3 million for 2004. The increase in 2005 was primarily the result of a $2.5 million increase in net income, a $600,000 increase in the provision for loan losses, and a $600,000 increase in other assets offset by a $2.4 million change in the write-down of equity securities. Net cash from operating activities for 2004 totaled $11.3 million, as compared to net cash from operating activities of $10.1 million for 2003. The increase in 2004 was primarily the result of $2.4 million in write-down of equity securities

     Net cash used by investing activities for 2005 totaled $15.5 million, as compared to cash used of $50.5 million for 2004 and $47.9 million for 2003. The decrease of $35.0 million for 2005 is primarily due to decreases in securities purchased and loans made to customers of $58.4 million and $15.1 million, respectively. These changes were offset by a decrease of $40.4 million in proceeds from the sales and maturities of securities. The change for 2004 was due to an increase in purchases of securities available for sale and Federal Home Loan Bank stock of $34.8 million and $1.7 million, respectively offset by decreases in the proceeds from the sale and maturities of securities available for sale of $4.2 million, net loans made to customers of $34.4 million and purchases of premises and equipment of $1.7 million.

     Net cash from financing activities for the year ended December 31, 2005 totaled $2.7 million, as compared to net cash from financing activities of $39.6 million for 2004. The change in 2005 was primarily due to decreases in net deposits and proceeds from FHLB advances of $39.8 million and $28.0 million, respectively, offset by an increase in Federal funds purchased of $20.4 million and a decrease of $9.4 million in repayments of FHLB advances. Net cash from financing activities for the year ended December 31, 2004 totaled $39.6 million, as compared to net cash from financing activities of $38.5 million for 2003. The change in 2004 was the result of increased proceeds from FHLB advances of $12.0 million offset by increased repayments of $8.3 million and increases in net deposits of $10.2 million. Such increases were offset by the repayment of $7.9 million in federal funds purchased.

8/IBT Bancorp, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

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

                                                                        Payments Due By Period
                                          --------------------------------------------------------------------------------
                                                             Less than          1 - 3            3 - 5          More than
Contractual Obligations                        Total           1 year           years            years           5 years
--------------------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations                   $ 68,651        $  4,161          $13,490          $18,000          $33,000
Operating Lease Obligations                       947             204              317              245              181
Certificates of Deposit                       251,067         145,791           71,460           15,291           18,525

OFF-BALANCE SHEET ARRANGEMENTS

     In the normal course of business, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. At December 31, 2005 and 2004, the Company had commitments to extend credit in the amount of $104.3 million and $96.1 million, respectively. During the year ended December 31, 2005, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.

MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial increase or decrease in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

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

The Company utilizes the following strategies to manage interest rate risk:

                                                            IBT Bancorp, Inc./9

Management's Discussion and Analysis of Financial Condition and Results of Operations


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

     The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2005. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principle. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principle. For interest earning assets, no prepayments are assumed. Interest bearing liabilities, such as negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.


10/IBT Bancorp, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Expected Maturity/Principal Repayment at December 31,

                                                                                                 Total     Carrying      Fair
                                  2006       2007         2008         2009         2010      Thereafter    Value        Value
                                --------   --------     --------     --------     --------     --------    --------    --------
                                                                         (in thousands)
Interest-earning assets
-----------------------
Mortgage loans                  $ 12,382   $ 16,542     $ 13,661     $ 15,079     $ 14,712     $180,323    $252,699    $258,038
Home equity loans,
    second mortgage
    loans, student loans,
    other loans                   18,207     17,353       16,205       14,722       13,574       40,638     120,699     123,975

Commercial loans,
    municipal loans               15,853      8,071        5,888        3,304        2,268       37,273      72,657      73,883

Investment securities                  -      1,795          361        2,526        3,967      187,344     195,993     195,993

Interest-bearing
-----------------------
liabilities
-----------------------
NOW and other
    transaction accounts        $ 41,186   $      -     $      -     $      -     $      -     $      -    $ 41,186    $ 41,186
Money market and
    other savings
    accounts                     144,386          -            -            -            -            -     144,386     144,386

Certificates of deposit          145,791     50,017       21,443       13,088        2,203       18,525     251,067     251,145

Federal Home Loan
    Bank of Pittsburgh
    advance                        4,161      3,418       10,072       18,000            -       33,000      68,651      69,968

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

RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In 2005, the Financial Accounting Standards Board issued FASB interpretation ("FIN") 47, Accounting for Asset Retirement Obligations and SFAS No. 154, Accounting Changes and Errors Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Company does not believe these statements will have a material impact on the Bank or its operations.

                                                            IBT Bancorp, Inc./11

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

     IBT Bancorp, Inc. maintains a system of internal controls over financial reporting, which is designed to provide reasonable assurance to the Company's management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company assessed its internal control over financial reporting as of December 31, 2005, based on the criteria for effective internal control over financial reporting as described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon that assessment, the Company believes that, as of December 31, 2005, its system of internal controls over financial reporting met those criteria.

     The Company's independent auditors, Edwards Sauer and Owens, P.C. have issued an attestation report on management's assessment of the Company's internal controls over financial reporting. Their attestation is included elsewhere in this report.


                  /s/ Charles G. Urtin                  /s/ Raymond G. Suchta

                  Charles G. Urtin                      Raymond G. Suchta
                  President &                           Chief Financial Officer
                  Chief Executive Officer



12/IBT Bancorp, Inc.

EDWARDS                    Certified Public Accountants & Business Advisors
SAUER &                    -----------------------------------------------------------------------------
OWENS, P.C.                500 Warner Centre, 332 Fifth Avenue, Pittsburgh, PA  15222
                           Phone: 412-281-9211   Fax: 412-281-2407            A Professional Corporation
                           www.esocpa.com                                     Direct Dial:

                REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


 To the Board of Directors
 IBT Bancorp, Inc.
 Irwin, Pennsylvania


We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp) and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. We also have audited management's assessment, included in the accompanying Management's Report to Shareholders, that IBT Bancorp, Inc. and subsidiary maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO). The Bancorp's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an

We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

EDWARDS
SAUER &
OWENS, P.C.


A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Bancorp are being made only in accordance with authorizations of management and directors of the Bancorp; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Bancorp's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management's assessment that IBT Bancorp, Inc. and subsidiary maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, IBT Bancorp, Inc. and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Edwards Sauer & Owens, P.C.

Pittsburgh, Pennsylvania
February 3, 2006

          Consolidated Balance Sheets/IBT Bancorp, Inc., and Subsidiary

                                                                DECEMBER 31,
                                                       ------------------------------
                                                             2005             2004
                                                       -------------    -------------
 ASSETS
      Cash and due from banks                          $  15,063,970    $  14,641,942
      Interest-bearing deposits in banks                     435,970          515,229
      Federal funds sold                                        --          1,030,000
      Certificate of deposit                                 100,000          100,000
      Securities available for sale                      195,993,449      191,208,214
      Federal Home Loan Bank stock, at cost                5,469,600        5,682,700
      Loans, net of allowance for loan losses of
           $3,563,501 in 2005 and $2,593,642 in 2004     442,225,344      436,548,276
      Premises and equipment, net                          5,624,572        6,232,280
      Other assets                                        20,237,792       19,898,464
                                                       -------------    -------------
TOTAL ASSETS                                           $ 685,150,697    $ 675,857,105
                                                       =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
      Deposits
           Non-interest bearing                        $  83,846,681    $  87,248,485
           Interest-bearing                              436,639,077      438,968,463
                                                       -------------    -------------
           Total deposits                                520,485,758      526,216,948

      Federal funds purchased                             12,468,000             --
      Repurchase agreements                               18,442,703       15,157,257
      Accrued interest and other liabilities               4,022,118        4,374,824
      FHLB advances                                       68,651,125       70,265,314
                                                       -------------    -------------
      Total liabilities                                  624,069,704      616,014,343

STOCKHOLDERS' EQUITY
      Capital stock, par value $1.25,
           50,000,000 shares authorized,
           3,023,799 shares issued, 2,955,455
           shares outstanding
           at December 31, 2005 and 2004                   3,779,749        3,779,749
      Surplus                                              1,231,444        1,417,755
      Retained earnings                                   58,931,230       55,789,915
      Accumulated other comprehensive income                (512,029)       1,204,744
                                                       -------------    -------------
                                                          63,430,394       62,192,163

      Less:  Treasury stock, at cost (68,344 shares)      (2,349,401)      (2,349,401)
                                                       -------------    -------------
      Total stockholders' equity                          61,080,993       59,842,762
                                                       -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 685,150,697    $ 675,857,105
                                                       =============    =============

                                                            IBT Bancorp, Inc./13


The accompanying notes are an integral part of these consolidated financial statements.

       Consolidated Statements of Income/IBT Bancorp, Inc., and Subsidiary

                                                      YEARS ENDED DECEMBER 31,
                                              --------------------------------------------
                                                  2005            2004            2003
                                              ------------    ------------    ------------
INTEREST INCOME
        Loans, including fees                 $ 27,272,969    $ 26,312,685    $ 26,096,559
        Investment securities                    8,437,156       7,403,199       7,244,174
        Federal funds sold                          61,177           9,835          57,110
                                              ------------    ------------    ------------

        Total interest income                   35,771,302      33,725,719      33,397,843

INTEREST EXPENSE
        Deposits                                 9,996,792       8,703,234       8,666,938
        Federal funds purchased                    180,901          92,982          25,933
        FHLB advances                            2,939,435       2,858,623       2,487,363
        Repurchase agreements                      564,658         152,970         134,546
                                              ------------    ------------    ------------

        Total interest expense                  13,681,786      11,807,809      11,314,780
                                              ------------    ------------    ------------

NET INTEREST INCOME                             22,089,516      21,917,910      22,083,063

PROVISION FOR LOAN LOSSES                        1,200,000         600,000         600,000
                                              ------------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                               20,889,516      21,317,910      21,483,063

OTHER INCOME (LOSSES)
        Service fees                             3,602,991       2,595,941       2,370,065
        Investment security gains                  274,267         383,290         533,155
        Investment security losses                (138,078)     (2,789,571)        (67,636)
        Increase in cash surrender value
          of life insurance                        456,042         466,923         513,066
        Debit card fees                            775,715         680,600         614,475
        Trust fees                                 455,051         340,492         275,378
        Other income                             1,209,163       1,011,967       1,652,555
                                              ------------    ------------    ------------
        Total other income                       6,635,151       2,689,642       5,891,058

OTHER EXPENSES
        Salaries                                 6,332,915       5,875,511       5,653,310
        Pension and other employee benefits      1,831,784       1,820,031       1,642,651
        Occupancy expense                        1,795,473       1,767,950       1,549,532
        Data processing expense                    992,005         916,939         843,074
        Advertising expense                        387,344         309,032         412,702
        Pennsylvania shares tax                    560,428         496,802         446,041
        Other expenses                           4,287,034       3,908,424       3,752,672
                                              ------------    ------------    ------------
        Total other expenses                    16,186,983      15,094,689      14,299,982
                                              ------------    ------------    ------------

INCOME BEFORE INCOME TAXES                      11,337,684       8,912,863      13,074,139

PROVISION FOR INCOME TAXES                       2,758,333       2,828,125       3,427,893
                                              ------------    ------------    ------------

NET INCOME                                    $  8,579,351    $  6,084,738    $  9,646,246
                                              ============    ============    ============

BASIC EARNINGS PER SHARE                      $       2.90    $       2.05    $       3.24
                                              ============    ============    ============
DILUTED EARNINGS PER SHARE                    $       2.88    $       2.02    $       3.19
                                              ============    ============    ============

14/IBT Bancorp, Inc.


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity/IBT Bancorp, Inc., and Subsidiary

   Years Ended December 31, 2005, 2004 and 2003

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

                                                            IBT Bancorp, Inc./15


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity (Cont.)/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

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

16/IBT Bancorp, Inc.


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity (Cont.)/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                        ACCUMULATED
                                                                          OTHER
                                  CAPITAL                   RETAINED    COMPREHENSIVE    TREASURY
                                   STOCK        SURPLUS     EARNINGS      INCOME          STOCK         TOTAL
                               ------------  ------------ ------------- ------------   ------------  ------------
BALANCE AT
DECEMBER 31, 2004               $ 3,779,749  $ 1,417,755  $ 55,789,915  $  1,204,744  $ (2,349,401)  $ 59,842,762

Comprehensive Income
   Net income                                                8,579,351                                  8,579,351
   Other comprehensive
     income, net of tax:
     Change in net
       unrealized holding
       gains on securities
       available for sale,
       net of deferred
       income tax benefit
       of ($831,292)                                                      (1,613,684)                  (1,613,684)

     Reclassification
       adjustment, net of
       deferred income tax
       of ($53,107)                                                         (103,089)                    (103,089)
                                                                                                     -------------
                                                                                                       (1,716,773)
                                                                                                     -------------
     Total Comprehensive
       Income                                                                                           6,862,578

Cash dividends ($1.84)                                      (5,438,036)                                (5,438,036)
Stock options granted / vested                    59,141                                                   59,141
Exercise of stock options                       (245,452)                                                (245,452)
Purchase of
   Treasury Stock                                                                                               -
                                ------------ ------------ ------------- ------------- -------------  -------------
BALANCE AT
DECEMBER 31, 2005               $ 3,779,749  $ 1,231,444  $ 58,931,230  $   (512,029) $ (2,349,401)  $ 61,080,993
                                ============ ============ ============= ============= =============  =============

                                                            IBT Bancorp, Inc./17

The accompanying notes are an integral part of these consolidated financial statements.

    Consolidated Statements of Cash Flows/IBT Bancorp, Inc., and Subsidiary

                                                                            YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                       2005             2004            2003
                                                                  -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                  $   8,579,351    $   6,084,738    $   9,646,246
      Adjustments to reconcile net cash
        from operating activities:
        Depreciation                                                    994,839        1,009,989          832,770
        Increase in cash surrender value of insurance                  (456,042)        (466,923)        (513,066)
        Net amortization/accretion of
          premiums and discounts                                        810,975        1,046,467        1,129,046
        Net investment security gains                                  (136,189)         (19,896)        (465,519)
        Loss on write-down of equity securities                            --          2,426,177             --
        Provision for loan losses                                     1,200,000          600,000          600,000
        Stock options granted/vested                                     59,141           59,141          102,154
        Increase (decrease) in cash due to
        changes in assets and liabilities:
          Other assets                                                  775,593          223,003         (921,069)
          Accrued interest and other liabilities                        267,918          339,288         (311,325)
                                                                  -------------    -------------    -------------
      NET CASH FROM OPERATING ACTIVITIES                             12,095,586       11,301,984       10,099,237

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of certificate of deposit                               (100,000)        (100,000)        (100,000)
      Proceeds from maturity of certificate of deposit                  100,000          100,000          100,000
      Proceeds from sales of securities available for sale            9,728,425       61,556,451       34,800,655
      Proceeds from maturities of securities available for sale      35,093,279       23,575,354       54,553,305
      Purchase of securities available for sale                     (53,165,621)    (111,626,403)     (76,835,123)
      Net loans made to customers                                    (6,989,448)     (22,118,272)     (56,458,544)
      Purchases of premises and equipment                              (387,131)        (773,520)      (2,542,504)
      Proceeds from the sale Federal Home Loan Bank stock             6,183,500        3,763,900        1,772,400
      Purchase of Federal Home Loan Bank stock                       (5,970,400)      (4,906,100)      (3,160,300)
                                                                  -------------    -------------    -------------

      NET CASH USED BY INVESTING ACTIVITIES                         (15,507,396)     (50,528,590)     (47,870,111)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net (decrease) increase in deposits                            (5,731,190)      34,059,419       23,900,202
      Net increase(decrease) in securities sold
        under agreements to repurchase                                3,285,446        2,546,380       (1,914,959)
      Net increase (decrease) in federal funds purchased             12,468,000       (7,900,000)       7,900,000
      Dividends                                                      (5,438,036)      (4,746,485)      (4,168,721)
      Proceeds from FHLB advances                                          --         28,000,000       16,000,000
      Repayment of FHLB advances                                     (1,614,189)     (11,042,453)      (2,692,233)
      Purchase of treasury stock                                           --         (1,006,135)            --
      Exercised stock options                                          (245,452)        (325,644)        (490,998)
                                                                  -------------    -------------    -------------

      NET CASH FROM FINANCING ACTIVITIES                              2,724,579       39,585,082       38,533,291
                                                                  -------------    -------------    -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                (687,231)         358,476          762,417

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       16,187,171       15,828,695       15,066,278
                                                                  -------------    -------------    -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  15,499,940    $  16,187,171    $  15,828,695
                                                                  =============    =============    =============

18/IBT Bancorp, Inc.


The accompanying notes are an integral part of these consolidated financial statements.

 Consolidated Statements of Cash Flows (Cont.)/IBT Bancorp, Inc., and Subsidiary

                                                                YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------
                                                          2005            2004           2003
                                                     -------------   -------------   -------------
SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest                                  $ 13,625,849    $ 11,446,837    $ 11,446,828

           Income taxes                              $  3,182,617    $  2,634,965    $  3,671,847


NON CASH TRANSACTIONS

       Recorded unrealized (losses) gains on
           securities available for sale             $ (1,058,528)   $  1,825,368    $  1,566,116
           at December 31

       Deferred (benefit) income taxes on recorded
           unrealized (losses) gains on securities
           available for sale at December 31         $   (546,500)   $    620,625    $    532,479

       Loans transferred to foreclosed real
           estate during the year                    $    112,380    $  1,557,735    $    301,284

       Recorded nonmonetary gain (loss) on
           securities available for sale
           at December 31                            $     81,111    $ (2,426,177)   $     11,960


The accompanying notes are an integral part of these consolidated financial statements.
                                                            IBT Bancorp, Inc./19

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank & Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its six branch offices, two loan centers, a trust division, four supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans, installment loans and commercial loans.

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

ADVERTISING COSTS: Advertising costs are expensed as incurred. Advertising expense totaled $387,344 for 2005, $309,032 for 2004 and $412,702 for 2003.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

20/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

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

EARNINGS PER SHARE: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding was 2,955,455, 2,966,409 and 2,977,655 for the years ended December 31, 2005, 2004 and 2003, respectively.


                                                            IBT Bancorp, Inc./21

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                                   DECEMBER 31, 2005
                                           -------------------------------------------------------------------
                                                                 GROSS           GROSS
                                             AMORTIZED         UNREALIZED      UNREALIZED            MARKET
                                               COST              GAINS           LOSSES               VALUE
                                           ------------       -----------       -----------       ------------
Obligations of
  U.S. Government Agencies                 $ 80,139,533       $    35,630       $(1,301,245)      $ 78,873,918
Obligations of State and
  political sub-divisions                    53,723,194         1,356,363          (271,660)        54,807,897
Mortgage-backed securities                   55,228,872           114,890        (1,516,289)        53,827,473
Other securities                                195,589                 -                (2)           195,587
Equity securities                             7,764,789           557,507           (33,722)         8,288,574
                                           ------------       -----------       -----------       ------------

                                           $197,051,977       $ 2,064,390       $(3,122,918)      $195,993,449
                                           ============       ===========       ===========       ============
                                                                   DECEMBER 31, 2004
                                           -------------------------------------------------------------------
                                                                 GROSS           GROSS
                                             AMORTIZED         UNREALIZED      UNREALIZED            MARKET
                                               COST              GAINS           LOSSES               VALUE
                                           ------------       -----------       -----------       ------------
Obligations of
  U.S. Government Agencies                 $ 70,946,760       $  212,077        $ (56,170)        $ 71,102,667
Obligations of State and
  political sub-divisions                    44,986,435        1,697,812         (238,524)          46,445,723
Mortgage-backed securities                   64,928,907          422,687         (347,944)          65,003,650
Other securities                                713,965            2,023                -              715,988
Equity securities                             7,806,779          133,407                -            7,940,186
                                           ------------      -----------        ---------         ------------

                                           $189,382,846      $ 2,468,006        $(642,638)        $191,208,214
                                           ============      ===========        =========         ============

22/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)


Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                          YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        2005         2004        2003
                                                     ----------   ----------   ----------
Gross realized gains:
  Obligations of U.S. Government Agencies            $     --     $  204,102   $   75,646
  Obligations of state and political sub-divisions      153,523       91,855       26,250
  Mortgage-backed securities                               --           --        279,457
  Equity securities                                     120,744       87,333      151,802
                                                     ----------   ----------   ----------

                                                     $  274,267   $  383,290   $  533,155
                                                     ==========   ==========   ==========
Gross realized losses:
  Obligations of U.S. Government Agencies            $   45,679   $  363,394   $     --
  Mortgage-backed securities                             92,399         --         67,636
  Equity securities                                        --      2,426,177         --
                                                     ----------   ----------   ----------
                                                     $  138,078   $2,789,571   $   67,636
                                                     ==========   ==========   ==========

In 2004, the Company recorded a $2,426,177 non-cash write-down of certain agency preferred stocks due to an impairment in value that was determined to be other than temporary.

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   AMORTIZED        MARKET
                                                      COST          VALUE
                                                  ------------   ------------
Due in one year or less                           $         --   $         --
Due after one year through five years                8,747,091      8,649,040
Due after five years through ten years              96,109,200     94,810,139
Due after ten years, includes equity securities     92,195,686     92,534,270
                                                  ------------   ------------

                                                  $197,051,977   $195,993,449
                                                  ============   ============

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $5,469,600 and $5,682,700 of FHLB stock at December 31, 2005 and 2004, respectively.


                                                            IBT Bancorp, Inc./23

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Temporarily impaired investments consist of the following:

                                                               DECEMBER 31, 2005
                               ----------------------------------------------------------------------------------------
                                  LESS THAN 12 MONTHS           12 MONTHS OR LONGER                   TOTAL
                               --------------------------    --------------------------     ---------------------------
                                  MARKET     UNREALIZED        MARKET       UNREALIZED        MARKET        UNREALIZED
                                  VALUE        LOSSES          VALUE          LOSSES           VALUE          LOSSES
                               ------------  -----------     -----------    -----------     ------------    -----------
Obligations of U.S.
    Government Agencies        $ 64,155,138  $  (984,395)    $13,683,150    $  (316,850)    $ 77,838,288    $(1,301,245)
Mortgage-backed securities       22,243,112     (621,158)     24,593,146       (895,131)      46,836,258     (1,516,289)
Obligations of state and
    political sub-divisions      14,909,740     (225,501)      2,100,444        (46,159)      17,010,184       (271,660)
Other investments                   979,056      (33,724)             --             --          979,056        (33,724)
                               ------------  -----------     -----------    -----------     ------------    -----------
    Total temporarily
         impaired securities   $102,287,046  $(1,864,778)    $40,376,740    $(1,258,140)    $142,663,786    $(3,122,918)
                               ============  ===========     ===========    ===========     ============    ===========

Investments are reviewed for declines in value on a quarterly basis. Equity securities currently have market values that are in excess of carrying values. All other investments are interest rate sensitive. These investments earn interest at fixed or adjustable rates. The adjustable rate instruments are generally linked to an index, such as the 3 month libor rate, plus or minus a variable. The value of these instruments fluctuates with interest rates, therefore the changes in value are deemed to be temporary.

NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                                          DECEMBER 31,
                                                --------------------------------
                                                   2005                2004
                                                ------------        ------------

Mortgage                                        $252,699,327        $252,114,219
Home equity credit                                19,684,198          23,201,124
Installment                                       93,428,367          84,673,524
Commercial                                        63,508,313          61,139,895
PHEAA                                              6,780,415           7,354,534
Municipal                                          9,148,382          10,050,265
Credit cards                                          61,868              44,882
Other                                                744,087             854,685
                                                ------------        ------------
                                                 446,054,957         439,433,128
Less:
  Allowance for loan losses                        3,563,501           2,593,642
  Deferred loan fees                                 266,112             291,210
                                                ------------        ------------

                                                $442,225,344        $436,548,276
                                                ============        ============

24/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 3 -- LOANS (CONTINUED)

The aggregate amount of demand deposit accounts with overdrawn balances that were reclassified as loan balances at December 31, 2005 and 2004 amounted to $607,114 and $715,870, respectively and are included in other loans.


The total recorded investment in impaired loans amounted to $1,484,017 at December 31, 2005 and $1,535,834 at December 31, 2004. The allowance for loan losses related to impaired loans amounted to $522,857 and $412,470 at December 31, 2005 and 2004, respectively.

Changes in the allowance for loan losses were as follows:

                                              YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                         2005           2004            2003
                                      -----------    -----------    -----------
Balance, beginning of year            $ 2,593,642    $ 3,284,830    $ 2,873,067
  Provision charged to operations       1,200,000        600,000        600,000
  Loans charged off                      (269,310)    (1,338,749)      (242,711)
  Recoveries                               39,169         47,561         54,474
                                      -----------    -----------    -----------

Balance, end of year                  $ 3,563,501    $ 2,593,642    $ 3,284,830
                                      ===========    ===========    ===========


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                                           DECEMBER 31,
                                                   -----------------------------
                                                       2005            2004
                                                   -----------       -----------
  Land                                             $   921,559       $   921,559
  Buildings and improvements                         5,950,036         5,955,107
  Furniture and equipment                            7,744,717         7,413,916
                                                   -----------       -----------
                                                    14,616,312        14,290,582
  Less:  Accumulated depreciation                    8,991,740         8,058,302
                                                   -----------       -----------

                                                   $ 5,624,572       $ 6,232,280
                                                   ===========       ===========

Depreciation  expense was $994,839 in 2005,  $1,009,989  in 2004 and $832,770 in
2003.

Nine of the Bank's commercial branch office buildings and/or land, the Bank's trust division office and an operations facility are leased by the Bank. These leases have initial terms of 1 to 20 years, and all contain renewal options for additional years.

In 2005, fully depreciated assets and the remaining depreciation on assets no longer in use, as a result of the closure of two branch offices, were written off.
                                                            IBT Bancorp, Inc./25

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 4 -- PREMISES AND EQUIPMENT (CONTINUED)

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                         2006                  $204,104
                         2007                   167,428
                         2008                   148,951
                         2009                   148,894
                         2010                    96,300
                         2011 and thereafter    180,984
                                               --------

                                               $946,661
                                               ========

Rental expense under these operating leases was $247,327, $250,464 and $220,981 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 5 -- JOINT VENTURE

The Bancorp has an 85% limited partnership interest in T.A. of Irwin, L.P. This partnership provides title insurance to the general public. The Bancorp uses the equity method to account for its investment in the partnership. As of December 31, 2005 and 2004, the partnership is reflected in the other assets section of the balance sheet at $31,772 and $20,083, respectively.

NOTE 6 -- BANK OWNED LIFE INSURANCE

In 2001, the Bank purchased single premium life insurance policies on officers of the Bank at a cost of $10,000,000. At December 31, 2005 and 2004, the cash surrender value of these policies was $11,930,700 and $11,509,239, respectively, and is included in the other assets section of the balance sheet. The increase in cash surrender value of these policies is recorded as other income.

NOTE 7 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2005 are summarized as follows:


                         2006                  $145,790,925
                         2007                    50,017,326
                         2008                    21,442,535
                         2009                    13,087,855
                         2010                     2,203,285
                         2011 and thereafter     18,525,116
                                               ------------
                                               $251,067,042
                                               ============

26/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

NOTE 7 -- DEPOSITS (CONTINUED)

The Bank held related party deposits of approximately $3,976,000 and $2,571,000 at December 31, 2005 and 2004, respectively.

The Bank held time deposits of $100,000 or more of $64,684,980 and $63,260,047 at December 31, 2005 and 2004, respectively.

NOTE 8 -- REPURCHASE AGREEMENTS

The Bank offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $18,442,703 and $15,157,257 at December 31, 2005 and 2004, respectively.

NOTE 9 -- PLEDGED ASSETS

At December 31, 2005 and 2004, U.S. Government Agency obligations carried at approximately $40,865,000 and $48,257,000 respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2005 and 2004, the carrying amount of securities pledged to secure repurchase agreements was approximately $30,917,000 and $23,525,000 respectively.

NOTE 10 -- FHLB ADVANCES

At December 31, 2005 and 2004, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

               2005                   2004             INTEREST RATE                           MATURITY DATE
       ---------------------  ---------------------  -----------------------------            ------------------

               $  1,250,000            $ 1,250,000      2.54% Fixed                            February 21, 2006
                  1,250,000              1,250,000      2.83% Fixed                            August 21, 2006
                  1,416,489              2,233,153      2.99% Amortizing-Fixed                 August 20, 2007
                  2,000,000              2,000,000      3.67% Fixed                            September 5, 2007
                  1,734,636              2,532,161      2.79% Amortizing-Fixed                 January 28, 2008
                  5,000,000              5,000,000      5.63% Fixed to Float                   July 21, 2008
                  5,000,000              5,000,000      4.86% Fixed to Float                   October 23, 2008
                  8,000,000              8,000,000      3.48% Fixed w/Strike rate              January 20, 2009
                 10,000,000             10,000,000      4.06% Fixed w/Strike rate              July 22, 2009
                  4,000,000              4,000,000      5.18% Fixed w/Strike Rate              February 23, 2011
                  4,000,000              4,000,000      4.98% Fixed to Float                   March 23, 2011
                  5,000,000              5,000,000      4.947% Fixed w/Strike Rate             August 29, 2011
                  5,000,000              5,000,000      4.6% Fixed w/Strike Rate               January 30, 2012
                  5,000,000              5,000,000      3.51% Fixed w/Strike Rate              January 28, 2013
                  5,000,000              5,000,000      3.47% Fixed w/Strike Rate              March 18, 2013
                  5,000,000              5,000,000      4.05% Fixed to Float                   August 20, 2014
       ---------------------  ---------------------
               $ 68,651,125            $70,265,314
       =====================  =====================

Interest only is payable until maturity on all FHLB advances except for the FHLB advances with maturity dates of August 20, 2007 and January 28, 2008. Collateral for all advances includes all qualifying mortgages.

                                                            IBT Bancorp, Inc./27

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 10 -- FHLB ADVANCES (CONTINUED)

The following is a summary of the principal payments due on FHLB amortizing advances at December 31, 2005.

      Original loan amount                                    $           4,000,000    $         2,500,000
      Interest rate                                                           2.79%                  2.99%
      Monthly payment (includes interest)                     $              71,502    $            72,692
      Number of payments                                                         60                     36
      Maturity date                                              January 28, 2008        August 20, 2007

      Principal payments due December 31:           2006      $             820,063    $           841,420
                                                    2007                    843,237                575,069
                                                    2008                     71,336                     --
                                                              ---------------------      -----------------
      Balance of loan at December 31, 2005                    $           1,734,636    $         1,416,489
                                                              =====================    ===================

In 2005, the Bank renewed its line of credit with the FHLB in the amount of $20,000,000. The interest rate is variable and was 4.23% at December 31, 2005. The line of credit has an expiration date of May 11, 2006. There was no balance outstanding on the line of credit as of December 31, 2005.

The Bank had maximum borrowing capacity with FHLB, including the line of credit, of approximately $301,914,000 and $308,386,000 at December 31, 2005 and 2004,
respectively.

NOTE 11 -- INCOME TAXES

The provision for income taxes consists of:

                                            YEARS ENDED DECEMBER 31,
                                    --------------------------------------------
                                        2005            2004             2003
                                    -----------      -----------     -----------

Currently payable                   $ 3,086,159      $ 2,643,614     $ 3,424,374
Deferred (benefit) tax                 (327,826)         184,511           3,519
                                    -----------      -----------     -----------

Total                               $ 2,758,333      $ 2,828,125     $ 3,427,893
                                    ===========      ===========     ===========

The significant components of temporary differences for 2005, 2004 and 2003 are as follows:

                                              YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                         2005           2004             2003
                                      ---------       ---------       ---------

Provision for loan losses             $(329,752)      $ 153,231       $(201,201)
Depreciation                           (137,670)        (14,169)        143,959
Pension                                 106,946          85,095          28,457
Deferred loan fees                        8,533          15,825          74,418
Other                                    24,117         (55,471)        (42,114)
                                      ---------       ---------       ---------

Total                                 $(327,826)      $ 184,511       $   3,519
                                      =========       =========       =========

28/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 11 -- INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                  ---------------------------
                                                       % of Pretax Income
                                                  ---------------------------
                                                  2005        2004      2003
                                                  ----        ----      ----
Provision at statutory rate                       34.0%       34.0%     34.0%
Effect of tax free income                         (7.7)       (6.3)     (5.2)
Other                                             (2.0)        4.0      (2.6)
                                                  ----        ----      ----

Effective tax rate                                24.3%       31.7%     26.2%
                                                  ====        ====      ====

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2005 and 2004 are as follows:

                                        2005                      2004
                               ------------------------  ------------------------
                                     DEFERRED TAX              DEFERRED TAX
                               ------------------------  ------------------------
                                 ASSETS     LIABILITIES    ASSETS     LIABILITIES
                               ----------   -----------  ----------   -----------
Provision for loan losses      $1,211,590   $       --   $  881,838   $       --
Depreciation                           --      166,238           --      294,849
Pension expense                        --      342,998           --      236,052
Other                             279,959           --      337,330       28,247
SFAS 115                          529,353           --           --      620,625
                               ----------   ----------   ----------   ----------

                               $2,020,902   $  509,236   $1,219,168   $1,179,773
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

Initially, the Rights will be attached to all common stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the common stock and a distribution date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), has acquired, or obtained the Right to acquire, beneficial ownership of 10% or more of the outstanding shares of common stock ("stock acquisition date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of common stock.

The Rights are not exercisable until the distribution date and will expire at the close of business on December 1, 2013, unless earlier redeemed or exchanged by the Bancorp.
                                                            IBT Bancorp, Inc./29

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


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

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $104,269,000 and $96,130,000 as of December 31, 2005 and 2004,
respectively, and approximate fair value.

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

NOTE 14 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2005 and 2004, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $2,200,000 and $3,552,000 at December 31, 2005 and 2004, respectively.

30/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


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

The actuarial measurement period of October 15, through October 14, was used to determine the components of the net periodic pension cost and the financial disclosures for both plans. The actuarial measurement date of October 15 was used in determining the plans' liabilities and asset information. The following is a combined summary of the plans' components as of December 31, 2005, 2004 and 2003, even though the information has been compiled on the basis of the actuarial measurement period.

                                                      2005          2004          2003
                                                  -----------    -----------    -----------
Change in Projected Benefit Obligation:
  Benefit obligation at beginning of year         $ 3,655,011    $ 3,331,356    $ 2,739,116
  Service cost                                        289,282        256,712        210,043
  Interest cost                                       227,751        216,129        184,275
  Actuarial loss due to settlements                        --          8,099             --
  Benefits paid                                       (73,069)      (350,346)       (35,897)
  Other - net                                         357,012        193,061        233,819
                                                  -----------    -----------    -----------
      Benefit obligation at end of year           $ 4,455,987    $ 3,655,011    $ 3,331,356
                                                  ===========    ===========    ===========

Change in Fair Value of Plan Assets:
  Plan assets at estimated
      fair value at beginning of year             $ 2,783,121    $ 2,736,071    $ 2,201,346
  Actual return on plan assets, net of expenses       157,829        146,318        305,653
  Plan settlements                                         --        (42,197)            --
  Benefits paid                                       (73,069)      (350,346)       (35,897)
  Employer contributions                              480,360        293,275        264,969
                                                  -----------    -----------    -----------
      Fair value of plan assets at end of year    $ 3,348,241    $ 2,783,121    $ 2,736,071
                                                  ===========    ===========    ===========

Funded status                                     $(1,107,746)   $  (871,890)   $  (595,285)
Unrecognized net loss from actuarial experience     1,706,791      1,352,122      1,115,107
Unrecognized prior service cost                      (147,176)      (165,438)      (183,700)
Unamortized net asset existing at date
      of adoption of SFAS No. 87                      (17,917)       (21,774)       (27,075)
Effect of settlements                                      --         (5,989)            --
                                                  -----------    -----------    -----------
      Prepaid pension cost                        $   433,952    $   287,031    $   309,047
                                                  ===========    ===========    ===========

                                                            IBT Bancorp, Inc./31

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)

Net periodic pension cost included the following components:

                                               YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                            2005         2004         2003
                                          ---------    ---------    ---------
  Service cost                            $ 289,282    $ 256,712    $ 210,043
  Interest cost                             227,751      216,129      184,275
  Expected return on plan assets           (219,638)    (206,976)    (167,906)
  Amortization of prior service cost        (18,262)     (18,262)     (18,262)
  Amortization of transition asset           (3,857)      (4,098)      (4,098)
  Recognized net actuarial loss              57,296       45,043       44,196
                                          ---------    ---------    ---------

  Net periodic pension cost               $ 332,572    $ 288,548    $ 248,248
                                          =========    =========    =========

Amounts recognized in the consolidated
   balance sheets consist of:
                                               Years Ended December 31,
                                          -----------------------------------
                                             2005         2004         2003
                                          ---------    ---------    ---------

  Prepaid benefit cost                    $1,043,094   $ 713,304    $ 536,653
                                          ==========   =========    =========

In the months of December 2005, 2004 and 2003, the Bank contributed $678,298, $480,360 and $293,275 respectively, to the plans subsequent to the actuarial measurement dates of October 15, 2005, 2004 and 2003. Because these employer contributions were paid after the actuarial measurement period ended, the Bank's prepaid pension cost at December 31, 2005, 2004 and 2003 was $1,043,094, $713,304 and $536,653, respectively.

The combined accumulated benefit obligation for both plans was $3,237,383 and $2,675,106 at December 31, 2005, and 2004, respectively.

Weighted-average assumptions used to determine
  both the benefit obligations and net periodic pension              Years Ended December 31,
  costs were as follows:                                   --------------------------------------------
                                                               2005           2004              2003
                                                           ------------    -------------   ------------
   PLAN #1
     Discount rate                                            6.00%           6.25%            6.50%
     Expected long-term return on plan assets                 7.00%           7.00%            7.00%
     Rate of compensation increase                         3.50% - 5.50%   3.50% - 5.50%   3.50% - 5.50%

   PLAN #2
     Discount rate                                            7.00%           7.00%            7.00%
     Expected long-term return on plan assets                 6.00%           6.00%            7.00%
     Rate of compensation increase                            3.50%           3.50%            3.50%

The interest rate assumption utilized for the plan valuation methods is 7%. The interest rate assumption is reasonable considering historical rates of return and the asset allocation mix of the plan.

32/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

DEFINED BENEFIT PLANS (CONTINUED)

Pension plan weighted-average asset allocations by investment category are as follows:

                                                           DECEMBER 31,
                                                   ------------------------------
                                                   2005        2004         2003
                                                   ----        ----         -----
Cash and cash equivalents                           6%           9%          17%
Stocks                                             18%          22%          24%
Bonds                                               9%          12%          16%
Mutual funds                                       36%          33%          30%
Government securities                              31%          24%          13%
                                                  ---          ---          ---
Total                                             100%         100%         100%
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

OTHER EMPLOYEE BENEFIT PLANS

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance. Prior to 2002, premiums on those policies were paid for by the Bank. In 2002, the Bank elected to pay those premiums with dividends accruing on the insurance policies. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $602,118 and $588,611 at December 31, 2005 and 2004, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2005, 2004 and 2003 amounted to $80,561, $77,362 and $68,479, respectively.


NOTE 16 -- RELATED-PARTY TRANSACTIONS

At December 31, 2005 and 2004, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $8,257,000 and $11,565,000 respectively. During 2005, new loans to such related parties were approximately $1,749,000 and repayments approximated $5,057,000.

                                                           IB T Bancorp, Inc./33

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


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

The estimated fair value of the Bancorp's financial instruments as of December 31, 2005 are as follows:

                                                   CARRYING            FAIR
                                                    AMOUNT             VALUE
                                                  ------------      ------------
Financial Assets:
      Cash and cash equivalents                   $ 15,499,940      $ 15,499,940
      Certificate of deposit                      $    100,000      $    100,000
      Investment securities                       $195,993,449      $195,993,449
      Federal Home Loan Bank stock                $  5,469,600      $  5,469,600
      Loans receivable                            $442,225,344      $452,066,869

Financial liabilities:
      Deposits                                    $520,485,758      $520,564,662
      Short-term borrowings                       $ 30,910,703      $ 30,910,703
      FHLB advances                               $ 68,651,125      $ 69,968,141

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

34/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2005 and 2004, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:

                                                          DECEMBER 31,         MINIMUM             WELL
                                                        ---------------        CAPITAL           CAPITALIZED
                                                        2005      2004       REQUIREMENTS        REQUIREMENTS
                                                        ----      -----      ------------       --------------
Risk-based capital ratio                                14.2%     14.5%         8.0%            10.0% or higher
Leverage capital ratio                                   8.9%      8.5%      3.0% to 4.0%        5.0% or higher
Tier 1 risk-based capital  ratio                        15.1%     13.9%         4.0%             6.0% or higher

Included in cash and due from banks are required federal reserves of $7,450,000 and $7,032,000 at December 31, 2005 and 2004, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.

NOTE 19 -- STOCK OPTION PLAN

The Bancorp's Stock Option Plan authorizes the granting of stock options to directors and employees for up to 300,000 shares of common stock. The stock option plan provides for a term of ten years, after which no awards can be made. Under the plan, the exercise price of each option equals the closing market price of the Bancorp's stock on the grant date, and an option's maximum term is ten years. Options constitute both incentive and non-incentive stock options and are generally granted annually in the month of May. Options granted to directors are vested immediately and are exercisable six months from the grant date and options granted to employees generally vest over three years.

As of December 31, 2005, a total of 150,000 stock options have been granted, of which, 82,502 are vested and exercisable, 4,769 have not vested, 53,528 have been exercised and 9,201 have been forfeited.

                                                            IBT Bancorp, Inc./25

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

A summary of the status of the Bank's stock option plan is presented below:

                                                                                DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                         2005                         2004                        2003
                                              ------------------------     -------------------------     ---------------------
                                                             Weighted                      Weighted                   Weighted
                                                             Average                       Average                     Average
                                                             Exercise                      Exercise                   Exercise
                                                 Shares       Price          Shares        Price           Shares      Price
      Outstanding at beginning of year           102,089      $31.13        118,054       $ 30.94         119,709     $26.53
      Granted                                         --          --             --       $    --          20,500     $51.40
      Forfeitures                                     --          --         (5,034)      $ 39.34          (1,001)    $29.58
      Exercised                                  (14,818)     $26.75        (10,931)      $ 25.35         (21,154)    $25.85
                                              ----------                   --------                      --------

      Outstanding at December 31,                 87,271      $30.86        102,089       $ 31.13         118,054     $30.94
                                              ==========                   ========                      ========

      Exercisable at December 31,                 82,502      $30.75         85,223       $ 28.71          73,887     $25.54
                                              ==========                   =======                       ========

The  options   outstanding   at  December  31,   2005,   2004  and  2003  had  a
weighted-average contractual maturity of 5.74 years, 6.68 years, and 7.66 years, respectively.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                           DECEMBER 31,
                                              --------------------------------------
                                                  2005           2004         2003
                                              ------------   ------------   --------
      Dividend yield                          None granted   None granted      2.72%
      Expected life                                                           7 years
      Expected volatility                                                      20%
      Risk-free interest rate                                                 4.00%
      Weighted-average fair value                                             $10.75

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

36/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each year.

                                                                          YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                      2005            2004             2003
                                                                  ------------   --------------   -------------

Net income, as reported                                           $  8,579,351   $    6,084,738   $   9,646,246
Add: Stock-based employee compensation expense
    included in reported net income, net of related tax effects         39,034           39,034          67,422
Deduct: Total stock-based employee compensation
    expense determined under fair value based method for
    all awards, net of related tax effects                                  --           85,525         151,518
                                                                  ------------   --------------   -------------

Pro-forma net income                                              $  8,618,385   $    6,038,247   $   9,562,150
                                                                  ============   ==============   =============

Earnings per share:
      Basic-as reported                                           $       2.90   $         2.05   $        3.24
                                                                  ============   ==============   =============
      Basic-pro forma                                             $       2.92   $         2.04   $        3.21
                                                                  ============   ==============   =============

      Diluted-as reported                                         $       2.88   $         2.02   $        3.19
                                                                  ============   ==============   =============
      Diluted-pro forma                                           $       2.89   $         2.01   $        3.17
                                                                  ============   ==============   =============

Weighted-average number of shares outstanding assuming dilution of exercisable stock options using the treasury stock method was 2,982,450, 3,005,367, and 3,020,075 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 20 -- TREASURY STOCK

In 2004 the Bancorp repurchased 22,200 shares of its stock for $1,006,135 and is being held as treasury stock. The Bancorp did not repurchase any shares of its own stock during 2005.

NOTE 21 -- RECENT ACCOUNTING PRONOUNCEMENTS


In 2005, the FASB issued FASB interpretation ("FIN") No. 47, Accounting for Asset Retirement Obligations. FIN 47 clarifies that the term conditional asset retirement obligations, refers to a legal obligation to perform asset retirement activity in which the timing and/or the method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement obligation is unconditional even though uncertainty exists about the timing and/or method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Also in 2005, the Financial Accounting Standards Board issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. Management does not believe either statement will have an impact on the Bank or its operations.

                                                            IBT Bancorp, Inc./37

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

NOTE 22 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is as follows:

BALANCE SHEETS
                                                        DECEMBER 31
                                                  -------------------------
                                                      2005         2004
                                                  -----------   -----------
 ASSETS
     Cash in bank                                 $   522,780   $   264,390
     Investment in subsidiary                      60,002,071    58,868,856
     Securities available for sale                    294,163       513,157
     Other assets                                     261,979       241,717
                                                  -----------   -----------

     TOTAL ASSETS                                 $61,080,993   $59,888,120
                                                  ===========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
     LIABILITIES                                  $        --   $    45,358

     STOCKHOLDERS' EQUITY                          61,080,993    59,842,762
                                                  -----------   -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $61,080,993   $59,888,120
                                                  ===========   ===========

STATEMENTS OF INCOME

                                                     YEARS ENDED DECEMBER 31,
                                               ------------------------------------
                                                   2005        2004        2003
                                               ----------   ----------   ----------
INCOME
     Dividends from subsidiary                 $5,650,000   $5,900,000   $3,600,000
     Other dividends                               11,280       11,916       14,156
     Investment security gains                    120,744       87,333      151,802
     Income from joint ventures                    34,804       55,139      218,307

EXPENSES
     Professional fees                            105,943       97,126      167,658
     Miscellaneous                                 63,142       60,636       62,954
                                               ----------   ----------   ----------

INCOME BEFORE INCOME TAXES
     AND EQUITY IN UNDISTRIBUTED EARNINGS OF
     SUBSIDIARY                                 5,647,743    5,896,626    3,753,653

EQUITY IN UNDISTRIBUTED
     EARNINGS OF SUBSIDIARY                     2,931,608      188,112    5,892,593
                                               ----------   ----------   ----------

NET INCOME                                     $8,579,351   $6,084,738   $9,646,246
                                               ==========   ==========   ==========

38/IBT Bancorp, Inc.

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary

Years Ended December 31, 2005, 2004 and 2003


NOTE 22 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS
                                                                  YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           2005          2004           2003
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income                                        $ 8,579,351    $ 6,084,738    $ 9,646,246
      Adjustments to reconcile net income to
         net cash provided by operating activities:
         Net undistributed earnings of joint ventures       (34,805)       (55,139)      (218,307)
         Investment security gains                         (120,744)       (87,333)      (151,802)
         Decrease in cash due to changes
             in assets and liabilities:
                Equity in undistributed earnings
                  of subsidiary                          (2,931,608)      (188,112)    (5,892,593)
                                                        -----------    -----------    -----------

NET CASH FROM OPERATING ACTIVITIES                        5,492,194      5,754,154      3,383,544

CASH FLOWS FROM INVESTING ACTIVITIES

      Distributions from joint ventures                      23,116         56,365        279,137
      Proceeds from sale of securities
         available for sale                                 185,899        168,033        166,846
      Purchase of securities available for sale              (4,783)       (22,355)        (1,577)
                                                        -----------    -----------    -----------

NET CASH FROM INVESTING ACTIVITIES                          204,232        202,043        444,406


CASH FLOWS FROM FINANCING ACTIVITIES

      Dividends paid                                     (5,438,036)    (4,746,485)    (4,168,721)
      Purchase of Treasury Stock                               --       (1,006,135)          --
                                                        -----------    -----------    -----------

NET CASH USED BY FINANCING ACTIVITIES                    (5,438,036)    (5,752,620)    (4,168,721)
                                                        -----------    -----------    -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                     258,390        203,577       (340,771)


CASH AND CASH EQUIVALENTS AT BEGINNING
      OF YEAR                                               264,390         60,813        401,584
                                                        -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                $   522,780    $   264,390    $    60,813
                                                        ===========    ===========    ===========

                                                            IBT Bancorp, Inc./39

  Notes to Consolidated Financial Statements/IBT Bancorp, Inc., and Subsidiary


YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


NOTE 23 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                         QUARTERS ENDED 2005
                          ---------------------------------------------------
                           MARCH 31      JUNE 30   SEPTEMBER 30   DECEMBER 31
                          ----------   ----------  ------------  ------------
Interest income           $8,738,031   $8,814,344   $9,016,445    9,202,482
Interest expense           3,126,624    3,280,426    3,516,174    3,758,562
                          ----------   ----------   ----------   ----------
Net interest income        5,611,407    5,533,918    5,500,271    5,443,920
Provision for loan
  losses                     300,000      300,000      300,000      300,000
Non-interest income        1,624,670    1,777,621    1,638,471    1,594,390
Non-interest expense       3,710,161    4,064,011    4,134,575    4,278,237
                          ----------   ----------   ----------   ----------
Income before income
  taxes                    3,225,916    2,947,528    2,704,167    2,460,073
Income tax expense           901,770      621,685      665,927      568,951
                          ----------   ----------   ----------   ----------

Net income                $2,324,146   $2,325,843   $2,038,240   $1,891,122
                          ==========   ==========   ==========   ==========

Net income per Share of
  Capital Stock           $     0.79   $     0.79   $     0.69   $     0.63
                          ==========   ==========   ==========   ==========

                                         QUARTERS ENDED 2004
                          ---------------------------------------------------
                           MARCH 31      JUNE 30   SEPTEMBER 30   DECEMBER 31
                          ----------   ----------  ------------  ------------
Interest income           $8,310,564   $8,372,018   $8,401,372   $8,641,765
Interest expense           2,852,344    2,877,888    2,969,697    3,107,880
                          ----------   ----------   ----------   ----------
Net interest income        5,458,220    5,494,130    5,431,675    5,533,885
Provision for loan
  losses                     125,000      125,000       40,000      310,000
Non-interest income        1,348,055    1,336,940    1,269,911    1,160,913
Non-interest expense       3,649,837    3,867,618    3,714,607    6,288,804
                          ----------   ----------   ----------   ----------
Income before income
  taxes                    3,031,438    2,838,452    2,946,979       95,994
Income tax expense           678,843      750,216      785,605      613,461
                          ----------   ----------   ----------   ----------

Net income                $2,352,595   $2,088,236   $2,161,374   $ (517,467)
                          ==========   ==========   ==========   ==========

Net income per Share of
  Capital Stock           $     0.79   $     0.70   $     0.73   $    (0.17)
                          ==========   ==========   ==========   ==========

40/IBT Bancorp, Inc.

                       IBT Bancorp, Inc./Corporate Profile


                       IBT BANCORP, INC. CORPORATE PROFILE

IBT Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is the bank holding company for Irwin Bank & Trust Company ("Irwin Bank"). Irwin Bank is the principal subsidiary of the Company.

Irwin Bank & Trust Company was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The Bank is headquartered in Irwin,
Pennsylvania and conducts business through 7 full service branches, 4 supermarket branches, 2 loan offices, and a trust office in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of commercial and retail banking services, as well as trust services to consumers and businesses. Deposits in Irwin Bank are insured by the Federal deposit Insurance Corporation ("FDIC") to applicable limits.


STOCK MARKET INFORMATION

The Company's common stock is listed on the American Stock Exchange ("AMEX") under the symbol "IRW". As of March 1, 2005, IBT Bancorp, Inc. had approximately 1,306 shareholders of record and 2,955,455 shares of common stock outstanding. The number of stockholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms

                                                   Price Range             Cash Dividends
                                             High ($)       Low ($)     Declared Per Share ($)
2005
First Quarter                                 48.30           43.75             .46
Second Quarter                                45.50           37.00             .46
Third Quarter                                 44.60           40.50             .46
Fourth Quarter                                46.30           40.50             .46

2004
First Quarter                                 62.60           47.85             .40
Second Quarter                                48.09           44.87             .40
Third Quarter                                 51.00           45.50             .40
Fourth Quarter                                50.25           45.20             .40


                                                            IBT Bancorp, Inc./41

                       IBT Bancorp, Inc./Corporate Profile


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

ANNUAL SHAREHOLDERS MEETING

The annual meeting of shareholders of IBT Bancorp, Inc., will be held on Tuesday April 18, 2006 at 2:00 PM local time, at the Irwin Masonic Hall, located at 417 Main Street, Irwin Pennsylvania 15642.

FORM 10-K

The Annual Report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on Form 10-K, is available without charge upon written request. For a copy of the Form 10-K please contact: Raymond G. Suchta, Senior Vice President and Chief Financial Officer, IBT Bancorp, Inc., 309 Main Street, Irwin, PA 15642.

TRANSFER AGENT                                 INDEPENDENT AUDITORS
Registrar and Transfer Company                 Edwards Sauer & Owens, P.C.
Investor Relations                             500 Warner Centre
10 Commerce Drive                              Pittsburgh, PA 15222
Cranford, New Jersey 07016-3572
1-800-368-5948

SPECIAL COUNSEL
Malizia, Spidi & Fisch, PC
901 New York Avenue, NW
Suite 210 East
Washington, D.C. 20001

42/IBT Bancorp, Inc.

                                              Back row:
BOARD OF DIRECTORS                            DR. GRANT J. SHEVCHIK
                                              Director
                                              RICHARD J. HOFFMAN
                                              Director
                                              SECOND ROW:
                                              ROBERT C. WHISNER
                                              Director
[GRAPHIC OMITTED]                             CHARLES W. HERGENROEDER
                                              Director
                                              THOMAS E. DEGER
                                              Director
                                              FRONT ROW:
                                              JOHN N. BRENZIA
                                              Director
                                              RICHARD L. RYAN
                                              Director
                                              ROBERT REBICH, JR.
                                              Chairman
                                              CHARLES G. URTIN
                                              President/CEO

EMPLOYEE MILESTONES, PROMOTIONS, AND NEW HIRES.

                                              TOP ROW:
                                              DEBRAH J. BACHY
                                              Loan Center Manager
                                              Promoted: June, 2005

                                              CAROLYN SUE BOZZICK
                                              Assistant Vice President/Branch
                                              Manager-Haymaker Office
                                              Promoted: April, 2005

[GRAPHIC OMITTED]                             JUDI L. HEBRANK
                                              Operations Officer/Data Processing
                                              Promoted: December, 2005

                                              DEBORAH L. KUKIC
                                              Assistant Vice President/
                                              Training Officer
                                              Promoted: April, 2005

                                              BOTTOM ROW:
                                              DAWN M. SIMPSON
                                              Deposit Operations Officer
                                              Promoted: April, 2005

                                              NANCY A. SMITH
                                              Vice President/Mortgage Lending
                                              Promoted: April, 2005

                                              DAVID J. WHEATON
                                              Vice President/Commercial Lending
                                              Hired: May, 2005

                                              RICHARD P. ZELAZNY
                                              Assistant Vice President
                                              UVEST Investment Consultant
                                              Hired: January, 2005.

The hard work and dedication of our employees make the continuing success of Irwin Bank & Trust Company possible. Their commitment and community- oriented spirit are a major part of what makes us unique as a community bank offering "big city" capabilities.

In 2005, Nancy J. McCullough was recognized for her forty-five years of service, Sharon A. Jaffre was recognized for her thirty-five years of service, and Sara L. Benson and Patricia A. Debold were each recognized for their twenty-five years of service. We are proud to honor these employees for their many years of dedication and hard work for Irwin Bank & Trust Company.

We are also pleased to recognize our officers who achieved higher rank and those who joined Irwin Bank & Trust Company last year.


IRWIN BANK & TRUST COMPANY LOCATIONS

MAIN OFFICE             |       TRUST DIVISION
309 MAIN STREET         |       SUITE 204
IRWIN, PA 15642         |       20 N. PENNSYLVANIA AVENUE
724-863-3100            |       GREENSBURG, PA 15601
                                724-836-2010



BRANCH OFFICES                  IN STORE LOCATIONS                      LOAN CENTER LOCATIONS

GREENSBURG (TRIANGLE DR.)       FT. ALLEN                               MAIN OFFICE LOAN CENTER
4 TRIANGLE DRIVE                INSIDE HEMPFIELD SHOP N' SAVE           319 MAIN STREET
GREENSBURG, PA 15601            ROUTE 136 & JANYCE DRIVE                IRWIN, PA 15642
724-837-5000                    GREENSBURG, PA 15601                    724-863-3100
                                724-853-8540

GREENSBURG (PA COMMONS)         IRWIN-NORTH HUNTINGDON                  MT. PLEASANT LOAN CENTER
20 N. PENNSYLVANIA AVENUE       INSIDE SCOZIO`S SHOP N' SAVE            445 WEST MAIN STREET
GREENSBURG, PA 15601            NORWIN HILLS SHOPPING CENTER            MT. PLEASANT, PA 15666
724-837-5000                    8775 NORWIN AVENUE                      724-547-2255
                                NORTH HUNTINGDON, PA 15642
                                724-861-8701

MONROEVILLE                     PENN CROSSING
HAYMAKER VILLAGE                INSIDE SCOZIO'S FESTIVAL FOODS
4580 BROADWAY BLVD.             2000 PENNY LANE
MONROEVILLE, PA 15146           JEANNETTE, PA 15644
412-858-4450                    724-744-6111

PENN TOWNSHIP                   WHITE OAK
4021 ROUTE 130                  INSIDE SCOZIO'S SHOP N' SAVE
IRWIN, PA 15642                 OAK PARK MALL
724-744-2176                    2001 LINCOLN WAY
                                WHITE OAK, PA 15131
                                412-664-0984
ROUTE 30
9350 ROUTE 30
IRWIN, PA 15642
724-863-2510

WHITE OAK
OAK PARK MALL
2003 LINCOLN WAY
WHITE OAK, PA 15131
412-678-3000

(LOGO:)
IRWIN BANK
& TRUST COMPANY


www.myirwinbank.com