Form 10-K, Exhibit 13
period 2006-12-31
IBT BANCORP INC
filed 2007-03-16
CIK 801122

IBT Bancorp, Inc. 2006 Annual Report



                               [GRAPHIC OMITTED]

time to live better

Irwin Bank.



Everyone has a different idea of what it means to "live better."
To some, it's having the chance to share some special times with their families. To others, it's taking a few extra moments to connect with friends and the local community at a corner coffee shop. But whatever it means to you, the time to live better isn't just some future goal - it's right now!

FINANCIAL HIGHLIGHTS IBT Bancorp, Inc. & Subsidiary
--------------------------------------------------------------------------------

(Dollars in Thousands, except per share data)
YEARS ENDED DECEMBER 31                              2006          2005           2004            2003            2002
SELECTED BALANCE SHEET DATA:
Total assets                                       $ 740,962    $ 685,151      $ 675,857      $ 629,530      $ 584,035
Cash and cash equivalents                             19,955       15,500         16,187         15,829         15,066
Securities available for sale                        226,446      201,463        196,891        172,448        186,718
Loans receivable (net)                               467,721      442,225        436,548        416,286        359,872
Deposits                                             572,472      520,486        526,217        492,158        468,257
Repurchase agreements                                 27,417       18,443         15,157         12,611         14,526
Federal funds purchased                                    -       12,468              -          7,900              -
FHLB advances                                         72,410       68,651         70,265         53,308         40,000
Shareholders' equity                                  62,581       61,081         59,843         59,606         56,151

SELECTED RESULTS OF OPERATIONS
Interest income                                    $  40,393    $  35,771      $  33,726      $  33,398      $  33,560
Net interest income                                   21,879       22,090         21,918         22,083         20,732
Provision for loan losses                              1,500        1,200            600            600          1,100
Net interest income after provision
      for loan losses                                 20,379       20,890         21,318         21,483         19,632
Other income                                           7,349        6,635          5,116          5,891          5,317
Loss on write-down of equity securities                    -            -          2,426              -              -
Other expense                                         17,237       16,187         15,095         14,300         12,831
Net income                                             8,456        8,579          6,085          9,646          8,937

PER SHARE DATA:
Net Income
      Basic                                           $ 1.43       $ 1.45         $ 1.02         $ 1.62         $ 1.50
      Diluted                                           1.42         1.44           1.01           1.60           1.50
Cash dividends declared                                 2.00         1.84           1.60           1.40           1.20

SELECTED RATIOS:
Return on average assets                                1.18%        1.26%          0.92%          1.59%          1.61%
Return on average equity                               13.74%       14.08%         10.25%         16.54%         16.95%
Ratio of average equity to average assets               8.61%        8.97%          9.02%          9.59%          9.47%
Dividend payout                                        69.74%       63.39%         78.01%         43.21%         40.00%

$740,962,000

TOTAL ASSETS
As of 12/31 (in millions)
[Bar graph with following data points:

        2002    $584.0
        2003    $629.5
        2004    $675.9
        2005    $685.0
        2006    $741.0]

TOTAL EQUITY
(in thousands)
[Bar graph with following data points:

        2002    $56,151
        2003    $59,606
        2004    $59,843
        2005    $61,081
        2006    $62,581]

NET INCOME
(in thousands)
[Bar graph with following data points:

        2002    $8,937
        2003    $9,646
        2004    $6,085
        2005    $8,579
        2006    $8,456]

DILUTED EARNINGS PER SHARE
[Bar graph with following data points:

        2002    $1.50
        2003    $1.60
        2004    $1.01
        2005    $1.44
        2006    $1.42]

DIVIDENDS PER SHARE
[Bar graph with following data points:

        2002    $1.20
        2003    $1.40
        2004    $1.60
        2005    $1.84
        2001    $2.00]

Pursuing excellence in all that we do.

Last year, Irwin Bank asked, "Where do you want to be today?" In support of that question, in 2006 we put our commitment to serving the community's banking needs into high gear, adding products, services, and personnel to help keep pace with
- and even anticipate - today's rapidly-changing financial environment. But our efforts towards better serving our customers showed us that Irwin Bank needed to do even more if we intended to continue the Bank's growth and success. We needed to do even more if we intended to continue the Bank's growth and success. We needed to evolve, just as the banking industry was evolving - to find new ways to deliver the best possible products and services to our customers. Our solution? To create a strong positioning, backed by a culture of excellence within the bank, which extends into everything we do, day in and day out. This combination of factors would enable us to look inward as well as outward, keeping a finger on the pulse of our business and our community, and allowing us to continuously improve every aspect of our banking for our customers. So we turned to the experts for help.

CREATING A CULTURE OF CONTINUOUS IMPROVEMENT

Recognizing that we needed expert advice and counsel to set the benchmark for this "new" position and culture, Irwin Bank engaged a team of "branding" specialists to research our market, customer base, banking operations, and our needs for the future. After long and hard work, they provided a number of recommendations, including a new tagline for the bank ("Time to Live Better") that definitively "brands" or portrays Irwin Bank as a service-oriented community bank with our customers' best financial interests and service convenience foremost in mind. This new tagline will be featured prominently in our new advertising and other communications efforts in 2007, and we believe it will help us to more effectively communicate our strengths to customers and potential customers, enhancing our business today and in the future. We also intend to take this new positioning line to heart, using it as a basis for continuously improving our banking operations and our service to customers in every way possible, and leveraging it to create an ongoing system for continuous change and improvement.

To accomplish the creation of this plan and to oversee its implementation, Irwin Bank worked closely with the world-renowned Disney Institute in Orlando, Florida, customer service experts without peer. The Disney Institute conducted intensive training seminars with a number of key Irwin Bank personnel, helping us to recognize exactly what customers look for and to set new standards for developing leadership, providing consistent quality in products and services, building customer loyalty, enhancing organizational creativity, and internal teambuilding. These new initiatives are helping us to create a culture within the Bank's organization that will reward the pursuit of excellence, ultimately benefiting our customers through best-of kind service delivery at every Irwin Bank branch office. Since we have always been totally committed to community banking values, the Disney Institute also helped us find new ways to communicate and reinforce these basic values to our customers. Our people have been empowered with a "make it happen" attitude and we are working towards creating an ever more positive banking experience for all of our customers.

TIME TO LIVE BETTER...WITH WORLD-CLASS COMMUNITY BANKING

Irwin Bank's goal in 2007 is to change our customers' banking experiences from a chore that must be done into a satisfying, rewarding interchange of ideas and information in which customers engage eagerly. We want to be seen as THE local bank with the strongest sense of community; the bank that's small enough to know you personally -- while still offering products and services that are the equal of anything offered by the "big" banks. We want our customers to see us doing exceptional things every day, whether it's taking the time to call you by your first name when you come to one of our offices, or supporting community initiatives like The Irwin Project in developing and improving our local community.

In essence, Irwin Bank wants to help you make the most of your time. It's "Time to Live Better." And in 2007, that's why it's time for Irwin Bank.

                                                    Making a difference
                                                    in people's lives every day.


To Our Stockholders:

This past year has certainly been a busy and interesting one for IBT Bancorp, Inc., and our subsidiary, Irwin Bank - and I mean that in a very positive way. Of course, our commitment to community banking values is unchanged and remains the core of our banking philosophy. Throughout the year, we continued to keep a close watch on changes in banking technology, regulations, and customer expectations, adapting our mix of products and services to stay one step ahead of the market and serve our customers as efficiently and effectively as possible. This has allowed us to maintain the level of service that our customers have come to expect.

2006 INITIATIVES

In 2006, we continued efforts to expand our offerings to match the community's changing needs, providing "big bank" products and services with a "community bank" attention to detail. Many of our employees generously contributed their time and money to assist local organizations such as the American Cancer Society, the Make-A-Wish Foundation of Western PA, Salvation Army, American Red Cross, Toys for Tots, and the local food banks to raise funds for their various causes. We also stayed closely connected with The Irwin Project, helping to lead the way in the development and improvement of our local community.

However, during 2006 Irwin Bank also took a long, hard look at ourselves to determine if the way we see the Bank - and more importantly, the way customers see us - accurately portrays who we are, what we offer, and what makes us unique and a better choice for banking in our community. Additionally, we wanted to ensure that we are providing the same banking opportunities at all of our branches, offering our customers a consistently excellent level of products and personalized services regardless of which office they visit. We believe this will result in the enhancement of our ability to build long-term relationships -- and increase our opportunities to add new revenue.

In carrying out these initiatives, Irwin Bank turned to some expert sources to help provide us with "outside-the-box" solutions. We worked closely with a company that specializes in branding to research our market, customer base, banking opeations, perceptions and needs, and communications. They provided recommendations for changes, both internally and for our customers, designed to better portray Irwin Bank's market position. Plus, they assisted us in developing a new tagline ("Time To Live Better"), an image that will communicate our strengths and help to enhance our business today and in the future.

We also enlisted the assistance of the pretigious and world-famous Disney Institute to help us find new and more exciting ways to deliver our products, services, positioning, and image to customers. The Disney Institute conducted intensive training sessions with a number of key Irwin Bank personel to help us institute new benchmarks for Leadership Development, Quality Service Standards, Customer Loyalty, Organizational Creativity, and Teambuilding within the Bank's internal framework that will ultimately benefit our customers and set us apart from our competition. Using the Disney Institute's advice and counsel, Irwin Bank is creating a "make it happen" culture within the Bank while sharing our enhanced focus with customers, helping to make banking with us more pleasant and convenient in every way we can. Our goal for 2007 is to turn banking at Irwin Bank from an "I have to" chore into an "I want to" experience that is satisfying and rewading for everyone.

NOW IS THE TIME

We believe our new focus and initiatives will help our customers gain the financial opportunities to do more in their lives, giving them a better banking experience - and more reasons to choose Irwin Bank as the place to go for all their banking needs, whether it's for business, education, retirement, or any other financial requirement. As our new tagline says, it's "Time to Live Better."


/s/Charles G. Urtin

Charles G. Urtin
President & Chief Executive Officer
IBT Bancorp, Inc.

                                                           FINANCIAL Information

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects",
"intends" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which include changes in interest rates, risks associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. IBT Bancorp, Inc. undertakes no obligation to update those forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

         IBT Bancorp, Inc. is a bank holding company headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking and trust services through its wholly owned banking subsidiary, Irwin Bank (collectively, the "Company"). The Company's stock is traded on the American Stock Exchange under the symbol IRW. All per share amounts have been restated for the 100% stock dividend paid on November 16, 2006.


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

         Employer benefit plans: In September 2006, the FASB issued SFAS No. 158, "Employers Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). The Company adopted SFAS 158 prospectively on December 31, 2006. SFAS 158 requires that the Company recognize all obligations related to defined benefit pensions. This statement requires that the Company quantify the plans' funding status as an asset or liability on its consolidated balance sheets.

         SFAS 158 requires that the Company measure the plans' assets and obligations that determine its funded status as

                                       IBT Bancorp, Inc., 2006 Annual Report / 1

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


of the end of the fiscal year. The Company is also required to recognize as a component of other comprehensive income (OCI) the changes in funded status that occurred during the year that are not recognized as part of net periodic benefit cost as explained in SFAS No. 87, "Employers' Accounting for Pensions."


FINANCIAL CONDITION

         At December 31, 2006, total assets increased $55.8 million, or 8.1%, to $741.0 million from $685.2 million at December 31, 2005. The increase in total assets was primarily the result of an increase of $25.5 million in net loans and $25.2 million in securities available for sale. Growth in the loan portfolio and securities available for sale was primarily funded by net increases of $52.0 million in deposit accounts, $9.0 million in repurchase agreements, and $3.8 million in FHLB advances, offset by a $12.5 million decrease in Federal funds purchased.

         The increase in available for sale securities was mainly the result of purchases of $66.4 million offset by net proceeds from maturities and the sales of securities of $42.4 million. This resulted in net increases of U.S. Government agencies, obligations of state and political sub-divisions, and mortgage-backed securities of $16.4 million, $9.8 million, and $7.2 million, respectively, offset by net decreases in equity securities of $8.1 million. The Company periodically sells and purchases securities to maximize the return of the portfolio within the set policy limits established by the board of directors.

          The increase in net loans is primarily due to increases in mortgage, commercial, and installment loans of $14.8 million, $10.7 million, and $5.6 million, respectively. Offsetting these increases was a decrease of $3.1 million in home equity lines of credit. Customers continue to favor the fixed rate mortgage and installment loans over adjustable rate lines of credit.

         At December 31, 2006, total liabilities increased $54.3 million, or 8.7%, to $678.4 million from $624.1 million at December 31, 2005. The increase was primarily related to the increases in interest-bearing deposits of $50.3 million, repurchase agreements of $9.0 million, and FHLB advances of $3.8 million, offset by a $12.5 million decrease in Federal funds purchased.

         Non-interest bearing deposits increased $1.8 million to $85.6 million at December 31, 2006 from $83.8 million at December 31, 2005. This increase is exclusive of the net increase of $9.0 million in repurchase agreements.. Under the terms of the repurchase agreements, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customers the daily interest earned based on the current market rate. See
Note 8 to the consolidated financial statements.

         Interest-bearing deposits totaled $486.9 million at December 31, 2006, an increase of $50.3 million from December 31, 2005. The change was the result of a $57.8 million increase in time deposits offset by decreases in savings and money market accounts of $5.6 million and $2.4 million, respectively. Time deposits have become more attractive due to the rise in market rates.

         At December 31, 2006, total stockholders' equity increased $1.5 million to $62.6 million from $61.1 million at December 31, 2005. The increase was primarily due to net income of $8.5 million for the period offset by a decrease of $393,000 in accumulated other comprehensive income (net of income taxes), an increase in treasury stock purchased of $600,000, and dividends paid of $5.9 million. Surplus (additional paid-in capital) decreased to zero due to a two-for-one stock split effected in the form of a 100 percent stock dividend. See Note 21 to the consolidated financial statements. Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on the available for sale securities and a decrease for the initial application of SFAS 158. The change in the net unrealized gain on the available for sale securities was due to fluctuations in interest rates. Because of interest rate volatility, the Company's accumulated other comprehensive income could materially fluctuate for each interim period and year-end. See Notes 2 and 15 to the consolidated financial statements.

2 / IBT Bancorp, Inc., 2006 Annual Report

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


RESULTS OF OPERATIONS

         Net Income: Net income decreased $124,000, or 1.4%, to $8.5 million, or $1.42 per diluted share for the year ended December 31, 2006 from $8.6 million, or $1.44 per diluted share for the year ended December 31, 2005. The decrease in net income for fiscal 2006 compared to fiscal 2005 was primarily due to a $211,000 decrease in net interest income and increases in the provision for loan losses and other expenses of $300,000 and $1.1 million, respectively. A $34.1 million increase in average interest-bearing liabilities coupled with a 70 basis point increase in the cost of funds contributed to the decrease in net interest income. Offsetting these decreases was a $714,000 increase in other income attributable primarily to gains on sales of investment securities.

          Net income increased approximately $2.5 million, or 41.0%, to $8.6 million, or $1.44 per diluted share for the year ended December 31, 2005 from $6.1 million, or $1.01 per diluted share for the year ended December 31, 2004. The increase in net income for fiscal 2005 compared to fiscal 2004 was primarily due to a $3.9 million increase in other income and $2.1 million increase in interest income offset by an increase in interest expense of $1.9 million and increases in the provision for loan losses and other expenses of $600,000 and $1.1 million, respectively. A $15.5 million increase in average interest earning assets and a 19 basis point increase in the average yield supported the increase in interest income. The Company did not record any non-cash charges for investments whose value declines were determined to be other than temporarily impaired, as a result, other income for fiscal 2005 exceeded other income reported for 2004.

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

         Net interest income decreased $211,000 to $21.9 million for 2006 compared to $22.1 million for 2005. The decrease was primarily due to increases in average interest bearing liabilities of $34.1 million and a 70 basis point increase in the cost of funds. Partially offsetting the resulting increase in interest expense were a $35.3 million increase in the average interest earning assets and a 40 basis point yield increase. As a result of these changes, the net interest margin narrowed to 3.24% for the 2006 fiscal year from 3.45% in the 2005 fiscal year.

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

                                       IBT Bancorp, Inc., 2006 Annual Report / 3

                                                                     Year Ended December 31,
                                -------------------------------------------------------------------------------------------------
                                            2006                               2005                           2004
                                -------------------------------  -------------------------------  -------------------------------
                                Average               Average       Average            Average     Average               Average
                                Balance   Interest   Yield/Cost     Balance  Interest Yield/Cost   Balance   Interest  Yield/Cost
                                -------   --------   ----------     -------  -------- ----------   -------   --------  ----------
                                                                      (Dollars in Thousands)
Interest-earning assets:
     Loans receivable (1)       $  462,036 $30,616      6.63%    $  436,906 $  27,273     6.24%   $430,543  $  26,313     6.11%
     Investment securities (2)     210,761   9,671      4.59%       200,528     8,437     4.21%    192,934      7,403     3.84%
     Federal funds sold              2,010     106      5.27%         2,029        61     3.01%        540         10     1.82%
                                ---------- -------      ----     ---------- ---------     ----    --------  ---------     ----
          Total interest-
            earning assets         674,807  40,393      5.99%       639,463    35,771     5.59%    624,017     33,726     5.40%

Non-interest earning assets (3)     40,150                           40,138                         34,156
                                ----------                       ----------                       --------
          Total assets          $  714,957                       $  679,601                       $658,173
                                ==========                       ==========                       ========

Interest-bearing liabilities:
     Money market accounts      $   52,671   1,338      2.54%    $   62,225     1,042     1.67%   $ 58,103        516     0.89%
     Certificates of deposit       274,047  11,430      4.17%       245,654     8,126     3.31%    245,881      7,595     3.09%
     Other liabilities (4)         239,749   5,746      2.40%       224,533     4,514     2.01%    210,096      3,697     1.76%
                                ---------- -------      ----     ---------- ---------     ----    --------  ---------     ----
         Total interest-
           bearing liabilities     566,467  18,514      3.27%       532,412    13,682     2.57%    514,080     11,808     2.30%
                                           -------      ----                ---------     ----              ---------     ----

Non-interest-bearing
  liabilities (3)                   86,944                           86,244                         84,704
                                ----------                       ----------                       --------
     Total liabilities             653,411                          618,656                        598,784
 Stockholders' Equity (5)           61,546                           60,945                         59,389
                                ----------                       ----------                       --------
     Total liabilities and
       stockholders' equity     $  714,957                       $  679,601                       $658,173
                                ==========                       ==========                       ========
Net interest income                        $21,879                          $  22,089                       $  21,918
                                           =======                          =========                       =========
Interest rate spread (6)                                2.72%                             3.02%                           3.10%
                                                        ====                              ====                            ====
Net interest margin (7)                                 3.24%                             3.45%                           3.51%
                                                        ====                              ====                            ====
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities                                         119.13%                           120.11%                         121.38%
                                                      ======                            ======                          ======

(1)  Average  balances include  non-accrual  loans, and are net of deferred loan fees.
(2) Includes investment securities, interest-bearing deposits in other financial institutions and FHLB stock.
(3) Includes net deferred income taxes in excess of deferred tax benefits on AFS securities (SFAS 115), stock options (SFAS 123/148) and deferred fees (SFAS 109). Non-interest bearing liabilities include demand deposit accounts.
(4)  Includes FHLB advances, Federal funds purchased, and repurchase agreements.
(5)  Includes capital stock, surplus and accumulated other comprehensive income.
(6) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income as a percentage of average interest earning assets.

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

                                                Year Ended December 31,          Year Ended December 31,
                                             -----------------------------    -----------------------------
                                                     2006 vs. 2005                    2005 vs. 2004
                                             -----------------------------    -----------------------------
                                                  Increase (Decrease)               Increase (Decrease)
                                                       Due to                            Due to
                                             -----------------------------    -----------------------------
                                              Volume     Rate         Net      Volume      Rate       Net
                                             -------    -------    -------    -------    -------    -------
                                                                     (In Thousands)
Interest income:
     Loans receivable                        $ 1,569    $ 1,774    $ 3,343    $   389    $   571    $   960
     Investment securities                       431        803      1,234        291        743      1,034
     Other interest-earning assets                (1)        46         45         27         24         51
                                             -------    -------    -------    -------    -------    -------
        Total interest-earning assets          1,999      2,623      4,622        707      1,338      2,045
                                             -------    -------    -------    -------    -------    -------

Interest expense:
     Money market accounts                      (160)       456        296         36        489        525
     Certificates of deposit                     939      2,365      3,304         (7)       538        531
     Other liabilities                           306        926      1,232        254        563        817
                                             -------    -------    -------    -------    -------    -------
        Total interest-bearing liabilities     1,085      3,747      4,832        283      1,590      1,873
                                             -------    -------    -------    -------    -------    -------

Net change in net interest income            $   914    $(1,124)   $  (210)   $   424    $  (252)   $   172
                                             =======    =======    =======    =======    =======    =======

                                       IBT Bancorp, Inc., 2006 Annual Report / 5

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


         Provision for Loan Losses: The Company recorded a provision for loan losses of $1.5 million, $1.2 million, and $600,000 for 2006, 2005, and 2004, respectively. Increased provisions reflect the Company's loan growth and change in portfolio composition. The table below sets forth information with respect to activity in the Company's allowance for loan losses for the years indicated:

                                                                At December 31,
                                                  -------------------------------------
                                                       2006          2005          2004
                                                  -------------------------------------
                                                             (Dollars in Thousands)
Total loans outstanding                           $ 472,490     $ 445,789     $ 439,142
                                                  =====================================
Average loans outstanding                         $ 462,036     $ 436,906     $ 430,543
                                                  =====================================
Allowance balances (at beginning of period)       $   3,564     $   2,594     $   3,285
Provision:                                            1,500         1,200           600
Charge-Offs:
   Mortgage                                               -           (64)       (1,204)
   Installment                                          (63)         (100)         (127)
   Commercial                                          (192)          (19)           (8)
   Home equity lines of credit                            -             -             -
   PHEAA                                                  -             -             -
   Municipal                                              -             -             -
   Credit cards                                          (2)            -             -
   Other                                                (91)          (88)            -
                                                  -------------------------------------
      Total charge-offs                                (348)         (271)       (1,339)
Recoveries:
   Mortgage                                               -             7             -
   Installment                                            5            10             3
   Commercial                                            30            13            45
   Home equity lines of credit                            -             -             -
   PHEAA                                                  -             -             -
   Municipal                                              -             -             -
   Credit cards                                           -             -             -
   Other                                                 18            11             -
                                                  -------------------------------------
      Total recoveries                                   53            41            48
                                                  -------------------------------------
   Net charge-offs                                     (295)         (230)       (1,291)
                                                  -------------------------------------
Allowance balance (at end of period)              $   4,769     $   3,564     $   2,594
                                                  =====================================
Allowance for loan losses as a percent of total
loans outstanding                                      1.01%         0.80%         0.59%

Net loans charged off as a percent of average
loans outstanding                                      0.06%         0.05%         0.30%

6 / IBT Bancorp, Inc., 2006 Annual Report

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


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

         Large groups of homogeneous loans, such as residential real estate, small commercial real estate loans and home equity and consumer loans are evaluated in the aggregate using historical loss factors and other data. The amount of loss reserve is calculated using historical loss rates, net of recoveries on a five year rolling weighted average, adjusted for environmental, and other qualitative factors such as industry, geographical, economic and political factors that can affect loss rates or loss measurements. Watch and classified loans are allocated additional reserves.

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

         Other Income: Total other income increased $714,000, or 10.8% to $7.3 million for the year ended December 31, 2006 from $6.6 million for the year ended December 31, 2005. Included in this change was an increase of $644,000 in investment security gains in fiscal 2006 over fiscal 2005, primarily resulting from the sale of adjustable rate preferred stocks, which had been written down to fair market value in 2004 due to an other-than-temporary decline in value.

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

         Other Expenses: Total other expenses increased $1.0 million, or 6.5% to $17.2 million for the year ended December 31, 2006 from $16.2 million for the year ended December 31, 2005. This increase was primarily due to pension and other employee benefit costs of $628,000 arising from increases in the costs of providing health and retirement benefits. Other expenses increased $208,000 primarily due to consulting fees paid by the Company of $91,000.

          Total other expenses increased $1.1 million, or 7.3% to $16.2 million for the year ended December 31, 2005 from

                                       IBT Bancorp, Inc., 2006 Annual Report / 7

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


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

         Income Taxes: Income tax expense decreased $723,000 to $2.0 million for the year ended December 31, 2006 compared to $2.8 million in 2005. This decrease was primarily due to the sale of preferred stocks which were written down, for financial reporting purposes, in 2004. The realized gain from the sale was not taxable which reduced the Company's effective tax rate for 2006 to 19.4% from 24.3% in 2005.

         Income tax expense of $2.8 million for the year ended December 31, 2005 remained relatively unchanged from 2004, however the effective tax rate for 2005 dropped to 24.3% from 31.7% reported for 2004.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds include savings, deposits, loan repayments and prepayments, cash from operations and borrowings from the Federal Home Loan Bank. The Company uses its capital resources principally to fund loan originations and purchases, to repay maturing borrowings, to purchase investments, and for short-term liquidity needs. The Company expects to be able to fund or refinance, on a timely basis, its commitments and long-term liabilities. As of December 31, 2006, the Company had commitments to extend credit of $85.4 million.

         The Company's liquid assets consist of cash and cash equivalents, which include short-term investments. The levels of these assets are dependent on the Company's operating, financing, and investment activities during any given period. At December 31, 2006, cash and cash equivalents totaled $20.0 million.

         Net cash from operating activities for 2006 totaled $9.9 million, as compared to net cash from operating activities of $12.1 million for 2005. The decrease in 2006 was primarily the result of a $124,000 decrease in net income, and a $807,000 decrease in other assets offset by a $300,000 increase in the provision for loan losses. Net cash from operating activities for 2005 totaled $12.1 million, as compared to net cash from operating activities of $11.3 million for 2004. The increase in 2005 was primarily the result of a $2.5 million increase in net income, a $600,000 increase in the provision for loan losses, and a $600,000 increase in other assets offset by a $2.4 million change in the write-down of equity securities.

         Net cash used by investing activities for 2006 totaled $51.0 million, as compared to cash used of $15.5 million for 2005 and $50.5 million for 2004. The increase of $35.5 million for 2006 is primarily due to increases in security purchases and loans made to customers of $13.2 million and $20.0 million, respectively. Net cash used by investing activities for 2005 totaled $15.5 million, as compared to cash used of $50.5 million for 2004. The decrease of $35.0 million for 2005 is primarily due to decreases in securities purchased and loans made to customers of $58.4 million and $15.1 million, respectively. These changes were offset by a decrease of $40.4 million in proceeds from the sales and maturities of securities.

         Net cash from financing activities for the year ended December 31, 2006 totaled $45.6 million, as compared to net cash from financing activities of $2.7 million for 2005. The change in 2006 was primarily due to an increase of net deposits of $57.7 million and repurchase agreements of $5.7 million offset by a decrease in federal funds purchased of $12.5 million. Net cash from financing activities for the year ended December 31, 2005 totaled $2.7 million, as compared to net cash from financing activities of $39.6 million for 2004. The change in 2005 was primarily due to decreases in net deposits and proceeds from FHLB advances of $39.8 million and $28.0 million, respectively, offset by an increase in Federal funds purchased of $20.4 million and a decrease of $9.4 million in repayments of FHLB advances.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the

8 / IBT Bancorp, Inc., 2006 Annual Report

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

         The table below sets forth certain information regarding the Company's contractual obligations. See Note 4, Note 7 and Note 10 to the consolidated financial statements

                                             Payments Due By Period
                              ----------------------------------------------------
                                         Less than    1 - 3      3 - 5   More than
Contractual Obligations         Total     1 year      years      years   5 years
----------------------------------------------------------------------------------
                                                 (In Thousands)
----------------------------------------------------------------------------------
Long-Term Debt Obligations    $ 72,410   $ 16,338   $ 23,072   $ 13,000   $ 20,000
Operating Lease Obligations        988        221        389        229        149
Certificates of Deposit        308,887    251,326     40,082      4,336     13,143


OFF-BALANCE SHEET ARRANGEMENTS

      In the normal course of business, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. At December 31, 2006 and 2005, the Company had commitments to extend credit in the amount of $85.4 million and $104.3 million, respectively. During the year ended December 31, 2006, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its consolidated financial condition, results of operations or cash flows.


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

                                       IBT Bancorp, Inc., 2006 Annual Report / 9

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


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

         The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing maturity, and the instruments' fair values at December 31, 2006. Market risk sensitive instruments are generally defined as those instruments that can be adversely impacted by changes in market interest rates. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, call dates and projected repayments of principal. For interest earning assets, no prepayments are assumed. Interest bearing liabilities, such as negotiable order of withdrawal ("NOW") accounts, money market accounts, and similar interest bearing demand accounts are subject to immediate withdrawal or repricing and are therefore presented in the earliest period in the table.

10 / IBT Bancorp, Inc., 2006 Annual Report

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


Expected Maturity/Principal Repayment at December 31,

                                                                                    Total     Carrying    Fair
                              2007       2008       2009       2010       2011    Thereafter   Value      Value
                            --------   --------   --------   --------   --------  ----------  --------   --------
                                                                (in thousands)
Interest-earning assets
-----------------------
Mortgage loans              $ 16,957   $ 14,182   $ 15,742   $ 15,437   $ 15,011   $190,201   $267,530   $270,433
Home equity loans,
    second mortgage
    loans, student loans,
    other loans               17,637     16,743     15,456     14,314     13,270     45,249    122,669    122,310

Commercial loans,
    municipal loans           14,482      8,967      4,858      2,639      2,793     48,804     82,543     83,914
Investment securities            740        361        545      3,356     14,074    202,173    221,249    221,249




Interest-bearing liabilities
----------------------------
NOW and other
    transaction accounts    $ 58,133   $      -   $      -   $      -   $      -   $      -   $ 58,133   $ 58,133
Money market and
    other savings
    accounts                 119,898          -          -          -          -          -    119,898    119,898
Certificates of deposit      251,327     27,128     12,954      2,561      1,775     13,142    308,887    317,666

Federal Home Loan
    Bank of Pittsburgh
    advance                   16,338      5,072     18,000       --       13,000     20,000     72,410     74,028


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


RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

         In 2006, the Financial Accounting Standards Board issued FASB No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB No. 133 and 140, FASB No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB No. 140, FASB No. 157 Fair Value Measurements, and FASB interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes. The Company does not believe these statements will have a material impact on the Bank or its operations.

                                      IBT Bancorp, Inc., 2006 Annual Report / 11

MANAGEMENT REPORT TO SHAREHOLDERS

         The consolidated financial statements presented are the responsibility of management and are prepared in accordance with generally accepted accounting principles (United States). The financial information contained elsewhere in the annual report is consistent with that in the consolidated financial statements. The financial statements necessarily include amounts that are based on management's best judgments and estimates. In the opinion of management the accounting practices utilized are appropriate in the circumstances and the financial statements fairly reflect the financial position and results of operation of the Company.

         IBT Bancorp, Inc. maintains a system of internal controls over financial reporting, which is designed to provide reasonable assurance to the Company's management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (United States). The Company assessed its internal control over financial reporting as of December 31, 2006, based on the criteria for effective internal control over financial reporting as described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon that assessment, the Company believes that, as of December 31, 2006, its system of internal controls over financial reporting met those criteria.

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



                 /s/Charles G. Urtin                     /s/Raymond G. Suchta

                 Charles G. Urtin                        Raymond G. Suchta
                 President &                             Chief Financial Officer
                 Chief Executive Officer

12 / IBT Bancorp, Inc., 2006 Annual Report

             Certified Public Accountants & Business Advisors
             -------------------------------------------------------------------
EDWARDS      500 Warner Centre, 332 Fifth Avenue, Pittsburgh, PA 15222
SAUER &      Phone: 412-281-9211  Fax: 412-281-2407   A Professional Corporation
OWENS, P.C.  www.esocpa.com



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


 To the Board of Directors
 IBT Bancorp, Inc.
 Irwin, Pennsylvania


We have audited the accompanying consolidated balance sheets of IBT Bancorp, Inc. (the Bancorp) and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006. Weoalso have audited management's assessment, included in the accompanying Management's Report to Shareholders, that IBT Bancorp, Inc. and subsidiary maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO). The Bancorp's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the Bancorp's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internaumcontrol over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBT Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended Deceoler 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management's assessment that IBT Bancorp, Inc. and subsidiary maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, IBT Bancorp, Inc. and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).


/s/Edwards Sauer & Owens, P.C.


Pittsburgh, Pennsylvania
February 21, 2007

        Consolidated Balance Sheets / IBT Bancorp, Inc. and Subsidiary


                                                                  December 31,
                                                         ------------------------------
                                                             2006             2005
                                                         -------------    -------------
 ASSETS
      Cash and due from banks                            $  19,317,614    $  15,063,970
      Interest-bearing deposits in banks                       637,034          435,970
      Certificate of deposit                                   100,000          100,000
      Securities available for sale                        221,249,369      195,993,449
      Federal Home Loan Bank stock, at cost                  5,196,800        5,469,600
      Loans, net of allowance for loan losses of
           $4,769,260 in 2006 and $3,563,501 in 2005       467,720,508      442,225,344
      Premises and equipment, net                            5,281,385        5,624,572
      Other assets                                          21,459,045       20,237,792
                                                         -------------    -------------

Total Assets                                             $ 740,961,755    $ 685,150,697
                                                         =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Deposits
           Non-interest bearing                          $  85,553,753    $  83,846,681
           Interest-bearing                                486,918,461      436,639,077
                                                         -------------    -------------
           Total deposits                                  572,472,214      520,485,758

      Federal funds purchased                                        -       12,468,000
      Repurchase agreements                                 27,416,559       18,442,703
      Accrued interest and other liabilities                 6,082,279        4,022,118
      FHLB advances                                         72,409,643       68,651,125
                                                         -------------    -------------

      Total liabilities                                    678,380,695      624,069,704

Stockholders' Equity
      Capital stock, par value $1.25,
           50,000,000 shares authorized,
           5,965,119 shares issued, 5,882,640 and
           5,910,910 shares outstanding
           at December 31, 2006 and 2005, respectively       7,456,399        3,779,749
      Surplus                                                        -        1,231,444
      Retained earnings                                     58,970,791       58,931,230
      Accumulated other comprehensive income                  (904,723)        (512,029)
                                                         -------------    -------------
                                                            65,522,467       63,430,394

      Less:  Treasury stock, at cost (82,479 shares in
           2006 and 68,344 in 2005)                         (2,941,407)      (2,349,401)
                                                         -------------    -------------
      Total stockholders' equity                            62,581,060       61,080,993
                                                         -------------    -------------

Total Liabilities and Stockholders' Equity               $ 740,961,755    $ 685,150,697
                                                         =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      IBT Bancorp, Inc., 2006 Annual Report / 13

      Consolidated Statements of Income / IBT Bancorp, Inc. and Subsidiary

                                                        Years Ended December 31,
                                              --------------------------------------------
                                                  2006            2005            2004
                                              ------------    ------------    ------------
Interest Income
        Loans, including fees                 $ 30,615,567    $ 27,272,969    $ 26,312,685
        Investment securities                    9,671,261       8,437,156       7,403,199
        Federal funds sold                         105,903          61,177           9,835
                                              ------------    ------------    ------------
        Total interest income                   40,392,731      35,771,302      33,725,719

Interest Expense
        Deposits                                13,520,225       9,996,792       8,703,234
        Federal funds purchased                    239,267         180,901          92,982
        FHLB advances                            3,332,565       2,939,435       2,858,623
        Repurchase agreements                    1,421,881         564,658         152,970
                                              ------------    ------------    ------------
        Total interest expense                  18,513,938      13,681,786      11,807,809
                                              ------------    ------------    ------------
Net Interest Income                             21,878,793      22,089,516      21,917,910
Provision for Loan Losses                        1,500,000       1,200,000         600,000
                                              ------------    ------------    ------------
Net Interest Income after Provision
for Loan Losses                                 20,378,793      20,889,516      21,317,910

Other Income (Losses)
        Service fees                             3,793,266       3,602,991       2,595,941
        Investment security gains                  900,922         274,267         383,290
        Investment security losses                (120,301)       (138,078)     (2,789,571)
        Increase in cash surrender value
          of life insurance                        473,201         456,042         466,923
        Debit card fees                            836,932         775,715         680,600
        Trust fees                                 465,608         455,051         340,492
        Other income                               999,734       1,209,163       1,011,967
                                              ------------    ------------    ------------
        Total other income                       7,349,362       6,635,151       2,689,642

Other Expenses
        Salaries                                 6,438,599       6,332,915       5,875,511
        Pension and other employee benefits      2,460,131       1,831,784       1,820,031
        Occupancy expense                        1,624,313       1,795,473       1,767,950
        Data processing expense                  1,113,992         992,005         916,939
        Advertising expense                        431,995         387,344         309,032
        Pennsylvania shares tax                    589,064         560,428         496,802
        Debit card expense                         562,721         479,346         383,023
        Other expenses                           4,016,211       3,807,688       3,525,401
                                              ------------    ------------    ------------
        Total other expenses                    17,237,026      16,186,983      15,094,689
                                              ------------    ------------    ------------

Income Before Income Taxes                      10,491,129      11,337,684       8,912,863

Provision for Income Taxes                       2,035,437       2,758,333       2,828,125
                                              ------------    ------------    ------------
Net income                                    $  8,455,692    $  8,579,351    $  6,084,738
                                              ============    ============    ============
Basic Earnings per Share                      $       1.43    $       1.45    $       1.02
                                              ============    ============    ============
Diluted Earnings per Share                    $       1.42    $       1.44    $       1.01
                                              ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

14 / IBT Bancorp, Inc., 2006 Annual Report


Consolidated Statements of Changes in Stockholders' Equity / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004

                                                                              Accumulated
                                                                                 Other
                                   Capital                     Retained     Comprehensive    Treasury
                                    Stock        Surplus       Earnings         Income        Stock            Total
                                ------------  ------------  -------------  -------------  -------------   --------------
   Balance at
   December 31, 2003            $ 3,779,749   $ 1,684,258   $ 54,451,662    $ 1,033,638   $ (1,343,266)   $ 59,606,041

   Comprehensive Income
     Net income                                                6,084,738                                     6,084,738
     Other comprehensive
       income, net of tax:
       Change in net
         unrealized holding
         gains on securities
         available for sale,
         net of deferred
         income tax benefit
         of ($688,712)                                                       (1,336,912)                    (1,336,912)

       Reclassification
         adjustment, net of
         deferred income tax
         of $776,858                                                          1,508,018                      1,508,018
                                                                                                           -----------
                                                                                                               171,106
                                                                                                           -----------
         Total Comprehensive
            Income                                                                                           6,255,844

   Cash dividends ($1.60)                                     (4,746,485)                                   (4,746,485)
   Stock options granted/vested                    59,141                                                       59,141
   Exercise of stock options                     (325,644)                                                    (325,644)
   Purchase of
     Treasury Stock                                                                         (1,006,135)     (1,006,135)
                                -----------   -----------   ------------   ------------   ------------    ------------
   Balance at
   December 31, 2004            $ 3,779,749   $ 1,417,755   $ 55,789,915    $ 1,204,744   $ (2,349,401)   $ 59,842,762


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      IBT Bancorp, Inc., 2006 Annual Report / 15


Consolidated Statements of Changes in Stockholders' Equity (Cont.) / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004

                                                                     Accumulated
                                                                        Other
                              Capital                   Retained    Comprehensive     Treasury
                               Stock       Surplus      Earnings        Income         Stock          Total
                            -----------  -----------  ------------  -------------  ------------    ------------
Balance at
December 31, 2004           $ 3,779,749  $ 1,417,755  $ 55,789,915  $   1,204,744  $ (2,349,401)   $ 59,842,762

Comprehensive Income
   Net income                                            8,579,351                                    8,579,351
   Other comprehensive
     income, net of tax:
     Change in net
       unrealized holding
       gains on securities
       available for sale,
       net of deferred
       income tax benefit
       of ($831,292)                                                   (1,613,684)                   (1,613,684)

     Reclassification
       adjustment, net of
       deferred income tax
       benefit of  ($53,107)                                             (103,089)                     (103,089)
                                                                                                   -------------
                                                                                                     (1,716,773)
                                                                                                   -------------
       Total Comprehensive
         Income                                                                                       6,862,578

Cash dividends ($1.84)                                  (5,438,036)                                  (5,438,036)
Stock options granted/
   vested                                     59,141                                                     59,141
Exercise of stock options                   (245,452)                                                  (245,452)
Purchase of
   Treasury Stock                                                                                             -
                            ------------ ------------ ------------- -------------- ------------- ---------------
Balance at
December 31, 2005           $ 3,779,749  $ 1,231,444  $ 58,931,230  $    (512,029) $ (2,349,401)   $ 61,080,993

              The accompanying notes are an integral part of these
                       consolidated financial statements.

16 / IBT Bancorp, Inc., 2006 Annual Report

Consolidated Statements of Changes in Stockholders' Equity (Cont.) / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004

                                                                      Accumulated
                                                                       Other
                             Capital                   Retained      Comprehensive  Treasury
                              Stock       Surplus      Earnings        Income        Stock              Total
                           -----------  -----------  ------------  --------------  -----------      ------------
Balance at
December 31, 2005          $ 3,779,749  $ 1,231,444  $ 58,931,230  $  (512,029) $  (2,349,401)      $ 61,080,993

Comprehensive Income
   Net income                                           8,455,692                                      8,455,692
   Other comprehensive
     income, net of tax:
     Change in net
       unrealized holding
       gains on securities
       available for sale,
       net of deferred
       income tax benefit
       of ($191,598)                                                  (371,925)                         (371,925)

     Reclassification
       adjustment, net of
       deferred income tax
       benefit of  ($20,518)                                           (39,828)                          (39,828)

     Reclassification
       adjustment, gain on
       sale of preferred
       stocks, no deferred
       income tax effect                                               840,967                           840,967
                                                                                                    -------------
                                                                                                         429,214
                                                                                                    -------------
       Total Comprehensive
         Income                                                                                        8,884,906

Cash dividends ($2.00)                                 (5,896,738)                                    (5,896,738)
Stock options granted/
   vested                                    39,808                                                       39,808
Exercise of stock options                  (134,525)                                                    (134,525)
Purchase of Treasury Stock                                                           (667,100)          (667,100)
Sale of Treasury Stock                       20,530                                    75,094             95,624
Two-for-one stock split
       effective in the form
       of a 100% stock
       dividend              3,676,650   (1,157,257)   (2,519,393)                                             -

Adjustment to initially apply
       FASB Statement
       No. 158, net of
       deferred income tax
       benefit of ($423,407)                                          (821,908)                         (821,908)
                           -----------  ----------   ------------  -----------   ------------       ------------
Balance at
December 31, 2006          $ 7,456,399  $        -   $ 58,970,791  $  (904,723)  $ (2,941,407)      $ 62,581,060
                           ===========  ==========   ============  ===========   ============       ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      IBT Bancorp, Inc., 2006 Annual Report / 17

   Consolidated Statements of Cash Flows / IBT Bancorp, Inc. and Subsidiary

                                                                              Years Ended December 31,
                                                                  -----------------------------------------------
                                                                       2006             2005             2004
                                                                  -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                  $   8,455,692    $   8,579,351    $   6,084,738
      Adjustments to reconcile net cash
      from operating activities:
      Depreciation                                                      768,651          994,839        1,009,989
      Increase in cash surrender value of insurance                    (473,201)        (456,042)        (466,923)
      Net amortization/accretion of
        premiums and discounts                                          390,380          810,975        1,046,467
      Net investment security gains                                    (780,621)        (136,189)         (19,896)
      Loss on write-down of equity securities                                 -                -        2,426,177
      Provision for loan losses                                       1,500,000        1,200,000          600,000
      Stock options granted/vested                                       39,808           59,141           59,141
      Increase (decrease) in cash due to
      changes in assets and liabilities:
        Other assets                                                 (1,582,595)         775,593          223,003
        Accrued interest and other liabilities                        1,536,916          267,918          339,288
                                                                  -------------    -------------    -------------

      Net Cash From Operating Activities                              9,855,030       12,095,586       11,301,984

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of certificate of deposit                               (100,000)        (100,000)        (100,000)
      Proceeds from maturity of certificate of deposit                  100,000          100,000          100,000
      Proceeds from sales of securities available for sale           24,614,156        9,728,425       61,556,451
      Proceeds from maturities of securities available for sale      17,820,881       35,093,279       23,575,354
      Purchase of securities available for sale                     (66,359,153)     (53,165,621)    (111,626,403)
      Net loans made to customers                                   (26,971,633)      (6,989,448)     (22,118,272)
      Purchases of premises and equipment                              (425,464)        (387,131)        (773,520)
      Proceeds from the sale Federal Home Loan Bank stock             5,283,500        6,183,500        3,763,900
      Purchase of Federal Home Loan Bank stock                       (5,010,700)      (5,970,400)      (4,906,100)
                                                                  -------------    -------------    -------------

      Net Cash Used By Investing Activities                         (51,048,413)     (15,507,396)     (50,528,590)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in deposits                            51,986,456       (5,731,190)      34,059,419
      Net increase in securities sold under
        agreements to repurchase                                      8,973,856        3,285,446        2,546,380
      Net (decrease) increase in federal funds purchased            (12,468,000)      12,468,000       (7,900,000)
      Dividends                                                      (5,896,738)      (5,438,036)      (4,746,485)
      Proceeds from FHLB advances                                    80,039,000                -       28,000,000
      Repayment of FHLB advances                                    (76,280,482)      (1,614,189)     (11,042,453)
      Exercised stock options                                          (134,525)        (245,452)        (325,644)
      Purchase of treasury stock                                       (667,100)               -       (1,006,135)
      Sale of treasury stock                                             95,624                -                -
                                                                  -------------    -------------    -------------

      Net Cash From Financing Activities                             45,648,091        2,724,579       39,585,082
                                                                  -------------    -------------    -------------

Net Change in Cash and Cash Equivalents                               4,454,708         (687,231)         358,476

Cash and Cash Equivalents at Beginning of Year                       15,499,940       16,187,171       15,828,695
                                                                  -------------    -------------    -------------

Cash and Cash Equivalents at End of Year                          $  19,954,648    $  15,499,940    $  16,187,171
                                                                  =============    =============    =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

18 / IBT Bancorp, Inc., 2006 Annual Report

Consolidated Statements of Cash Flows (Cont.) / IBT Bancorp, Inc. and Subsidiary

                                                                          Years Ended December 31,
                                                                 --------------------------------------------
                                                                     2006            2005           2004
                                                                 ------------    ------------    ------------
SUPPLEMENTAL DISCLOSURES

       Cash payments for:
           Interest                                              $ 17,236,256    $ 13,625,849    $ 11,446,837

           Income taxes                                          $  2,466,000    $  3,182,617    $  2,634,965


NON CASH TRANSACTIONS

       Net recorded unrealized (losses) gains on
           securities available for sale                         $   (116,965)   $ (1,058,528)   $  1,825,368
           at December 31

       Deferred (benefit) income taxes on recorded
           unrealized (losses) gains on securities
           available for sale at December 31                     $    (34,151)   $   (546,500)   $    620,625

       Loans transferred to foreclosed real
           estate during the year                                $     88,849    $    112,380    $  1,557,735

       Recorded nonmonetary gain (loss) on
           securities available for sale
           at December 31                                        $          -    $     81,111    $ (2,426,177)

       Recorded liability for accrued pension cost               $  1,245,315    $          -    $          -
           and reduction of prepaid pension

       Deferred income tax benefit on accrued
           pension liability                                     $    423,407    $          -    $          -

       Two-for-one stock split in the form of a stock dividend
           Capital stock                                         $  3,676,650    $          -    $          -
           Surplus                                               $ (1,157,257)   $          -    $          -
           Retained earnings                                     $ (2,519,393)   $          -    $          -


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                      IBT Bancorp, Inc., 2006 Annual Report / 19

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: IBT Bancorp, Inc. (the Bancorp), is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Irwin Bank & Trust Company (the Bank). The Bank is a full service state chartered commercial banking institution and provides a variety of financial services to individuals and corporate customers through its six branch offices, two loan centers, a trust division, three supermarket branches and main office located in Southwestern Pennsylvania. The Bank's primary deposit products are non-interest and interest-bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single-family and multi-family residential loans, installment loans and commercial loans.

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

Advertising Costs: Advertising costs are expensed as incurred. Advertising expense totaled $431,995 for 2006, $387,344 for 2005 and $309,032 for 2004.

Loans and Allowance for Loan Losses: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

20 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


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

Earnings per Share: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. The weighted average shares outstanding, given retroactive effect of the stock dividend described in Note 21, was 5,895,919, 5,910,910 and 5,932,818 for the years ended December 31,
2006, 2005 and 2004, respectively.

                                      IBT Bancorp, Inc., 2006 Annual Report / 21

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004

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

NOTE 2 -- INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

                                                                 December 31, 2006
                                           --------------------------------------------------------------
                                                               Gross          Gross
                                             Amortized       Unrealized     Unrealized         Market
                                                Cost           Gains          Losses           Value
                                           --------------   ------------   -------------   --------------
Obligations of
  U.S. Government Agencies                 $  95,578,239    $   426,951    $   (680,000)   $  95,325,190
Obligations of State and
  political sub-divisions                     63,316,546      1,348,184         (67,095)      64,597,635
Mortgage-backed securities                    62,174,784         70,967      (1,199,447)      61,046,304
Other securities                                  46,545              -              (3)          46,542
Equity securities                                250,220          1,167         (17,689)         233,698
                                           --------------   ------------   -------------   --------------

                                           $ 221,366,334    $ 1,847,269    $ (1,964,234)   $ 221,249,369
                                           ==============   ============   =============   ==============

                                                                 December 31, 2005
                                           --------------------------------------------------------------
                                                               Gross          Gross
                                             Amortized       Unrealized     Unrealized         Market
                                                Cost           Gains          Losses           Value
                                           --------------   ------------   -------------   --------------
Obligations of
  U.S. Government Agencies                 $  80,139,533    $    35,630    $ (1,301,245)   $  78,873,918
Obligations of State and
  political sub-divisions                     53,723,194      1,356,363        (271,660)      54,807,897
Mortgage-backed securities                    55,228,872        114,890      (1,516,289)      53,827,473
Other securities                                 195,589              -              (2)         195,587
Equity securities                              7,764,789        557,507         (33,722)       8,288,574
                                           --------------   ------------   -------------   --------------

                                           $ 197,051,977    $ 2,064,390    $ (3,122,918)   $ 195,993,449
                                           ==============   ============   =============   ==============

22 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Gross realized gains and losses on calls and sales of available-for-sale securities were:

                                                           Years Ended December 31,
                                                     ------------------------------------
                                                        2006         2005         2004
                                                     ----------   ----------   ----------
Gross realized gains:
  Obligations of U.S. Government Agencies            $   18,400   $        -   $  204,102
  Obligations of state and political sub-divisions        9,478      153,523       91,855
  Mortgage-backed securities                             32,077            -            -
  Equity securities                                     840,967      120,744       87,333
                                                     ----------   ----------   ----------

                                                     $  900,922   $  274,267   $  383,290
                                                     ==========   ==========   ==========

Gross realized losses:
  Obligations of U.S. Government Agencies            $  107,100   $   45,679   $  363,394
  Obligations of state and political sub-divisions          302            -            -
  Mortgage-backed securities                             12,899       92,399            -
  Equity securities                                           -            -    2,426,177
                                                     ----------   ----------   ----------
                                                     $  120,301   $  138,078   $2,789,571
                                                     ==========   ==========   ==========

In 2004, the Company recorded a $2,426,177 non-cash write-down of certain agency preferred stocks due to an impairment in value that was determined to be other than temporary.

The amortized cost and estimated market value of the investment securities available for sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Amortized          Market
                                                              Cost             Value
                                                          -------------    -------------
Due in one year or less                                   $     736,402    $     740,261
Due after one year through five years                        18,615,189       18,336,200
Due after five years through ten years                       94,963,322       95,075,215
Due after ten years, includes equity securities             107,051,421      107,097,693
                                                          -------------    -------------

                                                          $ 221,366,334    $ 221,249,369
                                                          =============    =============

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Bank is required to maintain a minimum amount of FHLB stock. The minimum amount is calculated based on level of assets, residential real estate loans and outstanding FHLB advances. The Bank held $5,196,800 and $5,469,600 of FHLB stock at December 31, 2006 and 2005, respectively.

                                      IBT Bancorp, Inc., 2006 Annual Report / 23

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)

Temporarily impaired investments consist of the following:

                                                                December 31, 2006
                               -----------------------------------------------------------------------------------------
                                   Less Than 12 Months          12 Months or Longer                  Total
                               ---------------------------  -----------------------------    ---------------------------
                                  Market        Unrealized      Market        Unrealized       Market        Unrealized
                                  Value           Losses        Value           Losses         Value           Losses
                               ------------     ----------  --------------   ------------   -------------   ------------
Obligations of U.S.
    Government Agencies        $ 10,578,040     $  (23,375) $   60,393,240   $   (656,625)  $  70,971,280   $   (680,000)
Mortgage-backed securities       11,864,259        (63,493)     40,001,238     (1,135,954)     51,865,497     (1,199,447)
Obligations of state and
    political sub-divisions       3,568,589        (35,791)      4,253,633        (31,304)      7,822,222        (67,095)
Other investments                    41,130           (676)        136,040        (17,016)        177,170        (17,692)
                               ------------     ----------  --------------   ------------   -------------   ------------
    Total temporarily
         impaired securities   $ 26,052,018     $ (123,335) $  104,784,151   $ (1,840,899)  $ 130,836,169   $ (1,964,234)
                               ============     ==========  ==============   ============   =============   ============

Investments are reviewed for declines in value on a quarterly basis. At December 31, 2006, no investment was recognized as having an other-than-temporary impairment. The unrealized loss on debt securities is attributable to changes in interest rates. The unrealized loss on the equity securities are attributed to temporary declines in market value.

NOTE 3 -- LOANS

Major classifications of loans are as follows:

                                                         December 31,
                                                 ---------------------------
                                                     2006           2005
                                                 ------------   ------------

Mortgage                                         $267,530,358   $252,699,327
Home equity credit                                 16,597,644     19,684,198
Installment                                        99,044,497     93,428,367
Commercial                                         74,167,612     63,508,313
PHEAA                                               6,471,077      6,780,415
Municipal                                           8,374,801      9,148,382
Credit cards                                           99,789         61,868
Other                                                 456,127        744,087
                                                 ------------   ------------
                                                  472,741,905    446,054,957
Less:
Allowance for loan losses                           4,769,260      3,563,501
Deferred loan fees                                    252,137        266,112
                                                 ------------   ------------

                                                 $467,720,508   $442,225,344
                                                 ============   ============

24 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 3 -- LOANS (CONTINUED)

The aggregate amount of demand deposit accounts with overdrawn balances that were reclassified as loan balances at December 31, 2006 and 2005 amounted to $406,672 and $607,114, respectively and are included in other loans.


The total recorded investment in impaired loans amounted to $1,058,657 at December 31, 2006 and $1,484,017 at December 31, 2005. The allowance for loan losses related to impaired loans amounted to $367,294 and $522,857 at December 31, 2006 and 2005, respectively.

Changes in the allowance for loan losses were as follows:

                                           Years Ended December 31,
                                  -----------------------------------------
                                     2006           2005           2004
                                  -----------    -----------    -----------

Balance, beginning of year        $ 3,563,501    $ 2,593,642    $ 3,284,830
  Provision charged to operations   1,500,000      1,200,000        600,000
  Loans charged off                  (347,467)      (271,238)    (1,338,749)
  Recoveries                           53,226         41,097         47,561
                                  -----------    -----------    -----------

Balance, end of year              $ 4,769,260    $ 3,563,501    $ 2,593,642
                                  ===========    ===========    ===========


NOTE 4 -- PREMISES AND EQUIPMENT

Premises and equipment which are stated at cost are as follows:

                                        December 31,
                                  -------------------------
                                      2006          2005
                                  -----------   -----------
Land                              $   921,559   $   921,559
Buildings and improvements          5,992,449     5,950,036
Furniture and equipment             8,088,429     7,744,717
                                  -----------   -----------
                                   15,002,437    14,616,312
Less:  Accumulated depreciation     9,721,052     8,991,740
                                  -----------   -----------

                                  $ 5,281,385   $ 5,624,572
                                  ===========   ===========


Depreciation  expense was $768,651 in 2006,  $994,839 in 2005 and  $1,009,989 in
2004.

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

                                      IBT Bancorp, Inc., 2006 Annual Report / 25

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 4 -- PREMISES AND EQUIPMENT (CONTINUED)

The following is a summary of the future minimum lease payments under these operating leases:

For the year ended December 31,
                                        2007                           $ 220,594
                                        2008                             201,971
                                        2009                             186,719
                                        2010                             131,100
                                        2011                              98,677
                                        2012 and thereafter              149,007
                                                                       ---------

                                                                       $ 988,068
                                                                       =========

Rental expense under these operating leases was $238,915, $247,327 and $250,464 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 5 -- JOINT VENTURE

The Bancorp has an 85% limited partnership interest in T.A. of Irwin, L.P. This partnership provides title insurance to the general public. The Bancorp uses the equity method to account for its investment in the partnership. As of December 31, 2006 and 2005, the partnership is reflected in the other assets section of the balance sheet at $26,713 and $31,772, respectively.

NOTE 6 -- BANK OWNED LIFE INSURANCE

In 2001, the Bank purchased single premium life insurance policies on officers of the Bank at a cost of $10,000,000. At December 31, 2006 and 2005, the cash surrender value of these policies was $12,381,754 and $11,930,700, respectively, and is included in the other assets section of the balance sheet. The increase in cash surrender value of these policies is recorded as other income.

NOTE 7 -- DEPOSITS

Time deposits maturing in years ending December 31, as of December 31, 2006 are summarized as follows:
                                        2007                       $ 251,326,533
                                        2008                          27,128,089
                                        2009                          12,954,307
                                        2010                           2,560,875
                                        2011                           1,774,540
                                        2012 and thereafter           13,142,665
                                                                   -------------

                                                                   $ 308,887,009
                                                                   =============

The Bank held related party deposits of approximately $3,817,000 and $3,976,000 at December 31, 2006 and 2005, respectively.

The Bank held time deposits of $100,000 or more of $93,876,778 and $64,684,980 at December 31, 2006 and 2005, respectively.

26 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 8 -- REPURCHASE AGREEMENTS

The Bank offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $27,416,559 and $18,442,703 at December 31, 2006 and 2005, respectively.

NOTE 9 -- PLEDGED ASSETS

At December 31, 2006 and 2005, U.S. Government Agency obligations and obligations of state and politcal sub-divisions carried at approximately $62,695,000 and $40,865,000 respectively, were pledged to qualify for fiduciary powers, to secure public monies and for other purposes required or permitted by law. At December 31, 2006 and 2005, the carrying amount of securities pledged to secure repurchase agreements was approximately $52,920,000 and $30,917,000 respectively.

NOTE 10 -- FHLB ADVANCES

At December 31, 2006 and 2005, the Bank had the following advances from the Federal Home Loan Bank (FHLB).

       2006           2005             Interest Rate               Maturity Date
  -------------  --------------  ---------------------------    ----------------------
  $          -    $   1,250,000          2.54% Fixed               February 21, 2006
             -        1,250,000          2.83% Fixed                August 21, 2006
     2,000,000                -          5.20% Fixed                 March 7, 2007
     2,000,000                -          5.20% Fixed                 June 7, 2007
     4,920,000                -       5.43% Variable LOC             July 27, 2007
       575,070        1,416,489     2.99% Amortizing-Fixed          August 20, 2007
     2,000,000        2,000,000          3.67% Fixed               September 5, 2007
     4,000,000                -          5.215% Fixed              September 7, 2007
       914,573        1,734,636     2.79% Amortizing-Fixed         January 28, 2008
     5,000,000        5,000,000       5.63% Fixed to Float           July 21, 2008
             -        5,000,000       4.86% Fixed to Float         October 23, 2008
     8,000,000        8,000,000    3.48% Fixed w/Strike Rate       January 20, 2009
    10,000,000       10,000,000    4.06% Fixed w/Strike Rate         July 22, 2009
     4,000,000        4,000,000    5.18% Fixed w/Strike Rate      February 23, 2011
     4,000,000        4,000,000      4.98% Fixed to Float            March 23, 2011
     5,000,000        5,000,000   4.947% Fixed w/Strike Rate         August 29, 2011
     5,000,000        5,000,000    4.6% Fixed w/Strike Rate        January 30, 2012
     5,000,000        5,000,000    3.51% Fixed w/Strike Rate       January 28, 2013
     5,000,000        5,000,000    3.47% Fixed w/Strike Rate         March 18, 2013
     5,000,000        5,000,000    4.05% Fixed to Float              August 20, 2014
  -------------   -------------
  $ 72,409,643    $  68,651,125
  =============   =============

Interest only is payable until maturity on all FHLB advances except for the FHLB advances with maturity dates of August 20, 2007 and January 28, 2008, which require monthly payments of interest and principal. Collateral for all advances includes all qualifying mortgages.

                                      IBT Bancorp, Inc., 2006 Annual Report / 27

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 10 -- FHLB ADVANCES (CONTINUED)

The following is a summary of the principal payments due on FHLB amortizing advances at December 31, 2006.

      Original loan amount                            $          4,000,000    $         2,500,000
      Interest rate                                                  2.79%                  2.99%
      Monthly payment (includes interest)             $             71,502    $            72,692
      Number of payments                                                60                     36
      Maturity date                                       January 28, 2008        August 20, 2007

      Principal payments due December 31:     2007    $            843,237    $           575,070
                                              2008                  71,336                      -

                                                      ---------------------   --------------------
      Balance of loan at December 31, 2006            $            914,573    $           575,070
                                                      =====================   ====================

In 2006, the Bank renewed its line of credit with the FHLB in the amount of $30,000,000. The interest rate is variable and was 5.44% at December 31, 2006. The line of credit has an expiration date of May 11, 2007. There was no balance outstanding on the line of credit as of December 31, 2005. Also in 2006, the Bank secured an additional line of credit with the FHLB in the amount of $30,000,000. The interest rate is variable and was 5.43% at December 31, 2006. The line of credit has an expiration date of July 27, 2007. The outstanding balance on the line of credit as of December 31, 2006 is $4,920,000 and is included in FHLB advances on the consolidated balance sheet.

The Bank had maximum borrowing capacity with FHLB, including the line of credit, of approximately $313,018,000 and $301,914,000 at December 31, 2006 and 2005,
respectively.

NOTE 11 -- INCOME TAXES

The provision for income taxes consists of:

                                                Years Ended December 31,
                                       -----------------------------------------
                                          2006           2005           2004
                                       -----------    -----------    -----------

Currently payable                      $ 2,397,251    $ 3,086,159    $ 2,643,614
Deferred (benefit) tax                    (361,814)      (327,826)       184,511
                                       -----------    -----------    -----------

Total                                  $ 2,035,437    $ 2,758,333    $ 2,828,125
                                       ===========    ===========    ===========

The significant components of temporary differences for 2006, 2005 and 2004 are as follows:

                                                Years Ended December 31,
                                          -------------------------------------
                                               2006         2005         2004
                                          ----------    ----------    ---------

      Provision for loan losses           $ (409,958)   $ (329,752)   $ 153,231
      Depreciation                           (42,236)     (137,670)     (14,169)
      Pension                                 51,311       106,946       85,095
      Deferred loan fees                       4,752         8,533       15,825
      Other                                   34,317        24,117      (55,471)
                                          ----------    ----------    ---------

      Total                               $ (361,814)   $ (327,826)   $ 184,511
                                          ==========    ==========    =========

28 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 11 -- INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before income taxes is as follows:

                                                    Years Ended December 31,
                                               --------------------------------
                                                      % of Pretax Income
                                               --------------------------------
                                                 2006        2005        2004
                                                 ----        ----        ----

         Provision at statutory rate             34.0%       34.0%       34.0 %
         Effect of tax free income               (8.9)       (7.7)       (6.3)
         Other                                   (5.7)       (2.0)        4.0
                                                 ----        ----        ----

         Effective tax rate                      19.4%       24.3%       31.7 %
                                                 ====        ====        ====

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of December 31, 2005 and 2004 are as follows:

                                    2006                       2005
                            -------------------------  ------------------------
                                  Deferred Tax              Deferred Tax
                            -------------------------  ------------------------
                              Assets      Liabilities    Assets     Liabilities
                            -----------   -----------  -----------  -----------
Provision for loan losses   $ 1,621,548    $       -   $ 1,211,590   $       -
Depreciation                          -      124,000             -     166,238
Pension expense                       -      374,624             -     342,998
Other                           371,405       61,359       334,799           -
SFAS 115                         34,151            -       546,500           -
Unfunded pension cost           423,407            -             -           -
                            -----------    ---------   -----------   ---------

                            $ 2,450,511    $ 559,983   $ 2,092,889   $ 509,236
                            ===========    =========   ===========   =========

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


                                      IBT Bancorp, Inc., 2006 Annual Report / 29

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


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

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments were comprised of commitments to extend credit approximating $85,356,000 and $104,269,000 as of December 31, 2006 and 2005,
respectively, and approximate fair value.

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

NOTE 14 -- CONCENTRATION OF CREDIT

The Bank primarily grants loans to customers in Western Pennsylvania, and maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector. A substantial portion of the Bank's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Bank's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2006 and 2005, a significant portion of the Bank's "due from banks" and "federal funds sold" is maintained with two large financial institutions located in Southwestern Pennsylvania. The Bank maintains a cash balance and federal funds sold at financial institutions that exceed the $100,000 amount that is insured by the FDIC. Amounts in excess of insured limits, per the institutions' records, were approximately $4,680,000 and $2,200,000 at December 31, 2006 and 20, respectively.

30 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 15 -- EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

The Bank maintained one non-contributory defined benefit pension plan for its employees prior to 1995 (Plan #1). In 1995, various plan assumptions were changed which resulted in a reduction in benefits for older and long-standing employees. To compensate for this, a supplemental non-qualified plan was installed for those employees so affected (Plan #2). The Bank's funding policy is to contribute annually, an amount not to exceed that which can be deducted for federal income tax purposes for Plan #1. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Assets for the plans are primarily invested in U.S. Government obligations, corporate obligations, equity securities, and mutual funds whose valuations are subject to fluctuations of the securities' market.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158). The Bank adopted SFAS 158 prospectively on December 31, 2006. SFAS 158 requires that we recognize all obligations related to defined benefit pensions. This statement requires that the Bank quantify the plans' funding status as an asset or a liability on our consoldiated balance sheets.

SFAS 158 requires that the Bank measure the plans' assets and obligations that determine its funded status as of the end of the fiscal year. The Bank is also required to recognize as a component of other comprehensive income (OCI) the changes in funded status that occurred during the year that are not recognized as part of net periodic benefit cost as explained in SFAS No. 87, "Employers' Accounting for Pensions."

Based on the funded status of its defined benefit pension plans as of December 31, 2006, the Bank reported a reduction to our OCI of $821,908, an increase of $523,245 to accrued pension obligations, a decrease of $722,070 to its prepaid pension account and an increase of $423,407 to the deferred tax asset account.

The actuarial measurement period of October 15, through October 14, was used to determine the components of the net periodic pension cost and the financial disclosures for both plans. The actuarial measurement date of October 15 was used in determining the plans' liabilities and asset information. The following is a combined summary of the plans' components as of December 31, 2006, 2005 and 2004, even though the information has been compiled on the basis of the actuarial measurement period.

                                              2006           2005           2004
                                          -----------    -----------    -----------
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year   $ 4,455,987    $ 3,655,011    $ 3,331,356
Service cost                                  356,068        289,282        256,712
Interest cost                                 266,965        227,751        216,129
Actuarial loss due to settlements                   -              -          8,099
Benefits paid                                (123,622)       (73,069)      (350,346)
Other - net                                  (186,687)       357,012        193,061
                                          -----------    -----------    -----------
      Benefit obligation at end of year   $ 4,768,711    $ 4,455,987    $ 3,655,011
                                          ===========    ===========    ===========

                                      IBT Bancorp, Inc., 2006 Annual Report / 31

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)


                                                      2006           2005           2004
                                                  -----------    -----------    -----------
Change in Fair Value of Plan Assets:
Plan assets at estimated
  fair value at beginning of year                 $ 3,348,241    $ 2,783,121    $ 2,736,071
Actual return on plan assets, net of expenses         342,549        157,829        146,318
Plan settlements                                            -              -        (42,197)
Benefits paid                                        (123,622)       (73,069)      (350,346)
Employer contributions                                678,298        480,360        293,275
                                                  -----------    -----------    -----------
      Fair value of plan assets at end of year    $ 4,245,466    $ 3,348,241    $ 2,783,121
                                                  ===========    ===========    ===========

Funded status at end of year (1)                  $  (523,245)   $(1,107,746)   $  (871,890)
Unrecognized net loss from actuarial experience     1,388,289      1,706,791      1,352,122
Unrecognized prior service cost                      (128,914)      (147,176)      (165,438)
Unrecognized transition asset                         (14,060)       (17,917)       (21,774)
Effect of settlements                                       -              -         (5,989)
                                                  -----------    -----------    -----------
      Prepaid pension cost                        $   722,070    $   433,952    $   287,031
                                                  ===========    ===========    ===========

(1) After adoption of SFAS 158 on December 31, 2006, these amounts are recorded and this reconciliation is no longer required.

                                                       December 31,
                                        ----------------------------------------
Amounts recognized in the consolidated      2006           2005          2004
balance sheets consist of:              -----------    -----------   -----------

  Prepaid benefit cost                  $   485,057    $ 1,043,094   $   713,304
  Accrued benefit liability                (523,245)             -             -
  Accumulated OCI                          (821,908)             -             -
                                        -----------    -----------   -----------
                                        $  (860,096)   $ 1,043,094   $   713,304
                                        ===========    ===========   ===========


In the months of December 2006, 2005 an 2004, the Bank contributed $612,708, $678,298 and $480,360 respectively, to the plans subsequent to the actuarial measurement dates of October 15, 2006, 2005 and 2004. Because these employer contributions were paid after the actuarial measurement period ended, the Bank's prepaid pension cost at December 31, 2006, 2005 and 2004 was $485,057, $1,043,094 and $713,304, respectively.

32 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)

Amounts recognized in accumulated other comprehensive income consist of:

                                                     December 31,
                                     -------------------------------------------
                                         2006           2005            2004
                                     -----------    ------------    ------------

       Transition asset              $   (14,060)   $          -    $          -
       Prior service cost               (128,914)              -               -
       Net loss                        1,388,219               -               -
                                     -----------    ------------    ------------
                                     $ 1,245,245    $          -    $          -
                                     ===========    ============    ============

The accumulated benefit obligation and information for the pension plans consist of;

                                                    December 31,
                                        ------------------------------------
                                          2006         2005         2004
                                        ----------   ----------   ----------

       Projected benefit obligation     $4,768,711   $4,455,823   $3,655,011
       Accumulated benefit obligation   $3,622,820   $3,237,383   $2,675,106
       Fair value of plan assets        $4,245,466   $3,348,241   $2,783,121

The incremental effect of applying FASB statement No. 158 on individual line items in the consolidated balance sheet as of December 31, 2006, is as follows:

                                       Before                         After
                                   Application of                 Application of
                                    FASB No. 158     Adjustment    FASB No. 158
                                     ----------      ----------   -------------

       Prepaid pension cost          $1,207,127      $ (722,070)  $     485,057
       Deferred tax asset            $        -      $  423,407   $     423,407
       Accrued benefit liability     $        -      $ (523,245)  $    (523,245)
       Accumulated OCI               $        -      $  821,908   $     821,908


The prepaid pension cost and deferred tax asset are included in other assets on the consolidated balance sheets. The accrued benefit liability is included in accrued interest and other liabilities on the consolidated balance sheets.


                                      IBT Bancorp, Inc., 2006 Annual Report / 33

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)

Net periodic pension cost included the following
 components:
                                                 Years Ended December 31,
                                           -----------------------------------
Net Periodic Pension Cost                     2006         2005         2004
                                           ---------    ---------    ---------
   Service cost                            $ 356,068    $ 289,282    $ 256,712
   Interest cost                             266,965      227,751      216,129
   Expected return on plan assets           (270,003)    (219,638)    (206,976)
   Amortization of prior service cost        (18,262)     (18,262)     (18,262)
   Amortization of transition asset           (3,857)      (3,857)      (4,098)
   Recognized net actuarial loss              75,335       57,296       45,043
                                           ---------    ---------    ---------

   Net periodic pension cost               $ 406,246    $ 332,572    $ 288,548
                                           =========    =========    =========

The following is a summary of the estimated portion of the net periodic pension cost included in accumulated other comprehensive income that is expected to be recognized during the year ended December 31, 2007:


Service cost                                                     $   356,489
Interest cost                                                        285,737
Expected return on plan assets                                      (313,604)
Amortization of prior service cost                                   (18,262)
Amortization of transition asset                                      (3,857)
Recognized net actuarial loss                                         50,617
                                                                 -----------

Net periodic pension cost to be recognized                       $   357,120
                                                                 ===========


Weighted-average assumptions used to determine
both the benefit obligations and net periodic pension       Years Ended December 31,
costs were as follows:                               ------------------------------------------------
                                                         2006           2005                 2004
                                                     ------------      ------------      ------------
   Plan #1
      Discount rate                                      6.00%            6.00%               6.25%
      Expected long-term return on plan assets           7.00%            7.00%               7.00%
      Rate of compensation increase                  3.50% - 5.50%     3.50% - 5.50%     3.50% - 5.50%

   Plan #2
      Discount rate                                      7.00%            7.00%               7.00%
      Expected long-term return on plan assets           6.00%            6.00%               6.00%
      Rate of compensation increase                      3.50%            3.50%               3.50%

The interest rate assumption utilized for the plan valuation methods is 7%. The interest rate assumption is reasonable considering historical rates of return and the asset allocation mix of the plans.

34 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 15 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

Defined Benefit Plans (continued)

Pension plan weighted-average asset allocations           December 31,
  by investment category are as follows:           ------------------------
                                                    2006      2005    2004
                                                    ----      ----    ----

Cash and cash equivalents                            16%        6%      9%
Stocks                                               15%       18%     22%
Bonds                                                 5%        9%     12%
Mutual funds                                         33%       36%     33%
Government securities                                31%       31%     24%
                                                    ---       ---     ---

Total                                               100%      100%    100%
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

Other Employee Benefit Plans

The Bank also maintains non-qualified deferred compensation plans for certain directors, which are generally funded by life insurance. Prior to 2002, premiums on those policies were paid for by the Bank. In 2002, the Bank elected to pay those premiums with dividends accruing on the insurance policies. The present value of these benefits to be paid under the programs is being accrued over the estimated remaining service period of the participants. The liability for these future obligations was $616,930 and $602,118 at December 31, 2006 and 2005, respectively.

In addition, the Bank maintains a qualified 401(k) - deferred compensation plan for eligible employees. The plan is designed to provide a predetermined matching contribution by the Bank based on compensation deferrals by participants in the plan. The Bank contributions, including administrative fees, for 2006, 2005 and 2004 amounted to $88,196, $80,561 and $77,362, respectively.


NOTE 16 -- RELATED-PARTY TRANSACTIONS

At December 31, 2006 and 2005, certain officers and directors of the Bancorp and the Bank, and companies in which they have beneficial ownership, were indebted to the Bank in the aggregate amount of approximately $9,063,000 and $8,257,000, respectively. During 2006, new loans to such related parties were approximately $1,901,000 and repayments approximated $1,095,000.

                                      IBT Bancorp, Inc., 2006 Annual Report / 35

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


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

The estimated fair value of the Bancorp's financial instruments as of December 31, 2006 are as follows:

                                               Carrying          Fair
                                                Amount           Value
                                            -------------    -------------
Financial Assets:
      Cash and cash equivalents             $  19,954,648    $  19,954,648

      Certificate of deposit                $     100,000    $     100,000

      Investment securities                 $ 221,249,369    $ 221,249,369

      Federal Home Loan Bank stock          $   5,196,800    $   5,196,800

      Loans receivable                      $ 467,720,508    $ 471,887,819

Financial liabilities:
      Deposits                              $ 572,472,214    $ 581,250,829

      Short-term borrowings                 $  27,416,559    $  27,416,559

      FHLB advances                         $  72,409,643    $  74,028,364

The market values of investments, which are based upon quoted market prices, are contained in Note 2.

36 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 18 -- REGULATORY MATTERS

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Bancorp. The Pennsylvania Banking Code restricts the payment of dividends, generally to the extent of its retained earnings.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth below, of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subjected.

The Bank's actual capital ratios as of December 31, 2006 and 2005, the minimum ratios required for capital adequacy purposes, and the ratios required to be considered well capitalized under the Federal Deposit Insurance Corporation Improvement Act of 1991 provisions are as follows:

                                            December 31,                Minimum                Well
                                       ----------------------           Capital             Capitalized
                                         2006          2005           Requirements          Requirements
                                       --------      --------       ----------------     ------------------

Risk-based capital ratio                 14.6%         15.1%           8.0%               10.0% or higher
Leverage capital ratio                    8.5%          8.9%           3.0% to 4.0%       5.0% or higher
Tier 1 risk-based capital  ratio         13.8%         14.2%           4.0%               6.0% or higher

Included in cash and due from banks are required federal reserves of $7,945,000 and $7,450,000 at December 31, 2006 and 2005, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These reserves are held in the form of due from banks.


NOTE 19 -- STOCK OPTION PLAN

The Bancorp's Stock Option Plan authorizes the granting of stock options to directors and employees for up to 600,000 shares of common stock, given retroactive effect of the stock dividend described in Note 21. The stock option plan provides for a term of ten years, after which no awards can be made. Under the plan, the exercise price of each option equals the closing market price of the Bancorp's stock on the grant date, and an option's maximum term is ten years. Options constitute both incentive and non-incentive stock options and are generally granted annually in the month of May. Options granted to directors are vested immediately and are exercisable six months from the grant date and options granted to employees generally vest over three years.

                                      IBT Bancorp, Inc., 2006 Annual Report / 37

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

As of December 31, 2006, a total of 380,500 stock options have been granted, of which, 169,873 are vested and exercisable, 61,000 have not vested, 124,556 have been exercised and 25,071 have been forfeited.

A summary of the status of the Bank's stock option plan is presented below:

                                                                               December 31,
                                              ----------------------------------------------------------------------------------
                                                        2006                       2005                          2004
                                              --------------------------   ---------------------------   -----------------------
                                                             Weighted                     Weighted                     Weighted
                                                             Average                      Average                       Average
                                                             Exercise                     Exercise                     Exercise
                                                 Shares       Price          Shares        Price           Shares        Price
                                                 ------       -----          ------        -----           ------        -----

      Outstanding at beginning of year            174,542    $  15.43        204,178     $   15.57         236,108    $  15.47
      Granted                                      80,500    $  19.99              -             -               -          -
      Forfeitures                                  (6,668)   $  24.41              -             -         (10,068)   $  19.67
      Exercised                                   (17,500)   $  13.37        (29,636)    $   13.38         (21,862)   $  12.68
                                                 --------                   --------                      --------

      Outstanding at December 31,                 230,874    $  17.30        174,542     $   15.43         204,178    $  15.57
                                                 ========                   ========                      ========

      Exercisable at December 31,                 169,873    $  16.33        165,004     $   15.38         170,446    $  14.36
                                                 ========                   ========                      ========

The  options   outstanding   at  December  31,   2006,   2005  and  2004  had  a
weighted-average contractual maturity of 5.68 years, 5.74 years, and 6.68 years, respectively.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                 December 31,
                                      ---------------------------------------
                                      2006           2005           2004
                                      ----           ----           ----
      Dividend yield                  5.50%       None granted   None granted
      Expected life                   7 years
      Expected volatility             19.24%
      Risk-free interest rate         4.90%
      Weighted-average fair value    $2.45

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


38 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 19 -- STOCK OPTION PLAN (CONTINUED)

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each year.

                                                                          Years Ended December 31,
                                                                   ----------------------------------------
                                                                      2006            2005         2004
                                                                   -----------    -----------   -----------

Net income, as reported                                            $ 8,455,692    $ 8,579,351   $ 6,084,738
Add: Stock-based employee compensation expense
    included in reported net income, net of related tax effects         26,273         39,034        39,034
Deduct: Total stock-based employee compensation
    expense determined under fair value based method for
    all awards, net of related tax effects                                   -              -        85,525
                                                                   -----------    -----------   -----------

Pro-forma net income                                               $ 8,481,965    $ 8,618,385   $ 6,038,247
                                                                   ===========    ===========   ===========

Earnings per share:
      Basic-as reported                                            $      1.43    $       1.45  $      1.03
                                                                   ===========    ===========   ===========
      Basic-pro forma                                              $      1.44    $       1.46  $      1.02
                                                                   ===========    ===========   ===========

      Diluted-as reported                                          $      1.42    $       1.44  $      1.01
                                                                   ===========    ===========   ===========
      Diluted-pro forma                                            $      1.43    $       1.45  $      1.01
                                                                   ===========    ===========   ===========

Weighted-average number of shares outstanding, given retroactive effect of the stock dividend described in Note 21, assuming dilution of exercisable stock options using the treasury stock method was 5,937,894, 5,964,900, and 6,010,734 for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 20 -- TREASURY STOCK

In 2006 the Bancorp repurchased 16,385 shares of its stock for $667,100 and is being held as treasury stock. The Bancorp did not repurchase any shares of its own stock during 2005.

                                      IBT Bancorp, Inc., 2006 Annual Report / 39

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 21 -- CAPITAL STOCK

On October 17, 2006, the Bancorp declared a two-for-one stock split on the Bancorp's capital stock, which was effected in the form of a 100 percent stock dividend. One additional share will be issued for each share of capital stock held by shareholders of record as of the close of business on October 27, 2006. New shares were distributed on November 16, 2006. Par value will remain unchanged as $1.25. The number of shares issued on November 16, 2006, after giving effect to the split, was 5,965,119 (3,023,799 shares issued before the split).

NOTE 22 -- RECENT ACCOUNTING PRONOUNCEMENTS


In 2006, the FASB issued FASB No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB No. 133 and 140, FASB No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB No. 140, FASB No. 157, Fair Value Measurements, FASB No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB No. 87, 88, 106, and 132(R), and FASB interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes. The Bank was most impacted by FASB No. 158 which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. See Note 15 for impact of FASB 158 on Bancorp's consolidated balance sheets. Management does not believe that the other pronouncements will have a material impact on the Bancorp's operations.

40 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 23 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial information for IBT Bancorp, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is as follows:

BALANCE SHEETS

                                                                            December 31
                                                                     -------------------------
                                                                         2006          2005
                                                                     -----------   -----------
ASSETS
     Cash in bank                                                    $ 1,016,721   $   522,780
     Investment in subsidiary                                         61,110,750    60,002,071
     Securities available for sale                                       205,243       294,163
     Other assets                                                        248,346       261,979
                                                                     -----------   -----------

     Total Assets                                                    $62,581,060   $61,080,993
                                                                     ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                                     $         -   $         -

     Stockholders' Equity                                             62,581,060    61,080,993
                                                                     -----------   -----------

     Total Liabilities and Stockholders' Equity                      $62,581,060   $61,080,993
                                                                     ===========   ===========

STATEMENTS OF INCOME

                                                                Years Ended December 31,
                                                          ------------------------------------
                                                             2006         2005         2004
                                                          ----------   ----------   ----------
Income
     Dividends from subsidiary                            $7,100,000   $5,650,000   $5,900,000
     Other dividends                                          10,882       11,280       11,916
     Investment security gains                                     -      120,744       87,333
     Income from joint ventures                               19,026       34,804       55,139

Expenses
     Professional fees                                       118,074      105,943       97,126
     Miscellaneous                                           111,857       63,142       60,636
                                                          ----------   ----------   ----------
Income Before Income Taxes
     and Equity in Undistributed Earnings of Subsidiary    6,899,977    5,647,743    5,896,626

Equity in Undistributed
     Earnings of Subsidiary                                1,555,715    2,931,608      188,112
                                                          ----------   ----------   ----------

Net Income                                                $8,455,692   $8,579,351   $6,084,738
                                                          ==========   ==========   ==========

                                      IBT Bancorp, Inc., 2006 Annual Report / 41

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 23 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                 Years Ended December 31,
                                                        -----------------------------------------
                                                           2006           2005           2004
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income                                        $ 8,455,692    $ 8,579,351    $ 6,084,738
      Adjustments to reconcile net income to
         net cash provided by operating activities:
         Net undistributed earnings of joint ventures       (19,026)       (34,805)       (55,139)
         Investment security gains                                -       (120,744)       (87,333)
         Decrease in cash due to changes
             in assets and liabilities:
                Equity in undistributed earnings
                  of subsidiary                          (1,555,715)    (2,931,608)      (188,112)
                                                        -----------    -----------    -----------

Net Cash From Operating Activities                        6,880,951      5,492,194      5,754,154

CASH FLOWS FROM INVESTING ACTIVITIES

      Distributions from joint ventures                      24,085         23,116         56,365
      Proceeds from sale of securities
         available for sale                                 154,311        185,899        168,033
      Purchase of securities available for sale             (56,697)        (4,783)       (22,355)
                                                        -----------    -----------    -----------

Net Cash From Investing Activities                          121,699        204,232        202,043

CASH FLOWS FROM FINANCING ACTIVITIES

      Dividends paid                                     (5,896,738)    (5,438,036)    (4,746,485)
      Exercised stock options                               (40,495)             -              -
      Purchase of Treasury Stock                           (667,100)             -     (1,006,135)
      Sale of Treasury Stock                                 95,624              -              -
                                                        -----------    -----------    -----------

Net Cash Used by Financing Activities                    (6,508,709)    (5,438,036)    (5,752,620)
                                                        -----------    -----------    -----------

Net Change in Cash and Cash Equivalents                     493,941        258,390        203,577

Cash and Cash Equivalents at Beginning
      of Year                                               522,780        264,390         60,813
                                                        -----------    -----------    -----------

Cash and Cash Equivalents at End of Year                $ 1,016,721    $   522,780    $   264,390
                                                        ===========    ===========    ===========

42 / IBT Bancorp, Inc., 2006 Annual Report

Notes to Consolidated Financial Statements / IBT Bancorp, Inc. and Subsidiary

Years Ended December 31, 2006, 2005 and 2004


NOTE 23 -- CONDENSED CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA  (Unaudited)

                                         Quarters Ended 2006
                          -----------------------------------------------------
                            March 31      June 30    September 30   December 31
                          -----------   -----------  ------------   -----------

Interest income           $ 9,418,342   $ 9,871,783   $10,358,604   $10,744,002
Interest expense            4,010,646     4,392,961     4,853,163     5,257,168
                          -----------   -----------   -----------   -----------
Net interest income         5,407,696     5,478,822     5,505,441     5,486,834
Provision for loan
  losses                      300,000       550,000       350,000       300,000
Non-interest income         1,844,553     1,858,549     1,939,668     1,706,592
Non-interest expense        4,037,663     4,217,532     4,275,458     4,706,373
                          -----------   -----------   -----------   -----------
Income before income
  taxes                     2,914,586     2,569,839     2,819,651     2,187,053
Income tax expense            604,147       384,418       668,466       378,406
                          -----------   -----------   -----------   -----------

Net income                $ 2,310,439   $ 2,185,421   $ 2,151,185   $ 1,808,647
                          ===========   ===========   ===========   ===========

Net income per Share of
  Capital Stock           $      0.39   $      0.37   $      0.37   $      0.30
                          ===========   ===========   ===========   ===========


                                         Quarters Ended 2005
                          -----------------------------------------------------
                            March 31      June 30    September 30   December 31
                          -----------   -----------  ------------   -----------

Interest income           $ 8,738,031   $ 8,814,344   $ 9,016,445   $ 9,202,482
Interest expense            3,126,624     3,280,426     3,516,174     3,758,562
                          -----------   -----------   -----------   -----------
Net interest income         5,611,407     5,533,918     5,500,271     5,443,920
Provision for loan
  losses                      300,000       300,000       300,000       300,000
Non-interest income         1,624,670     1,777,621     1,638,471     1,594,390
Non-interest expense        3,710,161     4,064,011     4,134,575     4,278,237
                          -----------   -----------   -----------   -----------
Income before income
  taxes                     3,225,916     2,947,528     2,704,167     2,460,073
Income tax expense            901,770       621,685       665,927       568,951
                          -----------   -----------   -----------   -----------

Net income                $ 2,324,146   $ 2,325,843   $ 2,038,240   $ 1,891,122
                          ===========   ===========   ===========   ===========

Net income per Share of
  Capital Stock           $      0.39   $      0.39   $      0.35   $      0.32
                          ===========   ===========   ===========   ===========

                                      IBT Bancorp, Inc., 2006 Annual Report / 43

              IBT Bancorp, Inc., Corporate Profile

              IBT BANCORP, INC. CORPORATE PROFILE

IBT Bancorp, Inc. (the "Company"), a Pennsylvania corporation, is the bank holding company for Irwin Bank. Irwin Bank is the principal subsidiary of the Company.

Irwin Bank was incorporated in 1922 under the laws of Pennsylvania as a commercial bank. The Bank is headquartered in Irwin, Pennsylvania and conducts business through 6 full service branches, 3 supermarket branches, 2 loan offices, and a trust office in the Pennsylvania counties of Westmoreland and Allegheny. Irwin Bank is a diversified financial services institution providing a broad range of commercial and retail banking services, as well as trust services to consumers and businesses. Deposits in Irwin Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to applicable limits.


Stock Market Information

The Company's common stock is listed on the American Stock Exchange ("AMEX") under the symbol "IRW". As of March 1, 2007, IBT Bancorp, Inc. had approximately 1,428 shareholders of record and 5,965,119 shares of common stock outstanding. The number of stockholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms


                                  Price Range               Cash Dividends
                              High ($)       Low ($)     Declared Per Share ($)
2006
First Quarter                   20.62         18.62               0.25
Second Quarter                  20.35         18.92               0.25
Third Quarter                   22.12         20.05               0.25
Fourth Quarter                  21.82         20.31               0.25

2005
First Quarter                   24.15         21.88               0.23
Second Quarter                  22.75         18.50               0.23
Third Quarter                   22.30         20.25               0.23
Fourth Quarter                  23.15         20.25               0.23


44 / IBT Bancorp, Inc., 2006 Annual Report

              IBT Bancorp, Inc., Corporate Profile


The ability of the Company to pay dividends is dependent upon the ability of Irwin Bank to pay dividends to the Company. Because Irwin Bank is a depository institution insured by the FDIC it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC.

Additionally, Irwin Bank is also subject to certain federal and state banking regulations. Under Federal Reserve Policy, the Company is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to Irwin Bank and to commit resources to support Irwin Bank in circumstances where it might not do so absent such a policy. The policy could have the effect of reducing the amount of dividends declarable by the Company.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on the Common Stock with (a) the cumulative total shareholder return on stocks included in the Nasdaq Stock Market composit index and (b) the cumulative total shareholder return on stocks included in the Nasdaq Bank index, as prepared by SNL Financial LC. All three investment comparisons assume the investment of $100 as of December 31, 2001 and the reinvestment of dividends. The graph provides comparisons at December 31, 2001 and each fiscal year through December 31, 2006.

[Line graph appears here showing 5-year cumulative total return on $100 invested in the Common Stock compared to cumulative total returns on $100 invested in the Nasdaq Bank Index and Nasdaq Index, respectively. Line graph starts at December 31, 2001 and shows the cumulative total returns at December 31, 2002, 2003, 2004, 2005 and 2006. Plot points are shown below]

------------------------------------------------------------------------------------------------------
                                                   Period Ending
                   -----------------------------------------------------------------------------------
Index               12/31/01      12/31/02       12/31/03      12/31/04       12/31/05       12/31/06
------------------------------------------------------------------------------------------------------
IBT Bancorp, Inc.     100.00        135.91         218.73        182.99         161.08         175.16
NASDAQ Composite      100.00         68.76         103.67        113.16         115.57         127.58
NASDAQ Bank           100.00        106.95         142.29        161.73         158.61         180.53
------------------------------------------------------------------------------------------------------


There can be no assurance that the Company's future stock performance will be the same or similar to the historical performance shown in the above graph. The Company neither makes nor endorses any predictions as to stock performance.

                                      IBT Bancorp, Inc., 2006 Annual Report / 45

              IBT Bancorp, Inc., Corporate Profile


Annual Shareholders Meeting

The annual meeting of shareholders of IBT Bancorp, Inc., will be held on Tuesday April 17, 2007 at 2:00 PM local time, at the Irwin Masonic Hall, located at 417 Main Street, Irwin Pennsylvania 15642.


Form 10-K

The Annual Report for the year ended December 31, 2006 filed with the Securities and Exchange Commission on Form 10-K, is available without charge upon written request. For a copy of the Form 10-K please contact: Raymond G. Suchta, Senior Vice President and Chief Financial Officer, IBT Bancorp, Inc., 309 Main Street, Irwin, PA 15642.


Transfer Agent                                      Independent Auditors
Registrar and Transfer Company                      Edwards Sauer & Owens, P.C.
Investor Relations                                  500 Warner Centre
10 Commerce Drive                                   Pittsburgh, PA 15222
Cranford, New Jersey 07016-3572
1-800-368-5948


Special Counsel
Malizia Spidi & Fisch, PC
901 New York Avenue, NW
Suite 210 East
Washington, D.C. 20001


46 / IBT Bancorp, Inc., 2006 Annual Report

[THE FOLLOWING DIRECTORS' PICTURES WERE OMITTED]

BOARD OF DIRECTORS
Left to right:
John N. Brenzia
Director

Thomas E. Deger
Director

Charles G. Hergenroeder
Director


Left to right:
Richard J. Hoffman
Director

Robert Rebich, Jr.
Chairman

Richard L. Ryan
Director


Left to right:
Dr. Grant J. Shevchik
Director

Charles G. Urtin
President/CEO

Robert C. Whisner
Director

(Not pictured, Directors Emeritus)
Thomas Beter, William D. Fawcett, Sr., J. Curt Gardner, Edwin A. Paulone, Vincent V. Rodger

[PICTURES OF THE FOLLOWING PERSONS OMITTED]

EMPLOYEE MILESTONES, PROMOTIONS & NEW HIRES
Left to right:
Steven D. Landis
Assistant Vice President
Special Assets
Promoted: April 2006

Linda D. Shaner
Vice President/Commercial Lending
Promoted: April, 2006

Alan V. DeMarchi
Vice President
Loan Administration Manager
Hired: March 6, 2006

Without the hard work and dedication of its employees, Irwin Bank's success would not be possible. Irwin Bank holds an Employee Service Award Dinner annually to award and recognize the many years of service of its Directors, Officers and Employees. In 2006 Sandra L. Hayden was recognized for her 25 years of service and Elizabeth A. Caruthers and Sheli L. Fyock were recognized for their 20 years of service. Nancy J. McCullough and Beverly A. Hahn both announced their retirements at this year's Awards Dinner after serving 46 years and 42 years respectively. We are proud to honor these employees for their many years of dedicated service to Irwin Bank. We are also pleased to recognize our officers who achieved higher rank and those who joined Irwin Bank during the year 2006.


Irwin Bank Locations

BRANCH OFFICERS                 IN STORE LOCATIONS              LOAN CENTER LOCATIONS
GREENSBURG (Triangle Dr.)       FORT ALLEN                      MAIN OFFICE LOAN CENTER
4 Triangle Drive                Inside Hempfield Shop N'Save    319 Main Street
Greensburg, PA 15601            4589 Route 136                  Irwin, PA 15642
724-837-5000                    Greensburg, PA 15601            224-863-3100
                                724-853-8540
GREENSBURG (PA Commons)                                         MT. PLEASANT LOAN CENTER
20 N. Pennsylvania Avenue       PENN CROSSING                   445 West Main Street
Greensburg, PA 15601venue       Inside Giant Eagle              Mt. Pleasant, PA 15666
724-837-5000                    2000 Penny Lane                 724-547-2255
                                Jeannette, PA 15644
MONROEVILLE                     724-744-6111
Haymaker Village
4580 Broadway Blvd.             OAK PARK MALL
Monroeville, PA 15146           Inside Giant Eagle
412-858-4450                    2001 Lincoln Way
                                White Oak, PA 15131
PENN TOWNSHIP                   412-664-0984
4021 Route 130
Irwin, PA 15642
724-744-2176

IRWIN ROUTE 30
9350 Route 30
Irwin, PA 15642
724-863-2510

WHITE OAK
Oak Park Mall
2003 Lincoln Way
White Oak, PA 15131
412-678-3000


                    MAIN OFFICE
                    309 Main Street
[LOGO]              Irwin, PA 15642
IB                  724-863-3100
Irwin
Bank                TRUST DIVISION
                    Suite 204
                    20 N. Pennsylavnia Avenue
                    Greensburg, PA 15601
                    724-836-2010                             www.myirwinbank.com
